                        WESTERN INTERSTATE BANCORP
                          18302 IRVINE BOULEVARD
                                SUITE 300
                         TUSTIN, CALIFORNIA 92780

                                                                 July 28, 1997

TO THE SHAREHOLDERS OF
WESTERN INTERSTATE BANCORP:

   You are cordially invited to attend a Special Meeting of Shareholders (the "WIB Meeting") of Western Interstate Bancorp ("WIB") to be held on August 27, 1997 at 12:00 noon (Tustin, California time) at the offices of Citizens Thrift & Loan Association, 18302 Irvine Boulevard, Suite 300, Tustin, California 92780.

     At the WIB Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 19, 1997, as amended, by and among WIB, FIRSTPLUS Financial Group, Inc., formerly known as RAC Financial Group, Inc. ("FPFG"), and Western Interstate Acquisition, Inc. ("WIA"), a direct wholly owned subsidiary of FPFG, pursuant to which WIA will be merged with and into WIB, with WIB becoming a direct wholly owned subsidiary of FPFG (the "Merger"). A copy of the Merger Agreement is attached to the accompanying Proxy Statement/Prospectus as Appendix A.

     At the effective time of the Merger (the "Effective Time"), each share of common stock, no par value, of WIB (the "WIB Common Shares"), other than shares held by WIB dissenting shareholders, will be converted into the right to receive such fraction of a share of voting common stock, $.01 par value, of FPFG (the "FPFG Common Stock") as is equal to (i) the "FPFG Share Number" divided by (ii)(A) the number of WIB Common Shares outstanding as of the Effective Time plus (B) the number of WIB Common Shares issuable upon exercise of all outstanding stock options of WIB as of the Effective Time (the "Conversion Ratio"). No scrip or fractional shares of FPFG Common Stock will be issued in the Merger, but rather the total number of shares to be received by each WIB shareholder will be rounded up to the next whole number of shares.

     The Merger Agreement contains a collar mechanism based upon the FMV of the FPFG Common Stock. Under this collar mechanism, each WIB Common Share, other than shares held by dissenting shareholders, will be converted into not less than .4720 shares of FPFG Common Stock and not more than .5769 shares of FPFG Common Stock.

     The term "FPFG Share Number" means the number determined by dividing (i) $24,862,674 by (ii) the average closing price per share of the FPFG Common Stock on the Nasdaq National Market for the ten trading days prior to the date that is two calendar days prior to closing (the "Closing") of the Merger (the "FMV of the FPFG Common Stock").

     As of July 23, 1997, the closing price of the FPFG Common Stock on the Nasdaq National Market was $41.00 per share, there were 1,211,156 WIB Common Shares outstanding and there were stock options outstanding exercisable for 197,136 WIB Common Shares. WIB does not anticipate issuing any additional WIB Common Shares or any additional stock options exercisable for WIB Common Shares prior to the Effective Time.

     Enclosed are a Notice of Special Meeting of Shareholders and a Proxy Statement/Prospectus which describes the Merger and the background to the transaction. You are urged to read all of these materials carefully. The Board of Directors of WIB has fixed the close of business on July 10, 1997 as the record date for the WIB Meeting. Accordingly, only shareholders of record on that date will be entitled to notice of, and to vote at, the WIB Meeting or any adjournments or postponements thereof. The affirmative vote of the holders of a majority of the WIB Common Shares outstanding and entitled to vote is necessary to approve and adopt the Merger Agreement.

     THE BOARD OF DIRECTORS OF WIB HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     BECAUSE OF THE SIGNIFICANCE OF THE PROPOSED MERGER TO WIB, YOUR PARTICIPATION IN THE WIB MEETING, IN PERSON OR BY PROXY, IS ESPECIALLY IMPORTANT. AN ABSTENTION OR FAILURE TO VOTE AT THE WIB MEETING OR FAILURE TO SUBMIT A PROXY WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER
AGREEMENT.   ACCORDINGLY, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY
PROMPTLY IN THE POSTAGE-PAID ENVELOPE THAT HAS BEEN PROVIDED TO YOU FOR YOUR CONVENIENCE. IF YOU ATTEND THE WIB MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

     The Board and I urge you to vote "FOR" the Merger Agreement and each of the transactions contemplated thereby.

     Thank you, and we look forward to seeing you at the meeting.

                                           Sincerely,

                                           James T. Capretz
                                           Chairman of the Board
Tustin, California

July 28, 1997

                         WESTERN INTERSTATE BANCORP
                           18302 IRVINE BOULEVARD
                                 SUITE 300
                          TUSTIN, CALIFORNIA 92780
                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD AUGUST 27, 1997

TO THE SHAREHOLDERS OF
WESTERN INTERSTATE BANCORP:

You are cordially invited to attend a Special Meeting of Shareholders (the "WIB Meeting") of Western Interstate Bancorp ("WIB") to be held at the offices of Citizens Thrift & Loan Association, 18302 Irvine Boulevard, Tustin, California 92780, at 12:00 noon (Tustin, California time) on August 27, 1997, for the following purposes:

     1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 19, 1997, as amended, by and among WIB, FIRSTPLUS Financial Group, Inc., a Nevada corporation that was formerly named RAC Financial Group, Inc. ("FPFG"), and Western Interstate Acquisition, Inc., a Nevada corporation and a direct wholly owned subsidiary of FPFG ("WIA"), pursuant to which WIA will be merged with and into WIB, with WIB becoming a direct wholly owned subsidiary of FPFG, upon the terms and subject to the conditions set forth in the Merger Agreement, as more fully described in the accompanying Proxy Statement/Prospectus. A copy of the Merger Agreement is attached as Appendix A to the accompanying Proxy Statement/Prospectus.

     2. To consider and vote on a proposal to give authority to the proxies named in the form of proxy accompanying the Proxy
          Statement/Prospectus to adjourn the WIB Meeting in order to permit further solicitation of proxies.

     3. To transact such other business as may properly be brought before the WIB Meeting or any adjournment(s) thereof.

     Holders of record of shares of WIB common stock, no par value per share ("WIB Common Shares"), at the close of business on July 10, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                                      By order of the Board of Directors,


                                      Dr. James E. Rich,
                                      Secretary

Tustin, California

July 28, 1997

     WHETHER OR NOT YOU PLAN TO ATTEND THE WIB MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE WIB MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                     FILED PURSUANT TO RULE 424(b)(3)
                       REGISTRATION NO. 333-25715

                       WESTERN INTERSTATE BANCORP
                            PROXY STATEMENT
                  For a Special Meeting of Shareholders
                        _________________________

                     FIRSTPLUS FINANCIAL GROUP, INC.
                               PROSPECTUS
                               for
                         Shares of Common Stock

     This Proxy Statement/Prospectus is being furnished to holders of the shares of common stock, no par value per share ("WIB Common Shares"), of Western Interstate Bancorp, a California corporation ("WIB"), in connection with the solicitation of proxies by WIB's Board of Directors (the "WIB Board") for use at the Special Meeting of Shareholders of WIB (the "WIB Meeting") to be held on August 21, 1997, at the offices of Citizens Thrift & Loan Association ("Citizens"), 18302 Irvine Boulevard, Tustin, California 92780, at 12:00 noon (Tustin, California time) and any adjournments thereof.

     The shareholders of WIB will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 19, 1997, as amended, providing for the merger (the "Merger") of Western Interstate Acquisition, Inc. ("WIA"), a Nevada corporation and a wholly owned subsidiary of FIRSTPLUS Financial Group, Inc., a Nevada corporation that was formerly named RAC Financial Group, Inc. ("FPFG"), with and into WIB, with WIB continuing as the surviving corporation (the "Surviving Corporation") and becoming a wholly owned subsidiary of FPFG.

     This Proxy Statement/Prospectus also constitutes a prospectus of FPFG included as part of a registration statement on Form S-4 (No. 333-25715) filed with the Securities and Exchange Commission (the "Commission") with respect to the shares of voting common stock, par value $.01 per share, of FPFG ("FPFG Common Stock") to be issued to shareholders of WIB pursuant to the terms of the Merger Agreement, as more fully described in this Proxy Statement/Prospectus and the Merger Agreement. The Merger Agreement is attached hereto as Appendix A. Under the terms of the Merger Agreement, (i) WIA will be merged with and into WIB, (ii) WIB will become a direct wholly owned subsidiary of FPFG, and (iii) each outstanding WIB Common Share, other than shares held by dissenting shareholders of WIB, will be converted into the right to receive such fraction of a share of FPFG Common Stock as is equal to
(A) the "FPFG Share Number" divided by (B) the number of WIB Common Shares outstanding as of the Effective Time plus the number of WIB Common Shares issuable upon exercise of all outstanding stock options of WIB as of the Effective Time (the "Conversion Ratio").

     No scrip or fractional shares of FPFG Common Stock will be issued in the Merger, but rather the total number of shares to be received by each WIB shareholder will be rounded up to the next whole number of Shares. The shares of FPFG Common Stock to be issued to WIB shareholders in connection with the Merger are referred to herein sometimes as the "Merger Consideration."

                                                       (CONTINUED ON NEXT PAGE)

     IN EVALUATING THE MERGER, WIB SHAREHOLDERS SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 12 OF THIS PROXY STATEMENT/PROSPECTUS.

     FPFG Common Stock is traded on the Nasdaq National Market under the symbol "FPFG." The closing sales price of shares of FPFG Common Stock was $33.50 on February 19, 1997 (the last trading day prior to the public announcement of the Merger) and $41.00 on July 23, 1997. There is no established public market for WIB Common Shares.

     THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BY ANY OTHER GOVERNMENTAL AGENCY, OR OTHERWISE.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Proxy Statement/Prospectus, the foregoing Notice of Special Meeting of Shareholders (the "Notice of Special Meeting") and the accompanying form of proxy are first being mailed to the shareholders of WIB on or about July 30, 1997.

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JULY 28, 1997.

                                                  (CONTINUED FROM PREVIOUS PAGE)

     The term "FPFG Share Number" means the number determined by dividing (i) $24,862,674 by (ii) the average closing price per share of the FPFG Common Stock on the Nasdaq National Market for the ten trading days prior to the date that is two calendar days prior to closing (the "Closing" and the date of such Closing being referred to herein as the "Closing Date") of the Merger (such average being referred to herein as the "FMV of the FPFG Common Stock"). The Merger Agreement contains a $30.60 to $37.40 collar mechanism based upon the FMV of the FPFG Common Stock. Under this collar mechanism, if the FMV of the FPFG Common Stock falls between $30.60 and $37.40, then the actual FMV of the FPFG Common Stock shall be used, if the FMV of the FPFG Common Stock exceeds $37.40, then $37.40 shall be the FMV of the FPFG Common Stock, and if the FMV of the FPFG Common Stock falls below $30.60, then $30.60 shall be the FMV of the FPFG Common Stock. This collar mechanism means that the highest the FPFG Share Number can be is 812,506 and the lowest it can be is 664,777. Accordingly, each WIB Common Share, other than shares held by dissenting shareholders, will be converted into not less than .4720 shares of FPFG Common Stock and not more than .5769 shares of FPFG Common Stock. The greatest number of shares of FPFG Common Stock that will be issued in the Merger is 698,755 shares and the fewest number of shares of FPFG Common Stock that will be issued in the Merger is 571,666.

     Had the Closing occurred on July 23, 1997, the FPFG Share Number would have been 683,158, which equals (i) $24,862,674 divided by (ii) the average of the closing prices for the FPFG Common Stock on the Nasdaq National Market for July 7 through July 18, 1997. As of July 23, 1997, there were 1,211,156 WIB Common Shares outstanding and stock options outstanding exercisable for 197,136 WIB Common Shares. Therefore, assuming no holders of WIB Common
Shares exercise dissenter's rights, the Conversion Ratio would have been .4851 had the Closing occurred on July 23, 1997. This Conversion Ratio makes the pro forma equivalent per share value of each WIB Common Share approximately $19.89 as of July 23, 1997. See "Summary--Market Price Data." WIB shareholders are reminded, however, that they will not know with certainty at the time they vote the number of shares of FPFG Common Stock they will receive in the Merger and that the actual value of the Merger Consideration and the number of shares of FPFG Common Stock that actually will be issued to WIB shareholders may differ from the example above, given that the actual value and number of shares to be issued will not be determined until two days prior to Closing.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FPFG, WIA, OR WIB. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY TO OR FROM ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION ABOUT FPFG, WIA, OR WIB CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS SINCE THE DATE HEREOF.

                          AVAILABLE INFORMATION

     FPFG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such materials and other information concerning FPFG can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     FPFG has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), a Registration Statement on Form S-4 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") with respect to the shares of FPFG Common Stock issuable in connection with the Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement, including any amendments, schedules, and exhibits thereto, is available for inspection and copying as set forth above. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Commission maintains a World Wide Web site that contains reports, proxy and information statements, and other information filed electronically with the Commission. The address of the site is http://www.sec.gov.

                    NOTE ON FORWARD-LOOKING INFORMATION

     CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS CONSTITUTES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE STATEMENTS IN "RISK FACTORS" CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS.

                                     (i)

                     INFORMATION INCORPORATED BY REFERENCE

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS THERETO, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO THE FOLLOWING:

                       FIRSTPLUS Financial Group, Inc.
                           1600 Viceroy, 8th Floor
                             Dallas, Texas 75235
                      Attention: Ronald M Bendalin, Esq.
                            Phone:  (214) 599-6400
                             Fax: (214) 599-7575

     IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, A REQUEST MUST BE RECEIVED NO LATER THAN AUGUST 20, 1997. SUCH DOCUMENTS WILL BE SENT TO THE REQUESTING PARTY BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST.

     The following FPFG documents are incorporated by reference herein:

          (1) FPFG's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, filed with the Commission;

          (2) FPFG's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996 and March 31, 1997, each filed with the Commission;

          (3) FPFG's Current Report on Form 8-K, dated December 19, 1996, filed with the Commission; and

          (4) Description of the FPFG Common Stock set forth in the Registration Statement on Form 8-A, dated January 15, 1996, including any amendment or report filed for the purpose of updating such description.

     All documents filed with the Commission by FPFG pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of effectiveness of the Registration Statement of which this Proxy Statement/Prospectus forms a part and prior to the date of the WIB Meeting are incorporated herein by reference and such documents will be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Proxy Statement/Prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                                     (ii)

                              TABLE OF CONTENTS

                                                                        Page
                                                                        ----
SUMMARY ................................................................  1
     The Parties .......................................................  1
     The Meeting; Vote Required ........................................  2
     Risk Factors ......................................................  2
     The Merger ........................................................  2
     Effective Time ....................................................  2
     Conversion of Shares; Conversion Ratio ............................  3
     Stock Options .....................................................  3
     Recommendation of the Board of Directors of WIB ...................  3
     Opinion of WIB's Financial Advisor ................................  4
     The Merger Agreement ..............................................  4
     Conditions to the Merger; Termination of the Merger Agreement .....  4
     Fees, Expenses and Other Payments .................................  4
     Interests of Certain Persons in the Merger ........................  4
     Exchange of Stock Certificates ....................................  5
     Fractional Shares .................................................  5
     Operations After the Merger .......................................  5
     Regulatory Matters ................................................  5
     Certain Federal Income Tax Consequences ...........................  6
     Accounting Treatment ..............................................  6
     Dissenters' Rights ................................................  6
     Market Price Data .................................................  6
     Selected Historical and Pro Forma Per Share Data ..................  7
     Selected Consolidated Financial Data ..............................  8

RISK FACTORS ........................................................... 12
     Liquidity and Capital Resources ................................... 12
     Sensitivity to Interest Rates ..................................... 13
     Credit Risk Associated with Borrowers ............................. 13
     Credit Risk Associated with High LTV Loans ........................ 14
     Excess Servicing Receivable Risks ................................. 14
     Impact of Recent Accounting Pronouncements ........................ 15
     Ability of FPFG to Continue Growth Strategy; Possible
          Adverse Consequences From Recent Growth ...................... 15
     Consolidation of Operations of Acquisitions ....................... 16
     Concentration of Operations in California ......................... 16
     Competition ....................................................... 17
     Concentration of Correspondent Lenders ............................ 17
     Limited Operating History ......................................... 17
     Delinquencies; Right to Terminate Servicing; Negative
          Impact on Cash Flow .......................................... 17
     Dependence on Title I Program ..................................... 18
     Impact of Regulation and Litigation ............................... 18
     Concentration of Voting Control in Management ..................... 19
     Dependence on Key Personnel ....................................... 19
     Events of Default Under Certain Financing Facilities .............. 19
     Effect of Certain Antitakeover Provisions ......................... 19
     Securities Trading; Possible Volatility of Prices ................. 19

THE WIB MEETING ........................................................ 20
     General ........................................................... 20
     Purpose of the Meeting ............................................ 20
     Voting Rights of WIB Shareholders ................................. 20
     Solicitation and Revocation of Proxies; Quorum .................... 21

THE MERGER ............................................................. 22
     General ........................................................... 22

                                    (iii)

     Effective Time .................................................... 22
     Conversion of Shares; Conversion Ratio ............................ 22
     Background of and Reasons for the Merger .......................... 23
     Recommendation of the WIB Board ................................... 25
     Opinion of WIB's Financial Advisor ................................ 26
     The Merger Agreement .............................................. 30
     Interests of Certain Persons in the Merger ........................ 33
     Exchange of Stock Certificates .................................... 36
     Fractional Shares ................................................. 36
     Management After the Merger ....................................... 36
     Governmental and Regulatory Approvals ............................. 36
     Certain Federal Income Tax Consequences ........................... 37
     Accounting Treatment .............................................. 38
     Consequences Under Federal Securities Laws ........................ 38
     Resale of FPFG Common Stock ....................................... 39
     Dissenting Shareholders' Rights ................................... 39

PRICE RANGES OF STOCK AND DIVIDEND POLICY .............................. 41

SELECTED FINANCIAL DATA OF WIB ......................................... 43

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION ........... 45

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS OF WIB ...................................... 52
     General ........................................................... 52
     Financial Condition ............................................... 52
     Results of Operations ............................................. 53
     Asset/Liability Management ........................................ 56
     Liquidity and Capital Resources ................................... 58
     Impact of Inflation and Changing Prices ........................... 60
     Effect of Recent Accounting Standards ............................. 60

BUSINESS OF WIB ........................................................ 62
     General ........................................................... 62
     Market Areas ...................................................... 62
     Lending Activities ................................................ 62
     Originations, Purchases, Sales and Servicing of Loans ............. 65
     Non-Performing Assets and Classified Assets ....................... 66
     Investment Activities ............................................. 70
     Sources of Funds .................................................. 71
     Competition ....................................................... 74
     Supervision and Regulation ........................................ 74

MANAGEMENT OF WIB ...................................................... 75
     Directors ......................................................... 75
     Director Compensation ............................................. 75
     Meetings and Committees of the WIB Board .......................... 76
     Executive Officers of WIB ......................................... 76
     Executive Compensation ............................................ 77
     Certain Relationships and Related Party Transactions .............. 77

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
     WIB ............................................................... 78


                                     (iv)

COMPARISON OF SHAREHOLDER RIGHTS ....................................... 79
     General ........................................................... 79
     Shareholder Meetings .............................................. 79
     Voting Rights ..................................................... 80
     Amendments to Articles of Incorporation and Bylaws ................ 80
     Certain Antitakeover Provisions ................................... 80

OTHER MATTERS .......................................................... 81

LEGAL AND TAX MATTERS .................................................. 81

EXPERTS ................................................................ 81


INDEX TO FINANCIAL STATEMENTS ......................................... F-1

APPENDIX A    AGREEMENT AND PLAN OF MERGER, AS AMENDED

APPENDIX B    OPINION OF CARPENTER & COMPANY

APPENDIX C    CALIFORNIA CORPORATIONS CODE, CHAPTER 13







                                     (v)

                                SUMMARY

     THE FOLLOWING IS A SUMMARY OF CERTAIN SIGNIFICANT MATTERS DISCUSSED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS.
THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO. SHAREHOLDERS ARE URGED TO
READ THIS ENTIRE PROXY STATEMENT/PROSPECTUS, INCLUDING THE APPENDICES HERETO. EXCEPT AS OTHERWISE NOTED HEREIN, ALL INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS RELATING TO
FPFG'S CAPITAL STOCK HAS BEEN ADJUSTED TO REFLECT SPLITS ON THE FPFG COMMON STOCK OF 67-FOR-ONE AND TWO-FOR-ONE IN JULY 1995 AND NOVEMBER 1996, RESPECTIVELY. UNLESS THE CONTEXT INDICATES OTHERWISE, ALL REFERENCES TO FPFG'S ORIGINATION OF STRATEGIC LOANS INCLUDES BULK PURCHASES OF LOANS ("BULK LOANS").

THE PARTIES

     FPFG. FIRSTPLUS Financial Group, Inc. is a specialized consumer finance company that originates, purchases, services and sells consumer finance receivables, substantially all of which are debt consolidation or home improvement loans secured primarily by second liens on real property. FPFG offers uninsured home improvement and uninsured debt consolidation loans ("Conventional Loans") and to a lesser extent partially insured Title I home improvement loans ("Title I Loans"). Title I Loans are insured, subject to certain exceptions, for 90% of the principal balance and certain interest costs under the Title I credit insurance program (the "Title I Program") administered by the Department of Housing and Urban Development ("HUD") of the Federal Housing Administration (the "FHA"). FPFG sells substantially all of its Conventional Loans and Title I Loans that meet its securitization parameters (collectively, FPFG's "strategic loans") primarily through its securitization program and retains rights to service these loans.

     FPFG relies principally on the creditworthiness of the borrower for repayment of Conventional Loans. FPFG's borrowers typically have limited access to consumer financing for a variety of reasons, primarily insufficient home equity values. FPFG uses its own credit evaluation criteria to classify its applicants as "A+" through "D" credits. FPFG currently makes loans only to borrowers it classifies as "C+" or better for Conventional Loans and "C" or better for Title I Loans. FPFG's credit evaluation criteria include, as a significant component, the credit evaluation scoring methodology developed by Fair, Isaac and Company ("FICO"), a consulting firm specializing in creating default-predictive models through scoring mechanisms.

     FPFG's principal origination channel is its network of regional independent correspondent lenders. Correspondent lenders tend to be commercial banks, thrifts or finance companies that do not have the infrastructure to hold and service portfolios of Conventional and Title I Loans. FPFG's correspondent lenders originate Conventional and Title I Loans using FPFG's underwriting criteria and sell these loans to FPFG. During fiscal 1995 and 1996 and the first six months of fiscal 1997, FPFG originated loans through correspondent lenders ("Correspondent Loans") of $81.9 million, $1.0 billion and $1.3 billion, respectively, representing 68.5%, 93.9% and 85.1%, respectively, of FPFG's originations of strategic loans during such periods (excluding Bulk Loans).

     In early 1996, FPFG expanded its efforts to originate loans directly to qualified homeowners ("Direct Loans"). FPFG originates Direct Loans through television, radio and direct mail advertising campaigns and referrals from independent home improvement contractors. FPFG is pursuing a strategy to increase its Direct Loan originations because FPFG believes that Direct Loans should prove to be more profitable and allow FPFG to have better control over the quality and size of FPFG's production.

     FPFG sells substantially all of the Conventional Loans and Title I Loans it originates and purchases through its securitization program and generally retains rights to service such loans. FPFG earns servicing fees on a monthly basis ranging from 0.75% to 1.00% on the loans it services in the various securitization pools. At March 31, 1997, the principal amount of strategic loans serviced by the Company (the "Serviced Loan Portfolio") was $2.7 billion. The Serviced Loan Portfolio includes strategic loans held for sale and strategic loans that have been securitized and are serviced by FPFG (including $60.1 million of loans subserviced by a third party).

     FPFG is a Nevada corporation that was formed in October 1994 to combine the operations of SFA: State Financial Acceptance Corporation ("SFA"), a home improvement lender formed in January 1990, and FIRSTPLUS Financial, Inc., formerly Remodelers National Funding Corporation ("FIRSTPLUS Financial"), an approved Title I home improvement lender formed in April 1986 (the "Combination"). FPFG's principal offices are located at 1600 Viceroy, 8th Floor, Dallas, Texas 75235, and its telephone number is (214) 599-6400.

     WIB. WIB is a financial institution holding company organized in 1979 under the laws of the State of California for the primary purpose of holding all of the outstanding shares of Citizens Thrift & Loan Association, a California industrial loan company ("Citizens"). WIB's only significant asset is the capital stock of Citizens. WIB also owns Citizens Group, Inc., which acts as a trustee on deeds of trust securing Citizens' real estate loans. Citizens is a California licensed industrial loan company that commenced business in 1980 and is supervised and regulated by the California Department of Corporations ("DOC") and the Federal Deposit Insurance Corporation ("FDIC"). The deposits of Citizens are insured by the FDIC up to applicable limits. Citizens services its customers through five full service branch offices located in the California cities of Anaheim Hills, Citrus Heights, Concord, Irvine, and San Clemente. It also operates additional loan production offices in Tustin, California, Las Vegas, Nevada, Phoenix, Arizona, Kansas City, Missouri and Seattle, Washington.

     In recent years, Citizens has focused its lending activities primarily in the origination for sale of junior lien loans secured by one- to four-family residential homes located in its market areas. Although Citizens has originated commercial and multi-family real estate loans in its market area, continued originations of such loans is expected to be limited. In December 1996, Citizens sold substantially all of its commercial loan portfolio of $9.7 million. Citizens offers "thrift" deposit accounts having a wide range of interest rates and terms, which consist of passbook accounts and term certificates of deposit. Citizens does not offer traditional banking services, such as checking accounts or safe deposit boxes.

     The executive offices of both WIB and Citizens are located at 18302 Irvine Boulevard, Suite 300, Tustin, California 92780, and its telephone number at that address is (714) 573-7500.

     WIA. WIA is a Nevada corporation and a wholly owned subsidiary of FPFG organized solely for the purpose of facilitating the Merger. Upon consummation of the Merger and the transactions associated therewith, WIA will merge with WIB and WIB will continue as the Surviving Corporation and a wholly owned subsidiary of FPFG. The mailing address of WIA's principal executive offices is 1600 Viceroy, 8th Floor, Dallas, Texas 75235, and its telephone number is (214) 630-6006.

THE MEETING; VOTE REQUIRED

     The WIB Meeting will be held on August 27, 1997 at 12:00 noon (Tustin, California time) at the offices of Citizens, 18302 Irvine Boulevard, Tustin, California. At the WIB Meeting, shareholders of WIB will be asked to consider and vote upon a proposal to approve the Merger Agreement. The affirmative vote of a majority of the outstanding WIB Common Shares entitled to vote is required to approve the Merger Agreement. Holders of record of WIB Common Shares as of the close of business on July 10, 1997 will be entitled to cast one vote for each WIB Common Share held as of such date. At such date, there were 1,211,156 WIB Common Shares outstanding and entitled to vote. THE WIB BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE MERGER AGREEMENT.

     As of July 23, 1997, the directors of WIB, the executive officers of WIB and their affiliates, in the aggregate, held or had the right to vote 386,688 WIB Common Shares or approximately 31.9% of the outstanding WIB Common Shares. Such persons have indicated to WIB that they presently intend to vote in favor of the Merger Agreement.

RISK FACTORS

     WIB shareholders should carefully consider certain risk factors in evaluating the Merger. See "Risk Factors."

THE MERGER

     Shareholders of WIB will vote on the Merger Agreement. No approval of the stockholders of FPFG is required to consummate the Merger. Upon consummation of the Merger, WIA will merge with and into WIB, with WIB becoming a direct wholly owned subsidiary of FPFG. WIB will continue its corporate existence under the laws of the State of California. See "The Merger."

EFFECTIVE TIME

     Following the satisfaction or waiver of all conditions contained in the Merger Agreement, the Merger will be consummated on the date and time of filing of a Certificate of Approval of Merger with the Secretary of State of the State of California and Articles of Merger with the Secretary of State of the State of Nevada (the "Effective Time"). See "The Merger-Effective Time."

CONVERSION OF SHARES; CONVERSION RATIO

     Pursuant to the provisions of the Merger Agreement, each issued and outstanding WIB Common Share, other than shares held by dissenting shareholders of WIB, will be converted into the right to receive such fraction of a share of FPFG Common Stock as is equal to (i) the FPFG Share Number divided by (ii) the number of WIB Common Shares outstanding as of the Effective Time plus the number of WIB Common Shares issuable upon exercise of all outstanding stock options of WIB as of the Effective Time (the "Existing Stock Rights"). No scrip or fractional shares of FPFG Common Stock will be issued in the Merger, but rather the total number of shares to be received by each WIB Shareholder will be rounded up to the next whole number of shares.

     The Merger Agreement contains a collar mechanism based upon the FMV of the FPFG Common Stock. Under this collar mechanism, if the FMV of the FPFG Common Stock falls between $30.60 and $37.40, then the actual FMV of the FPFG Common Stock shall be used, if the FMV of the FPFG Common Stock exceeds $37.40, then $37.40 shall be the FMV of the FPFG Common Stock and if the FMV of the FPFG Common Stock falls below $30.60, then $30.60 shall be the FMV of the FPFG Common Stock. Accordingly, each WIB Common Share, other than shares held by dissenting shareholders, will be converted into not less than .4720 shares of FPFG Common Stock and not more than .5769 shares of FPFG Common Stock. See Cover Page of Proxy Statement/Prospectus.

     Set forth below is a table that provides certain information with respect to the formula determining the Merger Consideration, assuming no shareholders of WIB dissent to the Merger. FPFG believes the prices specified under "Assumed FMV of FPFG Common Stock on the Closing Date" represent a reasonable range of prices that WIB shareholders might anticipate for the FMV of FPFG Common Stock as of the Closing Date, particularly given the collar mechanism described above. See "Risk Factors-Securities Trading; Possible Volatility of Prices."

          ASSUMED                                    TOTAL NUMBER OF
        FMV OF FPFG         FPFG                      SHARES OF FPFG
        COMMON STOCK        SHARE     CONVERSION      COMMON STOCK
       ON CLOSING DATE      NUMBER      RATIO           ISSUED(3)
       ---------------      ------    ----------     ---------------

           $30.60(1)        812,506     .5769            698,755

            34.00           731,255     .5192            628,879

            37.40(2)        664,777     .4720            571,708

--------------------

(1)  Lowest possible FMV of FPFG Common Stock given the collar mechanism.
(2)  Highest possible FMV of FPFG Common Stock given the collar mechanism.
(3)  Assumes no dissenting shareholders.


STOCK OPTIONS

     The Merger Agreement provides that from and after the Effective Time each outstanding Existing Stock Right will be converted into the right to purchase (each a "New Option") the number of shares of FPFG Common Stock equal to the product (rounded up to the next whole share) of (i) the number of WIB Common Shares covered by such Existing Stock Right immediately prior to the Effective Time multiplied by (ii) the Conversion Ratio. See "The Merger-Conversion of Shares; Conversion Ratio." The exercise price per share of such New Options shall be equal to the quotient obtained by dividing (i) the per share exercise price for the WIB Common Shares subject to such Existing Stock Right immediately prior to the Effective Time by (ii) the Conversion Ratio. As of July 23, 1997, options to purchase 197,136 WIB Common Shares were outstanding, which were "in-the-money" (i.e., the amount by which the value of the WIB Common Stock exceeds the exercise price) by an aggregate of approximately $2,901,314.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF WIB

     The WIB Board has unanimously approved the Merger Agreement. The WIB Board has also determined that the terms of the proposed Merger are fair to and in the best interests of WIB's shareholders and unanimously recommends that WIB's shareholders vote "for" the Merger Agreement. See "The Merger-Background of and Reasons for the Merger."

OPINION OF WIB'S FINANCIAL ADVISOR

     Seapower Carpenter Capital, Inc., d/b/a Carpenter & Company
("Carpenter"), has rendered its opinion to the WIB Board that the consideration to be received by WIB shareholders pursuant to the Merger is fair to the WIB shareholders from a financial point of view. See "The Merger-Opinion of WIB's Financial Advisor" and Appendix B.

THE MERGER AGREEMENT

     The Merger Agreement sets forth the principal terms by which the Merger will be consummated, and the rights of holders of WIB Common Shares to receive FPFG Common Stock pursuant to the Merger. The Merger Agreement contains representations, warranties and agreements of the parties, and provides specific conditions to the consummation of the Merger and terms under which the Merger may be terminated or abandoned. See "The Merger-The Merger Agreement."

CONDITIONS TO THE MERGER; TERMINATION OF THE MERGER AGREEMENT

     Consummation of the Merger is subject to certain conditions, including
(i) the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the WIB Common Shares entitled to vote thereon; (ii) the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus forms a part; (iii) approval of the Merger by certain federal and state regulatory authorities; (iv) receipt by WIB of an opinion of KPMG Peat Marwick LLP as to the tax-free nature of the Merger for federal income tax purposes; (v) receipt by FPFG of a letter from Ernst & Young LLP to the effect that the Merger will qualify for "pooling-of-interests" accounting; (vi) the listing, subject to notice of issuance, on the Nasdaq National Market of the FPFG Common Stock to be issued in the Merger; (vii) the absence of any injunction or legal restraint prohibiting consummation of the Merger; and (viii) certain other customary closing conditions. There can be no assurance as to when and if the conditions will be satisfied (or, where permissible, waived) or that the Merger will be consummated, although FPFG has received the approval of the applicable federal and state regulatory authorities with respect to the Merger. The conditions specified in (i),
(ii), (iii), (vi), (vii) and (viii) above are not waivable by either WIB or FPFG. See "The Merger-The Merger Agreement-Conditions to the Merger," "- Governmental and Regulatory Approvals" and "-Listing."

     The Merger Agreement is subject to termination by one or more parties at any time prior to the Effective Time upon the occurrence of certain events, which include failure of the WIB shareholders to approve the Merger, a breach of representations, warranties or covenants specified in the Merger Agreement by any party (if not cured within a specified cure period), and the failure of certain other conditions specified in "The Merger-The Merger Agreement-Conditions to the Merger." See "The Merger-The Merger Agreement-Amendment of Merger Agreement," "-Extension; Waiver" and "-Termination."

FEES, EXPENSES AND OTHER PAYMENTS

     Under certain circumstances, upon termination of the Merger Agreement, WIB is required to pay FPFG's expenses and costs in connection with the preparation, execution and performance of the Merger Agreement and, in addition, to pay FPFG a termination fee (the "Termination Fee") of $1,500,000. See "The Merger-The Merger Agreement-Fees; Expenses; Termination Fee."

     Under certain circumstances, upon termination of the Merger Agreement, FPFG is required to pay WIB's expenses and costs in connection with the preparation, execution and performance of the Merger Agreement. See "The Merger-The Merger Agreement-Fees; Expenses; Termination Fee."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of WIB's management and the WIB Board may be deemed to have certain interests in the Merger that are in addition to their interests generally as shareholders of WIB. At July 23, 1997, eight directors and executive officers of WIB held or had the right to vote, in the aggregate, 386,688 shares, or 31.9% of the outstanding WIB Common Shares. Such shares have an aggregate value of approximately $6,826,783.

     Michael W. McGuire, President of WIB and the President and Chief Executive Officer of Citizens, will enter into an amendment to his existing employment agreement (the "McGuire Employment Agreement"), effective as of the Effective Time. Such amendment provides for a minimum base salary to Mr. McGuire of $225,000 (compared to $185,000 presently), a minimum bonus to Mr. McGuire of $185,000 following the end of each FPFG fiscal year during the term of the McGuire Employment Agreement, and a grant of an option to Mr. McGuire to purchase 50,000 shares of FPFG Common Stock at $28.50 per share. Such options would have been "in-the-money" by approximately $625,000 assuming the Closing occurred on July 23, 1997. Marie A. Reich, Executive Vice President and Chief Financial officer of Citizens, is party to an agreement, dated March 4, 1996, providing for the payment to her of one year's salary at the rate in effect at the time of her termination in the event that her employment is terminated within one year following a merger, sale or acquisition of Citizens. The Merger will constitute a merger, sale or acquisition of Citizens within the meaning of such agreement with Ms. Reich. Other than benefits that may become payable under Ms. Reich's agreement (which are currently valued at approximately $88,000) and the McGuire Employment Agreement, as so amended, no executive officer of WIB or Citizens shall be entitled to any special compensation or severance pay as a result of completion of the Merger.

     Each director of WIB other than Mr. McGuire will enter into an agreement (the "Director Agreements") pursuant to which such person will agree not to compete with FPFG for a period of two years following the Effective Time. In consideration of such agreement, FPFG has agreed to pay each such director $22,500 on the Closing Date and $22,500 on the first anniversary of the Closing Date.

     All persons who are employees of WIB or its subsidiaries immediately prior to the Effective Time shall continue as employees following the Effective Time. FPFG has agreed that any employee benefit plans of FPFG under which employees of WIB shall be covered following the Effective Time shall give appropriate credit to such employees for services completed prior to the Effective Time under the existing employee benefit plans of WIB.

     The WIB Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "The Merger-Interests of Certain Persons in the Merger" and "- Management After the Merger."

EXCHANGE OF STOCK CERTIFICATES

     As of the Effective Time of the Merger, each WIB shareholder whose WIB Common Shares are converted in the Merger into FPFG Common Stock will be entitled to receive, upon surrender of certificate(s) formerly representing WIB Common Shares, certificates representing the FPFG Common Stock to which such holder is entitled in respect of the conversion of such shares. Instructions with regard to the surrender of certificates, together with a letter of transmittal to be used for this purpose, will be forwarded to the former WIB shareholders by Chase Mellon Services, Inc., as exchange agent (the "Exchange Agent"), as promptly as possible following the Effective Time. Each shareholder should only surrender such certificates with an accompanying letter of transmittal. See "The Merger-Exchange of Stock Certificates."

FRACTIONAL SHARES

     No fractional shares of FPFG Common Stock will be issued as a result of the Merger. The total number of shares to be received by each WIB shareholder converted in the Merger will be rounded up to the next whole number of shares. See "The Merger-Fractional Shares."

OPERATIONS AFTER THE MERGER

     As a result of the Merger, WIA will be merged with and into WIB, and FPFG will own all of the outstanding shares of WIB. Accordingly, after the Merger, FPFG will own the business of WIB and WIB will be a wholly owned subsidiary of FPFG. FPFG, as owner of all the capital stock of WIB following the Effective Time, will appoint all of the directors of the Surviving Corporation. Until otherwise changed by the WIB Board, the current executive officers of WIB will remain executive officers of the Surviving Corporation. See "The Merger-Management After the Merger."

REGULATORY MATTERS

     Under applicable regulatory laws, the Merger must be approved by the FDIC, as insurer of WIB's deposits, and by the DOC, as primary regulator of WIB. Such approvals have been obtained. See "The Merger-Governmental and Regulatory Approvals."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     It is intended that the Merger will be treated as a tax-free "reorganization," within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, for federal income tax purposes, (i) no gain or loss will be recognized by either WIB or FPFG as a result of the Merger and (ii) in general, holders of WIB Common Shares will not recognize gain or loss to the extent that they receive FPFG Common Stock in exchange for WIB Common Shares. WIB shareholders who receive cash in exchange for their WIB Common Shares (i.e., dissenters) will generally be required to recognize taxable income as a result of the Merger. WIB will receive, as of the Effective Date, an opinion from KPMG Peat Marwick LLP, tax advisor to WIB, to the effect that the Merger will be treated as a tax-free "reorganization" under Section 368(a) of the Code. Consummation of the Merger is conditioned upon receipt by WIB of such an opinion confirming the tax treatment of the Merger. See "The Merger-Certain Federal Income Tax Considerations."

ACCOUNTING TREATMENT

     The Merger is intended to be accounted for as a "pooling-of-interests" under generally accepted accounting principles. Consummation of the Merger is subject to the condition that FPFG receive an opinion from Ernst & Young LLP that the Merger will qualify for "pooling-of-interests" accounting treatment. See "The Merger-Accounting Treatment."

DISSENTERS' RIGHTS

     Holders of WIB Common Shares will have dissenters' rights of appraisal in connection with the Merger. The CCC provides specific procedures that must be followed by a WIB shareholder who desires to dissent from the Merger and receive payment of fair market value for his or her shares. A summary of the procedures that must be followed is contained in "The Merger-Dissenting Shareholders' Rights." The entire text of Chapter 13 of the CCC, governing dissenters' rights for California corporations, is attached hereto as Appendix C. See "The Merger-Dissenting Shareholders' Rights."

COMPARISON OF SHAREHOLDER RIGHTS

     As a result of the Merger, shareholders of WIB will become stockholders of FPFG, whose rights will be governed by the Amended and Restated Articles of Incorporation of FPFG, as amended (the "FPFG Articles"), the Amended and Restated Bylaws of FPFG, as amended (the "FPFG Bylaws") and the Nevada General Corporation Law (the "NGCL"). There are certain differences between the rights of holders of WIB Common Shares and holders of FPFG Common Stock. For example, the FPFG Articles provide that shareholders may propose business at annual meetings only upon compliance with specified procedures. The FPFG Articles also provide certain procedures that an FPFG stockholder must follow to nominate directors. Neither the Articles of Incorporation of WIB (the "WIB Articles"), the Bylaws of WIB (the "WIB Bylaws") nor the California Corporations Code (the "CCC") provide for similar procedures or requirements.

     The FPFG Bylaws provide that the holders of not less than 50% of all shares entitled to vote may call a special meeting of stockholders, while the WIB Bylaws require only 10% of the voting power to call a special meeting of shareholders. FPFG is also subject to provisions of the NGCL that prohibit a publicly-held Nevada corporation from engaging in a broad range of business combinations with a person who, together with affiliates and associates, owns 10% or more of the corporation's outstanding voting shares for three years after the person became an interested stockholder, unless the business combination is approved in prescribed manner. See "Comparison of Shareholder Rights."

MARKET PRICE DATA

     FPFG completed its initial public offering on February 2, 1996. FPFG Common Stock is traded on the Nasdaq National Market under the symbol "FPFG." There is currently no established market for the WIB Common Shares.

     The table below sets forth the high and low prices for shares of FPFG Common Stock, for the calendar periods indicated:

                                               HIGH      LOW
                                              ------    ------
    1996 (beginning February 2, 1996)......   $30.75    $ 8.75
    1997 (through July 23, 1997)...........   $41.25    $20.50

  The following table sets forth the closing price of the FPFG Common Stock and the equivalent per share price of WIB Common Shares giving effect to the Merger on February 19, 1997 (the last trading day prior to the public announcement of the proposed Merger) and July 23, 1997 (the latest practicable trading day before the printing of this Proxy
Statement/Prospectus):

                                               CLOSING SALES PRICE
                                            ----------------------------
                                                             PRO FORMA
                                               FPFG          EQUIVALENT
                                            COMMON STOCK    PER SHARE(1)
                                            -------------   ------------
    Market value per share:
        February 19, 1997 .................... $33.50          $18.75
        July 23, 1997 ........................ $41.00          $19.89

-------------

(1) Equivalent market value per WIB Common Share represents the closing sales price of the FPFG Common Stock, as reported in THE WALL STREET JOURNAL, on each specified date, multiplied by the assumed Conversion Ratio, which has been calculated assuming that the Merger closed on February 19, 1997 (assumed Conversion Ratio of .5598) and July 23, 1997 (assumed Conversion Ratio of .4851), respectively.

     Shareholders are advised to obtain current market quotations for the FPFG Common Stock. No assurance can be given as to the market price of the FPFG Common Stock at the Effective Time, or of the FPFG Common Stock after the Effective Time. Because the market price of the FPFG Common Stock is subject to fluctuation, the value of the FPFG Common Stock that holders of WIB Common Shares will receive in the Merger may increase or decrease prior to and following the Merger.

SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA

     The unaudited information set forth in the following tables reflects certain comparative per common share data related to income per share and book value per share (i) on a historical basis for FPFG; (ii) on a pro forma combined basis per share of FPFG Common Stock assuming consummation of the Merger; and (iii) on an equivalent pro forma basis per WIB Common Share assuming consummation of the Merger.

     The information shown below should be read in conjunction with the consolidated historical financial statements of FPFG and WIB, including the respective notes thereto, included or incorporated by reference in this Proxy Statement/Prospectus. The pro forma financial information below is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the acquisitions been consummated during the periods or as of the dates for which such pro forma financial information is presented.

                                                                 SIX MONTHS
                                     YEAR ENDED SEPTEMBER 30,  ENDED MARCH 31,
                                     ------------------------  ---------------
                                      1994    1995     1996     1996     1997
                                      ----    ----     ----     ----     ----
FPFG COMMON STOCK
Earnings per share-primary(1):
 Historical ....................... $  0.31   $ 0.28   $ 1.35   $ 0.48   $ 1.51
 Pro forma(2)......................    0.33     0.30     1.40     0.48     1.54
Book value per share-end of period:
 Historical ....................... $  0.39   $ 0.65   $ 3.51   $ 2.65   $ 8.86
 Pro forma(3) .....................    1.07     1.11     3.82     2.92     9.02
Cash dividends paid:
 Historical ....................... $   --    $  --    $  --    $  --    $  --
 Pro forma ........................    0.01      --       --       --       --

                                                                THREE MONTHS
                                     YEAR ENDED DECEMBER 31,   ENDED MARCH 31,
                                     ------------------------  ---------------
                                      1994    1995     1996     1996     1997
                                      ----    ----     ----     ----     ----
WIB COMMON SHARES
Earnings per share-primary(1):
 Historical ....................... $  0.34   $ 0.57   $ 1.98   $ 0.35   $ 0.82
 Equivalent pro forma(4) ..........    0.16     0.15     0.68     0.13     0.42
Book value per share-end of period:
 Historical ....................... $  7.01   $ 7.62   $ 9.71   $ 7.89   $10.68
 Equivalent pro forma(4) ............  0.51     0.54     1.85     1.42     4.37
Cash dividends paid:
 Historical ....................... $ 0.095   $  --    $ 0.10   $ 0.10   $  --
 Equivalent pro forma(4) ..........     --       --       --       --       --


---------------

  (1) Earnings per share were calculated using income from continuing operations. In calculating pro forma earnings per share, no adjustments to the pro forma amounts have been made to reflect potential expense reductions or revenue enhancements which may result from the Merger.

  (2) Gives effect to the Merger as if it had occurred at the beginning of each period presented.

  (3) Gives effect to the Merger as if it had occurred at the end of the period.

  (4) The equivalent pro forma computations assume that for each WIB Common Share outstanding WIB shareholders would receive .4851 shares of FPFG Common Stock.


SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables set forth certain historical financial data for each of FPFG and WIB as of and for each of the periods indicated. The following data should be read in conjunction with "Selected Financial Data of WIB" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of WIB" contained elsewhere in this Proxy Statement/Prospectus and the selected financial data and management's discussion and analysis of financial condition and results of operations of FPFG incorporated by reference herein.

                        FIRSTPLUS FINANCIAL GROUP, INC.

                                                                                                           FOR THE SIX MONTHS
                                                                   YEAR ENDED SEPTEMBER 30,                  ENDED MARCH 31,
                                                         --------------------------------------------      -------------------
                                                         1993         1994         1995          1996        1996       1997
                                                         ----         ----         ----          ----        ----       ----
                                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
  Gain on sale of loans, net of costs but before
   provision for possible credit losses ...........     $ 17,115     $ 27,671     $ 29,113     $158,639     $48,493    $224,167
   Provisions for possible credit losses on loans
   sold............................................         --           --         (3,907)     (53,271)     (9,527)    (91,627)
                                                      ----------   ----------   ----------   ----------  ----------  ----------

   Net gain on sale of loans(1) ...................       17,115       27,671       25,206      105,368      38,966     132,540
  Interest income .................................          145        1,845        2,860       25,727       4,057      53,480
  Servicing income ................................         --             72        1,049        4,008       1,634       6,344
  Other income ....................................           54          252          873        9,683       3,082      15,511
                                                      ----------   ----------   ----------   ----------  ----------  ----------

   Total revenues .................................       17,314       29,840       29,988      144,786      47,739     207,875
Expenses:
  Other ...........................................        9,925       24,560       19,733       83,232      26,878     111,900
  Provision for possible credit losses on loans held
    for sale, interest only strips and excess
    servicing receivable ..........................            0          125          513        6,373       2,977      18,264
                                                      ----------   ----------   ----------   ----------  ----------  ----------

Total expenses ....................................        9,925       24,685       20,246       89,605      29,855     130,164
                                                      ----------   ----------   ----------   ----------  ----------  ----------

Income before income taxes ........................        7,389        5,155        9,742       55,181      17,884      77,711
Provision for income taxes ........................         --           --         (3,903)     (20,969)     (6,800)    (29,530)
                                                      ----------   ----------   ----------   ----------  ----------  ----------
Net income ........................................     $  7,389     $  5,155     $  5,839     $ 34,212     $11,084    $ 48,181
                                                      ----------   ----------   ----------   ----------  ----------  ----------
                                                      ----------   ----------   ----------   ----------  ----------  ----------


PER SHARE DATA:
Net income per share of FPFG Common Stock(2):
  Primary .........................................     $   0.47     $   0.31     $   0.28     $   1.35     $  0.48   $   1.51
                                                      ----------   ----------   ----------   ----------  ----------  ----------
                                                      ----------   ----------   ----------   ----------  ----------  ----------

  Fully diluted ...................................     $   0.47     $   0.31     $   0.28     $   1.31     $  0.48   $   1.35
                                                      ----------   ----------   ----------   ----------  ----------  ----------
                                                      ----------   ----------   ----------   ----------  ----------  ----------

Weighted average common and common equivalent
  shares outstanding:
  Primary .........................................   15,596,874   16,276,874   20,296,874   25,358,162  22,791,000  31,947,323
                                                      ----------   ----------   ----------   ----------  ----------  ----------
                                                      ----------   ----------   ----------   ----------  ----------  ----------

  Fully diluted ...................................   15,596,874   16,276,874   20,296,874   26,353,526  22,791,000  37,154,860
                                                      ----------   ----------   ----------   ----------  ----------  ----------
                                                      ----------   ----------   ----------   ----------  ----------  ----------


                                                                     SEPTEMBER 30,
                                                          --------------------------------
                                                            1994        1995        1996       MARCH  31, 1997
                                                          -------     -------     --------     ---------------
                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Loans held for sale, net..............................    $ 6,105     $19,435     $430,812       $  987,775
Interest only strips and Excess Servicing Receivable..       --        29,744      187,230          418,661
Allowance for possible credit losses on loans sold....       --        (3,907)     (53,271)        (148,078)
Total assets..........................................     12,141      57,434      656,127        1,469,206
Warehouse financing facilities........................      4,995      18,530      354,481          894,368
Warehouse Lender Term Line............................       --         9,249       57,465          117,020
Subordinated notes payable to affiliates..............       --         8.003        7,003            7,002
Convertible Notes(3)..................................       --          --        100,000           69,920
Total liabilities.....................................      7,821      45,700      561,558        1,161,568
Stockholders' equity..................................      4,321      11,734       94,569          307,638


---------------

(1) FPFG's net gain on sale of loans, ("Net gain on sale"), with respect to securitizations, is equal to the present value of FPFG's portion of the expected future excess cash flow to be received on the loans sold through securitization transactions, in excess of securitization costs and net premiums paid, net of sharing, and net of FPFG's provision for possible credit losses on loans sold.

(2) Net income per share of Common Stock is computed by dividing net income, less accrued and unpaid dividends on preferred stock (the balance of which was redeemed in connection with FPFG's initial public offering in February 1996), by the weighted average common and common equivalent shares outstanding.

(3) The presentation of FPFG's 7.25% Convertible Subordinated Notes due 2003 issued in August 1996 (the "Convertible Notes") does not reflect discounts and commissions incurred in connection with the sale thereof.

                          WESTERN INTERSTATE BANCORP

                                                                                    THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                      MARCH 31,
                               ---------------------------------------------------  ------------------
                                 1992      1993       1994       1995       1996       1996      1997
                                 ----      ----       ----       ----       ----       ----      ----
                                                 (IN THOUSANDS)
INCOME STATEMENT DATA:
Total interest income ........ $12,825    $13,150    $13,883    $13,067    $10,877    $2,520    $2,464
 Total interest expense ......   5,468      4,547      4,725      6,752      6,347     1,651     1,395
                               -------    -------    -------    -------    -------
  Net interest income ........   7,357      8,603      9,158      6,315      4,530       869     1,069
Provision for loan losses ....     555      2,300      2,887      3,158        155       102       125
                               -------    -------    -------    -------    -------   -------   -------
Net interest income after
 provision for loan losses ...   6,802      6,303      6,271      3,157      4,375       767       944

Non-interest income:
 Servicing fee income ........     913      1,211      1,409      1,174      1,374       360       340
 Gain on sales of loans ......   1,033        982      1,724      6,215      9,341     1,759     3,520
 Other non-interest income ...      88         70        156         74        100         8        32
                               -------    -------    -------    -------    -------   -------   -------
Total non-interest income  ...   2,034      2,263      3,289      7,463     10,815     2,127     3,892
Total non-interest expense ...   6,399      7,704      8,899      9,399     10,451     2,159     2,841
                               -------    -------    -------    -------    -------   -------   -------
Income before provision for
  income taxes ...............   2,437        862        661      1,221      4,739       735     1,995
Provision for income taxes ...   1,011        386        274        499      1,964       310       838
                               -------    -------    -------    -------    -------   -------   -------
Income before cumulative effect
 of accounting change ........   1,426        476        387        722      2,775       425     1,157
Cumulative effect of
 accounting change ...........    --          133       --         --         --        --        --
                               -------    -------    -------    -------    -------   -------   -------
Net income ................... $ 1,426    $   609    $   387    $   722    $ 2,775   $   425   $ 1,157
                               -------    -------    -------    -------    -------   -------   -------
                               -------    -------    -------    -------    -------   -------   -------

                                                        AT DECEMBER 31,                        AT
                                     ---------------------------------------------------- --------------
                                       1992       1993       1994       1995       1996   MARCH 31, 1997
                                     --------   --------   --------   --------   -------- --------------
                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets ......................  $104,773   $110,843   $119,184   $127,785   $124,548   $112,136
Loans receivable, net .............    77,373     87,578     97,421     21,135     10,505      9,220
Loans held for sale ...............     8,094      4,556      6,537     18,960     30,107     27,766
Cash and cash equivalents .........     7,664      7,087      3,177     22,083     12,298     17,728
Mortgage-backed securities ........      --          998      3,497     55,428     14,010     13,032
Investment securities .............     3,006      4,996      2,003      5,052     52,982     39,943
Deposits ..........................    94,046     99,784    107,671    113,808    106,902     94,106
Total borrowings ..................     1,634      1,472      1,837      1,736      1,723      1,355
Stockholders' equity ..............     6,981      7,799      8,126      9,245     11,761     12,934

                                                                                                           AT OR FOR THREE MONTHS
                                                               AT OR FOR YEAR ENDED DECEMBER 31,              ENDED MARCH 31,
                                                     ----------------------------------------------------- ----------------------
                                                       1992       1993       1994       1995       1996       1996       1997
                                                       ----       ----       ----       ----       ----       ----       ----
SELECTED FINANCIAL RATIOS AND OTHER DATA(1):
Performance Ratios:
Return on assets (ratio of net income to
  average total assets) ............................      1.42%       .57%       .34%       .57%      2.23%      1.34%      3.91%
Interest rate spread information:
    Average during period ..........................      6.98       8.03       7.76       4.66       3.31       2.34       3.30
Net interest margin(2) .............................      7.51       8.33       8.10       5.03       3.78       2.83       3.82
Ratio of non-interest expense to average total assets     6.36       7.23       7.75       7.37       8.41       6.81       9.60
Return of stockholders' equity (ratio of net income
   to average equity) ..............................     22.50       8.09       4.78       8.40      27.47      18.07      37.48

Asset Quality Ratios:
Non-performing assets to total assets at end of
  period(3) ........................................      3.44       3.45       3.98        .67        .55       1.11        .59
Allowance for loan losses to non-performing loans ..     28.78      47.75      76.56     286.07     531.30     158.17     644.91
Allowance for loan losses to total loans ...........      1.04       1.79       3.16       5.05       3.23       5.46       3.53
Net charge-offs to average loans ...................       .47       1.64       1.15       6.23       2.06        .30        .28

Capital Ratios:
Stockholders' equity to total assets ...............      6.66       7.04       6.82       7.23       9.44       7.60      11.53
Average stockholders' equity to average assets .....      6.30       7.07       7.05       6.74       8.13       7.41      10.43
Ratio of average interest-earning assets to average
  interest-bearing liabilities .....................      1.09%      1.07%      1.08%      1.07%      1.09%      1.09%      1.10%

Per Share Data:
Net income per WIB Common Share:
    Primary ........................................     $1.33      $ .55      $ .34      $ .57      $1.98     $  .35     $  .82
    Fully-diluted ..................................      1.33        .55        .34        .57       1.98        .35        .82
  Cash dividends per share .........................      0.95        .095       .095       --         .10        .10        --
  Dividend payout ratio (ratio of dividends declared
    per share to net income per share) .............      7.01%     17.95%     28.48%       --        4.37%      3.50%       --
  Book value per share .............................     $6.38      $6.82      $7.01      $7.62      $9.71      $7.89     $10.68
  Number of shares outstanding ..................... 1,093,674  1,143,174  1,159,174  1,212,543  1,211,156  1,212,543  1,211,156

----------
  (1)  Averages are computed using end of month balances.
  (2)  Net interest income divided by average interest-earning assets.
  (3) Non-performing assets consist of nonaccruing loans past-due 90 or more days and real estate owned.

                           RISK FACTORS

     THE FOLLOWING ARE CERTAIN RISK FACTORS OR INVESTMENT CONSIDERATIONS THAT SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE MERGER, IN ADDITION TO THE RISKS AND OTHER INFORMATION DESCRIBED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS.

LIQUIDITY AND CAPITAL RESOURCES

     LIQUIDITY. As a result of FPFG's increasing volume of loan originations and purchases, and its expanding securitization activities, FPFG has operated, and expects to continue to operate, on a negative operating cash flow basis, which is expected to increase as the volume of FPFG's loan purchases and originations increases and its securitization program grows. FPFG's primary operating cash requirements include the funding of (i) loan originations and loan purchases, (ii) reserve accounts, overcollateralization requirements, fees and expenses incurred in connection with its securitization program, (iii) tax payments due on FPFG's taxable net income,
(iv) television, radio and direct mail advertising and other marketing expenses, and (v) administrative and other operating expenses.

     There can be no assurance that, as FPFG's existing lending arrangements mature, FPFG will have access to the financing necessary for its operations and its growth plans or that FPFG will have access to the financing necessary for its operations and its growth plans or that such financing will be available to FPFG on favorable terms. To the extent FPFG is unable to renew existing warehouse facilities or arrange additional or new warehouse lines of credit, FPFG may have to curtail loan origination and purchasing activities, which could have a material adverse effect on FPFG's results of operations and financial condition.

     NEED FOR ADDITIONAL FINANCING. FPFG requires substantial capital to fund its operations. Consequently, FPFG's operations and its ability to grow are affected by the availability of financing and the terms thereof. Based on the rate of growth of FPFG's originations in the recent past, FPFG anticipates that it will need to arrange additional warehouse lines of credit or other financing sources in the foreseeable future in order to maintain its historical growth rates. FPFG is currently negotiating for increased and/or new warehouse facilities; however, FPFG has no commitments for such increased and/or additional financings, and there can be no assurance that FPFG will be successful in consummating such financing transactions in the future or on terms FPFG would consider to be favorable. If FPFG is unable to arrange new warehouse lines of credit or other financing sources, FPFG may have to curtail its loan origination and purchasing activities, which could have a material adverse effect on FPFG's results of operations and financial condition.

     DEPENDENCE ON SECURITIZATION TRANSACTIONS. Since the beginning of fiscal 1995, FPFG has utilized a securitization program that involves the periodic pooling and sale of its strategic loans. The securitization proceeds have historically been used to repay borrowings under warehouse facilities, thereby making such warehouse facilities available to finance the origination and purchase of additional strategic loans. There can be no assurance that, as FPFG's volume of loans originated or purchased increases and other new products available for securitization increases, FPFG will be able to securitize its loan production efficiently. In addition, the securitization market for many types of assets is relatively undeveloped and may be more susceptible to market fluctuations or other adverse changes than more developed capital markets. Securitization transactions may be affected by a number of factors, some of which are beyond FPFG's control, including, among other things, conditions in the securities markets in general, conditions in the asset-backed securitizations market and the conformity of loan pools to rating agency requirements and to the extent that monoline insurance is used, the requirements of such insurers. Adverse changes in the secondary market could impair FPFG's ability to originate, purchase and sell loans on a favorable or timely basis. In addition, FPFG's securitizations typically utilize credit enhancements in the form of financial guaranty insurance policies in order to achieve better credit ratings. Failure to obtain acceptable rating agency ratings or insurance company credit enhancements could decrease the efficiency or affect the timing of future securitizations. FPFG intends to continue public or private securitizations of its loan pools on a quarterly basis. Any delay in the sale of a loan pool beyond a quarter-end would substantially reduce and may eliminate FPFG's gain on sale of loans, net (the "Gain on Sale"), in the given quarter and would likely result in losses for such quarter being reported by FPFG. If FPFG were unable to securitize loans due to changes in the secondary market or the unavailability of credit enhancements, FPFG's growth would be materially impaired and FPFG's results of operations and financial condition would be materially adversely affected.

     RISKS ASSOCIATED WITH LOANS HELD FOR SALE. In order to increase its interest income and, therefore, reduce the amount of cash used in FPFG's operating activities, in the third quarter of fiscal 1996 FPFG began to implement a strategy of maintaining a significant quantity of loans on its balance sheet as "loans held for sale, net." During fiscal 1994 and 1995, loans were held an average of one month before their sale. In fiscal 1996, this average holding period increased to two months. FPFG expects this holding period to increase to 180 days during fiscal 1997, and it could exceed one year thereafter.

     The interest rate on loans originated and purchased by FPFG are fixed at the time FPFG issues a loan commitment. In addition, the interest rates on FPFG's loans are fixed, and FPFG's loan financing facilities all bear floating interest rates. See "--Sensitivity to Interest Rates." Accordingly, FPFG's strategy to increase the dollar amount of loans held for sale and the length of time such loans are held will significantly increase FPFG's exposure to interest rate fluctuations and the risks that such fluctuations will result in greater interest expense under warehouse facilities and reduced Gain on Sale resulting from a reduced spread between the interest rates charged to borrowers and the interest rate paid to investors in securitizations. Moreover, in order to manage this increased risk, FPFG will have to increase its hedging activities, and there can be no assurance that such hedging activities will be successful in managing the risk or will not themselves have a material adverse effect on FPFG's financial condition or results of operations. Further, because FPFG's warehouse facilities bear interest at variable rates, FPFG has a need for medium- to long-term, fixed rate financing. As a result, there can be no assurance that this strategy will not have a material adverse effect on FPFG's financial condition or results of operations.

SENSITIVITY TO INTEREST RATES

     FPFG's profitability may be directly affected by fluctuations in interest rates. While FPFG monitors interest rates and employs a strategy designed to hedge some of the risks associated with changes in interest rates, no assurance can be given that FPFG's results of operations and financial condition will not be adversely affected during periods of fluctuations in interest rates. FPFG's interest rate hedging strategy currently includes purchasing put contracts on treasury securities, selling short treasury securities and maintaining a pre-funding strategy with respect to its securitizations. Since the interest rates on FPFG's indebtedness used to fund and acquire loans are variable and the rates charged on loans FPFG originates and purchases are fixed, increases in the interest rates after loans are originated and prior to their sale could have a material adverse effect on FPFG's results of operations and financial condition. In addition, increases in interest rates prior to sale of the loans may reduce the Gain on Sale earned by FPFG. The ultimate sale of FPFG's loans will fix the spread between the interest rates paid by borrowers and the interest rates paid to investors in securitization transactions (the "Excess Servicing Spread") with respect to such loans, although increases in interest rates may narrow the potential spread that existed at the time the loans were originated or purchased by FPFG. A significant, sustained rise in interest rates could curtail FPFG's growth opportunities by decreasing the demand for loans at such rates and increasing market pressure to reduce origination fees or servicing spreads. FPFG has begun to implement a strategy of maintaining a significant quantity of loans on its balance sheet, thus increasing the length of time that loans are held for sale and materially increasing its interest rate risk.

     FPFG's investment in the Excess Servicing Receivable (as defined in "Excess Servicing Receivable Risks") is also sensitive to interest rates. A decrease in interest rates could cause an increase in the rate at which outstanding loans are prepaid, thereby reducing the period of time during which FPFG receives the Excess Servicing Spread and other servicing income with respect to such prepaid loans, thereby possibly resulting in accelerated amortization of the Excess Servicing Receivable. Although an increase in interest rates may decrease prepayments, such increase may not offset the higher interest costs of financing the Excess Servicing Receivable. See "--Excess Servicing Receivable Risks."

CREDIT RISK ASSOCIATED WITH BORROWERS

     Many of FPFG's borrowers are consumers who have limited access to consumer financing for a variety of reasons, including insufficient home equity value and, in the case of Title I borrowers, unfavorable past credit experience. FPFG is subject to various risks associated with these borrowers, including, but not limited to, the risk that borrowers will not satisfy their debt service payments, including payments of interest and principal, and that the realizable value of the property securing such loans will not be sufficient to repay the borrower's obligation to FPFG. The risks associated with FPFG's business increase during an economic downturn or recession. Such periods may be accompanied by decreased demand for consumer credit and declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings and increases the loan-to-value ratios of FPFG's existing loans, thereby weakening collateral values and foreclosures and the frequency and severity of losses generally increase during economic downturns or recessions.
Because FPFG lends to borrowers who may be credit-impaired, the actual rates of delinquencies, foreclosures and losses on such loans could be higher under adverse economic conditions than those currently experienced in the consumer finance industry in general. While FPFG is experiencing declining delinquency rates on its Serviced Loan Portfolio as a whole, delinquency rates have followed historical trends on a pool-by-pool basis, which trends assume increased rates of delinquencies over time. However, there can be no assurance that delinquency rates will not increase beyond historical trends. In addition, in an economic downturn or recession, FPFG's servicing costs will increase. Any sustained period of such increased losses could have a material adverse effect on FPFG's results of operations and financial condition.

CREDIT RISK ASSOCIATED WITH HIGH LTV LOANS

     Although FPFG's strategic loans are typically secured by real estate, because of the relatively high loan-to-value ratio ("LTV") of most of FPFG's loans, in most cases the collateral of such loans will not be sufficient to cover the principal amount of the loans in the event of default. FPFG relies principally on the creditworthiness of the borrower and to a lesser extent on the underlying collateral for repayment of FPFG's Conventional Loans, and FHA co-insurance with respect to Title I Loans. Consequently, many of FPFG's loans equal or exceed the value of the mortgaged properties, in some instances involving LTVs of up to 125%. With respect to many of FPFG's loans, LTV determinations are based upon the borrowers' representations as to the value of the underlying property; accordingly, there can be no assurance that such represented values accurately reflect prevailing market prices. With respect to any default, FPFG currently evaluates the cost effectiveness of foreclosing on the collateral. To the extent that borrowers with high LTVs default on their loan obligations, FPFG is less likely to use foreclosure as a means to mitigate its losses. Under these circumstances, losses would be applied to FPFG's allowances for possible credit losses on loans sold and held for sale, except to the extent that Title I Program insurance is available. Such absorption, if in excess of FPFG's allowance for such losses, could have a material adverse effect on FPFG's financial condition and results of operations, if such losses required FPFG to record additional provisions for losses on loans sold.

EXCESS SERVICING RECEIVABLE RISKS

     ILLIQUIDITY OF THE EXCESS SERVICING RECEIVABLE. When FPFG's loans are pooled and sold in securitization transactions, FPFG recognizes Gain on Sale, which constitutes a substantial majority of FPFG's revenues. FPFG records an asset corresponding to its Gain on Sale (the "Excess Servicing Receivable") on its balance sheet in an initial amount equal to the present value of the Excess Servicing Spread it expects to collect over the life of the securitized loans sold. FPFG is not aware of an active market for this kind of receivable, and no assurance can be given that the receivable could in fact be sold at its stated value on the balance sheet, if at all.

     In addition, the Gain on Sale is recognized in the period during which loans are sold, while cash payments are received by FPFG pursuant to its pooling and servicing agreements and servicing fees are paid to FPFG by the securitization trustees over the lives of the securitized loans. This difference in the timing of cash flows could cause a cash shortfall, which may have a material adverse effect on FPFG's financial condition and results of operations.

     EXCESS SERVICING RECEIVABLE MAY BE OVERSTATED; PROVISION FOR CREDIT LOSSES MAY BE UNDERSTATED. The calculation of Gain on Sale and the valuation of the Excess Servicing Receivable are based on certain management estimates relating to the appropriate discount rate and anticipated average lives of the loans sold. In order to determine the present value of this excess cash flow, FPFG currently applies an estimated market discount rate of between 10% and 11% to the expected pro forma gross cash flow calculated utilizing the weighted average maturity of the securitized loans, and currently applies a risk free discount rate of 6.5% to the anticipated losses attendant to this pro forma cash flow stream. Accordingly, the overall effective discount rate utilized on the cash flows, net of expected credit losses, is approximately 12.5%. Although FPFG records the Excess Servicing Receivable and the related reserve on a gross basis, for purposes of evaluation and comparison, FPFG calculates an average net discount rate for the net Excess Servicing Receivable. This is calculated by subtracting the present value of the anticipated losses attributable to loans being securitized and sold from the present value of the expected stream of payments to derive the present value of the net Excess Servicing Receivable. FPFG then determines the average discount rate that equates the expected payments, net of expected losses, to the value of the Excess Servicing Receivable, which, with respect to its most recent securitization, is approximately 12.5%. To estimate the anticipated average lives of the loans sold in securitization transactions, management estimates prepayment, default and interest rates on a pool-by-pool basis. If actual experience varies from management estimates at the time loans are sold, FPFG may be required to write down the remaining Excess Servicing Receivable through a charge to earnings in the period of adjustment.

     Prepayment rates and default rates may be affected by a variety of economic and other factors, including prevailing interest rates and the availability of alternative financing, most of which are not within FPFG's control. A decrease in prevailing interest rates could cause prepayments to increase, thereby requiring a writedown of the Excess Servicing Receivable. Even if actual prepayment rates occur more slowly and default rates are lower than management's original estimates, the Excess Servicing Receivable would not increase.

     Furthermore, management's estimates of prepayment rates and default rates are based, in part, on the historical performance of FPFG's Title I Loans. FPFG is originating an increasing proportion of Conventional Loans, while historical performance data is based primarily on Title I Loans. In addition, a significant portion of FPFG's securitized loans sold were very recently originated or were acquired in bulk purchases. No assurance can be given that these loans, as with any new loan, will perform in the future in accordance with FPFG's historical experience. In addition, when FPFG introduces new loan products it may have little or no historical experience on which it can base its estimates, and thus its estimates may be less reliable. During the fiscal year ended September 30, 1996, FPFG increased its provision for credit losses, $2.5 million of which was taken because the default rate for a pool of Bulk Loans included in FPFG's 1995-2 securitization exceeded the estimates made at the time of the securitization and the adjustment was in conformity with FPFG's current estimation methodology. There can be no assurance that FPFG will not be required in the future to write down its Excess Servicing Receivable in excess of its provision for credit losses. Any such writedown could have a material adverse effect on FPFG's financial condition and results of operations.

     FINANCING OF THE EXCESS SERVICING RECEIVABLE. FPFG retains significant amounts of Excess Servicing Receivable on its balance sheet. FPFG currently does not hedge this asset. FPFG finances its Excess Servicing Receivable with term-line borrowings under various term lines of credit with lenders (collectively, the "Term Lines"). Borrowings under the Term Lines bear interest at floating rates. FPFG, however, cannot reprice its Excess Servicing Receivable on its balance sheet, which has an expected average life of four to six years. Therefore, FPFG remains at risk that its financing sources may increase the interest rates they charge FPFG.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 125 ("FASB 125"), "Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities." FASB 125 addresses the accounting for all types of securitization transactions, securities lending and repurchase agreements, collateralized borrowing arrangements and other transactions involving the transfer of financial assets. FASB 125 distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. FASB 125 is generally effective for transactions that occur after December 31, 1996, and it is to be applied prospectively. FASB 125 requires FPFG to allocate the total cost of mortgage loans sold to the mortgage loans sold (servicing released), retained certificates and servicing rights based on their relative fair values. FPFG will be required to assess the retained certificates and servicing rights for impairment based upon the fair value of those rights. FPFG adopted FASB 125 during the quarter ended March 31, 1997. As a result of the adoption of FASB 125, FPFG's earnings were decreased by $556,000 after tax over the earnings that would have been recorded utilizing FPFG's previous accounting method. Additionally, under FASB 115, the Company deferred $7.2 million of its gain on sale of loans, which was recorded as a separate component of equity, net of tax. FASB 125 also required certain reclassifications on FPFG's balance sheet and income statement. On the balance sheet, the Excess Servicing Receivable has been reclassified as an "available for sale" investment security and renamed as Interest Only Strip ("I/O Strip"), with the allowance for losses on loans sold reclassified from liabilities to a contra asset to the I/O Strip. In the income statement, the provision for losses on loans sold is now shown as a reduction of the gain on sale of loans.

ABILITY OF FPFG TO CONTINUE GROWTH STRATEGY; POSSIBLE ADVERSE CONSEQUENCES FROM RECENT GROWTH

     FPFG's ability to continue its growth strategy depends on its ability to increase the volume of loans it originates and purchases while successfully managing its growth. This volume increase is, in part, dependent on FPFG's ability to procure, maintain and manage its increasingly larger warehouse facilities and lines of credit. In addition to FPFG's financing needs, its ability to increase its volume of loans will depend on, among other factors, its ability to (i) offer attractive products to prospective borrowers, (ii) attract and retain qualified underwriting, servicing and other personnel, (iii) market its products successfully, especially its new Direct Loan products, (iv) establish new relationships and maintain existing relationships with independent correspondent lenders in states where FPFG is currently active and in additional states and (v) build national brand name recognition. In addition, FPFG has recently begun to focus resources on the small loan consumer finance industry. There can be no assurance that FPFG will successfully enter or compete in this highly competitive segment of the consumer finance industry.

     In light of FPFG's rapid growth, the historical performance of FPFG's operations, including its underwriting and servicing operations, which were principally related to origination of Title I Loans, may be of limited relevance in predicting future performance with respect to Conventional Loans, especially debt consolidation loans or personal consumer loans. Any credit or other problems associated with the large number of loans originated in the recent past may not become apparent until sometime in the future. Consequently, FPFG's historical results of operations may be of limited relevance to an investor seeking to predict FPFG's future performance. In addition, purchases of Bulk Loans require FPFG to rely to a certain extent on the underwriting practices of the seller of the Bulk Loans. Although FPFG has its own review process when purchasing Bulk Loans, FPFG occasionally must rely upon the underwriting standards of the originator, which standards may not be as rigorous as FPFG's.

     FPFG's ability to successfully manage its growth as it pursues its growth strategy will be dependent upon, among other things, its ability to
(i) maintain appropriate procedures, policies and systems to ensure that FPFG's loans have an acceptable level of credit risk and loss, (ii) satisfy its need for additional short-term and long-term financing, (iii) manage the costs associated with expanding its infrastructure, including systems, personnel and facilities, and (iv) continue operating in competitive, economic, regulatory and judicial environments that are conducive to FPFG's business activities. FPFG's requirement for additional operating procedures, personnel and facilities is expected to continue over the near term. FPFG is absorbing the effects of the implementation of new computer hardware and software to manage its business operations, and it plans to continue to procure hardware and software that require additional corresponding investments in training and education. FPFG's significant growth has placed substantial new and increased pressures on FPFG's personnel. There can be no assurance that the addition of new operating procedures, personnel and facilities together with FPFG's enhanced information systems, will be sufficient to enable it to meet its current operating needs. Changes in FPFG's ability to obtain or maintain any or all of these factors or to successfully manage its growth strategy could have a material adverse effect on FPFG's operations, profitability and growth.

CONSOLIDATION OF OPERATIONS OF ACQUISITIONS

     Since November 1995, FPFG has made numerous acquisitions and intends to acquire additional companies in the consumer finance industry. FPFG must successfully integrate the management, marketing, products and systems associated with its acquisitions if FPFG is to make current or prospective acquisitions financially successful. In addition, FPFG's strategy of acquiring personal consumer loan companies involves introducing FPFG's strategic loan products, which are very different from the type of loans such companies now originate, into this origination channel. Acquisitions may produce excess costs and may become significant distractions to management if they are not timely integrated. There can be no assurance that future acquisition opportunities will become available, that such future acquisitions can be accomplished on favorable terms or that such acquisitions, if any, will result in profitable operations in the future or can be integrated successfully with FPFG's existing business.

CONCENTRATION OF OPERATIONS IN CALIFORNIA

     Approximately 51.9% of the loans in the Serviced Loan Portfolio at March 31, 1997 were secured by subordinate liens on residential properties located in California. Consequently, FPFG's results of operations and financial condition are dependent upon general trends in the California economy and its residential real estate market. California has experienced an economic slowdown or recession over the last several years, which has been accompanied by a sustained decline in the California real estate market. Such a decline may adversely affect the values of properties securing FPFG's loans, such that the principal balances of such loans, together with any primary financing on the mortgaged properties, may further increase LTVs, making FPFG's ability to recoup losses in the event of a borrower's default extremely unlikely. In addition, California historically has been vulnerable to certain risks of natural disasters, such as earthquakes and erosion-caused mudslides, which are not typically covered by the standard hazard insurance policies maintained by borrowers. Uninsured disasters may adversely impact borrower's ability to repay loans made by FPFG, which could have a material adverse effect on FPFG's results of operations and financial condition.

COMPETITION

     The consumer finance market is highly competitive and fragmented. FPFG competes with a number of finance companies that provide financing to individuals who may not qualify for traditional financing. To a lesser extent, FPFG competes, or will compete, with commercial banks, savings and loan associations, credit unions, insurance companies and captive finance arms of major manufacturing companies that currently tend to apply more traditional lending criteria. In addition, in recent months, several companies have announced loan programs that will compete directly with FPFG's loan products, particularly its Conventional Loans. Many of these competitors or potential competitors are substantially larger and have significantly greater capital and other resources than FPFG. In fiscal 1995 and 1996 and the first six months of fiscal 1997, approximately 68.5%, 93.9% and 85.1%, respectively, of FPFG's loans originated (excluding Bulk Loans) were Correspondent Loans, which are expected to remain a significant part of FPFG's loan production program. As a purchaser of Correspondent Loans, FPFG is exposed to fluctuations in the volume and price of Correspondent Loans resulting from competition from other purchasers of such loans, market conditions and other factors. In addition, the Federal National Mortgage Association ("Fannie Mae") has purchased and is expected to continue to purchase significant volumes of Title I Loans on a whole-loan basis. Purchases by Fannie Mae could be made from sources from which FPFG also purchases loans. To the extent that purchasers of loans, such as Fannie Mae, enter or increase their purchasing activities in the markets in which FPFG purchases loans, competitive pressures may decrease the availability of loans or increase the price FPFG would have to pay for such loans, a phenomenon that has occurred with respect to Title I Loans. In addition, increases in the number of companies seeking to originate loans tends to lower the rates of interest FPFG can charge borrowers, thereby reducing the potential value of subsequently earned Gains on Sales of loans. To the extent that any of these lenders or Fannie Mae significantly expand their activities in FPFG's market, or to the extent that new competitors enter the market, FPFG's results of operations and financial condition could be materially adversely affected.

CONCENTRATION OF CORRESPONDENT LENDERS

     Approximately 79.8%, 48.6% and 44.7% of the loans purchased from correspondent lenders by FPFG during fiscal 1995 and 1996 and the first six months of fiscal 1997, respectively, were originated through FPFG's ten largest independent correspondent lenders. Approximately 50% of the loans purchased from correspondent lenders during fiscal 1995 were originated through two independent correspondent lenders. FPFG believes that it is possible for its dependence on a small number of independent correspondent lenders to continue for the foreseeable future as FPFG focuses extensively on originating Direct Loans. Correspondent lenders are not contractually bound to sell loans to FPFG, and, therefore, are able to sell their loans to others or to undertake securitization programs of their own. To the extent that FPFG is no longer able to purchase or originate loans from these significant independent correspondent lenders, this could have a material adverse effect on FPFG's results of operations and financial condition.

LIMITED OPERATING HISTORY

     FPFG was formed in 1994 to combine the operations of FIRSTPLUS Financial and SFAC. The Combination involved the integration of the operations of two companies that previously operated independently. Consequently, FPFG has a limited operating history under its new corporate structure upon which prospective investors may base an evaluation of its performance.

DELINQUENCIES; RIGHT TO TERMINATE SERVICING; NEGATIVE IMPACT ON CASH FLOW

     On March 31, 1997, approximately 64.4% (by dollar volume) of the Serviced Loan Portfolio consisted of loans securitized by FPFG and sold to grantor or owner trusts. FPFG's form of pooling and servicing agreement with each of these trusts provides that the trustee of the related trust may terminate FPFG's servicing rights if certain delinquency or loss standards are not met. As of March 31, 1997, none of the pools of securitized loans exceeded the foregoing delinquency standards and no servicing rights had been terminated. However, there can be no assurance that delinquency rates with respect to FPFG-sponsored securitized loan pools will not exceed this rate in the future and, if exceeded, that servicing rights will not be terminated, which would have a material adverse effect on FPFG's result of operations and financial condition.

     FPFG's cash flow can also be adversely impacted by high delinquency and default rates in its grantor and owner trusts. Generally, provisions in the pooling and servicing agreement have the effect of requiring the overcollateralization account, which is funded primarily by the excess servicing on the loans held in the trust, to be increased up to approximately two and on-half times the level otherwise required when the delinquency and the default rates exceed various specified limits. The reserve account was fully funded as of March 31, 1997.

DEPENDENCE ON TITLE I PROGRAM

     A portion of FPFG's business is dependent on the continuation of the Title I Program, which is federally funded. The Title I Program provides that qualifying loans are eligible for FHA insurance, although such insurance is limited. From time to time, legislation has been introduced in both houses of the Congress that would, among other things, abolish the Department of Housing and Urban Development ("HUD"), reduce federal spending for housing and community development activities and eliminate the Title I Program. No assurance can be given that the Title I Program will continue in existence or that HUD will continue to receive sufficient funding for the operation of the Title I Program. Discontinuation of or a significant reduction in the Title I Program or FPFG's authority to originate or purchase loans under the Title I Program could have a material adverse effect on FPFG's results of operations and financial condition.

IMPACT OF REGULATION AND LITIGATION

     FPFG's business is subject to regulation and licensing under various federal, state and local statutes and regulations requiring, among other things, the licensing of lenders, adequate disclosure of loan terms and limitations on the terms and interest rates of consumer loans, collection policies, creditor remedies and other trade practices. An adverse change in these laws or regulations could have an adverse effect on FPFG by, among other things, limiting the interest and fee income FPFG may generate on existing and additional loans, limiting the states in which FPFG may operate or restricting FPFG's ability to realize on the collateral securing its loans.

     Members of Congress and government officials have from time to time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because many of FPFG's loans are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for loans of the kind offered by FPFG, which could have a material adverse effect on FPFG's results of operations and financial condition.

     Industry participants are frequently named as defendants in litigation involving alleged violations of federal and state consumer lending laws and regulations, or other similar laws and regulations, as a result of the consumer-oriented nature of the industry in which FPFG operates and uncertainties with respect to the application of various laws and regulations in certain circumstances. If a significant judgment were rendered against FPFG in connection with any litigation, it could have a material adverse effect on FPFG's financial condition and results of operations.

     FPFG's loans under the Title I Program are eligible for FHA insurance. The FHA insures 90% of such loans and certain interest costs, provided that FPFG has not depleted its loss reserve account established with the FHA and the loans were properly originated according to FHA regulations. The amount of insurance coverage in a lender's FHA loss reserve account is equal to 10% of the original principal amount of all Title I Loans originated and the amount of the reserves for purchased loans reported for insurance coverage by the lender, less the amount of all insurance claims approved for payment in connection with losses on such loans and other adjustments. If at any time claims exceed the loss reserve balance, the remaining Title I Loans will be uninsured. In addition, the Title I Program sets loan origination guidelines that must be satisfied by the lender in connection with the origination of Title I Loans in order for the FHA to insure those loans. FPFG's failure to comply with such requirements could result in denial of payment by the FHA. There can be no assurance that losses will not exceed FPFG's loss reserve account or that FPFG will not be adversely affected by such defaults. FPFG's Conventional Loans are not insured.

CONCENTRATION OF VOTING CONTROL IN MANAGEMENT

     At June 30, 1997, Daniel T. Phillips, FPFG's President, Chief Executive Officer and Chairman of the Board, and Eric C. Green, FPFG's Chief Financial Officer, beneficially own or otherwise control an aggregate of approximately 13.1% and 1.6%, respectively, of the outstanding voting FPFG Common Stock. Therefore, Messrs. Phillips and Green are able to exercise significant influence with respect to the election of the entire Board of Directors of FPFG (the "FPFG Board") and all matters submitted to FPFG stockholders. Messrs. Phillips and Green are also able to significantly influence the direction and future operations of FPFG, including decisions regarding the issuance of additional shares of FPFG Common Stock and other securities. In addition, as long as Messrs. Phillips and Green beneficially own or otherwise control a significant block of issued and outstanding FPFG Common Stock, it will be difficult for third parties to obtain control of FPFG through purchases of FPFG Common Stock not beneficially owned or otherwise controlled by Messrs. Phillips and Green.

DEPENDENCE ON KEY PERSONNEL

     FPFG is dependent upon the continued services of Daniel T. Phillips or Eric C. Green and certain of FPFG's other key employees. While FPFG believes that it could find replacements for its executive officers and key employees, the loss of their services could have an adverse effect on FPFG's operations. Each of FPFG's executive officers has entered into an employment agreement with FPFG.

EVENTS OF DEFAULT UNDER CERTAIN FINANCING FACILITIES

     The loss of the services of Daniel T. Phillips as Chief Executive Officer of FPFG would constitute an event of default under one of FPFG's credit facilities, which in turn would result in defaults under other indebtedness. Mr. Phillips has entered into an employment agreement with FPFG.

EFFECT OF CERTAIN ANTITAKEOVER PROVISIONS

     Certain provisions of the FPFG Articles, and the FPFG Bylaws, the Nevada General Corporation Law (the "NGCL") and the Indenture for the outstanding 7.25% Convertible Subordinated Notes due 2003 of FPFG (the "Convertible Notes") could delay or frustrate the removal of incumbent directors and could make difficult a merger, tender offer or proxy contest involving FPFG, even if such events could be viewed as beneficial by FPFG's stockholders. For example, the FPFG Articles deny the right of stockholders to amend the FPFG Bylaws and require advance notice of stockholder proposals and nominations of directors. FPFG is also subject to provisions of the NGCL that prohibit a publicly-held Nevada corporation from engaging in a broad range of business combinations with a person who, together with affiliates and associates, owns 10% or more of the corporation's outstanding voting shares (an "interested stockholder") for three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. In addition, the Indenture for the Convertible Notes provides that in the event of a "change of control" (as defined therein) holders of the Convertible Notes have the right to require that FPFG repurchase the Convertible Notes in whole or in part.

SECURITIES TRADING; POSSIBLE VOLATILITY OF PRICES

     The FPFG Common Stock is quoted on the Nasdaq National Market. The market price for shares of FPFG Common Stock may be significantly affected by such factors as quarter-to-quarter variations in FPFG's results of operations, news announcements or changes in general market or industry conditions.

                               THE WIB MEETING

GENERAL

     This Proxy Statement/Prospectus is being furnished to holders of WIB Common Shares in connection with the solicitation of proxies by the WIB Board for use at the WIB Meeting to be held on August 21, 1997, at the offices of Citizens, 18302 Irvine Boulevard, Tustin, California at 12:00 noon (Tustin, California time) and any adjournments thereof.

     This Proxy Statement/Prospectus, the Notice of Special Meeting and the accompanying form of proxy are first being mailed to shareholders of WIB on or about July 30, 1997.

PURPOSE OF THE MEETING

     At the WIB Meeting, shareholders of WIB will be asked to consider and vote upon a proposal to approve the Merger Agreement, providing for the Merger of WIA with and into WIB. From and after the Effective Time, WIB will continue as the Surviving Corporation and will be a wholly owned subsidiary of FPFG. As a result of the Merger, each outstanding WIB Common Share, other than shares held by dissenting shareholders of WIB, will be converted into the right to receive shares of FPFG Common Stock in the manner described in "The Merger--Conversion of Shares; Conversion." None of the currently outstanding shares of FPFG Common Stock will be converted or otherwise changed as a result of the Merger. Approval of the Merger Agreement by WIB shareholders at the WIB Meeting is among the conditions to the consummation of the Merger under the terms of the Merger Agreement.

     THE WIB BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE MERGER
AGREEMENT.

VOTING RIGHTS OF WIB SHAREHOLDERS

     The WIB Board has fixed July 10, 1997 as the Record Date for the determination of WIB shareholders entitled to notice of and to vote at the WIB Meeting. Accordingly, only holders of record of WIB Common Shares at the close of business on the Record Date will be entitled to vote at the WIB Meeting. At the close of business on the Record Date, there were outstanding 1,211,156 WIB Common Shares, each of which is entitled to one vote on each matter properly submitted to a vote at the WIB Meeting. The affirmative vote of a majority of the outstanding WIB Common Shares entitled to vote is required to approve the Merger Agreement.

     All proxies will be voted in accordance with the directions of the WIB shareholder executing such proxy and, to the extent no directions are given, will be voted "for" approval of the Merger Agreement. Abstentions may be specified on the proposal to approve the Merger Agreement. Such abstentions will be considered present and entitled to vote at the WIB Meeting but will not be counted as votes cast in the affirmative. Abstentions on the proposal to approve the Merger Agreement will have the effect of a negative vote because this proposal requires the approval of a majority of the outstanding shares entitled to vote.

     WIB believes that brokers that hold WIB Common Shares in "street" name for customers do not have the authority to vote those shares with respect to the approval of the Merger Agreement if they have not received instructions from the beneficial owner. A failure by brokers to receive instructions from the beneficial owner to vote those shares will have the same effect as a vote against the proposal to approve the Merger Agreement. WIB shareholders whose shares are not registered in their name will need appropriate documentation from the recordholder to vote personally at the WIB Meeting.

     As of the close of business on the Record Date, the directors and executive officers of WIB held or had the right to vote in the aggregate approximately 31.9% of the outstanding WIB Common Shares, and have advised WIB that they presently intend to vote their shares in favor of the Merger Agreement.

     Each shareholder can vote personally or by proxy; a person acting as a proxy need not be a shareholder.

SOLICITATION AND REVOCATION OF PROXIES; QUORUM

     The WIB Board is making the solicitation of proxies from its shareholders under this Proxy Statement/Prospectus. All shares represented by properly executed proxies will be voted in accordance with the directions on the proxies, unless such proxies are revoked prior to the vote. FORMS OF PROXY CONTAINING NO INSTRUCTIONS REGARDING ANY PARTICULAR MATTER SPECIFIED THEREIN WILL BE VOTED FOR THE APPROVAL OF THE MERGER AND THE PROXIES APPOINTED IN THE PROXY WILL USE THEIR DISCRETION AS TO ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE MEETING. The WIB Board is not aware of matters other than those specified in the Notice of Special Meeting which may properly come before the meeting of its shareholders. If any other matters are properly presented for action at the WIB Meeting, it is intended that the named proxies will vote in accordance with their best judgment on such matters. WIB will bear the cost of solicitation of proxies for the WIB Meeting. In addition to the use of the mails, proxies may be solicited by telephone by directors and officers and employees of WIB and their respective subsidiaries who will not be specially compensated for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of WIB Common Shares held of record by such persons, and WIB will reimburse them for their charges and expenses.

     Each holder of record of WIB Common Shares on the Record Date will be entitled to one vote for each share of stock registered in his or her name on each matter presented to a vote at the WIB Meeting. The presence, in person or by proxy, of a majority of the outstanding shares of WIB Common Shares entitled to vote is necessary to constitute a quorum of the shareholders A shareholder of WIB who executes and returns a proxy has the power to revoke it at any time before it is voted. The giving of a proxy does not affect a shareholder's right to attend and vote in person at the WIB Meeting. A shareholder's presence at a meeting, however, will not in itself revoke the shareholder's proxy. WIB Common Shares which are present or represented by proxy at the WIB Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Merger Agreement or whether a broker with discretionary authority fails to exercise its discretionary voting authority. In addition to any other manner provided by law, a WIB shareholder giving a proxy pursuant to this solicitation may revoke such proxy by delivering a written revocation to the Secretary of WIB at 18302 Irvine Boulevard, Suite 300, Tustin, California 92780. No revocation by written notice, however, will be effective unless and until such notice is received by the Secretary of WIB prior to the date of the WIB Meeting or by the inspector of election at the WIB Meeting prior to the closing of the polls.

                            THE MERGER

     THE FOLLOWING IS A SUMMARY OF THE MATERIAL ASPECTS OF THE MERGER. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX A AND IS INCORPORATED HEREIN BY REFERENCE. WIB SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY.

GENERAL

     At the Effective Time, WIA, a wholly-owned subsidiary of FPFG, will be merged with and into WIB, with WIB being the Surviving Corporation in the Merger. Following the Merger, WIB will be a wholly-owned subsidiary of FPFG. Except with respect to shares as to which dissenters' rights have been exercised, if the Merger Agreement is approved and the Merger becomes effective, each WIB Common Share outstanding immediately prior to the Effective Time will be automatically converted into and exchange for the right to receive shares of FPFG Common Stock based on the Conversion Ratio. See "--Conversion of Shares; Conversion." Following the Effective Time, FPFG will be the sole shareholder of WIB. Shares of FPFG Common Stock issued and outstanding immediately before the Effective Time will remain issued and outstanding immediately after the Effective Time.

EFFECTIVE TIME

     WIB and WIA anticipate filing a Certificate of Approval of Merger with the Secretary of State of the State of California and Articles of Merger with the Secretary of State of the State of Nevada, as promptly as possible after the adoption of the matters to be considered at the WIB Meeting and the satisfaction or waiver of the conditions contained in the Merger Agreement. See "The Merger--The Merger Agreement--Conditions to the Merger." The Merger will be consummated, and the Effective Time will occur, on the date and time of such filings.

CONVERSION OF SHARES; CONVERSION RATIO

     The Merger Agreement provides that, upon the Effective Time of the Merger, each issued and outstanding WIB Common Share, other than shares held by WIB shareholders who dissent to the Merger, will be converted into the right to receive shares of FPFG Common Stock. The number of shares of FPFG Common Stock to be received by each WIB shareholder is determined by dividing the "FPFG Share Number" by the sum of the number of WIB Common Shares outstanding plus the number of WIB Common Shares issuable upon the exercise of all Existing Stock Rights as of the Effective Time (the "Conversion Ratio"). No fractional shares will be issued, but rather any resulting fractional share will be rounded up to the next whole number. The "FPFG Share Number" is the number determined by dividing (i) $24,862,674 by
(ii) the average closing price per share of the FPFG Common Stock on the Nasdaq National Market as reported in THE WALL STREET JOURNAL for the ten trading days prior to the date that is two calendar days prior to the Closing of the Merger (the "FMV of the FPFG Common Stock").

     The Merger Agreement contains a $30.60 to $37.40 collar mechanism based upon the FMV of the FPFG Common Stock. Under this collar mechanism, if the FMV of the FPFG Common Stock falls between $30.60 and $37.40, then the actual FMV of the FPFG Common Stock shall be used, if the FMV of the FPFG Common Stock exceeds $37.40, then $37.40 shall be the FMV of the FPFG Common Stock, and if the FMV of the FPFG Common Stock falls below $30.60, then $30.60 shall be the FMV of the FPFG Common Stock.

     Assuming no WIB shareholders dissent from the Merger and assuming a FMV of the FPFG Common Stock of $36.39375 per share (i.e., the FMV of the FPFG Common Stock had the Closing Date been July 23, 1997), WIB shareholders would have been entitled to receive an aggregate of approximately 587,528 shares of FPFG Common Stock at the Effective Time. WIA's common stock outstanding immediately prior to the Effective Time shall be converted into one share of common stock of WIB as the Surviving Corporation. The shares of FPFG Common Stock outstanding immediately prior to the Effective Time will not be changed as a result of the Merger. All such shares of FPFG Common Stock will remain issued and outstanding.


     Based upon the same assumptions specified in the previous paragraph, holders of FPFG Common Stock prior to the Effective Time of the Merger, in the aggregate, will own approximately 98.4% of the outstanding FPFG

Common Stock after giving effect to the Merger, and holders of WIB Common Shares prior to the Effective Time of the Merger, in the aggregate, will own approximately 1.6% of the outstanding FPFG Common Stock after giving effect to the Merger.

BACKGROUND OF AND REASONS FOR THE MERGER

     The decision to pursue a potential sale of WIB grew out of developments respecting WIB in 1995 and 1996. In the fall of 1994 WIB, filed a registration statement with the SEC in connection with its plan to raise $7,000,000 to $10,000,000 through an initial public offering of WIB Common Shares. WIB planned to use the offering proceeds to support and expand its portfolio lending business. In January 1995, these efforts were terminated due to unfavorable market conditions. WIB thereafter retained Carpenter in January 1995 to explore the possibility of privately placing shares to obtain additional capital or, if appropriate, to sell WIB.

     In February 1995, the Board of Directors of Citizens, upon the recommendation of management, determined that Citizens' portfolio of wholly-owned Title I Loans should be sold in order to reduce Citizens' level of participation in the Title I Program, including liabilities associated with the reserves required to be maintained with HUD respecting such loans. In April 1995, Michael W. McGuire, President and Chief Executive Officer of Citizens, was contacted by a representative of FPFG expressing FPFG's interest in purchasing the portfolio. The WIB Board and management were satisfied with the pricing of the transaction and the ability to retain subservicing responsibilities for the loans to be sold following their securitization by FPFG. The sale of $86.7 million of Title I Loans to FPFG was completed in June 1995. The sale, together with an increased emphasis on originating loans for sale through mortgage banking activities, reduced WIB's current capital needs significantly. As a result, the interest of WIB in raising additional capital diminished.

     During the course of the negotiation and closing of the loan sale transaction, FPFG and WIB explored ways in which the two companies could work together more closely in the future. Citizens desired to offer a home equity loan product with an LTV exceeding 100% of the value of the home securing the loan and desired to find a purchaser for that product. Working together, FPFG and Citizens established underwriting and pricing criteria for this loan program, and in July 1995 Citizens began producing this loan as a complement to its existing Title I Loan business.

     From July 1995 to April 1996, Citizens sold this product to FPFG exclusively. In April 1996, Citizens began selling this product to other investors as well. During this period, the new home equity loan products of Citizens became the primary loan offered by Citizens. In addition to the $86.7 million in Title I Loans sold to FPFG in June 1995, during the second half of 1995 Citizens sold FPFG another $1.6 million in Title I Loans and $21.0 million in home equity loans, amounting to approximately 45% of Citizens' total loan production for such period. During 1996, Citizens sold FPFG $61.2 million in loans, representing 46% of Citizens' loan production. During the first quarter of 1997, approximately $24.9 million in loans have been sold to FPFG, representing 63.8% of loan production. Citizens believes that the terms of such sales have been favorable to Citizens and generally competitive with the terms available in the secondary market for the product sold to FPFG.

     In November 1995, Mr. McGuire met with Daniel T. Phillips, Chairman of the Board and Chief Executive Officer of FPFG, Eric C. Green, Executive Vice President and Chief Financial Officer of FPFG, and a representative of Bear, Stearns & Co. Inc. ("Bear Stearns"), FPFG's investment banker, in Dallas, Texas, at which time the possible benefits of a closer alliance between the two companies were discussed. FPFG elected not to pursue an investment in WIB or Citizens at that time because FPFG was in the process of completing its initial public offering, which closed in February 1996, and believed that further consideration of an investment in a regulated financial institution or holding company should be deferred.

     In January 1996, the WIB Board asked Carpenter to negotiate with parties who had expressed an interest in acquiring or investing in WIB or Citizens. In connection with these discussions, Carpenter prepared an information package respecting WIB to be made available to potential investors and contacted other potential acquirors. Mr. McGuire advised Mr. Phillips and Mr. Green to contact Carpenter if they were interested in further review of WIB as a possible acquisition target. While FPFG obtained a copy of the information package in March 1996, at that time serious discussions between the parties did not occur.

     During the period from March 1996 to November 1996, WIB responded to various indications of interest from potential acquirors and engaged in extensive negotiations with one party for a sale of WIB for a combination of cash and stock. This party proposed to acquire 45% of the outstanding shares of WIB for cash equal to 1.65 times the December 31, 1996 adjusted book value per share of the WIB Common Shares, and 55% of the outstanding shares for shares of the parent company of the acquiror exchanged on a book-value-for-book-value basis. The WIB Board declined to proceed with this transaction because of concerns relating to the lack of a current market for the shares to be received, the level of goodwill on the books of the acquiror, the historical earnings of the acquiror, and price reductions requested by the acquiror. The WIB Board believes the terms offered by FPFG, including price, are superior to those offered by the other party. The negotiations with such party were terminated in November 1996 prior to receipt of FPFG's initial offer.

     During the week of November 18, 1996, Mr. McGuire again met in Dallas with Mr. Green, Mr. Phillips and a representative of Bear Stearns. At that meeting, FPFG expressed its interest in discussing the possibility of an acquisition of WIB or Citizens by FPFG. FPFG indicated that its interest had increased in acquiring a financial institution, like Citizens, that was not regulated as a bank holding company under federal law. On November 25, 1996, a confidentiality agreement was executed by FPFG and thereafter materials concerning WIB and its business were forwarded to FPFG for its review. On December 3, 1996, FPFG presented a letter to WIB indicating its interest in acquiring WIB in a transaction to be accounted for as a pooling of interests and with the shareholders of WIB to receive FPFG Common Stock in an amount equivalent to two times the book value per share of the WIB Common Shares at December 31, 1996, on a fully diluted basis.

     During December 1996 and January 1997, the parties continued discussions over the material terms of the acquisition, including price, and WIB's desire not to enter into a letter of intent but to proceed with the negotiation and execution of a definitive agreement subject to no due diligence contingencies on the part of FPFG. Representatives of FPFG advised WIB that it would not have the personnel available to complete due diligence prior to the first week of February, in light of commitments related to FPFG's pending public offering of FPFG Common Stock (which closed during the last week of January
1997). The due diligence of both parties was concluded in early February and WIB received a substantially final version of the agreement on or about February 12, 1997, for consideration by the WIB Board.

     On the afternoon of February 13, 1997, WIB received a letter from another mortgage banking firm expressing an interest in a possible acquisition of Citizens at a cash price of 1.75 times the book value per share of Citizens as of the end of the quarter preceding the quarter in which the closing of the transaction would occur, plus a contingent payment of $7.8 million if 1998 originations by Citizens exceeded $180 million and pre-tax profits exceeded $5.6 million, and a contingent payment of $11.1 million if 1999 originations by Citizens exceeded $212 million and pre-tax profits exceeded $6.6 million. The letter of intent was subject to a number of other significant contingencies, including a comprehensive due diligence review of Citizens. On February 14, 1997, James T. Capretz, Chairman of the Board of WIB, wrote to the President of the potential buyer and advised him that Carpenter would be responding to him shortly on behalf of WIB. That afternoon, Carpenter spoke with the investment banker for the potential buyer concerning the proposed transaction, and advised him that WIB was close to concluding a transaction with another interested party and that any due diligence contingencies to a proposed transaction by his client would have to be satisfied very quickly for such a transaction to proceed.

     Later that day, the WIB Board held a telephonic meeting to consider the new proposal. During the meeting, representatives of Carpenter presented information respecting the potential buyer, its financial resources and the value of the offer. Mr. McGuire and Carpenter also expressed their opinion that it was unlikely that the loan volume and net profit conditions to the contingent payments set forth in the offer could be satisfied by Citizens. The WIB Board then authorized Carpenter to respond to the offer. Carpenter attempted to contact the investment banker for the interested party and the President of the party by telephone, but was unable to reach them. At the request of the WIB Board, Carpenter then sent a letter dated February 14, 1997 to the interested party and its investment banker indicating that a final non-contingent offer for all of the shares of WIB (as opposed to Citizens), with no contingencies other than shareholder and regulatory approval, a cash purchase price of $20.00 per share for the WIB Common Shares and a $2 million cash deposit, would be considered if presented by 5:00 p.m. on Monday, February 17 and that WIB would make its books and records available for inspection over the weekend of February 15 and February 16. No immediate response was received to this letter. On Saturday, February 15, Carpenter and the Chairman of the Board of WIB spoke with the investment banker and discussed the position of the WIB Board. On Monday, February 17, Carpenter spoke with the President of the bidder, who was noncommittal as to his company's continued level of interest. No further communications were received from the bidder following such conversation. On February 19, 1997, a telephone meeting of the WIB Board was held to consider the Merger and Merger Agreement presented by FPFG.

     The WIB Board determined not to proceed with the competing proposal because the offer was subject to a due diligence contingency, there were substantial future loan volume and earnings contingencies affecting the amount of consideration to be received, and there were uncertainties respecting the financial capacity of the acquiror to raise the cash necessary to complete the transaction. The WIB Board was also influenced by the acquiror's failure to respond to WIB's counter-offer, the advanced stage of negotiations with FPFG, the lack of substantial contingencies to the FPFG offer and the risk of losing the FPFG transaction should negotiations with the third party not be successfully concluded.

     At the February 19, 1997 meeting, following the WIB Board's consideration of all relevant factors and discussion with Carpenter, during which the WIB Board asked questions related to Carpenter's presentations and oral opinion concluding the Merger Consideration offered by FPFG, was, as of such date, fair, from a financial point of view, to the WIB shareholders, the WIB Board approved the Merger Agreement and authorized its execution, and recommended approval of the agreement by the WIB shareholders. The Merger Agreement was then executed and a press release was issued announcing the proposed Merger on the morning of February 20, 1997.

RECOMMENDATION OF THE WIB BOARD

     The WIB Board believes the Merger is in the best interests of WIB's shareholders and has unanimously approved the Merger Agreement and the transactions contemplated thereby. THE BOARD OF DIRECTORS OF WIB UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF WIB VOTE "FOR" ADOPTION AND APPROVAL OF THE MERGER AGREEMENT.

     The terms of the proposed Merger are the result of arms-length negotiations between representatives of WIB and representatives of FPFG, culminating in the signing of the Merger Agreement on February 19, 1997. In arriving at its decision to approve and recommend the terms of the Merger Agreement, the WIB Board considered a number of factors, including, but not limited to, the following:

     1. WIB's business, results of operations, financial condition and future prospects, including historical and projected earnings, return on equity and return on assets, liquidity, and growth and margins in its mortgage banking activities. WIB also considered the premium offered by FPFG in relation to the earnings, book value and deposits of WIB as compared to premiums paid in other acquisitions of other federally insured financial institutions.
          See "--Opinion of WIB's Financial Advisor" for a more expanded discussion of these items.

     2. FPFG's business, results of operation, financial condition and future prospects, and the value of the shares of FPFG Common Stock to be acquired by the shareholders of WIB. Specifically, the WIB Board reviewed growth in lending volume and profits of FPFG, and the relationship of the price of the FPFG Common Stock to both earnings and the earnings multiples at which shares of other finance and mortgage companies trade.

     3. Carpenter's presentation to the WIB Board and the opinion of Carpenter, WIB's financial advisor, that the Merger consideration was, as of the date of such opinion, fair from a financial point of view to the holders of WIB Common Shares. See "--Opinion of WIB's Financial Advisor" and Appendix B.

     4. The review by the WIB Board with its legal and financial advisors of the provisions of the proposed Merger Agreement.

     5. The belief of the WIB Board that the terms of the Merger were attractive in that they would allow WIB shareholders to receive shares of FPFG Common Stock listed on the Nasdaq National Market, which are substantially more liquid than the WIB Common Shares, and that receipt of such shares would generally allow WIB shareholders to defer payment of taxes on the disposition of their WIB Common

          Shares until sale of their shares of FPFG Common Stock received in the Merger. See "--Certain Federal Income Tax Considerations."

     6. The general economic and competitive conditions of the market in which WIB operates and trends in the consolidation of financial institutions in the market, including the relative advantages enjoyed by larger institutions with more products, larger advertising budgets, greater access to capital markets and other advantages attendant to greater size and capitalization.

     7. Exploring other indications of interest from other potential acquirors, which, after careful analysis by the WIB Board, were determined to be less advantageous to the shareholders of WIB than the Merger. See "Background of and Reasons for the Merger."

     8. The absence of financing contingencies in connection with the FPFG offer.

     9. WIB's substantial experience with FPFG and its loan products and the positive impact of the business done with FPFG on WIB's results. FPFG is by far WIB's largest customer, having purchased 46% and 64%, respectively, of WIB's total loan production in 1996 and 1997.

     In particular, the WIB Board considered the FPFG proposal in light of other opportunities presented to WIB in 1995 and 1996, including the undertaking of a public offering, a private placement to a strategic investor or other sales proposals. The proposals received for both private and public offerings were at prices substantially below the price offered by FPFG and presented concerns that the shares of existing investors would have limited or no additional liquidity. In addition, the redirection of WIB's business to mortgage banking from portfolio lending had reduced WIB's capital requirements and left the company with excess capital and liquidity, leaving sale of WIB to a larger company a more attractive option. The acquisition proposals received from other interested parties were, in turn, at prices generally below the price offered by FPFG, or presented other risks, such as availability of financing or contingencies that were not acceptable to the WIB Board. See "Background of and Reasons for the Merger."

    The FPFG Common Stock held by WIB's shareholders following the Merger, while presenting risks to WIB's shareholders, would only represent approximately two percent (2%) of total shares outstanding. The WIB Board believes that the market for FPFG shares is sufficiently broad to permit WIB's shareholders to dispose of such shares should they desire to do so. By taking stock, WIB's investors may elect when to recognize any taxes from disposition of the shares. Although the FPFG Common Stock carries certain risks, including the need of FPFG for additional financing, dependence of FPFG on an active market for securitized loans, interest rate risk, credit risk, Title I lending and a high level of exposure to the California marketplace, these risks were perceived by the WIB Board to be similar to the risks inherent in WIB's business. See "Risk Factors."

    The WIB Board recognizes that completion of the Merger will remove the opportunity of WIB to grow independently and to perhaps ultimately achieve a higher valuation based on its own business, whether through a future public offering, a sale of WIB to a buyer at a higher price or otherwise. No assurance can be given that FPFG will continue to experience the earnings growth of recent periods, or that the FPFG Common Stock will prove to be a superior investment to the WIB Common Shares. However, in the judgment of the WIB Board such potential disadvantages and risks are outweighed by the potential benefits described above.

    In reaching its determination to approve and recommend the Merger, the WIB Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors.

    Certain members of the WIB Board have interests in the Merger in addition to their interests as shareholders generally, including certain stock options held by members of the WIB Board that will be converted into stock options to acquire shares of FPFG Common Stock as a result of the Merger, and certain payments to be received by the members of the WIB Board (other than Mr. McGuire) under the Director Agreements. See "--Interests of Certain Persons in the Merger."

OPINION OF WIB'S FINANCIAL ADVISOR

    Pursuant to an engagement letter dated January 3, 1997 (the "Engagement Letter"), WIB engaged Carpenter to provide a fairness opinion and other financial advisory services with respect to the transaction. Carpenter is an investment banking firm specializing in California financial institutions, and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, underwritings, private placements and valuations for corporate and other purposes. WIB selected Carpenter to render the opinion on the basis of its experience and expertise in transactions similar to the Merger and its reputation in the banking and investment communities. No limitations were imposed by WIB on Carpenter with respect to the investigations made or procedures followed in rendering its opinion.

    At a meeting of the WIB Board on February 19, 1997, Carpenter delivered its oral opinion that the consideration to be received by the holders of WIB Common Shares pursuant to the Merger was fair to such shareholders from a financial point of view, as of the date of such opinion. Carpenter's oral opinion was subsequently confirmed in writing as of such date.

    THE FULL TEXT OF CARPENTER'S WRITTEN OPINION TO THE WIB BOARD, DATED MARCH 26, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS OF THE REVIEW, BY CARPENTER, IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY OF CARPENTER'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION, WHICH SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY. IN FURNISHING SUCH OPINION, CARPENTER DOES NOT ADMIT THAT IT IS AN EXPERT WITH RESPECT TO THE REGISTRATION STATEMENT OF WHICH THIS PROXY STATEMENT/PROSPECTUS IS A PART WITHIN THE MEANING OF THE TERM "EXPERTS" AS USED IN THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. NOR DOES CARPENTER ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT. CARPENTER'S OPINION IS DIRECTED TO THE WIB BOARD, COVERS ONLY THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF WIB COMMON SHARES FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE OPINION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF WIB COMMON SHARES AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT WIB MEETING.

    In connection with its opinion, Carpenter, among other things: (i) reviewed certain publicly available financial and other data with respect to WIB and FPFG, including the consolidated financial statements for recent years and interim periods to December 31, 1996 and certain other relevant financial and operating data relating to WIB and FPFG made available to Carpenter from published sources and from the internal records of WIB; (ii) reviewed the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, WIB Common Shares and FPFG Common Stock; (iv) compared WIB and FPFG from a financial point of view with certain other companies in the financial services industry which Carpenter deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry which Carpenter deemed to be comparable, in whole or in part, to the Merger; (vi) compared to the Merger the financial and other terms of recent business combinations proposals made to WIB by other companies in 1996; (vii) reviewed and discussed with representative of the management of WIB certain information of a business and financial nature regarding WIB, furnished to Carpenter by them; (viii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with WIB's counsel; and (ix) performed such other analyses and examinations as Carpenter deemed appropriate.

    In connection with its review, Carpenter did not assume any obligation independently to verify the foregoing information and relied on such information being accurate and complete in all material respects. Carpenter also assumed that there were no material changes in WIB's or FPFG's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to it. Carpenter relied on advice of counsel to WIB as to all legal matters with respect to WIB, the Merger and the Merger Agreement. WIB acknowledged that Carpenter did not discuss with WIB's independent accountants any financial reporting matters with respect to WIB, the Merger or the Merger Agreement. WIB informed Carpenter, and Carpenter assumed, that the Merger would be accounted for as a pooling of interests under generally accepted accounting principles. Carpenter assumed that the Merger would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations.

    Carpenter assumed that the allowance for loan losses for each of WIB and FPFG are in the aggregate adequate to cover such losses. In addition, Carpenter did not assume responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of WIB or FPFG, nor was Carpenter furnished with any such appraisals. Finally, Carpenter's opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to Carpenter as of the date of the opinion. Accordingly, although subsequent developments may affect Carpenter's opinion, it has not assumed any obligation to update, revise or reaffirm such opinion.

    Set forth below is a summary of Carpenter's analysis in connection with its opinion that is complete in all material respects.

    ANALYSIS OF SELECTED MERGER TRANSACTIONS. Carpenter reviewed public transactions involving acquisitions of thrift and loan companies since January 1, 1992. Because the number of publicly reported acquisitions of thrift and loans consisted of a small number of transactions, Carpenter also reviewed the consideration paid in recently announced transactions whereby certain banks of various sizes were acquired. Specifically, Carpenter reviewed five transactions involving the acquisition of thrift and loans since 1992 and two transactions involving the acquisition of thrift and loan companies in 1996, 101 transactions involving acquisitions of banks based in California announced since January 1, 1992 (the "California Bank Acquisitions"), and 58 acquisitions of banks based in California with total assets of less than $200 million since the same date (the "Small Bank Acquisitions"). Carpenter further analyzed 16 transactions in 1996 involving California banks under $200 million (the "1996 Small Bank Acquisitions").
For each institution acquired or to be acquired in such transactions, Carpenter analyzed data illustrating, among other things, the ratio of the premium (i.e., purchase price in excess of tangible book value) to core deposits, purchase price to tangible book value and purchase price to last 12 months' ("LTM") earnings.

    The two thrift and loan company transactions during 1996 considered were the acquisition of California Thrift and Loan by Bayview Federal Bank (the "CTL Acquisition") and the acquisition of Town and Country Finance by Capital Corp of the West (the "Town and Country Acquisition"). Both transactions took place in 1996. The figures for the CTL Acquisition and the Town and Country Acquisition produced, respectively: (i) percentage of premium to core deposits of 6.1% and 9.4%; (ii) multiple of purchase price to tangible book value of 130% and 157%; and (iii) multiple of purchase price to LTM earnings of 11.4x and 9.1x. The figures for the California Bank Acquisitions, Small Bank Acquisitions, and 1996 Small Acquisitions produced, respectively:
(i) median percentage of premium to core deposits of 6.3%, 6.2%, and 7.5%;
(ii) median multiple of purchase price to tangible book value of 163.1%, 147.4% and 168.6%; and (iii) median multiple of purchase price to LTM earnings of 17.5x, 19.4x and 15.4x. In view of the wide range of WIB earnings over the last several years, in addition to considering the price as a multiple of WIB's LTM earnings, Carpenter also reviewed the price as a multiple to the average of earnings for each of those years, a normalized annual earnings rate of $1,294,783. In comparison, based upon an assumed purchase price of $17.65 for each WIB Common Shares, Carpenter determined that the consideration to be received by the holders of WIB Common Shares in the Merger represented a percentage of premium to core deposits of 11.6%, a multiple of price to tangible book value of 200.0%, a multiple of price to WIB's year end 1996 earnings of 9.0x, and a multiple of price to WIB's normalized three-year earnings of 19.2x.

    No other company or transaction used in the above analysis, as a comparison, is identical to WIB or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value and the announced acquisition prices of the companies to which WIB and the Merger are being compared.

    CONTRIBUTION ANALYSIS. Carpenter analyzed the contribution of each of WIB and FPFG to, among other things, total tangible common equity, assets, LTM net income, and gross loans of the pro forma combined companies. For purposes of this analysis, because the growth of FPFG made utilization of FPFG LTM earnings in the combination analysis inappropriate, the income attributed to FPFG was based upon an annualization of its December 31, 1996 quarter. Similarly, the FPFG balance sheet utilized was for the period ending January 31, 1997, which gave effect to FPFG's recent stock offering. For WIB, the balance sheet for the period ending December 31, 1996 was used, and the income statement for the calendar year 1996 and the normalized average for the three years ending December 31, 1996 (as calculated above) were both used for comparative purposes. This analysis showed, among other things, that based on pro forma combined balance sheets for WIB and FPFG as defined above, WIB would have contributed 4.1% of shareholders' equity, 8.1% of assets, and 4.5% of loans. Pro forma income statements as defined above indicated that WIB would have contributed 3.6% of the net income of the pro forma combined companies based on 1996 earnings by WIB, and 1.7% of combined pro forma earnings giving effect to a three-year average for WIB earnings. Based upon analysis assuming a FMV of the FPFG Common Stock of $32.00 and, therefore, a Conversion Ratio in the Merger of

 .5517 a share of FPFG Common Stock for each WIB Common Shares, holders of WIB Common Shares would own approximately 1.9% of the combined companies based on fully diluted shares outstanding on the date of the opinion.

    REVIEW OF FPFG AND WIB. Carpenter analyzed the financial results of both FPFG and WIB for the period from 1994 through 1996 as reported by both companies in their respective annual reports and public filings. Specifically, Carpenter reviewed total assets, shareholder equity, net income, and return on assets and return on equity. Assets of FPFG grew from $61,341,000 at September 30, 1995 to $1,469,206,000 at March 31, 1997.
Shareholder equity of FPFG grew from $11,734,000 at September 30, 1995 to $94,569,000 at September 30, 1996 and $307,638,000 at March 31, 1997. Net
income of FPFG for the fiscal year ending September 30, 1995 was $5,839,000, for the fiscal year ending September 30, 1996 was $34,212,000, and for the six months ending March 31, 1997 was $48,181,000. Return on assets and return on equity of FPFG for each of the fiscal years ending September 30, 1995, September 30, 1996 and annualized return on equity for the six months ending March 31, 1997 were respectively 15.9% and 72.7%, 8.9% and 64.4%, and 8.8% and 47.9%. Total assets of WIB at the end of each of the fiscal year ending December 31, 1994, December 31, 1995, and December 31, 1996 were $119,184,000, $127,785,000, and $124,548,000, respectively. Shareholders'
equity of WIB at the end of each of the fiscal years ending December 31, 1994, December 31, 1995, and December 31, 1996 was $8,126,000, $9,245,000,
and $11,761,000, respectively. Net income of WIB for each of the fiscal years ending December 31, 1994, December 31, 1995, and December 31, 1996 was $387,000, $722,000, and $2,775,000, respectively. Return on assets and return on equity of WIB for each of the fiscal years ending December 31, 1994, December 31, 1995, and December 31, 1996, were 0.34% and 4.78%, 0.57%
and 8.40%, and 2.23% and 27.47%, respectively.

    TRADING ACTIVITY AND PRICES. Carpenter reviewed the trading activity and sales prices in the common stock of both WIB and FPFG. FPFG Common Stock has been quoted on the Nasdaq National Market since FPFG's initial public offering in February 1996. As of June 30, 1997, there were 34,461,473 shares of FPFG Voting Common Stock outstanding, and 690,905 shares of non-voting common stock. Sales prices for the FPFG Common Stock in calendar year 1996 ranged from a low of $17.50 to a high of $30.75 per share. In the quarter ending March 31, 1997, sales prices for the FPFG Common Stock varied from a low of $20.50 to a high of $36.75. Trading volumes in calendar 1996 averaged 115,976 shares traded per day. Daily trading volumes in the first quarter of 1997 averaged 546,882 shares. WIB Common Shares are not listed on a national exchange or quoted on any system of the Nasdaq Stock Market and are traded only sporadically. At July 23, 1997, there were 1,211,156 WIB Common Shares issued and outstanding. Management of WIB is aware of sales of approximately 56,239 WIB Common Shares in 1996 at prices ranging from $5.00 to $6.25 per share, and one sale during the first quarter of 1997 at $7.25 per share.

    The summary set forth above does not purport to be a complete description of the presentation by Carpenter to the WIB Board or of the analysis performed by Carpenter. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description.
Carpenter believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and factors, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the WIB Board. The range of valuations resulting from any particular analysis described above should not be taken to be Carpenter's view of the actual value of WIB or the combined companies.

    In performing its analyses, Carpenter made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of WIB or FPFG. Material among those assumptions were that of a reasonable stable economic and interest rate environment, no changes in the regulatory and statutory regime governing the business of both FPFG and WIB sufficient to materially impact their results, and continued secondary financial market liquidity for the products of both FPFG and WIB. The analyses performed by Carpenter are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.
Such analyses were prepared solely as part of Carpenter's analysis of the fairness of the consideration to be received by the holders of WIB Common Shares in the Merger and were provided to the WIB Board in connection with the delivery of Carpenter's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future. The forecasts utilized by Carpenter in certain of its analyses are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those contemplated in such forecasts.

    Pursuant to the Engagement Letter, WIB will pay Carpenter a transaction fee in connection with the Merger, a substantial portion of which is contingent upon the consummation of the Merger. Under the terms of the Engagement Letter, WIB will pay Carpenter a transaction fee equal to 1% of the aggregate purchase price paid in the transaction, less $50,000 previously paid to Carpenter. WIB has also agreed to reimburse Carpenter for its reasonable out-of-pocket expenses. WIB has agreed to indemnify Carpenter, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and other controlling persons against certain liabilities.

THE MERGER AGREEMENT

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains representations and warranties by WIB relating to, among other things, (a) proper organization of WIB, proper organization of its subsidiaries and similar corporate matters; (b) the capital structures of WIB and each of its subsidiaries; (c) the authorization, performance and enforceability of the Merger Agreement; (d) the absence of violations of WIB's governing instruments and applicable laws and agreements; (e) governmental authorizations required to effect the Merger; (f) the absence of claims and litigation against WIB and its subsidiaries; (g) compliance by WIB and its subsidiaries with applicable laws; (h) absence of material adverse changes on WIB; (i) compliance by WIB and its subsidiaries with applicable environmental laws and regulations; (j) WIB Board recommendations; (k) intellectual property rights and other intangible personal property; (l) disclosures in the Merger Agreement by WIB not being misleading; (m) preparation by WIB of audited financial statements in accordance with generally accepted accounting principles ("GAAP") for the periods covered; (n) the absence of undisclosed liabilities by WIB; (o) WIB's taxes and tax matters; (p) WIB's loan practices; (q) WIB's interests in real property; (r) WIB's material contracts and the absence of any breach of or default under any such contract; (s) WIB's employee benefit plans; (t) WIB's insurance; and (u) WIB's compensation of its officers, directors, and employees.

    The Merger Agreement also contains representations and warranties by FPFG relating to, among other things, (a) proper organization of FPFG; (b) the authorization, performance and enforceability of the Merger Agreement; (c) the compliance in all material respects with applicable requirements of the Exchange Act of certain filings made by FPFG with the Commission; (d) the absence of a litigation except as described in such documents filed with the Commission; and (e) governmental authorizations required to effect the Merger.

    CONDUCT OF BUSINESS PRIOR TO THE MERGER. WIB has agreed that, prior to the Merger, it and its subsidiaries will conduct their operations only in the ordinary course of business, except as contemplated by the Merger Agreement. WIB has agreed that, prior to the Merger, WIB will and will cause each of its subsidiaries to (i) extend credit in accordance with existing lending policies, except that neither the WIB nor any subsidiary shall, without the prior written consent of FPFG (A) make any extensions of credit aggregating in excess of $200,000 to a person or entity that is not a borrower as of the date of the execution of the Merger Agreement (except for loans which CIT Group/Consumer Finance, Inc. has committed to purchase prior to their approval by Citizens) or (B) engage in any loan transaction or series of contemporaneous loan transactions involving an aggregate of more than $200,000 with any borrower who has aggregate extensions of credit in excess of $200,000 as of the date of the consummation of the Merger; (ii) not authorize or incur any long-term debt; (iii) not mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; (iv) not enter into any material agreement, contract or commitment in excess of $50,000 except banking transactions and treasury investments in debt securities in the ordinary course of business; (v) not make any investments except investments made in the ordinary course of business, in accordance with past practice; (vi) not amend or terminate any employee benefit plan except as required by law; (vii) not make any contributions to any employee benefit plan except as required by the terms of such plan in effect as of the date of the Merger Agreement; (viii) not declare, set aside, make or pay any dividend or other distribution with respect to WIB's capital stock; (ix) not redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of WIB; (x) not increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices (including bonus plans); (xi) not sell or otherwise dispose of any shares of the capital stock of any subsidiary; (xii) not sell or dispose of any of its assets or properties other than in the ordinary course of business; (xiii) not issue any equity interests in WIB other than pursuant to the exercise of Existing Stock Rights; (xiv) not issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional equity interests in WIB's or a subsidiary's capital stock may be authorized, issued or transferred from treasury; or (xv) not amend or otherwise change its articles of incorporation; and (xvi) not acquire any capital stock or other equity securities or acquisition of any equity or ownership interest in any bank, corporation, partnership or other entity, except (A) through settlement of indebtedness, foreclosure, or the exercise of creditors' remedies or (B) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person.

    CERTAIN COVENANTS OF WIB AND FPFG.  Each of FPFG and WIB have agreed to:
(i) except as required by law, consult with the other party prior to making any press release or other public announcement regarding the Merger and any matters contained in the Merger Agreement; (ii) use reasonable, good faith efforts to take all necessary actions or cause to be done all things necessary to consummate the transactions contemplated by the Merger Agreement as soon as practicable including seeking or making all required filings, orders, consents or authorizations required under applicable law or consents from any governmental bodies or parties to any material contracts and to refrain from any action that would materially impair the likelihood of the consummation of the transaction contemplated by the Merger Agreement or take any action that may materially and adversely affect the obtaining of any consent, waiver, authorization or approval; (iii) not take any actions which could prevent the Merger from qualifying for "pooling-of-interests" accounting treatment or to be treated as a tax-free "reorganization" for Federal income tax purposes; (iv) cooperate and use all reasonable efforts to defend against any claim, action, suit, investigation or other proceeding;
(v) promptly notify the other of the occurrence of any event that renders any of the representations or warranties of such party set forth in the Merger Agreement materially inaccurate, the awareness of such party that any representation or warranty of such party set forth in the Merger Agreement was not accurate in all material respects when made or the failure of such party to comply with or accomplish any of the covenants or agreements of such party set forth in the Merger Agreement in any material respect.

    ADDITIONAL COVENANTS OF WIB: WIB has also agreed to (i) continue in force its and each subsidiary's existing insurance policies or replace them with new policies providing substantially the same coverage and rates; (ii) maintain in full force and effect all permits, licenses and authorizations which are material to the condition (financial and otherwise) of assets, liabilities, properties, business and results of operations of WIB and its subsidiaries; (iii) cause Michael W. McGuire to enter into an amendment to the McGuire Employment Agreement, effective as of the Effective Time; (iv) cause the directors of WIB and its subsidiaries to execute and deliver to FPFG his or her resignation from all directorships with WIB and its subsidiaries, effective as of the Effective Time (the "Resignations"); and
(v) cause each of WIB's non-employee directors (other than Mr. McGuire) to execute and deliver to FPFG the Director Agreements.

    ADDITIONAL COVENANTS OF FPFG. FPFG has also agreed, among other things, that it will (i) file an application with the Nasdaq National Market to list the shares of FPFG Common Stock to be issued pursuant to the Merger and shall use its best efforts to cause such application to be approved prior to the Closing Date and to comply in all material respects with the requirements of the Nasdaq National Market; (ii) prepare and file with the SEC as soon as practicable the Registration Statement; and (iii) take any action required to be taken under applicable "blue sky" or state securities laws in connection with the issuance of the FPFG Common Stock pursuant to the Merger.

    NO SOLICITATION BY WIB. During the term of the Merger Agreement, WIB has agreed that it will not, and shall cause WIB's officers, directors and affiliates and Carpenter not to, take any action that could impede or adversely effect the likelihood of the consummation of the transactions contemplated by the Merger Agreement, or otherwise directly or indirectly make, solicit, initiate, participate in or otherwise encourage the submission of any proposal or offer from any person (including, without limitation, any of the managers, officers, or employees of WIB or any of its subsidiaries) relating to any liquidation, dissolution, recapitalization, reorganization, merger, consolidation or the acquisition of all or a material portion of the assets of, or any equity interest in, WIB or any of its subsidiaries or any other similar transaction or business combination involving WIB or any of its subsidiaries (an "Alternative Transaction"), other than the Merger and shall not, and shall cause WIB's officers, directors and affiliates and Carpenter not to, directly or indirectly, participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, or assist or participate in, facilitate or encourage, any effort or attempt to effect or seek to effect, any Alternative Transaction with or involving any person other than FPFG or an affiliate of FPFG; PROVIDED, HOWEVER, that the actions prohibited above shall be subject to any action taken by the WIB Board in the exercise of its good faith judgment as to its fiduciary duties to the shareholders of WIB, which judgment is based upon the advice of independent counsel that a failure of the WIB Board to take such action might reasonably constitute a breach of its fiduciary duties to the shareholders of WIB.

    CONDITIONS TO THE MERGER. Consummation of the Merger is subject to certain conditions, including: (a) the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the WIB Common Shares entitled to vote thereon; (b) the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus forms a part; (c) the Registration Statement not being subject to any stop order, and no action, suit, proceeding or investigation by the Commission to suspend the effectiveness of the Registration Statement having been initiated and be continuing, or having been threatened or be unresolved; (d) approval of the Merger by the FDIC and the DOC; (e) receipt by WIB of an opinion of KPMG Peat Marwick LLP dated as of the Effective Time as to the tax-free nature of the Merger for


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

Federal income tax purposes; (f) receipt by FPFG of a letter from Ernst & Young LLP to the effect that the Merger will qualify for "pooling-of-interests" accounting treatment; (g) the absence of any injunction law, order, writ, or decree of any governmental body of competent jurisdiction, legal restraint or instituted or threatened legal proceeding prohibiting consummation of the Merger; (h) receipt by FPFG of duly executed copies of the agreements from holders of Existing Stock Rights agreeing to the treatment of their options as described in the Merger Agreement; (i) holders of no more than 9.9% of the outstanding WIB Common Shares shall have elected to exercise appraisal rights pursuant to the CCC; and (j) certain other customary closing conditions. There can be no assurance as to when and if the conditions to consummation of the Merger will be satisfied (or, where permissible, waived) or that the Merger will be consummated, although the FDIC and DOC have approved the Merger. The conditions specified in (a), (b),
(c), (d), and (g) may not be waived by either WIB or FPFG. See "--Listing," "--Interests of Certain Persons in the Merger" and "--Governmental and "Regulatory Approvals."

    AMENDMENT OF MERGER AGREEMENT. The Merger Agreement may be amended by the parties thereto, pursuant to action taken by their respective boards of directors or pursuant to authority delegated by their respective boards of directors, at any time before or after approval of the Merger Agreement by WIB's shareholders; PROVIDED HOWEVER that, after the Merger Agreement is approved by WIB's shareholders, pursuant to the CCC, no amendment can be made to the Merger Agreement that changes in a manner materially adverse to WIB's shareholders the consideration to be received by WIB's shareholders in the Merger.

    EXTENSION; WAIVER. Prior to the Effective Time, FPFG and WIB, may, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts required of the other party contained in the Merger Agreement or (ii) waive compliance by the other party of any of its agreements or conditions contained in the Merger Agreement.

    TERMINATION. The Merger Agreement may be terminated by FPFG or WIB any time prior to the Effective Time if (i) any of the conditions precedent to such party's obligation to close stated in the Merger Agreement have not been fulfilled or waived by the scheduled Closing Date; (ii) the Closing shall not have taken place by September 30, 1997; PROVIDED, HOWEVER, that neither party shall be entitled to so terminate the Merger Agreement if such party is in material breach of the Merger Agreement at such time; (iii) at the WIB Meeting (including any adjournments thereof), the Merger Agreement and the Merger shall fail to be approved and adopted by WIB's shareholders in accordance with the CCC and the WIB Articles.

    FPFG may terminate the Merger Agreement if (i) the WIB Meeting has not been held and the Merger approved by WIB's shareholders by September 30, 1997, unless delayed by circumstances beyond the reasonable control of WIB;
(ii) the WIB Board fails to recommend prior to the WIB Meeting or withdraws, modifies or changes its recommendations of the Merger Agreement or the Merger (other than pursuant to a termination of the Merger Agreement as otherwise permitted under the Merger Agreement) in a manner adverse to FPFG or shall have resolved to do any of the foregoing; (iii) if the WIB Board shall have recommended to the shareholders of WIB an Alternative Transaction or shall have resolved to do so; (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of WIB is commenced, and the WIB Board recommends that shareholders tender their shares in such tender or exchange offer; or
(v) any person shall have acquired after the date of the Merger Agreement beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 20% of the then outstanding shares of WIB or shares representing 20% or more of the outstanding voting power of WIB. FPFG may also terminate the Merger Agreement if there has been any misrepresentation or breach of or failure to satisfy timely on the part of WIB of any condition or any warranty, representation or agreement contained in the Merger Agreement, if such breach or failure is not cured within ten days after receipt of notice from FPFG. Notwithstanding the foregoing, FPFG shall not be entitled to terminate the Merger Agreement by reason of (a) any misrepresentation or breach of, or failure to cure any misrepresentation or breach of, any warranty or representation made by WIB or (b) any breach of, or failure to comply with, any covenant or agreement of WIB contained in the Merger Agreement, if WIB has provided FPFG with written notice of such breach or failure prior to the Closing, has used its best efforts to cure such breach or failure promptly and in any event within any cure period provided under the Merger Agreement and FPFG has not elected to terminate the Merger Agreement within 15 days of the later to occur of (A) receipt by FPFG of notice of such breach or failure and (B) the end of any applicable cure period respecting such breach or failure;

    WIB may terminate the Merger Agreement if WIB, based upon the fiduciary obligation of the WIB Board under applicable law, after taking into account in good faith the advice of independent counsel with respect thereto, enters into an Alternative Transaction. WIB also may terminate the Merger Agreement if there has been any misrepresentation or breach of or failure to satisfy timely on the part of FPFG of any condition or any warranty, representation or agreement contained in the Merger Agreement, if such breach or failure is not cured within ten days after receipt of notice from WIB. Notwithstanding the foregoing, WIB shall not be entitled to terminate the Merger Agreement by reason of (a) any misrepresentation or breach of, or failure to cure any misrepresentation or breach of, any warranty or representation made by FPFG or (b) any breach of, or failure to comply with, any covenant or agreement of FPFG contained in the Merger Agreement, if FPFG has provided WIB with written notice of such breach or failure prior to the Closing, has used its best efforts to cure such breach or failure promptly and in any event within any cure period provided under the Merger Agreement and WIB has not elected to terminate the Merger Agreement within 15 days of the later to occur of
(A) receipt by WIB of notice of such breach or failure and (B) the end of any applicable cure period respecting such breach or failure.

    FEES; EXPENSES; TERMINATION FEE. Except as described below, all fees and expenses incurred by the parties shall be borne solely and entirely by the party that incurred such expenses.

    WIB shall pay to FPFG, in same day funds, the aggregate amount of all expenses incurred by FPFG and its affiliates in connection with the Merger Agreement and the transactions contemplated therein (including fees and expenses of counsel, accountants and financial advisors, the "FPFG Expense Reimbursement") if any of the following events shall have occurred and there shall be no material breach of the Merger Agreement continuing by FPFG: FPFG shall have terminated the Merger Agreement in accordance with the terms of
Section 9.1(a), Section 9.1(d), Section 9.1(e), Section 9.1(f) or Section 9.1(g) of the Merger Agreement. Notwithstanding the foregoing, the FPFG Expense Reimbursement shall be payable by WIB upon a termination by FPFG pursuant to Section 9.1(a) of the Merger Agreement only if FPFG terminates due to a breach of the Merger Agreement by WIB of a representation, warranty or covenant of WIB in the Merger Agreement or a covenant of WIB in the Merger Agreement, or due to a failure of the conditions to consummation set forth in
Section 8.3, Section 8.4, Section 8.7, Section 8.11, Section 8.12, Section 8.13, Section 8.14, Section 8.15, Section 8.16 or Section 8.17 of the Merger Agreement. Please see the referenced sections of the Merger Agreement, which is attached hereto as Appendix A, for a complete description of the contents of such sections.

    FPFG shall pay to WIB, in same day funds, the aggregate amount of all expenses incurred by WIB and its affiliates in connection with the Merger Agreement and the transactions contemplated therein (including fees and expenses of counsel, accountants and financial advisors incurred by WIB, the "WIB Expense Reimbursement") if any of the following events shall have occurred and there shall be no material breach of the Merger Agreement continuing by WIB. WIB shall have terminated the Merger Agreement due to the failure of FPFG to receive approval of the Merger from the FDIC or the DOC on or before September 30, 1997 or in accordance with Section 9.1(b) of the Merger Agreement. Notwithstanding the foregoing, the WIB Expense Reimbursement shall be payable by FPFG upon a termination by WIB pursuant to
Section 9.1(b) only if WIB terminates due to a breach of the Merger Agreement by FPFG of a representation, warranty or covenant of FPFG contained in the Merger Agreement, or due to a failure of the conditions to consummation set forth in Section 7.3, Section 7.4 or Section 7.6 of the Merger Agreement. Please see the referenced sections of the Merger Agreement, which is attached hereto as Appendix A, for a complete description of the contents of such sections.

    In addition to the FPFG Expense Reimbursement, WIB shall pay to FPFG, in same day funds, a Termination Fee of $1,500,000 upon demand, if: (i) the Merger Agreement shall have been terminated; (ii) there shall be no material breach of the Merger Agreement by FPFG continuing at the time of such termination; (iii) (A) WIB shall have willfully breached the representations, warranties, covenants or conditions contained in the Merger Agreement or the other agreements executed in connection therewith, or (B) such termination was by FPFG pursuant to Section 9.1(d), Section 9.1(f), or Section 9.1(g), or
(C) such termination was by WIB pursuant to Section 9.1(e) or due to a failure of the condition to consummation set forth in Section 7.11; and (iv) WIB shall have entered into an agreement with respect to an Alternative Transaction on or prior to June 1, 1998, the WIB shareholders shall fail to approve the Merger and shall approve an Alternative Transaction on or prior to June 1, 1998, or, on or prior to June 1, 1998, WIB shareholders shall receive a proposal for an Alternative Transaction and such proposal shall result in a party unaffiliated with WIB acquiring a majority of the voting power of WIB. Please see the referenced sections of the Merger Agreement, which is attached hereto as Appendix A, for a complete description of the contents of such sections.

    LISTING. The Merger Agreement provides that FPFG will use its best efforts to cause the FPFG Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market prior to the Effective Time. Such listing is also a condition precedent to consummation of the Merger. FPFG anticipates that it will file a listing application with the Nasdaq National Market relating to the issuance by FPFG of the Merger Consideration prior to the WIB Meeting.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the WIB Board with respect to the Merger, shareholders should be aware that certain directors, officers and employees of WIB have interests in the consummation of the Merger, as described below. The WIB Board was aware of these interests, and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

    INTERESTS AS SHAREHOLDERS. At July 23, 1997, eight directors and executive officers of WIB held or had the right to vote, in the aggregate, 386,688 shares, or 31.9%, of the outstanding WIB Common Shares entitled to vote at the WIB Meeting. Such shares had a total value of approximately $6,826,783.

    STOCK OPTION PLANS. WIB utilizes stock options and other stock-related incentive programs in order to attract and retain personnel. It currently maintains a non-qualified 1982 Stock Option Plan (the "1982 Stock Option Plan") and a 1994 Stock Option and Incentive Plan (the "1994 Stock Option Plan"). At July 23, 1997, a total of 197,136 shares were the subject of awards under such plans, of which 195,711 were held by the directors and executive officers of WIB as a group. Such options were "in-the-money" by approximately $2,901,314. See "Security Ownership of Certain Beneficial Owners and Management of WIB." These plans are intended to provide added incentive to directors, officers and key employees. All options pursuant to such plans granted are at an exercise price of at least the fair market value of WIB Common Shares on the date of grant. No options have been granted to executive officers or directors since 1992. All outstanding stock options provide for an immediate acceleration of the vesting period upon certain events constituting a change in control. The Merger will constitute a change in control for purposes of all options.

    Under the Merger Agreement, each holder of an Existing Stock Right shall enter into an agreement under which such Existing Stock Right shall be substituted for a non-qualified stock option to be granted under FPFG's stock option plan. The New Options shall have vesting terms and conditions matching those contained in the Existing Stock Rights, provided that the periodic vesting schedules set forth in the Existing Stock Rights shall be accelerated as a result of the Merger so as to make such options immediately exercisable, and all holders of the New Options shall have a period of not less than one year following termination of their employment or other service with WIB or Citizens in which to exercise the New Options. Each New Option will evidence the right to purchase the number of shares of FPFG Common Stock equal to the product (rounded up or down to the next whole share) of (i) the number of shares of WIB Common Shares covered by the Existing Stock Right immediately prior to the Effective Time multiplied by (ii) the Conversion Ratio. The exercise price shall also be proportionately adjusted. The delivery of executed agreements from the holders of Existing Stock Rights, agreeing to such treatment, is a condition precedent to consummation of the Merger.

    EMPLOYEE STOCK OWNERSHIP AND SAVINGS PLAN. On December 29, 1994, the WIB Board adopted the Western Interstate Bancorp Employee Stock Ownership and Savings Plan (the "KSOP") which amended and restated the prior Employee Stock Ownership Plan dated as of January 1, 1988, and amended as of January 1, 1994, and the Citizens Thrift & Loan Association Profit Sharing and Employees' Savings Plan of January 1, 1986, amended and restated as of January 1, 1987. The KSOP encompasses both an employee stock ownership plan (the "ESOP"), under which contributions by WIB and Citizens are used to purchase WIB Common Shares, and a deferred compensation element under Section 401(k) of the Internal Revenue Code, under which participants may defer current compensation and invest the deferred compensation as provided in the plan (the "Savings Plan").

    The WIB Board determines contributions to the ESOP in the form of either WIB Common Shares or cash, which must be used within a reasonable period after the date of contribution primarily to purchase WIB Common Shares.
Under the Savings Plan, participants may reduce their salary by up to a maximum of 15% a year, subject to an annual limit ($9,500 for 1996). Subject to certain limitations, WIB may also make contributions to the salary reduction accounts of the participants. While all employee contributions are immediately invested, contributions by WIB to the ESOP vest 100% after five years and contributions to the Savings Plan vest 20% after three years, 40% after four years and 100% after five years.

    No contributions to the KSOP were made by the WIB Board for 1996 and 1995. A contribution of $370,594 was made in 1994. The KSOP acquired 7,866 and 52,000 shares of WIB Common Shares during 1996 and 1995, respectively. At June 15, 1997, the KSOP owned 267,212 shares, representing 22.1% of the total outstanding WIB Common Shares.

In connection with the Merger, participants in the KSOP will be entitled to vote the shares allocated to their accounts. Of the 267,212 shares held in the KSOP, an aggregate of 67,637 shares are held in the accounts of Michael
W. McGuire, Marie A. Reich, Gus Mendoza and Javier S. Llanes, principal executive officers of Citizens, representing 25.3% of the total shares held by the KSOP. The KSOP participants shall have the right to vote all shares allocated to their accounts at the WIB Meeting with respect to the Merger.

    FPFG and WIB have approved the termination of the ESOP in connection with the Merger. Upon such termination, all assets held by the ESOP, including shares of FPFG Common Stock, will be distributed to the ESOP beneficiaries. The Savings Plan is not being terminated.

    CURRENT AND POST-MERGER EMPLOYMENT OF MICHAEL W. MCGUIRE. Effective January 1, 1996, the WIB Board entered into the McGuire Employment Agreement with Michael W. McGuire to serve as President of WIB and President and Chief Executive Officer of Citizens for a term of five years. The McGuire Employment Agreement provides for a base salary of $185,000 in 1996, subject to annual review by the WIB Board, provided that such base salary shall not be reduced below $166,500. In addition, the McGuire Employment Agreement provides for a bonus based upon a formula tied to the return on average equity and return on average assets of WIB, which bonus is capped at the amount of Mr. McGuire's base salary. For 1996, Mr. McGuire was awarded a bonus of $185,000 based on the return of average assets of WIB exceeding 1.25% and the return on average equity exceeding 15%. This bonus was paid in 1997.

    The McGuire Employment Agreement also provides for participation in retirement and employee benefit plans, the provision of a disability insurance policy providing benefits of not less than $5,500 per month in the event of disability, and a split-dollar whole-life insurance policy in the amount of $250,000, as well as vacation and other customary benefits.

     In addition, the McGuire Employment Agreement provides for the payment of a lump sum severance benefit of twice the amount of Mr. McGuire's annual salary at the rate then in effect if his employment is involuntarily terminated other than for cause within 180 days following a change in control of WIB or Citizens. The Merger will constitute a change of control within the meaning of the Employment Agreement. Mr. McGuire will also receive medical and dental insurance benefits at the employer's expense for the two years following such termination. For purposes of the Agreement, involuntary termination shall include a resignation by Mr. McGuire following (i) a change in his principal workplace to a location outside a 35-mile radius from Citizens' current headquarters, (ii) his demotion, (iii) a material reduction in the number or seniority of other personnel reporting to him, or a material reduction in the frequency with which, or in the nature of the matters with respect to which, such persons report to him, other than as part of an employee-wide reduction in staff, (iv) any material reduction or adverse change in the salary, perquisites, benefits, contingent benefits or vacation time which have been provided to him other than as otherwise permitted under the McGuire Employment Agreement, or as part of an overall program applied uniformly and with equitable effect to all members of senior management, and
(v) a permanent increase in his required hours of work or workload.

    As a condition to the obligation of FPFG to complete the Merger, Mr. McGuire shall enter into an amendment to his McGuire Employment Agreement with FPFG and Citizens under which (i) Mr. McGuire's minimum base salary shall be increased to $225,000, effective upon the Effective Time, and (ii) Mr. McGuire shall receive a minimum bonus of $185,000 within 30 days following the end of each fiscal year of FPFG during the term of the McGuire Employment Agreement, a portion of which bonus for the current year shall be paid within 90 days of the completion of the Merger, based upon the bonus Mr. McGuire would have been entitled to receive under his existing contract had the period commencing January 1, 1997 and ending with the effective date of the Merger constituted an entire fiscal year. Accordingly, Mr. McGuire's minimum compensation for the first year following the Merger and each remaining year during the term of the McGuire Employment Agreement shall be $410,000, consisting of $225,000 in salary and $185,000 in bonus.

    The amendment to the McGuire Employment Agreement also provides for the granting to Mr. McGuire of an option to purchase 50,000 shares of FPFG Common Stock for a price equal to $28.50 per share. At July 23, 1997, the closing price on the Nasdaq National Market for the FPFG Common Stock was $41.00 (putting Mr. McGuire's options "in-the-money" by approximately $625,000 had the Closing Date been July 23, 1997). The option shall be 1/3 vested on the completion of the Merger, with an additional 1/3 vesting on the first anniversary and on the second anniversary thereafter. Such option is in addition to the New Options that Mr. McGuire will receive upon the exchange of his Existing Stock Rights. See "--Stock Option Plans."

    SEVERANCE AGREEMENT. Marie A. Reich, Executive Vice President and Chief Financial Officer of Citizens, is a party to an agreement, dated March 4, 1996, providing for the payment to her of one year's salary, presently $88,000, at the rate in effect at the time of her termination in the event that her employment is terminated within one year following a merger, sale or acquisition of Citizens. The Merger will constitute a merger, sale or acquisition of Citizens within the meaning of such agreement.

    POST-MERGER COMPENSATION AND BENEFITS. All persons who are employees of WIB or its subsidiaries immediately prior to the Effective Time shall continue as employees following the Effective Time. FPFG has agreed that any employee benefit plans of FPFG under which employees of WIB shall be covered following the Effective Time shall give appropriate credit to such employees for services completed prior to the Effective Time under the existing employee benefit plans of WIB.

    DIRECTORS AGREEMENTS. As a condition to FPFG's obligation to complete the Merger, each of the directors of WIB, other than Michael W. McGuire, has agreed to execute and deliver the Directors Agreements effective as of the Effective Time, under which they shall agree not to compete with FPFG or its affiliates in the California cities of Anaheim, Irvine and Tustin for a period of two years following the Effective Time. Under the Directors Agreements, each of the directors shall be paid the sum of $45,000, with one-half of such amount being payable on the Closing Date and one-half being payable on the first anniversary of the Closing Date.

EXCHANGE OF STOCK CERTIFICATES

    As of the Effective Time, each certificate formerly representing WIB Common Shares, other than shares held by dissenting shareholders of WIB, shall be deemed for all purposes to evidence ownership of the right to receive the FPFG Common Stock issuable pursuant to the Merger Agreement until surrendered to the Exchange Agent.

    As soon as practicable after the Effective Time, the Exchange Agent will mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates that immediately prior to the Effective Time represented outstanding WIB Common Shares, a form of letter of transmittal (that shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon proper delivery of the certificates to the Exchange Agent) and instructions for use in effecting the surrender of the certificates. Upon surrender to the Exchange Agent of such certificates, together with such letter of transmittal duly executed, each holder of such certificates formerly representing shares of WIB's capital stock shall be entitled to receive in exchange therefor a certificate representing such holder's pro rata portion of the Merger Consideration, and such certificates formerly representing WIB Common Shares shall then be canceled. Until so surrendered, each certificate (other than certificates for dissenting shares) which prior to the Merger represented WIB Common Shares shall be deemed, for all purposes, and without any further act or deed on the part of the holder thereof, to evidence ownership of the whole number of shares of FPFG Common Stock which the holder thereof would be entitled to receive upon its surrender to the Exchange Agent; PROVIDED, HOWEVER, that no dividends with respect to said shares of FPFG Common Stock shall be paid until such holder shall surrender such certificate, at which time there shall be paid to the record holder of the certificates issued in the exchange therefor the amount of the dividends, without interest, which have theretofore become payable with respect to the shares of FPFG Common Stock represented thereby.

    SHAREHOLDERS OF WIB SHOULD NOT SEND WIB STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

FRACTIONAL SHARES

    No fractional shares of FPFG Common Stock will be issued as a result of the Merger. The total number of shares to be received by each shareholder pursuant to the Merger shall be rounded up to the next whole number of shares.

MANAGEMENT AFTER THE MERGER

    As a result of the Merger, WIA will be merged with and into WIB, and FPFG will own all of the outstanding shares of WIB. Accordingly, after the Merger, FPFG will own the business of WIB and WIB will be a wholly owned subsidiary of FPFG. FPFG will appoint all of the directors of the Surviving Corporation. Until otherwise changed by the WIB Board, the current executive officers of WIB will remain executive officers of the Surviving Corporation.

GOVERNMENTAL AND REGULATORY APPROVALS

    FPFG and WIB are aware of no governmental or regulatory approvals required for the consummation of the Merger, other than compliance with Federal and applicable state securities and corporate law, compliance with FDIC and DOC requirements, and compliance with the Nasdaq National Market listing requirements. FPFG and WIB have made application with the FDIC and the DOC for approval of the Merger and FPFG anticipates filing a listing application with respect to the Merger Consideration prior to the WIB Meeting. In addition, the FDIC and DOC have approved the Merger; however, no assurance can be given that the other necessary regulatory approvals will be obtained or as to the timing or conditions of such approvals.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material Federal income tax consequences of the Merger. It is intended to provide only a summary and does not include a complete analysis of all the potential federal income tax consequences or consequences that may vary with or are contingent upon the individual circumstances of particular WIB shareholders such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, investment companies, foreign taxpayers, and other special status taxpayers. This discussion does not address any aspects of state, local, or foreign tax laws or any federal tax laws other than those pertaining to income tax. WIB shareholders who are individuals should be aware that the federal income tax rate on long-term capital gains of individuals is significantly lower than the tax rate that may apply to ordinary income or short-term capital gains of individuals, and that the amount of long-term capital gain, short-term capital gain or ordinary income that may be realized by a particular WIB shareholder as a result of the Merger may vary depending on a shareholders' particular circumstances. Each WIB shareholder is advised to consult his or her own tax advisor concerning the specific tax consequences of the Merger to such shareholder.

    No ruling has been requested from the Internal Revenue Service (the "Service") with respect to any of the matters discussed in this summary.

    It is a condition to the obligation of WIB to consummate the Merger that WIB receive an opinion from KPMG Peat Marwick LLP, tax advisors for WIB, at the Effective Time, concluding that the Merger qualifies as a tax-free reorganization within the meaning of Section 368(a) of the Code. WIB shareholders should be aware that the opinion of the tax advisors represents the best judgment of such advisors, but is not binding on the Service or the courts. A draft of the opinion expected to be issued at the Effective Time has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part. WIB will resolicit shareholders prior to proceeding with the Merger if the opinion from KPMG Peat Marwick LLP cannot be issued and the material federal income tax consequences are materially different than as described in this Proxy Statement/Prospectus.

    The following summary is based upon the continued accuracy of the representations made by WIB and FPFG with respect to the Merger, including representations regarding the transfer of assets and intended actions of WIB and certain WIB shareholders following the Merger. If any of these representations is inaccurate, the tax consequences of the Merger could differ from those described in this summary.

    The treatment of the Merger as a tax-free "reorganization" will depend upon, among other things, whether the shareholders of WIB maintain a sufficient continuity of stock ownership interest in FPFG after the Merger. Prior to its adoption of its current policy that it will not issue "comfort rulings" regarding certain corporate reorganizations, the Service took the position for purposes of issuing advance rulings under Section 368(a) of the Code that the shareholders of an acquired corporation (such as WIB) had to maintain a continuing equity ownership interest in the acquiring corporation (such as FPFG) equal to at least 50% of the value of their equity ownership interest in the acquired corporation. The case law standard is less stringent than the Service's advance rulings standard, which expressly did not define the lower limits of "continuity of interest" as a matter of substantive law. This summary relies on the continuity of shareholder interest standard under the decided cases rather than the Service's advance rulings standard. It is anticipated that the Merger will satisfy the continuity of shareholders interest requirement as reflected in the case law, but it is possible that post-merger sales, exchanges or other transactions affecting FPFG Common Stock undertaken by the former WIB shareholders could disqualify the Merger as a tax-free "reorganization" within the meaning of
Section 368(a) of the Code. In that case, the Merger would constitute a fully taxable transaction for WIB and its shareholders and FPFG would succeed to WIB's tax liability (if any) resulting from the Merger.

    Subject to the assumptions discussed above, the federal income tax consequences of the Merger to a shareholder of WIB are as follows:

    RECEIPT OF FPFG COMMON STOCK IN EXCHANGE FOR WIB COMMON SHARES. A shareholder of WIB who receives shares of FPFG Common Stock in exchange for all the shares of WIB will recognize no gain or loss as a result of the Merger. The basis of the FPFG Common Stock received by that shareholder will be the same as the basis of the shares of the WIB Common Shares exchanged therefor, and the holding period of those shares of FPFG Common Stock will include the holding period of the WIB Common Shares surrendered in the exchange, provided the latter shares were held by the shareholder as a capital asset at the Effective Time.

    OTHER CONSIDERATIONS APPLICABLE TO SHAREHOLDERS OF WIB. Shareholders of WIB will be required to provide their social security numbers or their taxpayer identification number or, in some circumstances, certain other information to the Exchange Agent in order to avoid the "backup withholding" requirements that might otherwise apply under the Code. If a WIB shareholder is subject to backup withholding, tax will be withheld at the rate of 31% on the cash consideration received by such shareholder in the Merger. Any amount paid as backup withholding will be credited against the holder's federal income tax liability. WIB shareholders who receive FPFG Common Stock must also comply with the information reporting requirements of the Treasury regulations under Section 368 of the Code.

    FEDERAL INCOME TAX TREATMENT OF DISSENTING SHAREHOLDERS. Any shareholder of WIB who effectively dissents from the Merger and who receives cash for his or her shares will be treated as receiving a distribution in redemption of their WIB Common Shares. In general, a distribution in redemption of stock will be treated as a payment in exchange for the shares. As a result of the distribution, WIB shareholders who receive cash under their dissenter rights, will recognize a gain (or loss) for federal income tax purposes equal to the difference between the cash received for those shares and the shareholder's tax basis for the shares. The amount of that gain (or loss), if any, will be treated as ordinary income (or loss) or long-term or short-term capital gain (or loss) depending on the length of time the shares are held by the dissenter and whether the shares are held as a capital asset.

    The foregoing discussion of the expected federal income tax consequences of the Merger is based on the Code, the regulations thereunder, and the judicial and administrative interpretations thereof, all in effect on the date thereof. There is no assurance that subsequent legislative, regulatory, administrative, or judicial decisions may not be forthcoming that would significantly change these expected consequences. Any such changes may or may not be retroactive with respect to transactions prior to the date of those changes.

    EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER APPLICABLE TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

    It is anticipated that the Merger will be accounted for as a "pooling-of-interests" transaction under GAAP. Under such method of accounting, holders of WIB Common Shares will be deemed to have combined their existing voting common stock interest with that of holders of FPFG Common Stock by exchanging their shares for the FPFG Common Stock. Accordingly, the book value of the assets, liabilities and shareholders' equity of WIB, as reported on its consolidated balance sheet, will be carried over to the consolidated balance sheet of FPFG and no goodwill will be created. The combined WIB and FPFG entity will be able to include in its consolidated income the consolidated income of both companies for the entire fiscal year in which the Merger occurs less the effect of any transactions between the two companies in prior periods; however, certain expenses incurred to effect the Merger must be treated as current charges against income rather than adjustments to the balance sheet.

    It is a condition to FPFG's obligation to effect the Merger that FPFG receives an opinion from Ernst & Young LLP, the independent auditors of FPFG, based upon certain material facts and certain representations and warranties described, that the Merger will qualify for "pooling-of-interests" accounting treatment.

CONSEQUENCES UNDER FEDERAL SECURITIES LAWS

    The FPFG Common Stock issuable in connection with the Merger has been registered under the Securities Act. Accordingly, there will be no restrictions upon the resale or transfer of such shares by WIB shareholders except for those shareholders who are deemed "affiliates" of WIB, as that term is defined in Rule 144 and Rule 145 adopted under the Securities Act. See "--Resale of FPFG Common Stock."

RESALE OF FPFG COMMON STOCK

    The shares of FPFG Common Stock issuable to shareholders of WIB upon the Merger becoming effective have been registered under the Securities Act.
Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of WIB as that term is defined in the rules under the Securities Act. FPFG Common Stock received by those shareholders of WIB who are deemed to be "affiliates" of WIB may be resold without registration as provided for by Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of WIB generally include individuals or entities that control, are controlled by or are under common control with, WIB and may include the executive officers and directors of WIB as well as certain principal shareholders of WIB. In the Merger Agreement, WIB has agreed to use its best efforts to cause each shareholder who, in the opinion of WIB, is an affiliate of WIB to enter into an agreement (each a "Company Affiliate Agreement") with FPFG providing that such affiliate will not sell, transfer or otherwise dispose of the shares of FPFG Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder or (ii) sell, transfer or otherwise dispose of the shares of FPFG Common Stock to be received by such persons in the Merger or in any way reduce such shareholder's risk relative to such shares until such time as financial results covering at least 30 days of post-Merger combined operations of WIB and FPFG have been published. This Proxy Statement/Prospectus does not cover any resales of FPFG Common Stock received by affiliates of WIB.

DISSENTING SHAREHOLDERS' RIGHTS

    THE FOLLOWING DISCUSSION IS A SUMMARY OF THE MATERIAL PROVISIONS OF CALIFORNIA LAW RELATING TO DISSENTING SHAREHOLDERS' RIGHTS, AND IS QUALIFIED BY REFERENCE TO APPENDIX C, WHICH SETS FORTH IN ITS ENTIRETY CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE ("CCC"), WHICH IS THE APPLICABLE LAW RELATING TO DISSENTING SHAREHOLDERS' RIGHTS IN THIS CONTEXT AND WHICH IS INCORPORATED HEREIN BY REFERENCE. THIS DISCUSSION AND APPENDIX C SHOULD BE REVIEWED CAREFULLY BY EACH SHAREHOLDER OF WIB WHO WISHES TO EXERCISE DISSENTERS' RIGHTS BECAUSE FAILURE TO COMPLY WITH THE REQUIRED PROCEDURES MAY RESULT IN THE LOSS OF SUCH RIGHTS.

    Any WIB Common Shares for which dissenters' rights are sought must not be voted in favor of approval of the Merger Agreement. Such shares must either be voted against approval of the Merger Agreement or not voted at all. Thus, any shareholder of WIB who wishes to dissent and who executes and returns a proxy must vote "AGAINST" approval of the Merger Agreement or abstain from voting on the proposal to approve the Merger Agreement. If a shareholder of WIB signs, dates and returns his or her proxy but does not indicate a choice thereon or returns the written consent form by indicating that he or she votes "FOR" the Agreement, his or her WIB Common Shares automatically will be voted in favor of approval of the Merger Agreement and such stockholder will lose any and all dissenters' rights with respect to those shares. However, any shareholder who delivers a proxy has the right to revoke it at any time prior to the WIB Meeting. See "The WIB Meeting--Solicitation and Revocation of Proxies; Quorum."

    Each dissenting WIB shareholder who has not voted his or her WIB Common Shares in favor of approval of the Merger Agreement and who has complied with the procedures of Chapter 13 of the CCC, will be entitled to payment by WIB of the fair market value of his or her shares of WIB Common Shares. Such value will be determined as of the last trading day prior to the first announcement of the terms of the proposed WIB Merger (the "Pre-Announcement Date"), excluding any change in such value in consequence of the proposed WIB Merger. The Pre-Announcement Date was February 19, 1997 and, in the opinion of the WIB Board and management of WIB, the fair market value of the WIB Common Shares on the Pre-Announcement Date was $7.25 per share.

    Chapter 13 of the CCC represents the exclusive statutory remedy available to any WIB shareholder who elects, as a dissenting shareholder, to seek payment of the fair market value of his or her shares of WIB Common Shares. The following summary of Chapter 13 of the CCC is qualified in its entirety by reference to the text of Chapter 13, a complete copy of which is reprinted in Appendix C to this Proxy Statement/Prospectus.

    WIB is required to mail to each dissenting WIB shareholder a notice of the approval by the shareholders of the Merger Agreement (the "Approval Notice"), within ten days of the date of such approval, accompanied by a copy of Sections 1300 through 1304 of the CCC, a statement of the price determined by WIB to represent the fair market value of the dissenting WIB Common Shares and a brief description of the procedures to be followed if a WIB shareholder desires to exercise dissenters' rights. To preserve his or her dissenters' rights, a dissenting WIB shareholder must, within 30 days after the Approval Notice was mailed, make a written demand on WIB at its principal office or at the office of any transfer agent thereof for the purchase of his or her shares of WIB Common Shares and the payment in cash of their fair market value. Such demand is required to state the number of shares of WIB Common Shares which such shareholder demands WIB purchase and must contain a statement of what such stockholder claims to be the fair market value of those shares on the Pre-Announcement Date. WIB suggests that dissenting WIB shareholders use registered or certified mail, return receipt requested, for this purpose and that correspondence in this regard be directed to the attention of James T. Capretz, Chairman of the Board of WIB, at 18302 Irvine Boulevard, Suite 300, Tustin, California 92780. A vote against the Merger Agreement, in person or by proxy, will not constitute such written demand. In addition, within 30 days after the Approval Notice is mailed to the dissenting WIB shareholder, such shareholder must submit to WIB at its principal office or at the office of any transfer agent thereof such shareholder's certificates representing the shares of WIB Common Shares subject to such demand.

    If WIB and the dissenting WIB shareholder agree that the shares of WIB Common Shares subject to the demand are "dissenting shares" (as defined in Section 1300(b) of the CCC) and agree upon the price of such shares, the dissenting WIB shareholder will be entitled to the agreed upon price with interest thereon from the date of such agreement. The purchase price will be paid within 30 days after such agreement or within 30 days after any statutory or contractual conditions to the Merger are satisfied, whichever is later. If WIB denies that such WIB Common Shares are "dissenting shares," or WIB and the dissenting WIB shareholder fail to agree upon the fair market value of such shares, then such dissenting WIB shareholder may, within six months after the Approval Notice is mailed to him or her, file a complaint in the superior court of the proper county requesting the court to determine whether the shares of WIB Common Shares subject to such demand are "dissenting shares" or to determine the fair market value of such shares, or both, or may intervene in any action pending on such a complaint. The court may determine, or may appoint one or more impartial appraisers to determine, the fair market value of the dissenting shares. If the court appoints an independent appraiser or appraisers, they will promptly make such determination. If the majority of the appraisers fail to file a report of their findings within ten days from the date of their appointment or such further time as the court allows, or if the report is not confirmed by the court, the court will determine the fair market value of the dissenting WIB Common Shares subject to such demand.

    Once the court has determined the fair market value of each of such dissenting WIB Common Shares, the court will enter a judgment requiring WIB to pay an amount equal to the fair market value of each of those dissenting shares multiplied by the number of dissenting shares that any dissenting WIB shareholder who is a party to, or has intervened in, the action is entitled to require WIB to purchase, with interest from the date of entry of the judgment.

    Dissenting WIB shareholders cease to be entitled to require payment for their shares of WIB Common Shares if (i) the Merger is abandoned (in which case WIB would pay any dissenting WIB shareholder who in good faith initiated proceedings for an appraisal all necessary expenses incurred in such action and reasonable attorneys' fees); (ii) the dissenting WIB shareholder and WIB fail to agree upon the status of such shares as "dissenting shares" or upon the purchase price therefor and neither files a complaint and the dissenting WIB shareholder fails to intervene in a pending action within six months after the Approval Notice is mailed to all dissenting WIB shareholders; or
(iii) the dissenting WIB shareholder withdraws the demand for the purchase of his or her shares with the consent of WIB.

                  PRICE RANGES OF STOCK AND DIVIDEND POLICY

    FPFG. The FPFG Common Stock has been quoted on the Nasdaq National Market since FPFG's initial public offering in February 1996 at a price of $8.50 per share. The FPFG Common Stock traded under the symbol "RACF" until March 7, 1997, when its trading symbol changed to "FPFG." The following table sets forth the high and low sales prices of the Common Stock for the periods indicated, as reported by the Nasdaq National Market.


                                                           HIGH        LOW
                                                          ------      ------
     YEAR ENDED SEPTEMBER 30, 1996
     Second Quarter (beginning February 1, 1996)          $11.88      $ 8.75
     Third Quarter                                        $16.25      $11.00
     Fourth Quarter                                       $22.88      $12.44
     YEAR ENDING SEPTEMBER 30, 1997
     First Quarter                                        $30.75      $19.75
     Second Quarter                                       $36.75      $20.50
     Third Quarter                                        $35.00      $20.50
     Fourth Quarter (through July 23, 1997)               $41.25      $32.75

     On July 23, 1997, the last reported sales price for the Common Stock was $41.00 per share. As of June 30, 1997, FPFG had 34,461,473 outstanding shares of FPFG Voting Common Stock held by 105 stockholders of record. As of June 30, 1997, FPFG also had 690,905 outstanding shares of non-voting common stock, par value $.01 per share, held by two stockholders of record.

     FPFG has never paid, and has no present intention of paying, cash dividends on the FPFG Common Stock. FPFG currently intends to retain its earnings to finance the growth and development of its business. Any determination in the future to pay dividends will depend on FPFG's financial condition, capital requirements, results of operations, contractual limitations and any other factors deemed relevant by the FPFG Board. Under the terms of FPFG's warehouse facilities, term lines of credit and the Convertible Notes, FPFG's ability to pay cash dividends to its stockholders is limited.

     WIB. WIB Common Shares are not listed on a national exchange or quoted on any system of The Nasdaq Stock Market and are only traded sporadically.
At July 23, 1997, there were 135 holders of record of WIB Common Shares and 1,211,156 WIB Common Shares issued and outstanding. At July 23, 1997, the last available sales price for WIB Common Shares was $7.25 per share, which sale occurred in January 1997. Management of WIB is aware of sales of 52,369 WIB Common Shares in 1996 at prices of between $5.00 and $6.25 per share, and 64,722 shares in 1995 at prices of between $5.00 and $5.76 per share, including purchases by the KSOP, totaling 52,000 shares in 1995 at a price of $5.76 per share, and 7,866 shares in 1996 at $5.75 per share. During the first quarter of 1997, one sale of 5,000 shares occurred at a price of $7.25 per share.

     The WIB Board declared an annual cash dividend of $.095 per share in 1994, and declared regular dividends from 1988 through 1994. The WIB Board elected to retain all 1995 earnings to increase the capital base and reserves of WIB and Citizens, and no dividends were declared in 1995. In January 1996, a $0.10 per share dividend was declared. While the WIB Board may elect to pay dividends in the future in the event the Merger is not concluded, payment of future dividends will be subject to the discretion of the WIB Board and will depend upon the consolidated earnings and financial condition of WIB, the capital requirements of Citizens, applicable governmental policies and regulations and such other matters as the WIB Board deems appropriate. The Merger Agreement prohibits the payment of dividends by WIB pending the completion of the Merger.

     WIB's ability to pay dividends is also subject to restrictions set forth under California law. Under the CCC, a corporation is prohibited from paying dividends unless (i) the retained earnings of the corporation immediately prior to the distribution exceeds the amount of the distribution, or (ii) after giving effect to the distribution, the assets of the corporation equal at least 125% of its liabilities and the current assets of the corporation at least equal its current liabilities, but if the average pre-tax net earnings of the corporation before interest expense for the two fiscal years preceding the distribution was less than the average interest expense of the corporation for those years, the current assets of the corporation must equal at least 125% of its current liabilities.

     WIB's ability to pay cash dividends in the future will depend in large part on the ability of Citizens to pay dividends on its capital stock to WIB.
 The ability of Citizens to pay dividends to WIB is also subject to the restrictions set forth above. In addition, a California thrift and loan is subject to certain other capital requirements, and federal law also restricts payment of dividends by Citizens as an FDIC-insured institution. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of WIB--Liquidity and Capital Resources.

                  SELECTED FINANCIAL DATA OF WIB

     The selected financial data presented below under the captions "Income Statement Data" and "Balance Sheet Data" for, and as of the end of, each of the years in the four-year period ended December 31, 1996, are derived from the consolidated financial statements of Western Interstate Bancorp and subsidiaries, which financial statements have been audited by KPMG Peat Marwick LLP, independent auditors. The selected financial data presented below under the Captions "Income Statement Data" and "Balance Sheet Data" as of and for the year ended December 31, 1992, are derived from the consolidated financial statements of Western Interstate Bancorp and subsidiaries, which financial statements have been audited by other auditors. The selected financial data presented below under the captions "Income Statement Data" and "Balance Sheet Data" for the three-month periods ended March 31, 1997 and 1996, and as of March 31, 1997, are derived from unaudited financial statements of Western Interstate Bancorp and subsidiaries included elsewhere herein. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the operating results to be expected for a full year. The consolidated financial statements as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996 and the report thereon, are included elsewhere herein.


                                                                                            THREE MONTHS
                                                                                                ENDED
                                                      YEAR ENDED DECEMBER 31,                 MARCH 31,
                                         -----------------------------------------------   ---------------
                                           1992      1993      1994      1995      1996     1996     1997
                                         -------   -------   -------   -------   -------   ------   ------
INCOME STATEMENT DATA:                                             (IN THOUSANDS)
Total interest income                    $12,825   $13,150   $13,883   $13,067   $10,877   $2,520   $2,464
  Total interest expense                   5,468     4,547     4,725     6,752     6,347    1,651    1,395
                                         -------   -------   -------   -------   -------   ------   ------
    Net interest income                    7,357     8,603     9,158     6,315     4,530      869    1,069
Provision for loan losses                    555     2,300     2,887     3,158       155      102      125
                                         -------   -------   -------   -------   -------   ------   ------
Net interest income after provision
 for loan losses                           6,802     6,303     6,271     3,157     4,375      767      944
Non-interest income:
  Servicing fee income                       913     1,211     1,409     1,174     1,374      360      340
  Gain on sales of loans                   1,033       982     1,724     6,215     9,341    1,759    3,520
  Other non-interest income                   88        70       156        74       100        8       32
                                         -------   -------   -------   -------   -------   ------   ------
Total non-interest income                  2,034     2,263     3,289     7,463    10,815    2,127    3,892
Total non-interest expense                 6,399     7,704     8,899     9,399    10,451    2,159    2,841
                                         -------   -------   -------   -------   -------   ------   ------
Income before provision for income taxes   2,437       862       661     1,221     4,739      735    1,995
Provision for income taxes                 1,011       386       274       499     1,964      310      838
                                         -------   -------   -------   -------   -------   ------   ------
Income before cumulative effect
 of accounting change                      1,426       476       387       722     2,775      425    1,157
Cumulative effect of accounting change        --       133        --        --        --       --       --
                                         -------   -------   -------   -------   -------   ------   ------
Net income                               $ 1,426   $   609   $   387   $   722   $ 2,775   $  425   $1,157
                                         =======   =======   =======   =======   =======   ======   ======


                                               AT DECEMBER 31,
                             ---------------------------------------------------- AT MARCH 31,
                               1992       1993       1994       1995       1996       1997
                             --------   --------   --------   --------   --------   --------
BALANCE SHEET DATA:                                  (IN THOUSANDS)
Total assets                 $104,773   $110,843   $119,184   $127,785   $124,548   $112,136
Loans receivable, net          77,373     87,578     97,421     21,135     10,505      9,220
Loans held for sale             8,094      4,556      6,537     18,960     30,107     27,766
Cash and cash equivalents       7,664      7,087      3,177     22,083     12,298     17,728
Mortgage-backed securities         --        998      3,497     55,428     14,010     13,032
Investment securities           3,006      4,996      2,003      5,052     52,982     39,943
Deposits                       94,046     99,784    107,671    113,808    106,902     94,106
Total borrowings                1,634      1,472      1,837      1,736      1,723      1,355
Stockholders' equity            6,981      7,799      8,126      9,245     11,761     12,934

                                                                                                            AT OR FOR THREE MONTHS
                                                            AT OR FOR YEAR ENDED DECEMBER 31,                   ENDED MARCH 31,
                                                 ---------------------------------------------------------   ---------------------
                                                    1992        1993        1994        1995        1996       1996        1997
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------
SELECTED FINANCIAL RATIOS AND OTHER DATA(1):
Performance Ratios:
Return on assets (ratio of net income to
 average total assets)                                1.42%       .57%        .34%         .57%       2.23%       1.34%       3.91%
Interest rate spread information:
  Average during period                               6.98       8.03        7.76         4.66        3.31        2.34        3.3
Net interest margin(2)                                7.51       8.33        8.10         5.03        3.78        2.83        3.82
Ratio of non-interest expense to
 average total assets                                 6.36       7.23        7.75         7.37        8.41        6.81        9.60
Return of stockholders' equity (ratio
 of net income to average equity)                    22.50       8.09        4.78         8.40       27.47       18.07       37.48

Asset Quality Ratios:
Non-performing assets to total assets
 at end of period(3)                                  3.44       3.45        3.98          .67         .55        1.11         .59
Allowance for loan losses to
 non-performing loans                                28.78      47.75       76.56       286.07      531.30      158.17      644.91
Allowance for loan losses to total loans              1.04       1.79        3.16         5.05        3.23        5.46        3.53
Net charge-offs to average loans                       .47       1.64        1.15         6.23        2.06         .30         .28

Capital Ratios:
Stockholders' equity to total assets                  6.66       7.04        6.82         7.23        9.44        7.60       11.53
Average stockholders' equity to average assets        6.30       7.07        7.05         6.74        8.13        7.41       10.43
Ratio of average interest-earning assets
 to average interest-bearing liabilities              1.09%      1.07%       1.08%        1.07%       1.09%       1.09%       1.10%

Per Share Data:
Net income per WIB Common Share:
  Primary                                            $1.33      $ .55       $ .34        $ .57       $1.98       $ .35      $  .82
  Fully-diluted                                       1.33        .55         .34          .57        1.98         .35         .82
Cash dividends per share                              0.95        .095        .095          --         .10         .10          --
Dividend payout ratio (ratio of dividends
 declared per share to net income per share)          7.01%     17.95%      28.48%          --        4.37%       3.50%         --
Book value per share                                 $6.38      $6.82       $7.01        $7.62       $9.71       $7.89      $10.68
Number of shares outstanding                     1,093,674   1,143,174   1,159,174   1,212,543   1,211,156   1,212,543   1,211,156

-----------------

  (1)  Averages are computed using end of month balances.

  (2)  Net interest income divided by average interest-earning assets.

  (3) Non-performing assets consist of nonaccruing loans past-due 90 or more days and real estate owned.

        UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial statements give effect to the merger of Western Interstate Bancorp with and into Western Interstate Acquisition, Inc., a wholly owned subsidiary of FIRSTPLUS Financial Group, Inc. pursuant to the Merger Agreement. It is anticipated that the proposed Merger will be accounted for as a pooling-of-interests. The unaudited pro forma condensed combined balance sheet presents the combined financial position of FIRSTPLUS Financial Group, Inc. and WIB based upon the historical balance sheet data of FIRSTPLUS Financial Group, Inc. and WIB as of March 31, 1997. The unaudited pro forma condensed combined statements of income present the results of operations for FIRSTPLUS Financial Group, Inc. for each of the fiscal years in the three-year period ended September 30, 1996 and the six-month period ended March 31, 1997, with the results of operations of WIB for each of the years in the three year period ended December 31, 1996 and the six month period ended March 31, 1997, respectively, on a pooling-of-interest basis as if the proposed Merger had occurred as of the beginning of each period.

     These unaudited pro forma condensed combined financial statements are subject to the assumptions, estimates and adjustments in the accompanying notes to the pro forma condensed combined financial statements. The following information is not necessarily indicative of the financial position and results of operations that would have occurred had the proposed Merger been consummated on the dates for which the pro forma condensed combined financial statements are being presented.

        These unaudited pro forma condensed combined financial statements are based upon assumptions, estimates and adjustments that FIRSTPLUS Financial Group, Inc. and WIB believe are reasonable and should be read in conjunction with the historical financial statements and notes thereto of FIRSTPLUS Financial Inc. and WIB contained elsewhere in this prospectus. The adjustments are set forth in the Notes to the Pro Forma Condensed Combined Financial Statements.

        PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

            FOR THE YEAR ENDED SEPTEMBER 30, 1994(a)
                           (UNAUDITED)


                                             FIRSTPLUS        WESTERN                         PRO
                                             FINANCIAL      INTERSTATE                       FORMA
                                             GROUP, INC.      BANCORP                       COMBINED
                                            SEPTEMBER 30,   DECEMBER 31,                  SEPTEMBER 30,
                                                1994            1994       ADJUSTMENTS        1994
                                            -------------   ------------   -----------    -------------
                                                    (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:

   Net gains on sales of loans                 $27,671        $ 1,724        $    --        $29,395
   Interest income                               1,845         13,883                        15,728
   Servicing income                                 72          1,409                         1,481
   Other income                                    252            156                           408
                                               -------        -------        -------        -------
      Total revenues                            29,840         17,172             --         47,012
                                               -------        -------        -------        -------
Expenses:
   Salaries and employee benefits               17,054          3,988            371  b      21,413
   KSOP contribution                                              371           (371) b          --
   Interest                                      1,041          4,725                         5,766
   Other operating                               6,465                         4,540  b      11,005
   General and administrative                                   3,772         (3,772) b          --
   Occupancy expenses                                             522           (522) b          --
   Real estate owned expenses                                     246           (246) b          --
   Provision for possible credit losses            125          2,887                         3,012
                                               -------        -------        -------        -------
      Total expenses                            24,685         16,511             --         41,196
                                               -------        -------        -------        -------
Income before income taxes                       5,155            661             --          5,816
Provision for income taxes                                       (274)            --           (274)
                                               -------        -------        -------        -------
Net income                                     $ 5,155        $   387        $    --        $ 5,542
                                               -------        -------        -------        -------
                                               -------        -------        -------        -------
Net income per share of common stock           $  0.31                       $    --        $  0.33
                                               -------                       -------        -------
                                               -------                       -------        -------
Weighted average common shares and
  common equivalent shares
  outstanding                                   16,277                           683         16,960
                                               -------                       -------        -------
                                               -------                       -------        -------


See Notes to the Unaudited Pro Forma Condensed Combined Financial Information

                PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                   FOR THE YEAR ENDED SEPTEMBER 30, 1995(a)
                                    (UNAUDITED)



                                             FIRSTPLUS        WESTERN                         PRO
                                             FINANCIAL      INTERSTATE                       FORMA
                                             GROUP, INC.      BANCORP                       COMBINED
                                            SEPTEMBER 30,   DECEMBER 31,                  SEPTEMBER 30,
                                                1995            1995       ADJUSTMENTS        1995
                                            -------------   ------------   -----------    -------------
                                                    (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
 Revenues:
    Net gains on sales of loans                $25,206         $ 6,215      $  (393) d       $31,028
    Interest income                              2,860          13,067                        15,927
    Servicing income                             1,049           1,174                         2,223
    Other income                                   873              74                           947
                                               -------         -------      -------          -------
      Total revenues                            29,988          20,530         (393)          50,125
                                               -------         -------      -------          -------
 Expenses:
    Salaries and employee benefits              10,110           4,665                        14,775
    Interest                                     2,660           6,752                         9,412
    Other operating                              6,963                        4,734  b        11,697
    General and administrative                                   4,176       (4,176) b            --
    Occupancy expenses                                             564         (564) b            --
    Real estate owned expenses                                      (6)           6  b            --
    Provision for possible credit losses           513           3,158                         3,671
                                               -------         -------      -------          -------
      Total expenses                            20,246          19,309           --           39,555
                                               -------         -------      -------          -------
 Income before income taxes                      9,742           1,221         (393)          10,570
 Provision for income taxes                     (3,903)           (499)         149  d        (4,253)
                                               -------         -------      -------          -------
 Net income                                    $ 5,839         $   722      $  (244)         $ 6,317
                                               -------         -------      -------          -------
                                               -------         -------      -------          -------
 Net income per share of common
   stock                                       $  0.28                      $    --          $  0.30
                                               -------                      -------          -------
                                               -------                      -------          -------
 Weighted average common shares and
  common equivalent shares
  outstanding                                   20,297                          683           20,980
                                               -------                      -------          -------
                                               -------                      -------          -------


See Notes to the Unaudited Pro Forma Condensed Combined Financial Information

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                    FOR THE YEAR ENDED SEPTEMBER 30, 1996(a)
                                   (UNAUDITED)

                                         FIRSTPLUS       WESTERN                      PRO
                                         FINANCIAL     INTERSTATE                    FORMA
                                        GROUP, INC.      BANCORP                    COMBINED
                                       SEPTEMBER 30,   DECEMBER 31,                SEPTEMBER 30,
                                           1996           1996       ADJUSTMENTS       1996
                                       -------------   -----------   -----------   ------------
                                             (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Net gains on sales of loans            $105,368       $ 9,341       $(1,050) d     $113,659
  Interest income                          25,727        10,877                        36,604
  Servicing income                          4,008         1,374                         5,382
  Other income                              9,683           100                         9,783
                                         --------       -------       -------        --------
      Total revenues                      144,786        21,692        (1,050)        165,428
                                         --------       -------       -------        --------
Expenses:
  Salaries and employee benefits           36,402         5,278                        41,680
  KSOP contribution                                                                        --
  Interest                                 16,892         6,347                        23,239
  Other operating                          29,938                       5,173  b       35,111
  General and administrative                              4,588        (4,588) b           --
  Occupancy expenses                                        584          (584) b           --
  Real estate owned expenses                                  1            (1) b           --
  Provision for possible credit losses
    on loans held for sale and excess
    servicing receivable                    6,373           155                         6,528
                                         --------       -------       -------        --------
      Total expenses                       89,605        16,953            --         106,558
                                         --------       -------       -------        --------
Income before income taxes                 55,181         4,739        (1,050)         58,870
Provision for income taxes                (20,969)       (1,964)          399  d      (22,534)
                                         --------       -------       -------        --------
Net income                               $ 34,212       $ 2,775       $  (651)       $ 36,336
                                         --------       -------       -------        --------
                                         --------       -------       -------        --------
Net income per share of common stock     $   1.35                          --        $   1.39
                                         --------                     -------        --------
                                         --------                     -------        --------
Weighted average common shares and
  common equivalent shares
  outstanding                              25,358                         683          26,041
                                         --------                     -------        --------
                                         --------                     -------        --------

See Notes to the Pro Forma Condensed Combined Financial Information

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                  FOR THE SIX MONTHS ENDED MARCH 31, 1997(a)
                                  (UNAUDITED)

                                         FIRSTPLUS       WESTERN                      PRO
                                         FINANCIAL     INTERSTATE                    FORMA
                                        GROUP, INC.      BANCORP                    COMBINED
                                         MARCH 31,      MARCH 31,                   MARCH 31,
                                           1997           1997       ADJUSTMENTS      1997
                                       -------------   -----------   -----------    ---------
                                             (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Net gains on sales of loans            $132,540       $ 7,482       $(1,182) d    $138,840
  Interest income                          53,480         5,232                       58,712
  Servicing income                          6,344           620                        6,964
  Other income                             15,511            68                       15,579
                                         --------       -------       -------       --------
      Total revenues                      207,875        13,402        (1,182)       220,095
                                         --------       -------       -------       --------
Expenses:
  Salaries and employee benefits           35,772         3,156                       38,928
  Interest                                 32,371         2,978                       35,349
  Other operating                          43,757                       2,982  b      46,739
  General and administrative                              2,624        (2,624) b          --
  Occupancy expenses                                        297          (297) b          --
  Real estate owned expenses                                 61           (61) b          --
  Provision for possible credit losses
    on loans held for sale and interest
    only strips                            18,264          (281)                      17,983
                                         --------       -------       -------       --------
      Total expenses                      130,164         8,835            --        138,999
                                         --------       -------       -------       --------
Income before income taxes                 77,711         4,567        (1,182)        81,096
Provision for income taxes                (29,530)       (1,910)          449  d     (30,991)
                                         --------       -------       -------       --------
Net income                               $ 48,181       $ 2,657       $  (733)      $ 50,105
                                         --------       -------       -------       --------
                                         --------       -------       -------       --------
Net income per share of common stock     $   1.51                     $    --       $   1.53
                                         --------                     -------       --------
                                         --------                     -------       --------
Weighted average common shares and
  common equivalent shares outstanding     31,947                         683         32,630
                                         --------                     -------       --------
                                         --------                     -------       --------


See Notes to the Unaudited Pro Forma Condensed Combined Financial Information

                 PRO FORMA CONDENSED COMBINED BALANCE SHEETS

                               MARCH 31, 1997(a)
                                 (UNAUDITED)

                                                             FIRSTPLUS        WESTERN                          PRO
                                                             FINANCIAL       INTERSTATE                       FORMA
                                                            GROUP, INC.       BANCORP                        COMBINED
                                                          MARCH 31, 1997   MARCH 31, 1997    ADJUSTMENTS   MARCH 31, 1997
                                                          --------------   --------------    -----------   --------------
                                                                                (DOLLARS IN THOUSANDS)
Assets:
Cash and cash equivalents                                   $   73,949        $ 17,728                       $   91,677
Interest-bearing deposits with banks                                               245                              245
Loans held for sale, net                                       987,775          25,766         $(1,936) d     1,011,605
Investment securities, available for sale                                       52,975                           52,975
Loans receivable, net                                                           11,220                           11,220
Accrued interest receivable                                                        405            (405) b            --
L/H improvements and equipment                                                   1,074          (1,074) b            --
Interest only strips and servicing rights                      418,661           1,634                          420,295
Allowance for possible credit losses on loans sold            (148,078)                                        (148,078)
Subordinated certificates held for sale                         17,271                                           17,271
Servicing assets                                                10,643                                           10,643
Receivable from trusts                                          77,336                                           77,336
Deferred income taxes                                                              281            (281) b            --
Real estate owned, net                                                             444            (444) b            --
Prepaid expenses                                                                   194            (194) b            --
Other assets                                                    31,649             170           2,398  b        34,217
                                                            ----------        --------         -------       ----------
  Total assets                                              $1,469,206        $112,136         $(1,936)      $1,579,406
                                                            ----------        --------         -------       ----------
                                                            ----------        --------         -------       ----------
Liabilities and Stockholders' Equity:
Liabilities:
  Accounts payable and accrued liabilities                  $   22,357        $  2,543         $ 1,198  b
                                                                                                  (736) d    $   25,362
  Thrift accounts                                                               94,106                           94,106
  Warehouse financing facilities                               894,368                                          894,368
  Warehouse Lender term line of credit                         117,020                                          117,020
  Accrued interest payable                                                         460            (460) b            --
  Notes payable                                                  2,046           1,355                            3,401
  Income taxes payable                                                             738            (738) b            --
  Subordinated notes payable                                     7,002                                            7,002
  Convertible subordinated notes                                69,920                                           69,920
  Deferred tax liabilities, net                                 48,855                                           48,855
                                                            ----------        --------         -------       ----------
  Total liabilities                                          1,161,568          99,202            (736)       1,260,034
                                                            ----------        --------         -------       ----------
Contingencies and Commitments
Stockholders' equity:
  Common stock                                                     319           3,554          (3,554) c
                                                                                                     7  e           326
  Non-voting common stock                                           28                                               28
  Additional capital                                           213,857                           3,554  c
                                                                                                (1,200) d
                                                                                                    (7) e       216,204
  Unrealized gain on interest only strips, net                   7,155                                            7,155
  Retained earnings                                             86,279           9,405                           95,684
  Securities valuation allowance                                                   (25)                             (25)
                                                            ----------        --------         -------       ----------
  Total stockholders' equity                                   307,638          12,934          (1,200)         319,372
                                                            ----------        --------         -------       ----------
  Total liabilities and  stockholders' equity               $1,469,206        $112,136         $(1,936)      $1,579,406
                                                            ----------        --------         -------       ----------
                                                            ----------        --------         -------       ----------


See Notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


     The unaudited pro forma condensed combined financial statements give effect to the following pro forma adjustments and are supplemented by the following information:

     (a) FPFG has a fiscal year ending on September 30 and WIB has a fiscal year ending on December 31. The unaudited pro forma condensed combined statements of income combined each company's historical results using their respective year ends for all fiscal periods presented. For the six-month periods ended March 31, 1997 and 1996, the results of operations for WIB have been restated to conform to FPFG's fiscal year.

     (b) The pro forma adjustments to various accounts are reclassifications to conform WIB line items to FPFG financial presentation.

     (c) The pro forma adjustments to Common Stock and Additional Capital represents the reclassification of the existing common stock in WIB to additional capital.

     (d) Pro forma adjustments to loans held for sale, accounts payable and accrued liabilities, additional capital, gain on sale of loans and provision for income tax are to eliminate the gain on loans sold to FPFG by WIB, which have not been securitized by FPFG.

     (e) The pro forma adjustment to common stock and additional capital is to record the issuance of stock in the acquisition of WIB, accounted for as a pooling.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF WIB


     THIS DISCUSSION PRESENTS MANAGEMENT'S ANALYSIS OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF WIB AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND MARCH 31, 1996, AND THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994. THE DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF WIB AS OF AND FOR THE YEARS THEN ENDED AND THE NOTES RELATED THERETO PRESENTED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. REFERENCES HEREIN TO "WIB" ARE INTENDED TO REFER TO THE CONSOLIDATED OPERATIONS OF WIB, INCLUDING CITIZENS, EXCEPT WHERE OTHERWISE INDICATED OR THE CONTEXT CLEARLY REQUIRES.

GENERAL

     WIB originates loans primarily for sale and, to a lesser extent, for longer-term investment as part of its permanent loan portfolio, which consists of all loans not held for sale. The primary sources of WIB's operating income are gain on the sale of loans from mortgage banking activities and net interest income earned on loans and investments. Net interest income is the difference between the interest income earned on the loan investment portfolios and the cost of funds of WIB, consisting primarily of interest paid on its deposits. Net interest income is further reduced by the provision for loan losses. Mortgage banking activities generate significant revenue from the sale of loans in the secondary market and from the servicing and subservicing of loans for third parties who have purchased the loans from Citizens. Substantially all of the revenues of WIB are derived from the operations of its wholly-owned subsidiary financial institution, Citizens, an industrial loan company formed in 1980.

     WIB's principal expenses are interest paid on "thrift" or deposit accounts and operating expenses. Operating expenses consist primarily of employee compensation, occupancy expense, advertising and promotion and other general and administrative expenses. WIB's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact WIB. Lending activities are influenced by the demand for real estate and other loans, which is in turn affected by the interest rates at which Citizens' loans are made, general economic conditions affecting loan demand, and the availability of funds for lending activities.

FINANCIAL CONDITION

     MARCH 31, 1997 COMPARED WITH DECEMBER 31, 1996. Total assets decreased by $12.4 million, or 10.0%, to $112.1 million at March 31, 1997 from $124.5 million at December 31, 1996. The decline in total assets was primarily due to a reduction in the investment securities portfolio. Citizens continued to have liquidity in excess of the funding needs of its mortgage banking operations, and priced its deposits at reduced levels to decrease its liabilities. Total deposits decreased from $106.9 million at December 31, 1996 to $94.1 million at March 31, 1997, or by 12.0%.

     DECEMBER 31, 1996 COMPARED WITH DECEMBER 31, 1995. Total assets decreased $3.3 million, or 2.6%, to $124.5 million at December 31, 1996 from $127.8 million at December 31, 1995. The decline in total assets was largely attributable to the shrinkage of the permanent loan portfolio and cash equivalents. Citizens sold substantially all of its commercial loan portfolio of $9.7 million in December 1996. With the increased mortgage banking activity of Citizens and the reduction in its permanent loan portfolio, WIB required less resources to fund its business and the rates offered on deposit accounts were reduced to lower total deposits and decrease liabilities. Deposits decreased by $6.9 million, or 6.1%, to $106.9 million at December 31, 1996 from $113.8 million at December 31, 1995.

  Management continued to focus lending operations on the origination of home equity loans secured primarily by second liens on real property for sale in the secondary market and to largely discontinue commercial lending. Citizens emphasizes the provision of loan products to borrowers who have limited access to consumer financing for a variety of reasons, including insufficient home equity values. This mortgage banking emphasis is reflected both in an increase in loans held for sale by 58.4%, or from $19.0 million at December 31, 1995 to $30.1 million at December 31, 1996, and in a decrease in the loans receivable held for portfolio purposes from $21.1 million to $10.5 million. Citizens also sold the majority of the held-to-maturity investment portfolio, $24.6 million, and transferred the remainder of this portfolio to the available-for-sale portfolio. This sale was motivated, in part, by prevailing bond market conditions and interest rates, which permitted the portfolio to be sold at a price believed to be favorable based on management's assessment of market conditions. The sale resulted in a loss of approximately $139,000. The funds received from the sale of the held-to-maturity investment securities and commercial loans were generally reinvested in shorter-term, high-grade investment securities. Investment activities continued to be funded primarily by deposits.

     DECEMBER 31, 1995 COMPARED WITH DECEMBER 31, 1994. Total assets increased $8.6 million, or 7.2%, to $127.8 million at December 31, 1995 from $119.2 million at December 31, 1994. As part of the redirection of WIB's business toward mortgage banking activities, net loans receivable declined by 78.3% to $21.1 million at December 31, 1995 from $97.4 million at December 31, 1994. Included in such sales was the sale of the entire $86.7 million Title I Loan portfolio of Citizens to FPFG in June 1995. See "The Merger--Background of and Reasons for the Merger." At the same time, loans held for sale in connection with mortgage banking activities increased from $6.5 million at December 31, 1994 to $19.0 million at December 31, 1995, an increase of 192.3%. As a result of the sale of the Title I Loans, WIB experienced a substantial increase in its cash balances of $18.9 million or 590.6% from $3.2 million at December 31, 1994 to $22.1 million at December 31, 1995. Substantial investments were also made in mortgage-backed securities, which increased from $3.5 million at December 31, 1994 to $55.4 million at December 31, 1995, or by approximately 1,482.9%. Growth in assets in 1995 was funded largely by an increase in deposits which grew by 5.7% or $6.1 million from $107.7 million at December 31, 1994, to $113.8 million at December 31, 1995.

RESULTS OF OPERATIONS

     GENERAL. Net income for the three-month period ended March 31, 1997 was $1.2 million, an increase of 172.2%, from the $425,000 for the three months ended March 31, 1996. This increase was substantially due to higher loan sales in the period ended March 31, 1997 as compared to the same period in 1996. Net income for 1996 was $2.8 million, representing an increase of $2.1 million or 284.4% from 1995 net income. The primary reason for this substantial increase was an increase in the gain on sale of loans in connection with the mortgage banking activities of Citizens, together with a substantial reduction in the provision for loan losses reflecting the decrease in loan charge offs of $3.4 million or 75.9% from 1995 to 1996. Net income in 1995 of $722,000 represented an increase of 86.6% as compared to 1994 net income of $387,000. Such increase was also largely attributable to increased gain on sale of loans, and to a substantial contribution of $371,000 to the KSOP in 1994. No KSOP contributions were made in 1995 or 1996.

     TOTAL INTEREST INCOME. Total interest income in both the three months ended March 31, 1997 and the three months ended March 31, 1996 was $2.5 million. Total interest income decreased substantially in 1996, to $10.9 million dollars from $13.1 million dollars in 1995, or a decline of 16.8%. The major reason for the decline relates to the sale in June 1995 of $86.7 million in Title I Loans, which had a weighted average yield of almost 14%, and its reinvestment in investment securities with substantially lower yields. In 1996, actions which reduced interest income included sales of the higher-yield, longer-term held-to-maturity securities portfolio and mortgage-backed securities, and the commercial loan portfolio, and reduction in the overall permanent loan portfolio held by Citizens as operations continued to be strongly redirected towards mortgage banking activities. Total interest income in 1995 was down $816,000, or 5.9%, as compared to 1994. This reduction was due largely to the same factors that reduced interest income in 1996, including the sale of the Title I portfolio, which substantially reduced interest income on loans for the second half of 1995.

     TOTAL INTEREST EXPENSE. Total interest expense declined by $0.3 million, or 15.5%, to $1.4 million in the three months ended March 31, 1997 from $1.7 million in the three months ended March 31, 1996, reflecting lower deposit balances and prevailing interest rates. Total interest expense declined by $0.5 million, or 6.0%, from $6.8 million dollars in 1995 to $6.3 million dollars in 1996, reflecting the 6.3% decrease in average interest earning liabilities, and management's lowering of the rates offered on certain deposit accounts. Interest expense increased substantially in 1995, by 42.9%, as compared to 1994, reflecting deposit growth in 1995 and increases in the rates paid on term certificates of deposit.

     NET INTEREST INCOME. Net interest income for the three months ended March 31, 1997 was $1.1 million as compared to $0.9 million in the first quarter of 1996 due primarily to lower interest expense. Net interest income decreased by $1.8 million, or 28.3%, to $4.5 million dollars in 1996 as compared to $6.3 million in 1995. This was primarily due to a 35.8% decrease in average outstanding loan receivables, sales of higher-yielding, longer-term securities. In 1995 net interest income dropped substantially from $9.2 million in 1994 to $6.3 million in 1995, due in large part to the decrease in outstanding average loan receivables, including the effect of the sale of Title I Loans.

     NET INTEREST INCOME ANALYSIS. The following table presents for the periods indicated the distribution of average interest-earning assets and the resultant yields, and the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. All average balances are monthly average balances. Loans receivable includes loans held for sale. Nonaccrual loans have been included in the table as loans having a zero yield.

                                                           YEAR ENDED DECEMBER 31,
                                 ------------------------------------------------------------------------
                                                   1995                                1996
                                 -----------------------------------  -----------------------------------
                                   AVERAGE     INT.EARNED/    YIELD/    AVERAGE     INT.EARNED/    YIELD/
                                 OUTSTANDING      PAID         RATE   OUTSTANDING      PAID         RATE
                                 -----------   -----------    ------  -----------   -----------    ------
                                                            (DOLLARS IN THOUSANDS)
Interest-Earning Assets:
  Loans Receivable                $ 71,052       $10,153      14.29%   $ 45,690       $ 6,519      14.27%
  Investment securities              3,852           221       5.74       8,080           300       3.71
  Mortgage-backed securities
   & collateralized mortgage
   obligations (CMOs)               24,212         1,345       5.56      49,531         3,314       6.69
  Other                             26,352         1,348       5.12      16,479           744       4.51
                                  --------       -------      -----    --------       -------      -----
    Total interest-earning
     assets                       $125,468       $13,067      10.41%   $119,780        10,877       9.08%

Interest-Bearing Liabilities:
  Certificates                    $ 86,091         5,173       6.01%   $ 72,254         4,454       6.16%
  Passbook accounts                 29,525         1,419       4.81      36,001         1,705       4.74
  Borrowings                         1,834           161       8.78       1,825           188      10.30
                                  --------       -------      -----    --------       -------      -----
    Total interest-bearing
     liabilities                  $117,450       $ 6,753       5.75%   $110,080       $ 6,347       5.77%

Net interest income                              $ 6,314                              $ 4,530
Net interest rate spread                                       4.66%                                3.31%
Net earning assets                $  8,018                             $  9,700
Net interest margin                                            5.03%                                3.78%
Average interest-earning
 assets to average interest-
 bearing liabilities                                1.07x                                1.09x

                                                           THREE MONTHS ENDED MARCH 31,
                                    -------------------------------------------------------------------------
                                                     1996                                  1997
                                    -----------------------------------   -----------------------------------
                                      AVERAGE     INT.EARNED/    YIELD/     AVERAGE     INT.EARNED/    YIELD/
                                    OUTSTANDING      PAID         RATE    OUTSTANDING      PAID         RATE
                                    -----------   -----------    ------   -----------   -----------    ------
                                                                 (DOLLARS IN THOUSANDS)
Interest-Earning Assets:
  Loans Receivable                   $ 42,171        $1,317      12.49%    $ 43,591        $1,487      13.65%
  Investment securities                 5,032            71       5.64       44,346           618       5.57
  Mortgage-backed securities
   & collateralized mortgage
   obligations (CMOs)                  57,141           889       6.22       13,275           215       6.48
  Other                                18,571           243       5.23       10,770           144       5.35
                                     --------        ------      -----     --------        ------      -----
    Total interest-earning
     assets                          $122,915         2,520       8.20%    $111,982         2,464       8.80%

Interest-Bearing Liabilities:
  Certificates                       $ 75,436         1,182       6.27%    $ 65,708           973       5.92%
  Passbook accounts                    35,375           418       4.73       34,419           389       4.52
  Borrowings                            1,795            51      11.36        1,419            33       9.30
                                     --------        ------      -----     --------        ------      -----
    Total interest-bearing
     liabilities                     $112,606        $1,651       5.86%    $101,546        $1,395       5.50%

Net interest income                                  $  869                                $1,069
Net interest rate spread                                          2.34%                                 3.30%
Net earning assets                   $ 10,309                              $ 10,436
Net interest margin                                               2.83%                                 3.82%
Average interest-earning
 assets to average interest-
 bearing liabilities                                   1.09x                                 1.10x

     Interest income and interest expense can fluctuate widely based upon changes in the level of market interest rates. Net interest income can also be affected by a change in the composition of assets and liabilities, for example, if higher yielding loan assets were to replace a like amount of lower yielding short term government securities. Net interest income is affected by changes in volume and changes in rates. Volume changes are caused by differences in the level of interest-earning assets and interest-bearing liabilities. Rate changes result from differences in yields earned on assets and rates paid on liabilities.

     The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities due to changes in outstanding balances and changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume; (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume which cannot be segregated, have been allocated proportionately to changes due to volume and changes due to rate.

                                                           YEAR ENDED DECEMBER 31,                     THREE MONTHS ENDED MARCH 31,
                                       --------------------------------------------------------------  ---------------------------
                                              1995 VS. 1994                      1996 VS. 1995                 1997 VS. 1996
                                       ----------------------------    ------------------------------  ---------------------------
                                           INCREASE                         INCREASE                       INCREASE
                                          (DECREASE)                       (DECREASE)                     (DECREASE)
                                            DUE TO                           DUE TO                         DUE TO
                                       --------------                  ---------------                  -------------
                                                            TOTAL                             TOTAL                        TOTAL
                                                          INCREASE                          INCREASE                     INCREASE
                                       VOLUME    RATE    (DECREASE)    VOLUME     RATE     (DECREASE)   VOLUME   RATE   (DECREASE)
                                       ------    ----    ----------    ------     ----      ---------   ------   ----   ----------
                                                                               (IN THOUSANDS)
Interest-earning assets:
  Loans receivable                    $(3,906)  $   740   $ (3,166)  $ (3,624)  $   (10)    $ (3,634)      177       (7)     170
  Mortgage-backed securities and CMOs   1,154        26      1,180      1,408       561        1,969     2,728   (3,402)    (674)
  Investment Securities                   (45)       42         (3)       243      (164)          79    (2,217)   2,764      547
  Other                                   803       370      1,173       (504)     (100)        (604)     (408)     309      (99)
                                      -------   -------   --------   --------   -------     --------   -------  -------   ------
  Total interest-earning assets       $(1,994)  $ 1,178   $   (816)  $ (2,477)  $   287     $ (2,190)  $   280  $  (336)  $  (56)
                                      -------   -------   --------   --------   -------     --------   -------  -------   ------
Interest-bearing liabilities:
  Certificates                        $   895   $ 1,070   $  1,965   $   (832)  $   113     $   (719)  $  (610)     401     (209)
  Passbook accounts                      (243)      273         30        311       (25)         286       (45)      16      (29)
  Borrowings                               13        20         33         (1)       28           27       (43)      25      (18)
                                      -------   -------   --------   --------   -------     --------   -------  -------   ------
  Total interest-bearing liabilities  $   665   $ 1,363   $  2,028   $   (522)  $   116     $   (406)  $  (698) $   442   $ (256)
                                      -------   -------   --------   --------   -------     --------   -------  -------   ------
Net change in net interest income                         $ (2,844)                         $ (1,784)                     $  200
                                                          ========                          =======                       ======

     PROVISION FOR LOAN LOSSES. WIB provides for loan losses by a charge to operations based upon management's evaluation of the loan portfolio, past loan loss experience, economic conditions, and other factors. The level of the allowance for loan losses as it relates to the total portfolio, the level of classified assets and the loss experience determines the amount that will be added to the provision. The provision for loan losses was $125,000 in the three months ended March 31, 1997, an increase of $23,000, or 22.5%, from the $102,000 provided in the first quarter of 1996, and was approximately the amount of net loans charged off in such three-month period. The provision for loan losses for 1996 decreased by $3.0 million, or 95.1%, to $0.2 million, as compared to $3.2 million in 1995. The reasons for the decrease were a substantial reduction in loan charge-off experience in 1996, in which $1.1 million in loans were charged off, as compared to 1995 in which $4.5 million in loans were charged off, coupled with the sale of commercial loans of $9.7 million and a substantial reduction in non-accruing loans and other classified assets, particularly with respect to the Title I portfolio. Non-accruing Title I Loans were $0.2 million at December 31, 1996, as compared to $0.3 million at December 31, 1995 and $4.1 million at December 31, 1994. See "Business of WIB -- Nonperforming Assets and Classified Assets." The 1995 loan charge-offs related largely to the Title I Loan business of Citizens. While economic conditions in California have improved in 1996 and 1995, as compared with prior years, the generally weak California economy in preceding periods, and attendant high unemployment and devaluation of property values, continued to adversely affect the ability of borrowers to repay loans in 1995 and 1996. The provision for loan losses increased from $2.9 million in 1994 to $3.2 million in 1995, or 9.4%, reflecting higher charge-offs in 1995 as compared to 1994 in which $1.2 million in loans were charged off. During 1994 WIB maintained a higher total allowance for loan losses than in 1995 and 1996, reflecting the generally weaker economy in such year and prior years and the high level of non-accruing Title I Loans. As of December 31, 1996, 1995 and 1994, the allowance for loan losses represented 3.2%, 5.0% and 3.2%, respectively, of total loans. The lower allowance (by percentage of loans) in 1994 as compared to 1995 reflects the fact that the Title I Loan HUD reserve account was higher in 1994 than in 1995, thereby requiring a lower allowance on the part of WIB.

     NONINTEREST INCOME. Total non-interest income for the three months ended March 31, 1997 was $3.9 million, representing an increase of $1.8 million, or 83%, from the $2.1 million of non-interest income in the corresponding period of 1996, due substantially to increased gains on the sale of junior lien home equity loans. Total noninterest income for 1996 increased $3.4 million or 44.9%, to $10.8 million primarily due to increased gain on loan sales from increased sales of junior lien home equity loans. Servicing fee income also increased by $0.2 million from $1.2 million in 1995 to $1.4 million in 1996 primarily due to the effect of the sale of Title I Loans with servicing or subservicing responsibilities retained. Noninterest income increased substantially in 1995 to $7.5 million from $3.3 million in 1994, an increase of 126.9%. This increase was also due to the increase in gain on sale of loans.

     NONINTEREST EXPENSE. Non-interest expense increased substantially in the first quarter of 1997 to $2.8 million, as compared to $2.2 million in the first quarter of 1996, an increase of 31.6%. The increase resulted from the continued expansion of lending activities. Total noninterest expense increased $1.1 million, or 11.2%, in 1996 as compared to 1995. Salaries and employee benefits increased $0.6 million, or 13.1%, to $5.3 million due to salary increases and additional staffing required for expanding operations. Other general and administrative expenses also increased by $0.4 million, or 9.9%, due primarily to increased lending operations and loan volume, including increases in retail marketing expenses and the opening of the Seattle, Washington office and related marketing expense. Noninterest expense increased from $8.9 million in 1994 to $9.4 million, or by 5.6%, due to expansion in lending operations requiring increased personnel and general and administrative costs. The increase was partially offset by a substantial reduction in expenses of real estate owned which declined by $0.3 million in 1995 as compared to 1994.

     PROVISION FOR INCOME TAXES. The provision for income taxes increased from $0.3 million in the three months ended March 31, 1996 to $0.8 million in the three months ended March 31, 1997, generally in line with increased earnings. The provision for income taxes for 1996 increased $1.5 million, from $0.5 million in 1995 to $2.0 million, and by $0.2 million in 1995 as compared to 1994, primarily due to increased earnings before income taxes.

ASSET/LIABILITY MANAGEMENT

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature and reprice within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities and negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would generally tend to adversely affect net interest income while a positive gap would generally tend to result in an increase in net interest income. During a period of declining interest rates, a negative gap would generally tend to result in increased net interest income while a positive gap would generally tend to adversely affect net interest income.
At March 31, 1997, total interest-bearing assets maturing or repricing within one year exceeded total interest-bearing liabilities maturing or repricing in the same period by $16.8 million, representing a positive one-year gap as a percentage of assets of 17.03%.

     In an attempt to manage its exposure to changes in interest rates, management closely monitors WIB's interest rate risk. WIB has an asset/liability committee of senior management which meets monthly to review WIB's interest rate risk position, the various product lines and make recommendations for adjusting such position. On a weekly basis, the President reviews the rates on both loan and savings products to determine appropriateness. In addition, the Board of Directors of Citizens reviews the gap ratio on a monthly basis.

     In the first quarter of 1997, WIB originated or purchased for sale or portfolio a total of approximately $39.0 millions in loans, and sold $41.1 million in loans. During 1996, WIB originated or purchased for sale or portfolio a total of approximately $134.0 million in loans, and sold $133.5 million in loans. During 1995, approximately $86.0 million in loans were originated or purchased and $140.4 million in loans were sold. By comparison, total loans purchased or originated in 1994 were approximately $60.0 million, and loans sold were $27.9 million. Loans held for sale increased from $6.5 million at December 31, 1994 to $19.0 million at year-end 1995 and $30.1 million at year end 1996, before declining to $27.8 million at March 31, 1997, reflecting WIB's shift in the nature of its business over the last three years from being primarily a portfolio lender to mortgage banking. Loans held for sale are typically held for 30 to 60 days before being sold to investors.

     WIB has also shortened the maturity of its investment securities portfolio from 16.87 years at December 31, 1994, and 20.32 years at year-end 1995 to 3.91 years at year-end 1996, and 4.40 years at March 31, 1997, and has substantially increased its average cash holdings during the last two years in order to fund loan production.

     WIB's cost of funds responds to changes in interest rates due to the relatively short-term nature of its deposit portfolio. Consequently, the results of operations are influenced by the level of short-term interest rates. WIB offers a range of maturities on its deposit products at competitive rates and monitors the maturities on an ongoing basis.

     WIB emphasizes and promotes passbook accounts and term certificates of deposit with maturities of six months through three years. The passbook accounts tend to be less susceptible to rapid changes in interest rates; however, Citizens has paid slightly higher rates on all deposit accounts than full service commercial banks and savings associations in order to attract longer-term certificates of deposit, promote the stability of its passbook accounts and to expand its customer base.

     The following table sets forth the interest rate sensitivity of WIB's assets and liabilities at March 31, 1997 on the basis of certain assumptions. Except as stated below, the amounts of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of the repricing timing or contractual term of the asset or liability.

                                                                                    MATURING OR REPRICING
                                                                 ------------------------------------------------------------
                                                                 6 MONTHS  OVER 6-12  OVER 1-3    OVER 3-5  OVER 5
                                                                 OR LESS    MONTHS      YEARS      YEARS     YEARS    TOTAL
                                                                 ------------------------------------------------------------
                                                                                    (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
 Fixed rate mortgage loans .....................................  $     1  $      8   $    268    $   247   $34,913  $ 35,437
 Adjustable rate mortgage loans  ...............................    2,670       627        433       --         --      3,730
 Consumer loans ................................................       15        27         37         50       152       281
 Mortgage backed securities ....................................    9,022       707       --        1,412     1,891    13,032
 Investment securities and other ...............................   55,903      --         --           95      --      55,998
                                                                  -------  ---------  ---------  ---------  -------  --------
  Total interest-earning assets ................................   67,611     1,369        738      1,804    36,956   108,478
                                                                  -------  ---------  ---------  ---------  -------  --------
INTEREST-BEARING LIABILITIES:
 Certificates of deposit .......................................   28,546    14,154     14,062      3,462      --      60,224
 Passbook accounts .............................................    3,389     3,389     13,552     13,552      --      33,882
 Borrowings ....................................................      391       639        325       --        --       1,355
                                                                  -------  ---------  ---------  ---------  -------  --------
  Total interest-bearing liabilities ...........................   32,326    18,182     27,939     17,014      --      95,461
                                                                  -------  ---------  ---------  ---------  -------  --------
Interest-earning assets less interest-bearing liabilities ......  $35,285  $(16,813)  $(27,201)  $(15,210)  $36,956  $ 13,017
                                                                  -------  ---------  ---------  ---------  -------  --------
                                                                  -------  ---------  ---------  ---------  -------  --------

Cumulative interest-rate sensitivity gap .......................  $  --    $ 18,472   $ (8,729)  $(23,939)  $13,017

Cumulative interest-rate gap as a percentage of assets               --%      17.03%     (8.05)%   (22.07)%   12.00%

  In evaluating WIB's exposure to interest rate risk, certain shortcomings are inherent in the method of analysis presented in the preceding table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, some adjustable-rate loans have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment levels may deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. WIB considers all of these factors in monitoring its exposure to interest rate risk.

LIQUIDITY AND CAPITAL RESOURCES

  Citizen's primary sources of funds are deposits, payments of principal and interest on loans, and proceeds from loan sales. While maturities and scheduled principal amortization are a reasonably predictable source of funds, deposit flows, loan prepayments and loan sales are greatly influenced by the level of interest rates, economic conditions and competition. At the parent company level, WIB also raises funds from borrowings from the sale of notes payable, dividends and management fees received from Citizens. WIB has also received funds from the sale of WIB Common Shares to the KSOP.

  WIB's primary lending and investment activities are the origination of one- to four-family junior lien loans that are generated for sale, and to a lesser extent, the purchase of investment and mortgage-backed securities. During the years ended December 31, 1996, 1995 and 1994, WIB originated and purchased loans held for sale of $125.6 million, $66.1 million and $29.9 million, respectively. For the three months ended March 31, 1997 such loans totaled $39.0 million. Investing activities included the purchase of investment and mortgage-backed securities. Lending and investment activities are funded primarily by the sale of loans held for sale, principal and interest payments on loans, and increases in deposits. Proceeds from the sale of loans for the three months ended March 31, 1997 were $41.1 million, and for the years ended December 31, 1996, 1995 and 1994 were $123.8 million, $53.7 million and $28.0 million, respectively. Over the same period, deposit balances were $107.7 million, $113.8 million and $106.9 million, respectively, at year end 1994, 1995 and 1996. However, by March 31, 1997, total deposits had been reduced to $94.1 million as deposit rates were reduced and investment securities sold to run off excess liquidity.

  WIB's liquid assets are cash, cash in banks, Fed Funds sold and investments in investment securities with maturities of less than one year. The level of these assets depends on WIB's operating, financing, lending and investing activities during any given period. At March 31, 1997 these liquid assets totaled $57.9 million, and at December 31, 1996, 1995 and 1994, these liquid assets totaled $65.3 million, $31.0 million and $4.2 million, respectively.

  Excess funds are generally invested in interest-earning overnight deposits or short-term investment securities. In the event Citizens or WIB should require funds beyond its ability to generate them internally, additional sources of funds are available through the use of lines of credit with a third-party bank of $3.8 million, under which $3.2 million in funds were available at March 31, 1997.

  Management believes that the liquidity and resources of WIB are adequate to fund all foreseeable needs.

  In the first quarter of 1997, stockholders' equity increased to $12.9 million, or by $1.1 million, from $11.8 million at December 31, 1996, an increase of 10%. Stockholders' equity increased by $2.5 million, or 27.2%, to $11.8 million at December 31, 1996 from $9.2 million at December 31, 1995. In 1995 stockholders' equity increased $1.1 million, or 13.8%, from $8.1 million at December 31, 1994. Such increases were largely attributable to earnings, with stock purchased by the KSOP contributing approximately $300,000 to stockholders' equity in 1995 and $45,000 in 1996.

  Current risk-based capital standards of the FDIC imposed under federal law generally require insured financial institutions to maintain a ratio of "core" or "Tier 1" capital (consisting principally of common equity) to adjusted total assets (leverage ratio) of at least 4% to 5%, a ratio of Tier 1 capital to risk weighted assets of at least 4%, and a ratio of total capital (which includes Tier 1 capital plus certain forms of subordinated debt, a portion of the allowance for loan losses and preferred stock) to risk weighted assets of at least 8%. Risk weighted assets are calculated by multiplying the balance in each category of assets according to a risk factor which ranges from zero for cash assets and certain government obligations to 100% for some types of loans, and adding the products together.

  In 1991, the Federal Deposit Insurance Corporation Improvements Act ("FDICIA") was enacted. FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, and specifies requirements for the taking of prompt corrective action by the FDIC if an institution fails to maintain certain capital ratios. The capital categories are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Institutions characterized as undercapitalized or worse are subject to certain restrictions including the requirement to file a capital plan with its primary federal regulator, prohibitions on the payment of dividends and management fees, restrictions on executive compensation and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution by the DOC or by the FDIC, including requirements to raise additional capital, sell assets or sell the entire institution.

  The following is a summary of the capital ratios of Citizens at March 31, 1997 as compared to minimum regulatory requirements for an institution to be considered adequately capitalized and the requirements for being well capitalized.

                                                                                       TO BE WELL-CAPITALIZED
                                                             FOR CAPITAL ADEQUACY          UNDER PROMPT
                                              ACTUAL               PURPOSES         CORRECTIVE ACTION PROVISIONS
                                       -------------------   --------------------   ----------------------------
                                         AMOUNT      RATIO       AMOUNT    RATIO          AMOUNT     RATIO
                                         ------      -----       ------    -----          ------     -----
Total capital (to risk-weighted
 assets) ............................  $14,218,159   26.5%     $4,300,707   8.0%        $5,375,884   10.0%

 Tier 1 capital (to average assets) .   13,546,174   11.7       4,635,546   4.0          5,794,433    5.0

 Tier 1 capital (to risk-weighted
   assets) ..........................   13,546,174   25.2       2,150,353   4.0          3,225,530    6.0

  As reflected in the preceding table, at March 31, 1997, Citizens was "well-capitalized" under the prompt corrective action provisions of FDICIA.

  Regulations of the DOC also require industrial loan companies not to exceed a defined ratio of outstanding "thrift" or deposit accounts in relation to stockholders' equity less retained earnings restricted as to distribution and certain intangible assets. The ratio established for Citizens is 20 to 1.
In addition, state law and regulations require Citizens to maintain a minimum capital stock of $1,250,000 plus a portion of retained earnings restricted as to distribution. At March 31, 1997, Citizens was in compliance with all state capital requirements.

IMPACT OF INFLATION AND CHANGING PRICES

  The consolidated financial statements and notes thereto presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of WIB's operations. Unlike most industrial companies, nearly all the assets and liabilities of WIB are monetary. As a result, interest rates have a greater impact on WIB's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

EFFECT OF RECENT ACCOUNTING STANDARDS

  In June 1996, the FASB issued FASB 125. FASB 125 addresses the accounting for all types of loan sales, securitization transactions, securities lending and repurchase agreements, collateralized borrowing arrangements and other transactions involving the transfer of financial assets. FASB 125 distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. FASB 125 is generally effective for transactions that occur after December 31, 1996, and it is to be applied prospectively. FASB 125 will require WIB to allocate the total costs of mortgage loans sold to the mortgage loans sold (servicing released), retained certificates and servicing rights based on their relative fair values. WIB will be required to assess the retained certificates and servicing rights for impairment based upon the fair value of those rights. The pronouncement also will require WIB to provide additional disclosure about the retained certificates and to account for these assets at fair value in accordance with FASB 115. WIB will apply the news prospectively beginning in the first calendar quarter of 1997 and, based on current circumstances, does not believe the application of the new rules would have a material impact on WIB's financial statements. There can be no assurance, however, that the implementation by WIB of FASB 125 will not reduce WIB's gain on sale of loans in the future or otherwise adversely affect WIB's results of operations or financial condition.

  Prior to January 1, 1996, WIB accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, WIB adopted Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. WIB has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

  In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128 ("FASB No. 128"), "Earnings Per Share." FASB No. 128 supersedes APB Opinion No. 15 ("APB 15"), "Earnings Per Share" and specifies the computation, presentation and disclosure requirements for earnings per share ("EPS") for entities with publicly held common stock or potential common stock. FASB No. 128 was issued to simplify the computation of EPS and to make the U.S. standard more compatible with the EPS standards of other countries and that of the International Accounting Standards Committee ("IASC"). It replaces the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS.

  Basic EPS, unlike primary EPS, excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS under APB No. 15.

  FASB No. 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. After adoption, all prior-period EPS data presented shall be restated to conform with FASB No. 128. WIB has determined that this statement will increase the earnings per share computation under Basic EPS as compared to primary EPS.

  FASB No. 129, Disclosure of Information about Capital Structure, is effective for financial statements for periods ending after December 15, 1997. It is not expected that the issuance of FASB No. 129 will require significant revision of prior disclosure since the Statement lists required disclosures that had been included in a number of previously existing separate statements and opinions.

                                BUSINESS OF WIB

GENERAL

  WIB is a financial institution holding company organized in 1979 under the laws of the State of California for the primary purpose of holding all of the outstanding shares of Citizens. WIB's only significant asset is the capital stock of Citizens. WIB also owns Citizens Group, Inc., which acts as a trustee in deeds of trust securing real estate loans made by Citizens. WIB is not a bank holding company under the Bank Holding Company Act of 1956, as amended, or a savings and loan association holding company under the Home Owners' Loan Act of 1933, as amended, and, therefore, is not subject to supervision and regulation by the Board of Governors of the Federal Reserve System or the Office of Thrift Supervision.

  Citizens is a California licensed industrial loan company that commenced business in 1980 and is supervised and regulated by the DOC and the FDIC. The deposits of Citizens are insured by the FDIC up to applicable limits. Citizens services its customers through five full service branch offices located in the California cities of Anaheim Hills, Citrus Heights, Concord, Irvine, and San Clemente. It also operates additional loan production offices in Tustin, California, Las Vegas, Nevada, Phoenix, Arizona and Seattle, Washington. The executive offices of both WIB and Citizens are located at 18302 Irvine Boulevard, Suite 300, Tustin, California 92680 and its telephone number at that address is (714) 573-7500.

  In recent years, Citizens has focused its lending activities primarily in the origination for sale of junior lien loans secured by one- to four-family residential homes located in its market areas. Although Citizens has originated commercial and multi-family real estate loans in its market area, continued originations of such loans is expected to be limited. In December 1996, Citizens sold substantially all of its commercial loan portfolio of $9.7 million.

  Citizens offers deposit accounts having a wide range of interest rates and terms, which consist of passbook accounts and term certificates of deposit. Citizens does not offer traditional banking services, such as checking accounts or safe deposit boxes.

  At March 31, 1997, WIB employed a total of 153 full-time and four part-time employees.

MARKET AREAS

  Citizens accepts deposits at its California branches and originates one- to four-family real estate mortgage loans primarily within California, Arizona, Nevada and Washington. During 1996, these states accounted for 80.2%, 7.3%, 7.8% and 4.7%, respectively, of Citizens' total loan originations.

LENDING ACTIVITIES

  GENERAL. WIB focuses its lending activities on one- to four-family junior lien home equity loans, including Title I Loans, and, to a lesser extent first lien mortgage loans, and, from time to time, commercial and multi-family real estate loans. Loans are generally originated for sale in the secondary market and, to a lesser extent, to be retained in its loan portfolio.

  Citizens' loans are primarily originated directly with the consumer by mass mail solicitations, advertising in local newspapers, distributing fliers to homes and references from realtors and the local business community. To a lesser extent, Citizens also purchases loans from loan correspondents. Each loan is pre-approved by Citizens prior to origination or purchase utilizing WIB's underwriting criteria and those of its investors, in the case of loans originated for sale. Citizens solicits and processes loan requests received at each branch location. Following analysis of the borrower's credit and cash flows and collateral appraisals, all loans may be approved by designated officers up to $100,000 for junior lien loans and $225,000 for first lien loans. All loans in excess of these amounts must be approved by the Loan Committee which currently consists of Messrs. McGuire, Williams, Kagnoff and Rich. See "Management of WIB--Meetings and Committees of the WIB Board."

  PORTFOLIO COMPOSITION. The following information presents the composition of the loan portfolio in dollar amounts and in percentages (before deductions for loans held for sale, deferred fees and discounts and allowance for loan losses) as of the dates indicated.

                                                   DECEMBER 31,
                                        --------------------------------------
                                             1995                  1996              MARCH 31, 1997
                                        ----------------      ----------------      -----------------
                                        AMOUNT   PERCENT      AMOUNT   PERCENT      AMOUNT    PERCENT
                                        ------   -------      ------   -------      ------    -------
                                                          (DOLLARS IN THOUSANDS)
Real Estate:
 One to four family - first lien       $  6,761   15.67%     $  6,443   14.97%     $  5,773   14.64%
 One to four family - junior lien        16,569   38.40        28,645   66.54        26,621   67.48
 Title I                                 10,590   24.54         7,570   17.58         6,773   17.17
 Commercial real estate                   8,121   18.82            78    0.18          --      --
 Multi-family                               906    2.10          --      --            --      --

                                       ---------
                                                             ---------
                                                                                   ---------
   Total real estate loans               42,947                42,736                39,167

Consumer loans                              201    0.47           313    0.73           281    0.71
                                       --------  ------      --------  ------      --------- ------

 Total loans                           $ 43,148  100.0%      $ 43,049  100.0%      $ 39,448  100.0%
                                       --------  ------      --------  ------      --------- ------
                                       --------  ------      --------  ------      --------- ------

Less:
 Loans held for sale                   $(18,960)             $(30,107)              (27,766)
 Deferred fees and discounts               (876)               (1,045)               (1,069)
 Allowance for loan losses               (2,177)               (1,392)               (1,393)
                                       ---------             ---------             ---------

   Total loans receivable, net         $ 21,135              $ 10,505              $  9,220
                                       ---------             ---------             ---------
                                       ---------             ---------             ---------

  The following table shows the composition of WIB's loan portfolio by fixed and adjustable rate at the dates indicated.

                                                    DECEMBER 31,
                                        -----------------------------------------
                                              1995                  1996             MARCH 31, 1997
                                        -----------------     -------------------   -----------------
                                        AMOUNT    PERCENT     AMOUNT    PERCENT     AMOUNT    PERCENT
                                        ------    -------     ------    -------     ------    -------
                                                            (DOLLARS IN THOUSANDS)
Fixed-Rate Loans:
Real Estate:
  Title I                              $ 10,590    24.54%    $  7,570    17.58%    $  6,773    17.17%
  One to four family - first lien         3,738     8.66        2,908     6.76        2,262     5.73
  One to four family - junior lien       16,282    37.74       28,421    66.02       26,402    66.93
                                      ---------   --------   ---------  --------   ---------  --------

    Total real estate loans              30,610    70.94       38,899    90.36       35,437    89.83

Consumer loans                              201     0.47          313     0.73          281     0.71
                                      ---------   --------   ---------  --------   ---------  --------

    Total fixed rate loans               30,811    71.41       39,212    91.09       35,718    90.54
                                      ---------   --------   ---------  --------   ---------  --------

Adjustable-Rate Loans:
Real Estate:
  One- to four-family - first lien         287      0.66          224     0.52        3,511     8.90
  One-to four-family - junior lien       8,121     18.82           78     0.18          219     0.56
  Commercial real estate                   906      2.10           --       --           --       --
  Multi-family                           3,023      7.01        3,535     8.21           --       --
                                      ---------   --------   ---------  --------   ---------  --------

    Total adjustable-rate loans         12,337     28.59        3,837     8.91        3,730     9.46
                                      ---------   --------   ---------  --------   ---------  --------

    Total loans                       $ 43,148    100.00%    $ 43,049   100.00%    $ 39,448   100.00%
                                      ---------   --------   ---------  --------   ---------  --------
                                      ---------   --------   ---------  --------   ---------  --------

Less:
  Loans held for sale                 $(18,690)              $(30,107)             $(27,766)
  Deferred fees and discounts             (876)                (1,045)               (1,069)
  Allowance for loan losses             (2,177)                (1,392)               (1,393)
                                      ---------              ---------             ---------

    Total loans receivable, net       $ 21,135               $ 10,505              $  9,220
                                      ---------              ---------             ---------
                                      ---------              ---------             ---------

  ONE- TO FOUR-FAMILY RESIDENTIAL MORTGAGE LENDING. WIB is also engaged in residential loan originations in its market areas. WIB currently offers fixed-rate and adjustable rate one- to four-family mortgage loans. WIB focuses its one- to four-family lending efforts primarily on the origination of home equity loans secured by junior liens on owner-occupied, one- to four-family residences. Such loans are generally originated for sale to investors in the secondary market. At March 31, 1997, WIB held $26.6 million in such loans, or 67.5% of total loans at such date. LTV ratios for such loans may go up to 125% at origination or purchase, depending on the loan program and the requirements of investors. Loans have a maximum term of 20 years, fully amortized.

  WIB also originates one- to four-family first lien loans with terms of up to 30 years in amounts generally up to 90% of the appraised value of the security property. For loans with a LTV ratio in excess of 80%, WIB generally requires that private mortgage insurance be obtained in an amount sufficient to reduce WIB's exposure to 75% or less of the LTV level. WIB generally sells fixed-rate one- to four-family first lien loans, servicing retained in the secondary market while holding in portfolio adjustable-rate one- to four-family first lien loans.

  In underwriting one- to four-family residential real estate loans, WIB evaluates both the borrower's ability to make monthly payments and the value of the property securing the loan. Properties securing real estate loans made by WIB are generally appraised by independent appraisers approved by the WIB Board. WIB generally requires borrowers to obtain title insurance (or conducts a title search with respect to home equity loans) and fire and property insurance (including flood insurance, if necessary) in an amount not less than the lesser of the amount of the loan or replacement cost for loans held in portfolio. Real estate loans originated by WIB generally contain a "due on sale" clause allowing WIB to declare the unpaid principal balance due and payable upon the sale of the security property.

  FHA INSURED TITLE I PROPERTY IMPROVEMENT LOANS. Since 1984, WIB has been involved in the origination, purchase and servicing of Title I Loans, which are insured by the United States under a program administered by HUD. Title I Loan originations are generated by WIB's marketing efforts, its present customers, walk-in customers and referrals from real estate agents. Title I loans are also purchased from other HUD-approved lenders. Under the Title I Program sponsored by HUD, eligible borrowers finance property improvements and HUD insures WIB against principal loss of 90% of the outstanding balance at the time of default.

  Prior to 1995, Title I lending constituted WIB's principal lending activity. However, in 1995, other high LTV home equity loan products offering higher loan balances diminished the competitiveness of the Title I Program, in which loans on property in which the borrower has no equity are limited to $25,000. In addition, the FDIC had expressed its concern to Citizens that Citizens was overly concentrated in the Title I Loan business, which amounted to $89.7 million, or 82.3% of total loans at December 31, 1994, and increasing delinquencies were requiring increased reserves for losses on the Title I Loans. In June 1995, WIB sold $86.7 million in Title I Loans then held in its portfolio to FPFG and is now emphasizing the origination of other second mortgage home equity products for sale. In 1996, WIB originated or purchased $13.0 million in Title I Loans, compared with $30.5 million in 1995 and $35.4 million in 1994. At March 31, 1997, WIB held $6.8 million in Title I Loans, amounting to 17.2% of all loans. At December 31, 1996, WIB held $7.6 million in Title I Loans, representing 17.6% of total loans, as compared to $10.6 million at year-end 1995 and $89.7 million at year-end 1994.

  WIB currently sells the insured and uninsured portions of the Title I Loans originated with interest rates below a designated yield in the secondary market with servicing retained on sales to Fannie Mae and servicing released on sales to other investors. Prior to 1996, WIB generally retained the uninsured 10% portion for its portfolio.

  The maximum loan amount permitted under this program is $25,000 for a single-family residence, up to $60,000 for a multi-family unit and $25,000 on non-residential real estate property. No equity is required for loans for $25,000 or less. Title I Loans are fully amortizing with maximum terms to maturity of 20 years. WIB evaluates the borrower's credit worthiness through the use of a consumer credit report, verification of employment and a review of the debt-to-income ratio of the borrower, which generally may not exceed 45% of the applicant's gross income.

  WIB is obligated to pay 1/2% per year of the original principal balance on the loan anniversary for the cost of FHA insurance. WIB passes this charge on to the borrower. The FHA insurance is a coinsurance program in which HUD insures 90% of the loss of the outstanding principal of each loan in the event of default. In the event of default, WIB will incur a loss on the 10% uninsured portion of the loan. WIB's insurance contract with HUD limits the overall amount of insurance claims that may be paid to Citizens to 10% of the amount disbursed, advanced or expended by WIB originating or purchasing Title I Loans. HUD has established a reserve account in that amount and adjusts the balance as claims are paid and new loans are originated or acquired and annually reduces the reserve balance by 10% to provide for prepayments of loans. At March 31, 1997, the entire $6.8 million in Title I Loans held by WIB were uninsured.

  COMMERCIAL AND MULTI-FAMILY REAL ESTATE LENDING. WIB has also engaged in commercial and multi-family real estate lending in its market areas, but does not intend to make such loans on other than an occasional basis in the future. At March 31, 1997, WIB had no commercial real estate loans or multi-family real estate loans.

  CONSUMER LENDING. WIB engages in consumer lending to a limited extent on a secured or unsecured basis, as well as offering loans secured by deposit accounts. However, at March 31, 1997, WIB had only $281,000 in such loans. Management is considering expanding these product lines in the future.

ORIGINATIONS, PURCHASES, SALES AND SERVICING OF LOANS

  For the year ended December 31, 1996, WIB originated or purchased, for sale and for portfolio, approximately $134.0 million of net loans, compared to $86.0 million and $60.0 million in 1995 and 1994, respectively. Originated or purchased loans in the three months ended March 31, 1997 totaled $39.0 million. Loan originations are handled by the regular employees of WIB on both a salary and commission basis. Loans are purchased through approved correspondents.

  WIB currently sells virtually all one-to four-family fixed rate, and a substantial part of its variable rate loan production, junior lien loans and Title I Loans, and one- to four-family fixed-rate first lien loans to secondary market purchasers. WIB sold loans in aggregate amounts of $123.8 million, $53.7 million and $27.9 million during the years ended December 31, 1996, 1995 and 1994 respectively, and $41.1 million in the three months ended March 31, 1997.

  When loans are sold, WIB may retain the responsibility for servicing the loans. WIB receives a fee for performing these services. WIB serviced for others mortgage loans amounting to $100.8 million at March 31, 1997, and $105.3 million, $118.7 million and $42.0 million at December 31, 1996, 1995 and 1994, respectively. Included within these amounts are $17.0 million, $23.0 million, $27.9 million and $38.0 million of Title I Loans, respectively, at March 31, 1997 and December 31, 1996, 1995 and 1994.

NON-PERFORMING ASSETS AND CLASSIFIED ASSETS

  Generally, when a borrower fails to make a required payment on real estate secured loans and other loans WIB institutes collection procedures by telephone or mail when the loan becomes five days delinquent. For one- to four-family home equity junior lien loans, a notice of breach is mailed 10 days after default. The customer is contacted again, by telephone, if the delinquency is not promptly cured. In most cases, delinquencies are cured promptly; however, if a loan secured by real estate or other collateral has been delinquent for more than 60 days, a final letter is sent demanding payment and the customer is requested to make arrangements to bring the loan current. At 90 days past due, if in the opinion of management the equity in the property warrants, a thirty-day foreclosure notice may be sent, and if the loan is 120 days overdue, unless satisfactory arrangements have been made, immediate repossession commences or foreclosure proceedings are instituted. If a Title I Loan is 241 days overdue and is secured by equity that is deemed insufficient for foreclosure a claim may be filed with HUD for the payment of 90% of the principal and delinquent interest.

  The following table sets forth WIB's loan delinquencies by type, by amount and by percentage of type at March 31, 1997.

                                           30-59 DAYS                    60-89 DAYS                   90+ DAYS
                                     -------------------------   -------------------------   -------------------------
                                                     % OF LOAN                   % OF LOAN                   % OF LOAN
                                     NUMBER  AMOUNT  CATEGORY    NUMBER  AMOUNT  CATEGORY    NUMBER  AMOUNT  CATEGORY
                                     ------  ------  --------    ------  ------  --------    ------  ------  --------
                                                                  (DOLLARS IN THOUSANDS)
Real Estate:
  Title I                              34     $ 97     1.43%       13     $ 42     0.62%       61     $174     2.57%
  One to four family - first liens      1      115     1.99        --       --       --        --       --       --
  One to four family - junior liens     1       25     0.09         1       52     0.20         2       42     0.16
  Commercial                           --       --       --        --       --       --        --       --       --

Consumer - Non-real estate             --       --       --        --       --       --        --       --       --
                                     ------  ------  --------    ------  ------  --------    ------  ------  --------

    Total                              36     $237     0.60%       14     $ 94     0.24%       63     $216     0.55%
                                     ------  ------              ------  ------              ------  ------
                                     ------  ------              ------  ------              ------  ------

  The table below sets forth the amounts and categories of non-performing assets in WIB's loan portfolio. Loans are placed on nonaccrual status when the loans are 90 days delinquent or when collection of principal and/or interest become doubtful. WIB does not have any loans classified as "troubled debt restructurings" as defined in Statement of Financial Accounting Standards No. 15. Foreclosed assets include assets acquired in settlement of loans. As of March 31, 1997, WIB had no accruing loans that were contractually past due 90 days or more. At December 31, 1995, WIB had one restructured loan not included in the following table that was performing in accordance with the restructured terms. At March 31, 1997, WIB had no restructured loans.

                                               YEAR ENDED      THREE MONTHS
                                              DECEMBER 31,        ENDED
                                          -------------------    MARCH 31,
                                            1995      1996         1997
                                          -------     -------     -------
                                               (DOLLARS IN THOUSANDS)
Nonaccrual loans:
Real Estate:
  Title I                                 $   264     $   167     $   174
  One- to four-family - first lien             45          --          --
  One- to four-family - junior lien            56          16          42
  Commercial real estate                      396          78          --
  Multi-family                                 --          --          --

Consumer - non real estate                     --           1          --
                                          -------     -------     -------

    Total nonaccrual loans                $   761     $   262     $   216
                                          -------     -------     -------

Foreclosed assets:
Real Estate:
  Commercial                              $    96     $   144     $   176
  Multi-family                                 --         185         184
  One- to four-family - first lien             --          89          84
                                          -------     -------     -------

    Total foreclosed assets               $    96     $   418     $   444
                                          -------     -------     -------
    Total non-performing assets           $   857     $   680     $   660
                                          =======     =======     =======
  Non-accruing loans as a percentage
   of total loans                            0.60%       0.67%       0.21%
  Non-performing assets as a percentage
   of total assets                           0.55%       0.19%       0.59%
  Allowance for loan losses to
   non-performing loans                    286.07%     531.30%     644.91%

     For the three months ended March 31, 1997 and the year ended December 31, 1996, gross interest income which would have been recorded had the nonaccrual loans been current in accordance with their original terms amounted to $9,557 and $10,399, respectively. No interest income was recorded on nonaccrual loans in the first three months of 1997 or in 1996. All accrued interest is reversed when loans are placed on nonaccrual status.

     Real estate owned at March 31, 1997 consists of six real estate properties with an aggregate net book value of $444,164.

     OTHER LOANS OF CONCERN. As of March 31, 1997, there were six loans aggregating $148,000 that were not included in the table or discussed above where known information about the possible credit problems of borrowers caused management to have doubts as to the ability of the borrower to comply with present loan repayment terms. The largest of such loans is a home loan secured by a second lien on a residence in Southern California with an unpaid principal balance of $52,000 at March 31, 1997.

     These loans have been considered by management in conjunction with the analysis of the adequacy of the allowance for loan losses.

     CLASSIFIED ASSETS. Federal regulations provide for the classification of loans and other assets such as debt and equity securities considered by the FDIC and DOC to be of lesser quality as "substandard," "doubtful" or "loss." An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

     When an institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the FDIC and the DOC, who may order the establishment of additional general or specific loss allowances.

     On the basis of management's review of its assets at December 31, 1996, Citizens classified assets, including real estate owned, totaled $173,000 as substandard, $35,000 as doubtful and none as loss. At March 31, 1997, $97,000 in assets were classified as substandard, $74,000 as doubtful, and none as loss.

     ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and changes in the nature and volume of its loan activity. Such evaluation, which includes a review of loans for which full collectibility may not be reasonably assured, considers, among other matters, the loan classifications discussed above, the estimated fair value of the underlying collateral, economic conditions, historical loan loss experience, and other factors that warrant recognition in providing for an adequate loan loss allowance.

     Real estate properties acquired through foreclosure are recorded at fair value less estimated carrying costs and costs of disposition. If fair value at the date of foreclosure is lower than the balance of the related loan, the difference will be charged-off to the allowance for loan losses at the time of transfer. Valuations are periodically updated by management and if the value declines, a specific provision for losses on such property is established by a charge to operations.

     Although management believes that it uses the best information available to determine the allowance, unforeseen market conditions could result in adjustments and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in making the final determination. Future additions to the allowance will be the result of periodic loan, property and collateral reviews, as well as the level of the HUD reserve for Title I Loans and thus cannot be predicted in advance. In addition, federal and state regulatory agencies, as an integral part of the examination process, periodically review the allowance for loan losses. Such agencies may require Citizens to recognize additions to the allowance level based upon their judgment of the information available to them at the time of their examination. At December 31, 1996, WIB had a total allowance for loan losses of $1.4 million, representing 531.3% of total nonperforming loans, and 3.2% of total loans. At March 31, 1997, the total allowance was $1.4 million, representing 644.9% of non-performing loans, and 3.5% of total loans.

     The following table sets forth an analysis of Citizens' allowance for loan losses:

                                               YEAR ENDED       THREE MONTHS
                                              DECEMBER 31,          ENDED
                                           ------------------     MARCH 31,
                                             1995        1996       1997
                                           -------     -------     -------
                                               (DOLLARS IN THOUSANDS)

Balance at beginning of period             $ 3,442     $ 2,177     $ 1,392

Charge-offs:
  Title I                                    4,422         850         127
  One to four family - first trust deed         25          23          --
  One to four family - junior lien              81          39          --
  Commercial                                    --         108          15
  Multi-family                                  --          70          --
  Non-real estate                               10           4           1
                                           -------     -------     -------
    Total                                  $ 4,538     $ 1,094     $   143
                                           =======     =======     =======
Recoveries:
  Title I                                      104         100          17
  One to four family - first trust deed         --          17          --
  One to four family - junior lien               6          16           1
  Commercial                                    --          17          --
  Non-real estate                                5           4           1
                                           -------     -------     -------
    Total                                  $   115     $   154     $    19
                                           =======     =======     =======

Net charge-offs                              4,423         940         124
Additions charged to operations              3,158         155         125
                                           -------     -------     -------
Balance at end of period                   $ 2,177     $ 1,392     $ 1,393
                                           =======     =======     =======
Ratio of net charge-offs during the
 period to average loans outstanding
 during the period                            6.23%       2.06%       0.28%

Ratio of net charge-offs during the
 period to average non-performing assets    164.61%      69.12%      18.79%

     The distribution of the allowance for losses on loans at the dates indicated is summarized as follows:

                                                DECEMBER 31,
                                 ----------------------------------------
                                       1995                 1996               MARCH 31, 1997
                                 -------------------   -------------------   ------------------
                                          % TO TOTAL            % TO TOTAL           % TO TOTAL
                                 AMOUNT    LOANS (1)   AMOUNT    LOANS (1)   AMOUNT   LOANS (1)
                                 ------   ----------   ------   ----------   ------  ----------
                                                     (DOLLARS IN THOUSANDS)
Title I                          $1,288      24.54%    $  954      17.58%    $  802      17.17%
One to four family - first lien      36      15.67         26      14.97         23      14.64
One to four family - junior lien    204      38.40        326      66.54        357      67.48
Commercial                          542      18.82         34       0.18         --        --
Multi-family                         51       2.10         --         --         --        --
Consumer - Non-real estate            6       0.47          8       0.73          5      0.71
Unallocated                          50                    44                   206
                                 ------     ------     ------     ------     ------    ------
  Total                          $2,177     100.00%    $1,392     100.00%    $1,393    100.00%
                                 ======     ======     ======     ======     ======    ======

____________________

(1)  Percentage is the percent of loans in each category to total loans

INVESTMENT ACTIVITIES

     WIB's investments are managed in accordance with a written investment policy adopted by the WIB Board. Generally, the investment policy of WIB is to invest funds among various categories of investments and maturities based upon WIB's need for liquidity, in order to generate income, to provide collateral for borrowings, if needed, and to fulfill its asset/liability management policies.

     At March 31, 1997, WIB had an investment portfolio consisting principally of United States government and federal agency obligations. At that date, WIB's investment securities, including mortgage-backed securities, totaled $53.0 million, or 47.3% of its total assets. It is WIB's general policy to purchase United States Government securities and federal agency obligations and other investment grade securities. Investments are classified as "held-to-maturity" or "available-for-sale" in accordance with FASB 115. In December 1996, WIB sold $24.7 million of its held-to-maturity portfolio and transferred the balance of $2.4 million to the available-for-sale portfolio.

     The following table sets forth the composition of the available-for-sale and held-to-maturity investment securities portfolios at the dates indicated:

                                                                    DECEMBER 31,
                                                 -----------------------------------------------
                                                           1995                     1996              MARCH 31, 1997
                                                 ----------------------    ---------------------   ---------------------
                                                                              (IN THOUSANDS)
                                                 AMORTIZED      FAIR       AMORTIZED     FAIR      AMORTIZED     FAIR
                                                    COST        VALUE        COST        VALUE        COST       VALUE
                                                 ---------    ---------    ---------   ---------   ---------   ---------
Investment Securities (available-for-sale):
  Federal National Mortgage Association "FNMA"   $  22,107   $ 22,161    $  55,962   $  55,868   $  32,673   $  32,632
  Federal Home Loan Mortgage Corporation "FHLMC"     3,758      3,839          329         335      10,305      10,309
  Small Business Administration "SBA"                9,907      9,925        8,396       8,315       7,754       7,702
  Other Mortgages                                       --         --        2,377       2,474       2,287       2,332
                                                 ---------   --------    ---------   ---------   ---------   ---------
    Total                                        $  35,772   $ 35,925    $  67,064   $  66,992   $  53,019   $  52,975
                                                 ---------   --------    ---------   ---------   ---------   ---------
                                                 ---------   --------    ---------   ---------   ---------   ---------

Investment Securities (held-to-maturity):
  FNMA                                           $   2,204   $  2,246    $      --   $      --   $      --   $      --
  FNMA                                              10,692     10,766           --          --          --          --
  FHLMC                                              9,896      9,908           --          --          --          --
  Student Loan Marketing Association                 1,000      1,000           --          --          --          --
  U.S. Treasuries                                       --         --           --          --          --          --
  Other Mortgages                                      762        762           --          --          --          --
                                                 ---------   --------    ---------   ---------   ---------   ---------
    Total                                        $  24,554   $ 24,682    $      --   $      --   $      --   $      --
                                                 ---------   --------    ---------   ---------   ---------   ---------
                                                 ---------   --------    ---------   ---------   ---------   ---------

     The composition, maturities and average yields of all investment securities at March 31, 1997 are indicated in the following table:


                                                         MARCH 31, 1997
                        ------------------------------------------------------------------------
                         LESS THAN 1 YEAR    1 TO 5 YEARS     5 TO 10 YEARS       OVER TEN YEARS
                        -----------------   ---------------   ----------------    --------------
                         AMOR-              AMOR-             AMOR-               AMOR-               TOTAL      TOTAL
                         TIZED     FAIR     TIZED     FAIR    TIZED     FAIR      TIZED    FAIR     AMORTIZED    FAIR
     ISSUER              COST      VALUE    COST      VALUE   COST      VALUE     COST     VALUE       COST      VALUE
---------------         -------   -------   ------    ------  ------    ------   -------  --------   --------   --------
                                (DOLLARS IN THOUSANDS)
FNMA                    $29,961   $29,908   $1,423    $1,412  $   --    $   --   $ 1,289  $  1,311   $ 32,673   $ 32,631
FHLMC                    10,305    10,309       --        --      --        --        --        --     10,305     10,309
SBA                          --        --       --        --      --        --     7,754     7,703      7,754      7,703
Other Mortgages              --        --       --        --     602       601     1,685     1,731      2,287      2,332
                        -------   -------   ------    ------  ------    ------   -------  --------   --------   --------
     Total              $40,266   $40,217   $1,423    $1,412  $  602    $  601   $10,728  $ 10,745   $ 53,019   $ 52,975
                        -------   -------   ------    ------  ------    ------   -------  --------   --------   --------
                        -------   -------   ------    ------  ------    ------   -------  --------   --------   --------
Weighted average yield               5.32%              6.73%             9.43%               6.73%                 5.69%

     WIB's investment securities portfolio at March 31, 1997, contained neither securities of any issuer nor tax-exempt securities with an aggregate book value in excess of 10% of WIB's stockholders' equity, excluding those issued by the United States Government.

SOURCES OF FUNDS

     GENERAL. WIB's sources of funds are proceeds from the sale of loans, deposits, borrowings, payment of principal and interest on loans, and interest earned on or maturation of investment securities and funds provided from the operations.

     Borrowings, including lines of credit from commercial banks, have been used at times to compensate for deposit inflows at less than projected levels or as a cost-effective alternative to deposits, may be used on a longer-term basis to support expanded lending activities, and may also be used to match fund a corresponding asset. WIB, at the parent company level, also has borrowings consisting of unsecured notes to directors, executive officers, stockholders and other persons. See Notes 6 and 7 to Notes to consolidated Financial Statements.

     DEPOSITS. WIB offers a variety of deposit accounts having varying ranges of interest rates and terms. Deposits consist of passbook accounts and term certificates of deposit. WIB only solicits deposits from the geographic area surrounding its branch locations and may use brokers to obtain deposits. The WIB Board has mandated that brokered deposits and deposits from governmental and other public entities shall be limited to 5% and 10%, respectively, of total deposits. At March 31, 1997, WIB had $99,000 in brokered deposits and $392,000 of deposits from governmental and other public entities. WIB relies primarily on competitive pricing policies, advertising and customer service to attract and retain these deposits.

     The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates, and competition.

     The variety of deposit accounts offered by WIB has allowed it to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. WIB is susceptible to short-term fluctuations in deposit flows, as customer are interest-rate sensitive. WIB endeavors to manage the pricing of its deposits in keeping with its asset/liability management, liquidity and profitability objectives. In this regard, WIB has paid slightly higher rates than its full service competitors to attract longer-term certificates of deposit. Based on its experience, WIB believes that its passbook and certificate accounts are relatively stable sources of deposits. However, the ability of WIB to attract and maintain certificates of deposit and the rates paid on these deposits has been and will continue to be significantly affected by market conditions.

     The following table sets forth information regarding the amount of deposits held in deposit programs offered by WIB for the periods indicated. WIB offers no demand deposit accounts.

                                     DECEMBER 31,
                       ---------------------------------------
                             1995                1996           MARCH 31, 1997
                       ------------------  -----------------  ----------------
                        AMOUNT    PERCENT  AMOUNT    PERCENT   AMOUNT   PERCENT
                        ------    -------  ------    -------   ------   -------
                                         (DOLLARS IN THOUSANDS)
Savings Deposits:
Passbook accounts      $ 32,930   28.83%  $ 33,240   30.94%   $33,882   35.83%
                       --------  ------   --------  ------    -------  ------

Certificates by rate:
2.75 - 5.49%             17,582   15.39     21,150   19.69     17,324   18.32
5.50 - 7.49%             63,109   55.25     52,493   48.87     42,900   45.36
7.50 - 9.49%                187    0.16         19    0.02         --      --
                       --------  ------   --------  ------    -------  ------

    Total certificates   80,878   70.80     73,662   68.58     60,224   63.68
                       --------  ------   --------  ------    -------  ------
Accrued interest            427    0.37        512    0.48        460    0.49
                       --------  ------   --------  ------    -------  ------
    Total deposits     $114,235  100.00%  $107,414  100.00%   $94,566  100.00%

     The following table shows rate and maturity information for WIB's certificates of deposit as of March 31, 1997:

                                                                MATURITY
                                 ----------------------------------------------------------------------------
                                               OVER        OVER         OVER              OVER
                                 3 MONTHS     3 TO 6     6 TO 12       1 YEAR            3 YEARS
                                  OR LESS     MONTHS      MONTHS   THROUGH 3 YEARS   THROUGH 5 YEARS   TOTAL
                                 ---------   --------   ---------  ---------------   ---------------   -----
                                                               (DOLLARS IN THOUSANDS)
Certificates of deposit less
  than $100,000                  $  15,526   $  6,356   $  10,852     $  10,660          $  2,857     $46,251

 Certificates of deposit less
  $100,000 or more                   4,813      1,653       3,203         3,307               605      13,581

Public Funds(1)                        198         --          99            95                --         392
                                 ---------   --------   ---------     ---------          --------     -------
Total certificates of deposit    $  20,537   $  8,009   $  14,154     $  14,062          $  3,462     $60,224
                                 ---------   --------   ---------     ---------          --------     -------
                                 ---------   --------   ---------     ---------          --------     -------

----------------
(1) Deposits from governmental and other public entities.


     The following table sets forth the maximum month-end balance and average balance of WIB bank borrowings, securities sold under agreements to repurchase and other borrowings for the periods indicated.

                                                      THREE MONTHS
                            YEAR ENDED DECEMBER 31,       ENDED
                            ----------------------    --------------
                               1995         1996      MARCH 31, 1997
                            --------      --------    --------------
                                      (DOLLARS IN THOUSANDS)

Maximum Balance:
  Bank borrowings           $    670      $    754       $    495
  Other borrowings             1,475         1,251          1,355

Average Balance:
  Bank borrowings                504           672            142
  Other borrowings             1,331         1,154          1,277


     The following table sets forth certain information as to WIB's bank borrowings and other borrowings at the dates indicated.

                                                                            THREE MONTHS
                                                   YEAR ENDED DECEMBER 31,      ENDED
                                                   ----------------------   --------------
                                                     1995         1996      MARCH 31, 1997
                                                   --------      --------   --------------
                                                            (DOLLARS IN THOUSANDS)
Bank borrowings                                    $   485       $   495        $    --
Other borrowings                                     1,251         1,228          1,355
                                                   -------       -------        -------
    Total borrowings                               $ 1,736       $ 1,723        $ 1,355
                                                   -------       -------        -------
                                                   -------       -------        -------

Weighted average interest rate on bank borrowings    10.09%         9.52%          9.50%
                                                   -------       -------        -------
                                                   -------       -------        -------
Weighted average interest rate on other borrowings    8.14%         8.90%          9.28%
                                                   -------       -------        -------
                                                   -------       -------        -------

COMPETITION

     WIB faces significant competition for new loans from other thrift and loans, commercial banks, savings and loan associations, credit unions, credit companies and mortgage bankers. Many of these competitors are much larger than WIB and have larger branch systems and extensive advertising budgets. WIB attempts to compensate for disadvantages that may exist by providing a high level of personal service to borrowers and direct involvement of management to facilitate the loan approval process.

     WIB also faces competition for deposits from banks, savings and loans, credit unions and, increasingly, from mutual funds and life insurance annuity products. Many of WIB's competitors offer a greater array of products to customers than WIB. WIB competes with other insured depository institutions by offering an interest rate on deposits that is generally slightly higher than the rates paid by most full-service financial institutions.

SUPERVISION AND REGULATION

     WIB and Citizens are subject to extensive regulation and supervision under various federal and state laws. Citizens is an industrial loan company organized under the laws of the State of California and is subject to regulation by the DOC, effective July 1, 1997, responsibility for the regulation of Citizens and all industrial loan companies will be transferred to the new California Department of Financial Institutions. The deposits of Citizens are insured by the FDIC to the maximum extent permitted by law, which is currently $100,000 per depositor in most cases.

     California and federal law and regulations govern most aspects of the business and operations of Citizens and WIB, including investments, reserves, the nature and amount of any collateral for loans, maximum loans to one borrower, the timing of availability of deposited funds, the issuance of securities, payment of dividends, branching and expansion. Citizens is also subject to requirements and restrictions of various consumer laws and regulations in connection with both its lending and deposit-taking activities.

     Federal and state agencies have broad enforcement powers over depository institutions, including the power to impose substantial fines and other civil and criminal penalties, to terminate deposit insurance and to appoint a conservator or a receiver under a variety of circumstances.

                              MANAGEMENT OF WIB

DIRECTORS

     The WIB Board currently consists of five members, each of whom is also a director of Citizens. Directors of WIB and Citizens serve one-year terms. The directors are elected annually at each annual meeting of stockholders. Because WIB owns all of the issued and outstanding shares of capital stock of Citizens, directors of WIB elect the directors of Citizens.

     The following table sets forth certain information regarding the directors of WIB.

                                     POSITIONS(S)                                       TERM
        NAME                        HELD WITH WIB             AGE     DIRECTOR SINCE   EXPIRES
 ------------------          -------------------------        ---     --------------   -------
 James T. Capretz            Chairman of the Board and        58            1979         1997
                              Chief Executive Officer
 Michael W. McGuire          Director and President           53            1984         1997
 Dr. David B. Kagnoff        Director and Corporate           59            1979         1997
                              Vice President
 Dr. James E. Rich           Director and Secretary           53            1979         1997
 Barry K. Williams           Director                         57            1979         1997

     The business experience of each director is set forth below.

     JAMES T. CAPRETZ - Mr. Capretz has been a practicing attorney in the Newport Beach/Irvine, California area for 25 years. He is the senior and managing partner of Capretz & Radcliffe, a law partnership located in Newport Beach, California. He has served as Chairman and Chief Executive Officer of WIB and Chairman of Citizens since 1979.

     MICHAEL W. MCGUIRE - Mr. McGuire has been President and Chief Executive Officer of Citizens Thrift & Loan since 1980 and President of WIB since 1989. As President of WIB and President and Chief Executive Officer of Citizens, Mr. McGuire is responsible for overseeing the operations of all areas of Citizens and WIB. Mr. McGuire is also a director of the California Association of Thrift and Loan Companies, and a director of the Corporation Commissioners Advisory Council for the DOC.

     DR. DAVID B. KAGNOFF - Dr. Kagnoff has been a practicing pediatrician in the Newport Beach/Irvine, California area for the last 30 years. Dr. Kagnoff is also involved with the building and management of apartment complexes and mobile home parks. Dr. Kagnoff also serve as a Corporate Vice President and Treasurer of WIB.

     DR. JAMES E. RICH - Dr. Rich has been a Doctor of Veterinary Medicine for at least five years. Dr. Rich currently owns two animal hospitals, is a licensed Real Estate Broker, and is an active broker of veterinary practices and animal hospitals. Dr. Rich also serves as Secretary of WIB.

     BARRY K. WILLIAMS - Mr. Williams has been for more than five years the President of Williams and Associates, a real estate development, investment and property management company with offices in both Northern and Southern California.

DIRECTOR COMPENSATION

     All directors of WIB currently receive fees of approximately $750 per meeting. Directors of Citizens, other than Michael W. McGuire, also receive fees of $750 per meeting for each Citizens board meeting. During fiscal year 1996, each non-employee director received additional payments of $24,000 for serving on committees of WIB and Citizens.

     Certain agreements and plans under which the forgoing persons currently receive benefits may receive benefits in connection with the Merger are described in "The Merger--Interests of Certain Persons in the Merger."

MEETINGS AND COMMITTEES OF THE WIB BOARD

     The WIB Board conducts its business through meetings of the WIB Board and through activities of its committees. During the year ended December 31, 1996, the WIB Board held 17 meetings and the Board of Directors of Citizens held 12 meetings. No incumbent director attended fewer than 75% of the total meetings of the WIB Board and committees on which he served during this period.

     WIB and Citizens have established various committees composed of certain members of their respective WIB Board. Set forth below is a description of their principal committees. WIB's Executive Committee acts in lieu of the full WIB Board between meetings. The current members of the Executive Committee are Messrs. Capretz, McGuire, Kagnoff and Rich. The Executive Committee met four times during 1996.

     The Audit Committee reviews audit reports, evaluates audit performance and handles relations with the WIB's independent auditors to ensure effective compliance with regulatory and internal policies and procedures. The current members of the Audit Committee are Messrs. Capretz, Kagnoff and Rich. The Audit Committee met two times during 1996.

     Citizens Loan Committee is responsible for the review and approval of all first lien loans in excess of $225,000 and all junior loans in excess of $100,000 and for the overall supervision of the lending department. The current members of the Loan Committee are Messrs. McGuire, Williams, Kagnoff and Rich. The Loan Committee met 11 times during 1996.

EXECUTIVE OFFICERS OF WIB

     The executive officers of WIB are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the WIB Board. The executive officers of WIB are as follows: James T. Capretz, Chairman of the Board and Chief Executive Officer; Michael W. McGuire, President of WIB and President and Chief Executive Officer of Citizens; Dr. James Rich, Secretary of WIB; Dr. David B. Kagnoff, Corporate Vice President of WIB; Gustavo Mendoza, Executive Vice President - Operations of Citizens; Marie A. Reich, Executive Vice President and Chief Financial Officer of Citizens; and Javier S. Llanes, Vice President, Regional Manager of Citizens. Each of the officers of Citizens are elected annually by the Board of Directors of Citizens.

     The business experience of the executive officers who are not also directors is set forth below.

     GUSTAVO MENDOZA, AGE 60 - Mr. Mendoza is currently Executive Vice President - Operations of Citizens. In that capacity, Mr. Mendoza is responsible for administering Citizens' loan policies as well as overseeing asset quality. Prior to his position as Executive Vice President - Operations, Mr. Mendoza served as Vice President - Operations of Citizens since 1981.

     MARIE A. REICH, AGE 46 - Ms. Reich is currently Executive Vice President and Chief Financial Officer of Citizens. In that capacity, Ms. Reich is responsible for establishing and maintaining the accounting system of Citizens. In addition, Ms. Reich is responsible for overseeing investments to establish their compliance with Citizens asset/liability management policy. Ms. Reich joined Citizens in 1985 as Controller. She was subsequently promoted to Chief Financial Officer and Vice President in 1991 and served in that capacity until she was promoted to her current position in 1993. Ms. Reich has also been Secretary of Citizens since 1988.

     JAVIER S. LLANES, AGE 41 - Mr. Llanes is currently Vice President, Regional Manager of Citizens. In that capacity, he is responsible for supervising all branch locations as well as overseeing the lending functions of Citizens such as loan production, loan approval and loan product training. Mr. Llanes joined Citizens in 1981 as a branch representative.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation paid or granted to the Chief Executive Officer of WIB and to the other executive officers of WIB whose aggregate cash compensation exceeded $100,000 in fiscal 1996.

                                      SUMMARY COMPENSATION TABLE

                                                          ANNUAL COMPENSATION
                                             -------------------------------------------
   NAME AND PRINCIPAL                                                    OTHER ANNUAL         ALL OTHER
       POSITION                     YEAR      SALARY       BONUS (1)    COMPENSATION (2)   COMPENSATION (3)
------------------------------      ----     ---------     ---------    ----------------   ----------------
James T. Capretz                    1996     $     --           --         $43,500            $    --
  Chairman of the Board and         1995           --           --          37,500                 --
  Chief Executive Officer of        1994           --           --          37,320                 --
  WIB

Michael W. McGuire                  1996      185,000       121,561         12,400                882
  President of WIB; President       1995      129,288        90,989          8,275                862
  and Chief Executive Officer       1994      127,211       130,118         10,338             21,681
  of Citizens

Javier S. Llanes                    1996       62,625        45,062          3,000                155
  Vice President,                   1995       59,680        26,349          3,000                348
  Regional Manager of               1994       54,210        18,479          3,000              8,480
  Citizens

Marie A. Reich                      1996       85,750        15,000            900                348
  Executive Vice President          1995       77,155        12,500            900                348
  and Chief Financial Officer       1994       71,273        25,000            900             12,752
  of Citizens

------------------------------
(1)  All bonuses reflect payments made during the year indicated and accrued by WIB during the preceding year.
(2)  For Mr. Capretz, consists solely of fees relating to service on the WIB Board and the board of directors of Citizens.  For the other individuals, includes auto allowance and, in the case of
     Mr. McGuire, fees for meetings of the WIB Board.
(3)  Consists of certain insurance premiums and, for 1994, contributions made to the KSOP.


     Certain agreements and plans under which the foregoing person currently receive and may receive benefits in connection with or following the Merger are discussed in "The Merger--Interests of Certain Persons in the Merger" herein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Citizens is prohibited under California law from granting loans to directors and officers or members of their immediate families. It is Citizens' policy to grant loans to employees only if they are fully secured by thrift accounts. All outstanding loans to Citizens' employees have been made in the ordinary course of business and on the same terms and interest rates as those prevailing at the time for comparable transactions and do not involve more than the normal risk of collectibility.

     WIB currently raises funds from time-to-time through the sale of unsecured notes with terms of from one to two years at rates equal to three percentage points in excess of the rate paid by Citizens on certificates of deposit with comparable maturities. At December 31, 1996, the directors of WIB held an aggregate of $229,000 in such notes with interest rates of between 8.75% and 10.00%.

             SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                          AND MANAGEMENT OF WIB

     As of July 23, 1997, there were approximately 135 holders of record of WIB Common Shares.

     The following table presents information to the best knowledge of management as to each beneficial owner of more than five percent of the outstanding WIB Common Shares and as to the shares of WIB Common Shares owned by each director of WIB, each person named in the Summary Compensation Table above and all directors and executive officers of WIB as a group as of July 23, 1997. Except as otherwise described, all shares are held with sole voting and investment power.

                                                   COMMON STOCK
                                                BENEFICIALLY OWNED(1)
                                               ----------------------
                                                           PERCENT OF
NAME OF BENEFICIAL OWNER                       NUMBER       CLASS(2)
------------------------                       ------      ----------
James T. Capretz                               127,136        10.3%
Chairman of the Board and
Chief Executive Officer of WIB
5000 Birch, West Tower, Suite 2500
Newport Beach, California 92660

Michael W. McGuire                             154,158        11.9
President and Director of WIB
18302 Irvine Boulevard, Suite 300
Tustin, California 92780

Marie A. Reich                                  27,369         2.2
Executive Vice President and
Chief Financial Officer of Citizens
18302 Irvine Boulevard, Suite 2500
Newport Beach, California 92660

Javier S. Llanes                                11,414           *
Vice President, Regional Manager of Citizens
18302 Irvine Boulevard, Suite 2500
Newport Beach, California 92260

Barry K. Williams                               89,027         7.3
Director of WIB
1601 Dove Street, Suite 190
Newport Beach, California 92660

James E. Rich                                  126,745        10.4
Director of WIB
17526-A Von Karman
Irvine, California 92714

David B. Kagnoff                               125,894        10.3
Director of WIB
1401 Avocado, Suite 802
Newport Beach, California 92660

All directors and executive officers           582,399        41.4
as a group (8 persons)

__________________________

* Less than 1%

(1) Includes shares which (i) are subject to options exercisable within 60 days after July 23, 1997, (ii) are held in individual retirement, pension or similar accounts and plans over which such persons may be deemed to have voting or investment power or in family trusts, (iii) have been allocated to such persons under the KSOP, or (iv) are owned by or for minor children. The named persons hold options exercisable within 60 days of July 23, 1997 on the following shares: James T. Capretz (18,811), Michael W. McGuire (90,507), Marie A. Reich (14,300), Javier S. Llanes (1,000), Barry K. Williams (15,211), James. E. Rich (11,211) and David B. Kagnoff (15,211).

(2) Shares which the individual has the right to acquire currently or within 60 days after July 23, 1997 by the exercise of options are deemed to be outstanding in calculating the percentage of shares beneficially owned, but are not deemed to be outstanding as to any other individual.

                     COMPARISON OF SHAREHOLDER RIGHTS

GENERAL

     The rights of FPFG stockholders are currently governed by the FPFG Articles, the FPFG Bylaws, and the NGCL. The rights of WIB shareholders are governed by the WIB Articles, the Bylaws of WIB (the "WIB Bylaws"), and the CCC. After the Effective Time, the rights of WIB shareholders who become stockholders of FPFG will by governed by the FPFG Articles, the FPFG Bylaws and the NGCL. In most respects, the rights of WIB shareholders are similar to those of FPFG stockholders. The following is a summary of the material differences between the rights of holders of WIB Common Shares and those of holders of FPFG Common Stock. The following is a discussion only of those material differences between the right of holders of FPFG Common Stock under the FPFG Articles, FPFG Bylaws and the NGCL, on the one hand, and the rights of holders of WIB Common Shares under the WIB Articles, the WIB Bylaws and the CCC, on the other. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to the FPFG Articles, FPFG Bylaws, the WIB Articles, the WIB Bylaws, the NGCL and the CCC.

SHAREHOLDER MEETINGS

     BUSINESS AT ANNUAL MEETINGS. The FPFG Articles provide that at an annual meeting of stockholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the FPFG Board or by any stockholder of FPFG who complies with certain notice procedures. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of FPFG. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting certain specified information, including a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, the name and address of the stockholder proposing such business, the number of shares of FPFG which are beneficially owned by the stockholder, and any material interest of the stockholder in such business. If the foregoing provisions are not complied with, the business not properly brought before the meeting shall not be transacted.

     Neither the WIB Articles, WIB Bylaws nor the CCC provide for similar procedures in respect of annual meetings of WIB.

     SPECIAL MEETINGS. The FPFG Bylaws permit the Chairman, President, Secretary or, at the request in writing of the holders of not less than 50% of all shares entitled to vote at the meeting to call a special meeting of FPFG Stockholders. The WIB Bylaws permit the Chairman, President, the WIB Board, or one or more shareholders not holding less than 10% of the voting power of WIB, to call a special meeting of the WIB Shareholders.

     NOTICE OF NOMINATIONS. The FPFG Articles provide that nominations for the election of directors may be made by the Board of Directors of FPFG or a committee appointed by the Board of Directors, FPFG or by any stockholder entitled to vote in the election of directors generally. However, a stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder's intent to make such nomination or nominations has been delivered to or mailed and received by the Secretary of FPFG at the principal executive offices of FPFG not later than, with respect to an election to be held at an annual meeting of stockholders, 90 days prior to the date one year after the immediately preceding annual meeting of stockholders, and with respect to an election to be held at a special meeting of stockholders, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice must set forth certain specified information, including, the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder and such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission, had the nominee been nominated, or intended to be nominated, by the FPFG Board. The presiding officer at the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     Neither the WIB Articles, WIB Bylaws nor the CCC provide for similar procedures in respect of nominations of directors by shareholders.

     PROXIES. Both the FPFG Bylaws and the WIB Bylaws allow voting by proxy or proxies. The FPFG Bylaws specify that no such proxy shall be valid after the expiration of six (6) months from the date of its execution, unless coupled with an interest, or unless the person executing the proxy specifies the length of time for which the proxy shall remain in force (which in no case may exceed seven (7) years from the date of its execution). Any proxy duly executed is not revoked and continues in force until revoked by another instrument or a duly executed proxy bearing a later date. The WIB Bylaws specify that no proxy is valid after the expiration of eleven (11) months from the date of its execution unless otherwise provided in the proxy. Any such duly executed proxy continues in force until revoked by the person executing it prior to the vote by a writing delivered to WIB stating that it is revoked, or by a subsequent proxy executed by that person, or by that person's attending the meeting and voting in person.

     QUORUM.   The FPFG Bylaws specify that the holders of a majority of the stock issued and outstanding and entitled to vote in person or by proxy shall constitute a quorum at all meetings. If, however, a quorum is not present or represented at any meeting of the stockholders, the stockholders entitled to vote at such meeting have the power to adjourn the meeting from time to time until a quorum is present, at which time any business which might have been transacted at the meeting as originally notified may be conducted at such adjourned meeting. The WIB Bylaws specify that a majority of the shares entitled to vote at any meeting constitutes a quorum. The shareholders present at a meeting at which a quorum is present may continue to business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum if any action taken is approved by at least a majority of the shares required to constitute a quorum. If, however, a quorum is not present, no business other than adjournment of the meeting may be conducted.

VOTING RIGHTS

     The FPFG Bylaws provide that each outstanding share, regardless of class, is entitled to one vote on each matter submitted to vote at a meeting, except as limited by the FPFG Articles or the NGCL. No cumulative voting is permitted under the FPFG Bylaws and there are no preemptive rights. The WIB Bylaws, subject to the CCC, permit cumulative voting at any election of directors provided the name of the candidate or candidates has been placed in nomination prior to the voting and the shareholder has given notice of the intention to cumulate that shareholder's votes.

     The FPFG Articles expressly deny the right of stockholders to act by written consent in lieu of a meeting. The WIB Bylaws expressly permit action to be taken at any annual or special meeting to be taken without a meeting if the consent of not less than the minimum number of votes necessary to authorize or take such action were the shareholders present at a meeting is given.

AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

     The FPFG Articles delegate the power to adopt, alter, amend or repeal the FPFG Bylaws exclusively to the FPFG Board, and may not be exercised by the stockholders. The WIB Articles specify that any amendment to the WIB Articles or WIB Bylaws must be approved by the WIB Board and approved by a majority of the outstanding shares of each class entitled to vote on the amendment.

CERTAIN ANTITAKEOVER PROVISIONS

     FPFG is subject to provisions of the NGCL that prohibit a publicly held Nevada corporation from engaging in a broad range of business combinations with a person who, together with affiliates and associates, owns 10% or more of the corporation's outstanding voting shares for three years after the person became an interested stockholder, unless the business combination is approved in prescribed manner.

     Neither the WIB Articles, WIB Bylaws nor the CCC provide for similar treatment of business combinations.

                               OTHER MATTERS

     The WIB Board is not aware of any matters not set forth herein that may come before the WIB Meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

                            LEGAL AND TAX MATTERS

     Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas will render an opinion with respect to the validity of the shares of FPFG Common Stock to be issued in connection with the Merger. King, Purtich, Holmes, Paterno & Berliner, Los Angeles, California, will render an opinion with respect to certain matters on behalf of WIB. KPMG Peat Marwick LLP will render an opinion with respect to certain tax matters on behalf of WIB.

                                   EXPERTS

     The consolidated financial statements of FIRSTPLUS Financial Group, Inc., formerly RAC Financial Group, Inc., appearing in FPFG's Annual Report (Form 10-K) for the year ended September 30, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of WIB and subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 included in this Proxy Statement/Prospectus have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their reports appearing in this Proxy Statement/Prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

                  INDEX TO FINANCIAL STATEMENTS




Independent Auditors' Report . . . . . . . . . . . . . . . . .F-2

Consolidated Balance Sheets at December 31, 1996 and 1995
  of Western Interstate Bancorp and Subsidiaries . . . . . . .F-3

Consolidated Statements of Earnings for the Years Ended
  December 31, 1996, 1995 and 1994
  of Western Interstate Bancorp and Subsidiaries . . . . . . .F-4

Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 1996, 1995 and 1994 of
  Western Interstate Bancorpand Subsidiaries . . . . . . . . .F-5

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1996, 1995 and 1994 of Western Interstate
  Bancorp and Subsidiaries . . . . . . . . . . . . . . . . . .F-6

Notes to Consolidated Financial Statements of Western
  Interstate Bancorp and Subsidiaries . . . . . . . . . . . . F-8

Condensed Consolidated Balance Sheets at March 31, 1997 and
  December 31, 1996 of Western Interstate Bancorp and
  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . .F-31

Condensed Consolidated Statements of Earnings for the
  Three Months Ended March 31, 1997 and 1996 of
  Western Interstate Bancorp and Subsidiaries . . . . . . . . F-32

Condensed Consolidated Statements of Cash Flows for the
  Three Months Ended March 31, 1997 and 1996 of
  Western Interstate Bancorp and Subsidiaries. . . . . . . . .F-33

Notes to Condensed Consolidated Financial Statements for the
  Three Months Ended March 31, 1997 and 1996 of
  Western Interstate Bancorp and Subsidiaries. . . . . . . . .F-34

                        INDEPENDENT AUDITORS' REPORT


The Board of Directors of
   Western Interstate Bancorp:

We have audited the accompanying consolidated balance sheets of Western Interstate Bancorp (a California corporation) and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Western Interstate Bancorp and subsidiaries as of December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.


                              KPMG Peat Marwick LLP





Orange County, California
February 28, 1997

                           WESTERN INTERSTATE BANCORP
                                AND SUBSIDIARIES

                          Consolidated Balance Sheets

                          December 31, 1996 and 1995

                        ASSETS                                          1996             1995
                                                                   -------------    -------------
Cash and cash equivalents                                          $  12,298,155       22,082,518
Interest-bearing deposits with banks                                     245,000          249,000
Loans receivable held for sale, at lower of cost or market
   (notes 3 and 15)                                                   30,106,908       18,960,383
Investment securities, available-for-sale at fair value (note 2)      66,992,337       35,925,416
Investment securities, held-to-maturity, fair value of
   $24,681,891 at December 31, 1995 (note 2)                                  --       24,554,415
Loans receivable, net (note 3)                                        10,504,696       21,134,993
Accrued interest receivable (note 4)                                     445,270          849,373
Leasehold improvements and equipment (note 9)                          1,051,019          742,777
Servicing rights (notes 8 and 15)                                      1,737,575        1,734,505
Deferred income taxes (note 11)                                          363,162          600,484
Income taxes receivable (note 11)                                             --          499,614
Real estate owned, net (note 5)                                          417,559           96,134
Prepaid expenses                                                         226,395          157,807
Other assets                                                             159,712          197,328
                                                                   -------------    -------------
                                                                   $ 124,547,788    $ 127,784,747
                                                                   -------------    -------------
                                                                   -------------    -------------

    LIABILITIES AND STOCKHOLDERS' EQUITY
Thrift accounts (note 10):
   Passbooks                                                       $  33,239,746    $  32,929,964
   Certificates                                                       73,662,109       80,878,090
                                                                   -------------    -------------
                                                                     106,901,855      113,808,054

Accrued interest payable                                                 512,342          427,039
Notes payable (notes 6 and 7)                                          1,723,167        1,736,106
Accounts payable and accrued expenses                                  2,947,436        2,568,680
Income taxes payable (note 11)                                           702,441               --
                                                                   -------------    -------------
         Total liabilities                                           112,787,241      118,539,879
                                                                   -------------    -------------

Stockholders' equity (notes 12, 13 and 14):
   Common stock, no par value.  Authorized 20,000,000 shares;
    issued and outstanding 1,211,156 and 1,212,543 shares
    in 1996 and 1995, respectively                                     3,553,917        3,561,911
   Securities valuation allowance, net (note 2)                          (41,353)          89,029
   Retained earnings, appropriated by the board of directors'
    restriction (note 12)                                              8,247,983        5,593,928
                                                                   -------------    -------------
         Total stockholders' equity                                   11,760,547        9,244,868

Commitments and contingencies (notes 14, 15, 18 and 19)
Subsequent event (note 20)
                                                                   -------------    -------------
                                                                   $ 124,547,788    $ 127,784,747
                                                                   -------------    -------------
                                                                   -------------    -------------

See accompanying notes to consolidated financial statements.

                          WESTERN INTERSTATE BANCORP
                               AND SUBSIDIARIES

                      Consolidated Statements of Earnings

                 Years ended December 31, 1996, 1995 and 1994

                                                      1996            1995           1994
                                                  -----------     -----------    -----------
Interest income:
  Loans, including fees and discounts             $ 6,519,158     $10,152,870    $13,318,641
  Investments                                       3,614,193       1,566,132        389,034
  Cash equivalents                                    743,271       1,348,443        175,489
                                                  -----------     -----------    -----------
     Total interest income                         10,876,622      13,067,445     13,883,164
                                                  -----------     -----------    -----------
Interest expense on thrift accounts (note 10)       6,158,871       6,591,834      4,597,000
Interest expense on notes payable                     187,639         160,742        128,327
                                                  -----------     -----------    -----------
     Total interest expense                         6,346,510       6,752,576      4,725,327
                                                  -----------     -----------    -----------
     Net interest income                            4,530,112       6,314,869      9,157,837

Provision for loan losses (note 3)                    155,241       3,158,329      2,887,222
                                                  -----------     -----------    -----------
     Net interest income after
      provision for loan losses                     4,374,871       3,156,540      6,270,615
                                                  -----------     -----------    -----------
Noninterest income:
  Gain on sales of loans (notes 3 and 15)           9,340,879       6,215,434      1,724,293
  Servicing fee income, net (note 15)               1,373,987       1,173,909      1,408,794
  Other income                                        100,471          74,492        156,035
                                                  -----------     -----------    -----------
     Total noninterest income                      10,815,337       7,463,835      3,289,122
                                                  -----------     -----------    -----------
Noninterest expense:
  General and administrative (note 16)              4,588,496       4,176,208      3,771,999
  Salaries                                          5,277,848       4,665,098      3,988,525
  KSOP contributions (note 14)                             --              --        370,594
  Occupancy expenses                                  584,437         563,565        522,218
  Real estate owned expenses (income), net
  (note 5)                                                515          (6,098)       245,340
                                                  -----------     -----------    -----------
     Total noninterest expense                     10,451,296       9,398,773      8,898,676
                                                  -----------     -----------    -----------
     Earnings before income taxes                   4,738,912       1,221,602        661,061

Income taxes (note 11)                              1,963,603         499,264        274,358
                                                  -----------     -----------    -----------
     Net earnings                                 $ 2,775,309     $   722,338     $  386,703
                                                  -----------     -----------    -----------
                                                  -----------     -----------    -----------
Earnings per common share:
  Primary                                         $      1.98     $       .57     $      .34
                                                  -----------     -----------    -----------
                                                  -----------     -----------    -----------
  Fully diluted                                   $      1.98     $       .57     $      .34
                                                  -----------     -----------    -----------
                                                  -----------     -----------    -----------


See accompanying notes to consolidated financial statements.

                                   WESTERN INTERSTATE BANCORP
                                        AND SUBSIDIARIES

                        Consolidated Statements of Stockholders' Equity

                          Years ended December 31, 1996, 1995 and 1994


                                                                       Securities       Retained
                                                                       Valuation       Earnings,
                                             Shares        Common      Allowance,    Substantially
                                          Outstanding       Stock         Net         Restricted         Total
                                          -----------    ----------    ----------    -------------    ----------
Balance, December 31, 1993                 1,143,174     $3,204,425          --        4,595,009       7,799,434

  Net earnings                                    --             --          --          386,703         386,703
  Dividends Paid ($.095 per
   share)                                         --             --          --         (110,122)       (110,122)
  Shares issued for options
   exercised (note 13)                        16,000         50,080          --               --          50,080
                                           ---------     ----------    --------        ---------      ----------
Balance, December 31, 1994                 1,159,174      3,254,505          --        4,871,590       8,126,095
  Net earnings                                    --             --          --          722,338         722,338
  Shares issued (note 18)                      4,340         24,999          --               --          24,999
  Change in net unrealized
   holding gain on securities
   available-for-sale                             --             --      89,029               --          89,029
  Stock redemption (note 14)                  (2,971)       (17,113)         --               --         (17,113)
  Shares issued to the KSOP
  (note 14)                                   52,000        299,520          --               --         299,520
                                           ---------     ----------    --------        ---------      ----------
Balance, December 31, 1995                 1,212,543      3,561,911      89,029        5,593,928       9,244,868
  Net earnings                                    --             --          --        2,775,309       2,775,309
  Change in net unrealized
   holding gain on securities
   available-for-sale                             --             --    (130,382)              --        (130,382)
  Stock redemption (note 14)                  (9,253)       (53,224)         --               --         (53,224)
  Shares issued to KSOP
  (note 14)                                    7,866         45,230          --               --          45,230
  Dividends paid ($.10 per
   share)                                         --             --          --         (121,254)       (121,254)
                                           ---------     ----------    --------        ---------      ----------
Balance, December 31, 1996                 1,211,156     $3,553,917     (41,353)       8,247,983      11,760,547
                                           ---------     ----------    --------        ---------      ----------
                                           ---------     ----------    --------        ---------      ----------

See accompanying notes to consolidated financial statements.

                        WESTERN INTERSTATE BANCORP
                             AND SUBSIDIARIES

                  Consolidated Statements of Cash Flows

               Years ended December 31, 1996, 1995 and 1994

                                                      1996           1995           1994
                                                 -------------   ------------   ------------
Cash flows from operating activities:
  Net earnings                                   $   2,775,309   $    722,338   $    386,703
  Adjustments to reconcile net earnings to
   net cash used in operating activities:
    Depreciation and amortization                      847,813        880,001        698,824
    Deferred income taxes (benefit)                    331,739        873,115       (879,802)
    Provision for loan losses                          155,241      3,158,329      2,887,222
    Provision for loss on real estate owned             44,460         86,337        162,439
    Gain on sale of real estate owned                  (69,502)      (103,078)            --
    Loss on disposal of leasehold
     improvements and equipment                          3,448          2,126         16,272
    Gain on sale of loans                           (9,340,879)    (6,215,434)    (1,724,293)
    Loans purchased or originated for sale, net   (125,564,198)   (66,088,328)   (29,929,080)
    Proceeds from loan sales                       123,758,552     53,664,841     27,948,080
    Capitalization of servicing rights                (560,701)      (869,209)            --
    (Increase) decrease in other assets and
     liabilities                                     2,039,245      1,752,734       (741,713)
                                                 -------------   ------------   ------------
      Net cash used in operating activities         (5,579,473)   (12,136,228)    (1,175,348)
                                                 -------------   ------------   ------------
Cash flows from investing activities:
  Net decrease in interest-bearing deposits              4,000        197,000        196,000
  Maturities and principal reductions of
   investment securities                             2,885,495      3,967,202     10,589,331
  Purchases of investment securities
   available-for-sale                              (44,669,405)   (38,187,421)            --
  Purchases of investment securities
   held-to-maturity                                 (5,035,401)   (20,606,495)   (10,094,988)
  Proceeds from sale of investment securities
   available-for-sale                               15,350,922             --             --
  Proceeds from sale of investment securities
   held-to-maturity                                 24,731,084             --             --
  Net increase in loans receivable                     (81,125)    (7,547,749)   (11,166,431)
  Proceeds from sale of loans receivable             9,748,774     86,694,489             --
  Proceeds from sale of leasehold improvements
   and equipment                                            --          2,190          1,199
  Purchases of leasehold improvements
   and equipment                                      (601,872)      (181,685)      (451,084)
  Proceeds from sale of real estate owned              511,024        360,118             --
                                                 -------------   ------------   ------------
     Net cash provided by (used in)
      investment activities                          2,843,496     24,697,649    (10,925,973)
                                                 -------------   ------------   ------------

                          WESTERN INTERSTATE BANCORP
                               AND SUBSIDIARIES

               Consolidated Statements of Cash Flows, Continued

                                                       1996           1995           1994
                                                  -------------   ------------   ------------
Cash flows from financing activities:
  Net increase (decrease) in passbook accounts    $     309,782   $   (448,576)  $ (1,314,009)
  Net increase (decrease) in certificate accounts    (7,215,981)     6,585,546      9,200,886
  Proceeds (repayments) from borrowings on
   lines of credit                                       10,000        (14,112)       650,000
  Proceeds from notes payable to stockholders           321,300        239,000        315,630
  Repayment of notes payable to stockholders           (344,239)      (325,447)      (600,838)
  Stock purchased by ESOP                                45,230        299,520             --
  Proceeds from stock issued                                 --         24,999             --
  Proceeds from stock options exercised                      --             --         50,080
  Stock redemption                                      (53,224)       (17,113)            --
  Dividends paid                                       (121,254)            --       (110,122)
                                                  -------------   ------------   ------------
    Net cash provided by (used in)
     financing activities                            (7,048,386)     6,343,817      8,191,627
                                                  -------------   ------------   ------------
    Net increase (decrease) in cash                  (9,784,363)    18,905,238     (3,909,694)

Cash and cash equivalents, beginning of period       22,082,518      3,177,280      7,086,974
                                                  -------------   ------------   ------------
Cash and cash equivalents, end of period          $  12,298,155   $ 22,082,518   $  3,177,280
                                                  =============   ============   ============
Supplemental disclosure of cash flow information:
  Cash paid during the year:
    Interest                                      $   6,261,207   $  6,573,253   $  4,739,973
    Income taxes                                        678,508          5,000      1,387,000
                                                  =============   ============   ============
Supplemental disclosure of noncash information
 -- transfers to real estate owned                $     807,407   $    192,177   $    161,024
                                                  =============   ============   ============

See accompanying notes to consolidated financial statements.

                         WESTERN INTERSTATE BANCORP
                              AND SUBSIDIARIES

                Notes to Consolidated Financial Statements

                 Years ended December 31, 1996 and 1995


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS

     Western Interstate Bancorp (the Company) was organized for the purpose of acting as a holding company for Citizens Thrift & Loan Association (the Association), a licensed industrial loan company, and Citizens Group, Inc., dba Citizens Finance (Finance), a consumer finance licensed company and a mortgage banking licensed company. The Association is subject to the regulatory requirements and its thrift deposits are insured by the Federal Deposit Insurance Corporation
     (FDIC).

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany items and transactions have been eliminated in consolidation.

     BASIS OF FINANCIAL STATEMENT PRESENTATION

     The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the balance sheets and revenues and expenses for the periods. Actual results could differ significantly from those estimates.

     INTEREST-BEARING DEPOSITS WITH BANKS

     Interest-bearing deposits with banks consist of certificates of deposit with initial maturities of three months or greater and less than or equal to one year.

     INVESTMENT SECURITIES

     Investments are classified as "held-to-maturity," "available-for-sale" or "trading securities." Investments are classified as "held-to-maturity" if there is a positive intent and ability to hold those securities to maturity. Investments held-to-maturity are reported at amortized cost, adjusted for the accretion of discounts and amortization of premiums. Discount accretion and premium amortization are included in interest income using a method which approximates the level yield method. The adjusted cost of specific securities sold is used to compute gain or loss an sales. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and are reported at fair value, with unrealized gains and losses included in operations. Debt and equity securities not classified as "held-to-maturity" or "trading securities" are classified as "available-for-sale" and are recorded at fair value, with unrealized gains and losses excluded from operations and reported as a separate component of stockholders' equity, net of tax effect. Investment securities "held-to-maturity" are carried at amortized cost.

                         WESTERN INSTERSTATE BANCORP
                               AND SUBSIDIARIES

            Notes to Consolidate Financial Statements, Continued


     Investments securities "available-for-sale" are recorded at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity, net of the tax effect. Designation of securities is made at the time of acquisition by management. The Company has no investments in trading securities.

     LOANS RECEIVABLE

     Loans are carried at face value, net of participations sold, unearned discounts, net loan origination fees and the allowance for possible loan losses. Interest is accrued daily on a simple-interest basis, except where reasonable doubt exists as to the collectibility of the interest, in which case the accrual of income amortization of fees and accretion of discounts is discontinued. Unearned discounts, fees and costs are recognized using the effective-interest method. Loans receivable includes direct cash loans and real estate improvement loans insured by the Federal Housing Administration (FHA) pursuant to Title I, Section 2 of the National Housing Act (Title I Loans).

     Loan fees and direct costs relating to loans are netted and amortized to operations as an adjustment to yield over the respective lives of the loans using the interest method. Net deferred loan fees are taken directly into income when loans are sold.

     In May 1993, the FASB issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS No. 114) and in October 1994, the FASB issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (SFAS No. 118). Under the provisions of SFAS No. 114, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No. 114 requires creditors to measure impairment of a loan based on the present value of expected future cash flows discounted at the loan's effective interest rate. If the measure of the impaired loan is less than the recorded investment in the loan, a creditor shall recognize an impairment by recording a valuation allowance with a corresponding charge to bad debt expense. This statement also applies to restructured loans and eliminates the requirement to classify loans that are in substance foreclosures as foreclosed assets except for loans where the creditor has physical possession of the underlying collateral but not legal title. SFAS No. 118 amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans. In addition, SFAS No. 118 amends certain disclosure requirements of SFAS No. 114. SFAS Nos. 114 and 118 apply to financial statements for fiscal years beginning after December 15, 1994 and initial adoption is required to be reflected prospectively. The Company adopted these statements effective January 1, 1995 and the effect on the financial statements was not material.

     LOANS RECEIVABLE HELD FOR SALE

     Loans receivable held for sale represent loans originated by the Company for sale to third parties. Loans receivable held for sale are stated at the lower of aggregate cost or market. Loan fees and costs are deferred and recognized in income when the loans are sold.

                         WESTERN INSTERSTATE BANCORP
                               AND SUBSIDIARIES

            Notes to Consolidate Financial Statements, Continued


     ALLOWANCE FOR POSSIBLE LOAN LOSSES

     The allowance for possible loan losses is established through a provision for possible loan losses. Loans are charged against the allowance for possible loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior credit loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, review of specific problem loans, regulatory guidelines, adequacy of the HUD reserve and current economic conditions that may affect the borrowers' ability to pay.

     Management believes that the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, the DOC and FDIC, as an integral part of their examination process, periodically review the Company's allowance for possible loan losses. These agencies may require the Company to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

     LEASEHOLD IMPROVEMENTS AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation which is charged to expense on a straight-line basis over the estimated useful life of the assets which range from five to ten years.

     Leasehold improvements are amortized over the shorter of the term of the applicable lease or the life of the asset.

     ADVERTISING

     The Company accounts for its advertising costs as nondirect response advertising. Accordingly, advertising costs are expensed as incurred.

     REAL ESTATE OWNED

     Real estate owned represents real estate acquired through foreclosure or deed in lieu of foreclosure. Real estate owned is carried at fair value, less estimated carrying costs and costs of disposition. Cost is determined at the date of acquisition as the result of a foreclosure sale and is equal to the receivable balance at that date. If the cost (plus any liabilities assumed at foreclosure) exceeds fair value less estimated selling costs, the carrying value of the property is reduced by a charge to the allowance for loan losses. All related carrying costs on revaluation are expensed as incurred. Any subsequent write-downs are recognized as a valuation allowance on real estate owned. Gains or losses on sales are recorded in conformity with standards which apply to the accounting for sales of real estate.

     SERVICING RIGHTS

     In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122 (SFAS No. 122), "Accounting for Mortgage Servicing Rights," an amendment to Statement of Financial

                         WESTERN INSTERSTATE BANCORP
                               AND SUBSIDIARIES

            Notes to Consolidate Financial Statements, Continued


     Accounting Standards No. 65 (SFAS No. 65). In June 1995, the Company adopted early application of SFAS No. 122. SFAS No. 122 requires an institution that purchases or originates mortgage loans and subsequently sells or securitizes those loans with servicing rights retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. Institutions are required to assess impairment of the capitalized mortgage servicing portfolio based on the fair value of those rights on a stratum-by-stratum basis with any impairment recognized through a valuation allowance for each impaired stratum. Capitalized mortgage servicing rights should be stratified based upon one or more of the predominant risk characteristics of the underlying loans such as loan type, size, note rate, date of origination, term and/or geographic location.

     The Company elected to retroactively implement SFAS No. 122 as of January 1, 1995. As a result, the Company capitalized servicing rights that resulted from sales of receivables with servicing retained where a clearly defined value of those rights was available. Also, at the time of implementation, the Company established no impairment valuation allowance based upon an evaluation performed on the entire servicing rights portfolio under the provisions of the statement. As SFAS No. 122 prohibits retroactive application to 1994, the Company's financial statement reporting for 1994 was accounted for under the original SFAS No. 65.

     In order to determine the fair value of the servicing rights, the Company uses market prices under comparable servicing sale contracts, when available, or alternatively, it uses a valuation model that calculates the present value of future cash flows. Assumptions used in the valuation model include market discount rates and anticipated prepayment speeds. The prepayment speeds are determined from market sources for fixed-rate mortgages with similar coupons and prepayment reports for comparable ARM loans. In addition, the Company uses market comparables for estimates of the cost of servicing per loan, float value, an inflation rate, ancillary income per loan and default rates.

     The Company amortizes the servicing rights in proportion to and over the period of estimated future net servicing income.

     For the purpose of measuring impairment, the Company stratified the capitalized mortgage servicing rights using the type of loan as the primary risk. Impairment is measured utilizing fair value.

     Purchased servicing rights (PSR) represents the price paid to acquire rights to service mortgage loans for investors. Purchased servicing rights are being amortized in proportion to and over the period of estimated net servicing revenues.

     Excess servicing fee receivables (ESFR) result from the sale of participating interests in Title I Loans on which the Company retains servicing rights. The amount of ESFR is determined by computing the difference between the weighted average yield of the loans sold and the yield guaranteed to the purchaser, adjusted for a normal servicing fee rate. Normal servicing fees are generally defined as the total of the minimum servicing fee which comparable mortgage issuers typically require servicers to charge and other costs born by the Company, if any. The resulting excess servicing fee receivables are recorded as a gain in the year of sale equal to the present value of net cash flows to be received in future years over the estimated life of the loans, adjusted for anticipated prepayments. The present value of the excess servicing fees is calculated using market prepayment, default and interest rate

                         WESTERN INSTERSTATE BANCORP
                               AND SUBSIDIARIES

            Notes to Consolidate Financial Statements, Continued


     assumptions. The gain is recorded net of cash expenditures, including discounts on the sale of the loans, and the recognition of deferred amounts as expense, including net deferred origination costs and purchase premiums related to the acquisition of the loans. The ESFR is amortized using the interest method; such amortization offsets the servicing fee income recorded on Title I Loans.

     PSR and ESFR are periodically reviewed by management based upon many factors, including the historical prepayment activity of the related loans and management's estimates of the remaining future cash flows to be generated by the underlying Title I Loans. At any point in time in which PSR and ESFR are reviewed, an estimate of the future prepayment rate of the underlying Title I Loans is made by management. If the actual future prepayment rate proves to be higher than the estimate, impairment of PSR and ESFR occurs. PSR and ESFR are adjusted downward when an impairment is evident based upon management's review and revised estimates.

     LOAN SALES

     Gains or losses resulting from sales of loans are recognized at the date of settlement and are based on the difference between the selling price and carrying value of the related loans sold. Such gains and losses may be increased or decreased by the amount of any servicing released premiums received. Nonrefundable fees and direct costs associated with the origination of loans are deferred and recognized when the loans are sold.

     When selling participating interests in real estate improvement loans, the Company retains an interest equivalent to 10% (uninsured portion) of the principal balance sold and subordinates its interest with respect to losses to the extent of the retained portion. Sales of loans that involve the sale of a loan or pool of loans with disproportionate credit and prepayment risk require the allocation of cost based on the relative fair values of the portion sold and the portion retained on the date that such loans were acquired or the date of sale, whichever is most practical. In addition, the present value of the excess servicing fees is calculated using market prepayment, default and interest rate assumptions.

     INCOME TAXES

     Income taxes are provided by the Company based on income reported for financial accounting purposes. The Company and its subsidiaries are included in the consolidated tax return and are parties to the tax-sharing agreement. In accordance with the agreement, the consolidated taxes payable are allocated between the Company and its subsidiaries based an their respective contributions to consolidated taxable income.

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                         WESTERN INSTERSTATE BANCORP
                               AND SUBSIDIARIES

            Notes to Consolidate Financial Statements, Continued


     EARNINGS PER COMMON SHARE

     Primary earnings per share is computed based upon the weighted average number of shares outstanding during the period plus dilutive effects of common shares contingently issuable from stock options. Fully diluted earnings per share reflect additional dilution related to common stock equivalents due to the use of the market price at the end of the period, when higher than the average price for the period. Common stock equivalents are excluded from the computations of earnings per share for all periods presented due to their antidilutive effect.

     The weighted average number of shares outstanding are as follows:

                                          December 31
                              ----------------------------------
                                1996         1995        1994
                              ---------    ---------   ---------
             Primary          1,410,106    1,267,409   1,150,626
             Fully diluted    1,410,106    1,267,409   1,150,626
                              ---------    ---------   ---------
                              ---------    ---------   ---------


     STATEMENTS OF CASH FLOWS

     For the purposes of this statement, cash and cash equivalents include cash on hand and Federal funds sold.

     Cash and cash equivalents consisted of the following at:


                                                       December 31
                                               ----------------------------
                                                   1996            1995
                                               ------------    ------------
          Cash and certificates of deposit     $  3,098,155    $  2,982,518
          Federal funds sold                      9,200,000      19,100,000
                                               ------------    ------------
                                               $ 12,298,155    $ 22,082,518
                                               ------------    ------------
                                               ------------    ------------


      CURRENT ACCOUNTING PRONOUNCEMENTS

      Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board
      (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion

                           WESTERN INTERSTATE BANCORP
                               AND SUBSIDIARIES

            Notes to Consolidated Financial Statements, Continued


     No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

     In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS No. 125), "Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 125 addresses the accounting for all types of securitization transactions, securities lending and repurchase agreements, collateralized borrowing arrangements and other transactions involving the transfer of financial assets. SFAS No. 125 distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 is generally effective for transactions that occur after December 31, 1996, and it is to be applied prospectively. SFAS No. 125 requires the allocation of the total cost of mortgage loans sold to the mortgage loans sold (servicing released), interest-only and retained certificates and servicing rights on their relative fair values. Under SFAS No. 125 the interest-only and retained certificates and servicing rights are assessed for impairment based upon the fair value of those rights. The pronouncement also requires the additional disclosure about the interest-only and retained certificates in securitizations and the accounting for these assets at fair value in accordance with Statement of Financial Accounting Standards No. 115. Management believes the adoption of SFAS No. 125 on January 1, 1997 will not have a material impact on the Company's operations.

     RECLASSIFICATIONS

     Certain amounts in prior years have been reclassified to conform to the 1996 presentation.

(2)  INVESTMENT SECURITIES

     The amortized cost and estimated fair values of investment securities available-for-sale are as follows:

                                              DECEMBER 31, 1996
                             --------------------------------------------------
                                             GROSS        GROSS      ESTIMATED
                               AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                 COST         GAINS       LOSSES       VALUE
                             ------------  ----------   ----------   ----------
Federal National Mortgage
  Association                $ 55,962,076         --       93,745    55,868,331
Federal Home Loan Mortgage
  Corporation                     392,202      6,319           --       335,521
Small Business Association      8,395,320         --       80,726     8,314,594
United Savings Participation
  Certificates                  1,175,849     76,430           --     1,252,279
Other investments               1,201,191     27,556        7,135     1,221,612
                             ------------  ----------   ----------   ----------
                             $ 67,063,638    110,305      181,606    66,992,337
                             ------------  ----------   ----------   ----------
                             ------------  ----------   ----------   ----------

                           WESTERN INTERSTATE BANCORP
                               AND SUBSIDIARIES

            Notes to Consolidated Financial Statements, Continued


      The Company recorded net unrealized losses of $41,353 as a separate component of stockholders' equity calculated as the gross unrealized loss on investment securities available-for-sale of $71,301, net of the tax effect of $29,948.

                                              DECEMBER 31, 1995
                             --------------------------------------------------
                                             GROSS        GROSS      ESTIMATED
                               AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                 COST         GAINS       LOSSES       VALUE
                             ------------  ----------   ----------   ----------
Federal National Mortgage
  Association                $ 22,107,078     53,746           --    22,160,824
Federal Home Loan Mortgage
  Corporation                   3,758,314     81,191           --     3,839,505
Small Business Association      9,906,526     18,561           --     9,925,087
                             ------------  ----------   ----------   ----------
                             $ 35,771,918    153,498           --    35,925,416
                             ------------  ----------   ----------   ----------
                             ------------  ----------   ----------   ----------

     The Association recorded net unrealized gains of $89,029 as a separate component of stockholders' equity calculated as the gross unrealized gains on investment securities available-for-sale of $153,498, net of the tax effect of $64,469.

     The maturities of investment securities available-for-sale at December 31, 1996 are as follows:

                                           AMORTIZED       FAIR
                                              COST         VALUE
                                        -------------  ------------
         Due in 1 year or less           $ 53,111,835  $ 53,000,485

         Due after 1 through 5 years        1,794,591     1,795,509

         Due after 5 through 10 years              --            --

         Due after 10 years                12,157,212    12,196,343
                                        -------------  ------------
                                         $ 67,063,638  $ 66,992,337
                                        -------------  ------------
                                        -------------  ------------

     During the year ended December 31, 1996, the Association sold certain investments from its held-to-maturity portfolio. The unamortized cost on the sale date was $24,730,085 which yielded a loss of $138,595. Management sold the securities to increase liquidity.

                           WESTERN INTERSTATE BANCORP
                               AND SUBSIDIARIES

            Notes to Consolidated Financial Statements, Continued


                                              DECEMBER 31, 1995
                             --------------------------------------------------
                                             GROSS        GROSS      ESTIMATED
                               AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                 COST         GAINS       LOSSES       VALUE
                             ------------  ----------   ----------   ----------
Federal National Mortgage
  Association                $  2,203,317     42,178           --     2,245,495
Government National Mortgage
  Association                  10,691,866     74,505           --    10,766,371
Student Loan Marketing
  Association                   1,000,691         --          891       999,800
Federal Home Loan Mortgage
  Corporation REMIC             9,896,118     11,684           --     9,907,802
Mortgage Pass Through             762,423         --           --       762,423
                             ------------  ----------   ----------   ----------
                             $ 24,554,415    128,367          891    24,681,891
                             ------------  ----------   ----------   ----------
                             ------------  ----------   ----------   ----------

     There were no sales of investment securities held-to-maturity during the years ended December 31, 1995 and 1994.

     During the year ended December 31, 1996, the Association transferred investment securities in the amount of $2,426,949 to available-for-sale and recognized an unrealized gain of $46,945 as an adjustment to the securities valuation allowance. At December 31, 1996, the unrealized gain on these securities was $96,851.

(3)  LOANS RECEIVABLE

     Receivables consist of the following at December 31:
                                                         1996        1995
                                                   ------------    ----------
      Multifamily                                  $         --       906,323
      Commercial                                         77,955     8,120,997
      Title I                                         7,569,921    10,590,417
      Real Estate - first liens                       6,443,033     6,760,584
      Real estate - junior liens                     28,644,609    16,569,370
      Conditional sales contracts                         4,047         4,902
      Other loans                                       309,348       195,551
                                                   ------------    ----------
                                                     43,048,913    43,148,144
                                                   ------------    ----------
                                                   ------------    ----------
      Less:
        Receivable held for sale                     30,106,908    18,960,383
        Unearned discounts, fees and costs            1,045,379       875,710
        Allowance for loan losses                     1,391,930     2,177,058
                                                   ------------    ----------
                                                   $ 10,504,696    21,134,993
                                                   ------------    ----------
                                                   ------------    ----------

                           WESTERN INTERSTATE BANCORP
                               AND SUBSIDIARIES

            Notes to Consolidated Financial Statements, Continued


The following table identifies the Company's total recorded investment in impaired loans by type at December 31, 1996 and 1995:


                                                 1996           1995
                                               -------        -------
         Nonaccrual loans- commercial          $77,955        396,200
                                               -------        -------
         Restructured loans - commercial       $    --        497,428
                                               -------        -------
                                               -------        -------



The related impairment valuation allowance at December 31, 1995 was $134,044 which is included as part of the allowance for loan losses in the accompanying balance sheet. The provision for losses and any related recoveries are recorded as part of the provision for loan losses in the accompanying consolidated statements of earnings.

The average recorded investment in impaired loans for the years ended December 31, 1996 and 1995 was $662,511 and $893,628, respectively. The amount of interest income recorded on impaired loans for the year ended December 31, 1996 and 1995 was $40,833 and $38,136, respectively.

The Company's primary service areas are Orange, Sacramento, Contra Costa and Riverside counties; however, the Company extends credit to customers throughout California, Arizona and Nevada. At December 31, 1996, 47% of total Title I and real estate loans were concentrated in Southern California.

The FHA insurance on Title I loans is a coinsurance program in which the U.S. Department of Housing and Urban Development (HUD) insures 90% of the loss of the outstanding principal of each loan in the event of default. In the event of default, the Company will incur a loss an the 10% uninsured portion of a loan. HUD charges the Company a fee of .50% per annum of the original balance for each loan it insures. In most cases, this fee is passed through to the borrower. The Company's insurance contract with HUD limits the overall amount of insurance claims that may be paid to the Company to 10% of the amount disbursed, advanced or expended by the Company originating or purchasing Title I loans. HUD has established a reserve account in that amount and adjusts the balance as claims are paid and new loans are originated or acquired. At December 31, 1996, the Company had no reserve account available to insure Title I loans of approximately $24,706,848, of which the Association has a participating interest in $5,758,577.

Loans on which the accrual of interest has been discontinued amounted to $236,813, $760,902 and $5,456,204 at December 31, 1996, 1995 and 1994,
respectively. If these loans had been current throughout their terms, interest income would have increased approximately $10,399, $21,734 and $129,318 for 1996, 1995 and 1994, respectively.

                           WESTERN INTERSTATE BANCORP
                               AND SUBSIDIARIES

            Notes to Consolidated Financial Statements, Continued


Activity in the allowance for loan losses is as follows:

                                                     DECEMBER 31
                                      ---------------------------------------
                                          1996           1995          1994
                                      -----------     ---------     ---------
     Balance, beginning of year       $ 2,177,058     3,441,615     1,707,376
     Provision for loan losses            155,241     3,158,329     2,887,222
     Recoveries                           154,254       115,302        68,607
     Charge-offs                       (1,094,623)   (4,538,188)   (1,221,590)
                                      -----------     ---------     ---------
       Balance, end of year           $ 1,391,930     2,177,058     3,441,615
                                      -----------     ---------     ---------
                                      -----------     ---------     ---------

During the year, the Company sold commercial loans receivable for approximately $9.7 million resulting in no gain or loss.

(4)  ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable at December 31, 1996 and 1995 is summarized as follows:

                                              1996           1995
                                            --------       -------
        Interest on investments             $288,349       503,941
        Interest on loans                    156,921       345,432
                                            --------       -------
                                            $445,270       849,373
                                            --------       -------
                                            --------       -------

(5)  REAL ESTATE OWNED

     Real estate acquired through foreclosure is summarized as follows:

                                                        DECEMBER 31
                                                   --------------------
                                                     1996         1995
                                                   --------     -------
        Properties:
        Acquired in settlement of loans            $428,748     102,271
          Less allowance for estimated losses       (11,189)     (6,137)
                                                   --------     -------
                                                   $417,559      96,134
                                                   --------     -------
                                                   --------     -------

     Changes in the allowance for losses on real estate owned is as follows:

                                                     DECEMBER 31
                                           -------------------------------
                                             1996         1995       1994
                                           --------     -------    -------
     Balance, beginning of period          $  6,137     220,283     57,844
     Add provisions                          44,460      86,337    162,439
     Less charge-offs                       (39,408)   (300,483)        --
                                           --------     -------    -------
       Balance, end of period              $ 11,189       6,137    220,283
                                           --------     -------    -------
                                           --------     -------    -------

                           WESTERN INTERSTATE BANCORP
                               AND SUBSIDIARIES

            Notes to Consolidated Financial Statements, Continued


Summary of real estate owned expenses (income) is as follows:

                                      1996          1995         1994
                                   ---------     --------      -------
     Rental income                 $(105,467)     (32,219)     (32,992)
     Rental expenses                 131,024       42,862      115,893
     Gain on sales                   (69,502)    (103,078)          --
     Provision for losses             44,460       86,337      162,439
                                   ---------     --------      -------
                                   $     515       (6,098)     245,340
                                   ---------     --------      -------
                                   ---------     --------      -------

(6)  NOTES PAYABLE

     Notes payable at December 31, 1996 and 1995 is summarized as follows:

                                                                   1996        1995
                                                                ----------  ---------
 A $700,000 revolving line of credit expiring in April 1996
  which the Company intends to renew, interest due monthly
  at Wall Street prime rate plus 1.25% (8.25% at
  December 31, 1996), secured by the stock of the
  Association                                                   $  495,000    485,000
 Unsecured notes payable to stockholders and to other persons due at varying dates through January 1999 and bearing
  interest at rates ranging from 7.50% to 10.0%                  1,228,167  1,245,245
 Unsecured notes payable bearing interest at 8%                         --      5,861
                                                                ----------  ---------
                                                                $1,723,167  1,736,106
                                                                ----------  ---------
                                                                ----------  ---------

(7)  INDEBTEDNESS TO RELATED PARTIES

     Changes in unsecured notes payable to related parties consist of the following:

                                                           DECEMBER 31
                                                     ---------------------
                                                        1996         1995
                                                     ---------     -------
        Balance, beginning of period                 $ 286,378     207,000
        Add proceeds from notes payable                103,000     128,378
        Less payments on notes payable                (231,378)    (49,000)
                                                     ---------     -------
          Balance, end of period                     $ 158,000     286,378
                                                     ---------     -------
                                                     ---------     -------

                           WESTERN INTERSTATE BANCORP
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements, Continued

(8)  SERVICING RIGHTS

     An analysis of servicing rights is as follows:

                                                        DECEMBER 31
                                             ----------------------------------
                                                1996        1995        1994
                                             ----------   ---------   ---------
Mortgage servicing rights:
  Balance, beginning of year                 $  713,778          --          --
  Gain on sales                                 560,701     869,209          --
  Amortization                                 (166,312)   (155,431)         --
                                             ----------   ---------   ---------
    Balance, end of year                     $1,108,167     713,778          --
                                             ----------   ---------   ---------
Purchased servicing rights:
  Balance, beginning of year                    423,268     673,200     904,130
  Amortization                                 (185,270)   (249,932)   (230,930)
                                             ----------   ---------   ---------
    Balance, end of year                        237,998     423,268     673,200
                                             ----------   ---------   ---------
Excess servicing fee receivables:
  Balance, beginning of year                    597,459     809,379   1,010,181
  Amortization                                 (206,049)   (211,920)   (200,802)
                                             ----------   ---------   ---------
    Balance, end of year                        391,410     597,459     809,379
                                             ----------   ---------   ---------
                                             $1,737,575   1,734,505   1,482,579
                                             ==========   =========   =========

(9)  LEASEHOLD IMPROVEMENTS AND EQUIPMENT

     Leasehold improvements and equipment are recorded at cost and consist of the following at December 31:

                                                     1996         1995
                                                 -----------   ----------
     Leasehold improvements                      $   397,663      347,962
     Furniture and equipment                       2,322,956    1,823,423
     Automobiles                                      24,961       24,961
                                                 -----------   ----------
                                                   2,745,580    2,196,346
     Accumulated depreciation and amortization    (1,694,561)  (1,453,569)
                                                 -----------   ----------
                                                 $ 1,051,019      742,777
                                                 ===========   ==========

                           WESTERN INTERSTATE BANCORP
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements, Continued

(10) THRIFT ACCOUNTS

     Thrift accounts at December 31, 1996 and 1995 are summarized as follows:

                                                   1996           1995
                                               ------------   -----------
        Passbook accounts                      $ 33,239,746    32,929,964
                                               ------------   -----------
        Term certificate accounts:
          Certificates under $100,000            53,270,434    62,710,601
          Certificates of $100,000 or more       20,391,675    18,167,489
                                               ------------   -----------
             Total term certificates accounts    73,662,109    80,878,090
                                               ------------   -----------
                                               $106,901,855   113,808,054
                                               ============   ===========

     Interest expense on thrift accounts for the years ended December 31, 1996, 1995 and 1994 is summarized as follows:

                                          1996        1995        1994
                                       ----------   ---------   ---------
        Passbook accounts              $1,704,646   1,418,581   1,388,576
        Term certificate accounts       4,454,225   5,173,253   3,208,424
                                       ----------   ---------   ---------
                                       $6,158,871   6,591,834   4,597,000
                                       ==========   =========   =========

(11) INCOME TAXES

     The income taxes (benefit) consists of the following:

                              YEAR ENDED DECEMBER 31
                        ---------------------------------
                           1996        1995        1994
                        ----------   --------   ---------
        Current:
          Federal       $1,448,508   (375,851)    806,988
          State            183,358      2,000     347,172
                        ----------   --------   ---------
                         1,631,866   (373,851)  1,154,160
                        ----------   --------   ---------
        Deferred:
          Federal           68,109    671,200    (598,265)
          State            263,628    201,915    (281,537)
                        ----------   --------   ---------
                           331,737    873,115    (879,802)
                        ----------   --------   ---------
                        $1,963,603    499,264     274,358
                        ==========   ========   =========

                           WESTERN INTERSTATE BANCORP
                               AND SUBSIDIARIES

                Notes to Consolidated Statements, Continued

Income taxes attributable to earnings before the cumulative effect of the accounting change differed from the amounts computed by applying the Federal income tax rate of 34% to pretax earnings as a result of the following:

                                          YEAR ENDED DECEMBER 31
                                     ---------------------------------
                                         1996         1995      1994
                                     -----------    -------    -------
    Computed "expected" tax expense $ 1,611,220 415,345 224,761 State income taxes, net of
      Federal income tax benefit         353,049     87,299     43,319
    Others, net                             (666)    (3,380)     6,278
                                     -----------    -------    -------
                                     $ 1,963,603    499,264    274,358
                                     ===========    =======    =======

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are as follows:

                                                    1996        1995
                                                 ----------   ---------
     Deferred tax assets:
       Allowance for possible credit losses      $  632,000     845,236
       State taxes allowed for Federal purposes     133,000          --
       Excess servicing fees receivables                 --      93,858
       Accrual for tax purposes, not deductible      68,000          --
       Other                                         42,162      62,000
                                                 ----------   ---------
                                                    875,162   1,001,094
     Deferred tax liabilities:
       Depreciation                                 (60,000)    (60,000)
       Gain on loan sales                          (452,000)   (322,000)
       State taxes allowed for Federal purposes          --     (18,610)
                                                 ----------   ---------
         Net deferred income tax asset           $  363,162     600,484
                                                 ==========   =========

     Based on the Company's current and historical pretax earning for significant items, management believes it is more likely than not that the Company will realize the benefit of the existing net deferred tax asset at December 31, 1996. Management believes the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income; however, there can be no assurance that the Company will generate any earnings or any specific level of continuing earnings in future years. Certain tax planning or other strategies could be implemented, if necessary, to supplement income from operations to fully realize recorded tax benefits.

(12) CAPITAL REQUIREMENTS AND REGULATORY MATTERS OF THE ASSOCIATION

     State regulations require industrial loan companies not to exceed a defined ratio of outstanding thrift accounts in relation to stockholder's equity less retained earnings restricted as to distribution and certain intangible assets. The Association's ratio has been established at 20 to 1 for the years ended December 31, 1996 and 1995. In addition, state regulations require the Association to maintain a minimum capital stock of $1,250,000 plus a portion of retained earnings restricted as to distribution.

                           WESTERN INTERSTATE BANCORP
                               AND SUBSIDIARIES

                Notes to Consolidated Statements, Continued

     FDICIA was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provision of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the Federal regulatory agencies, increased reporting requirements for insured institutions and new regulations concerning internal controls, accounting and operations.

     The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Institutions categorized as "undercapitalized" or worse are subject to certain restrictions including the requirement to file a capital plan with its primary Federal regulator, prohibitions on the payment of dividends and management fees, restrictions on executive compensation and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution either by its primary Federal regulator or by the FDIC, including requirements to raise additional capital, sell assets or sell the entire institution.

     The table below presents the Association's capital ratios at December 31, 1996 as compared to minimum regulatory requirements for an institution to be considered "adequately capitalized" and "well capitalized."

     The Association's actual capital amounts and ratios as of December 31, 1996 are presented in the table.

                                                                          To be well capitalized under
                                                  For capital adequacy      prompt corrective action
                                   Actual              purposes                    provisions
                             -----------------    --------------------    ----------------------------
                             Amount      Ratio      Amount     Ratio          Amount        Ratio
                             ------      -----      ------     -----          ------        -----
Total capital (to risk-
  weighted assets)        $13,725,490    23.7%    $4,643,797    8.0%        $ 5,804,746     10.0%
Tier 1 capital (to
  average assets)          12,999,897    10.3%     5,034,148    4.0%          6,292,684      5.0%
Tier 1 capital (to risk-
  weighted assets)         12,999,897    22.4%     2,321,898    4.0%          3,482,848      6.0%
                          ===========    ====     ==========    ===         ===========     ====

An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less.

The following table reconciles the Association's capital in accordance with generally accepted accounting principles to the Association's risk-based capital as of December 31, 1996:

     Capital in accordance with general accepted accounting
      principles                                                   $ 12,958,544
     Adjustments for tangible and core capital                           41,353
                                                                   ------------
          Total Tier 1 capital                                       12,999,897
     Adjustments for risk-based capital - allowance for general
      loan losses(1)                                                    725,593
                                                                   ------------
          Total risk-based capital                                 $ 13,725,490
                                                                   ============

(1)  Limited to 1.25% of risk-weighted assets.

                           WESTERN INTERSTATE BANCORP
                               AND SUBSIDIARIES

                Notes to Consolidated Statements, Continued


At December 31, 1996, the Association's Board of Directors has designated approximately $10,900,000 of the Association's stockholder's equity as unavailable for distribution.

(13) STOCK OPTION PLAN

The Company has adopted a qualified incentive stock option plan under which 95,336 shares of common stock were reserved for officers and key employees of the Company and its subsidiaries. Options were granted at prices not less than the fair market value of the stock at the date of grant. Outstanding options are exercisable immediately and expire in 2006.

The Company also has a nonqualified stock option plan under which 257,419 shares of common stock were reserved for directors, officers and key employees of the Company and its subsidiaries. Options were granted at prices not less than the fair market value of the stock at the date of grant. Outstanding options are exercisable immediately and expire from 2002 to 2013.

A summary of stock option transactions under the plans for the years ended December 31, 1996, 1995 and 1994 follows:

                                   1996                     1995                  1994
                          ---------------------   ---------------------   -------------------
                          WEIGHTED                WEIGHTED                WEIGHTED
                           AVERAGE                 AVERAGE                 AVERAGE
                           OPTION       NUMBER     OPTION     NUMBER OF     OPTION    NUMBER
                            PRICE     OF SHARES     PRICE       SHARES      PRICE    OF SHARES
                          --------    ---------  ---------    ---------   --------   ---------
Options outstanding,
  beginning of year        $  3.52     198,136     $ 3.52       198,136     $ 3.49    214,136
    Granted                     --          --         --            --         --         --
    Exercised                   --          --         --            --         --         --
    Canceled                  5.11      (1,000)        --            --       3.13    (16,000)
                           -------     -------     ------       -------     ------    -------
Options outstanding and
  exercisable, end of year $  3.51     197,136    $  3.52       198,136     $ 3.52    198,136
                           =======     =======     ======       =======     ======    =======

(14) EMPLOYEE STOCK OWNERSHIP PLAN

     Effective January 1, 1988, the Company established an employee stock ownership plan (ESOP) covering substantially all employees of the Company and its subsidiaries. The Company converted the ESOP during 1995 to a KSOP. Company contributions (whether in cash or stock) are determined annually by the Board of Directors in an amount not to exceed the maximum allowable as an income tax deduction. The employees can contribute cash to the KSOP. The maximum amount that an employee could contribute for 1996 was $9,500. On termination of employment, the employees have an option to redeem stock or receive cash from KSOP. The contributions approved by the Board of Directors were $0, $0 and $370,594 for 1996,1995 and 1994, respectively. The KSOP acquired 7,866 and 52,000 shares of the Company during 1996 and 1995, respectively. There were no shares of the Company acquired by the KSOP during 1994. At December 31, 1996, KSOP owns 276,460 shares (22.8%) of the Company.

     During 1996, fully vested terminated employees exercised their option and redeemed 9,253 shares for cash of $53,224.

(15) LOAN SERVICING AND SALES ACTIVITIES

     Loan servicing and sales activities are summarized as follows:

                         WESTERN INTERSTATE BANCORP
                             AND SUBSIDIARIES

            Notes to Consolidated Financial Statements, Continued

                                               YEAR ENDED DECEMBER 31
                                      ---------------------------------------
                                           1996         1995          1994
                                      -------------  -----------  -----------
      Loans serviced for others       $ 105,307,686  118,701,865   42,044,453
                                      =============  ===========  ===========

      Balance sheet information:
       Loans held for sale               30,106,908   18,960,383    6,536,896
                                      =============  ===========  ===========
       Excess servicing fee receivable      391,410      597,459      809,379
                                      =============  ===========  ===========
       Purchased servicing rights           237,998      423,268      673,200
                                      =============  ===========  ===========
       Mortgage servicing rights          1,108,167      713,778           --
                                      =============  ===========  ===========

      Statement of earnings information:
      Servicing fee income                1,931,618    1,791,192    1,840,526
      Amortization of:
        Excess servicing fees              (206,049)    (211,920)    (200,802)
        Purchased mortgage servicing
          rights                           (185,270)    (249,932)    (230,930)
        Mortgage servicing rights          (166,312)    (155,431)          --
                                      -------------  -----------  -----------
          Servicing fee income, net   $   1,373,987    1,173,909    1,408,794
                                      =============  ===========  ===========
          Gain on sale of loans       $   9,340,879    6,215,434    1,724,293
                                      =============  ===========  ===========

      Statement of cash flow information:
        Loans originated, net         $(125,564,198) (66,088,328) (29,929,080)
                                      =============  ===========  ===========
        Loans sold                    $ 133,507,326  140,359,329   27,948,080
                                      =============  ===========  ===========

     The Company originated Title I loans, certain second trust deeds, Small Business Administration guaranteed loans and conforming mortgage loans, which depending upon whether the loans meet the Company's investment objectives may be sold in the secondary market or to other private investors. The servicing of these loans may or may not be retained by the Company. Indirect nondeferrable origination and servicing costs for loan servicing and sales activities cannot be presented as these operations are integrated with and not separable from the origination and servicing of portfolio loans and, as a result, cannot be accurately estimated.

     Title I loans serviced for investors at December 31, 1996, 1995 and 1994 were approximately $22,980,373, $27,892,000 and $38,014,000, respectively. The Company also subserviced Title I loans for investors which were approximated $83,900,000 and $86,950,000 at December 31, 1996 and 1995, respectively. There were no loans subserviced for investors at December 31, 1994.

     Included in loans serviced and subserviced for others are conforming one-to-four first lien loans. Related fiduciary funds held by the Company in non-interest bearing accounts totaled approximately $2,543,000 and $2,214,000 at December 31, 1996 and 1995, respectively.

(16) GENERAL AND ADMINISTRATIVE EXPENSES

                                            YEAR ENDED DECEMBER 31
                                     ----------------------------------
                                         1996         1995        1994
                                     ----------   ---------   ---------
     Advertising and promotion       $  956,556     843,565     690,319
     Recording fees                     500,009     365,555     220,398
     Data processing                    358,798     324,963     284,840
     Insurance and bond premiums        315,255     295,944     330,800
     Offering expenses                       --     277,870     150,000
     Telephone                          286,984     269,794     272,177

                         WESTERN INTERSTATE BANCORP
                             AND SUBSIDIARIES

            Notes to Consolidated Financial Statements, Continued

     Depreciation                       290,182     262,718     267,092
     Legal and accounting               303,166     231,154     164,405
     Office supplies                    249,627     202,381     195,225
     FDIC & DOC assessments              10,933     161,622     282,422
     Director fees                      188,250     134,750     154,500
     Travel, conferences and
       entertainment                    106,257     111,596     118,941
     Other administrative expenses    1,022,479     694,296     640,880
                                     ----------   ---------   ---------
                                     $4,588,496   4,176,208   3,771,999
                                     ==========   =========   =========

(17) DISCLOSURE ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107 (SFAS No. 107), "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material impact an the estimated fair value amounts.

     Fair value information related to financial instruments is as follows:

                                                    DECEMBER 31, 1996
                                                ---------------------------
                                                  CARRYING         FAIR
               FINANCIAL INSTRUMENT                VALUE           VALUE
      ----------------------------------------  ------------     ----------
      Cash and cash equivalents                 $ 12,298,155     12,298,155
      Certificates of deposit                        245,000        245,000
      Investment securities available-for-sale    66,992,337     66,992,337
      Loans receivable                            40,611,604     41,750,177
      Passbooks                                   33,239,746     33,239,746
      Certificates                                73,662,109     73,786,348
                                                ============     ==========

     CASH AND CASH EQUIVALENTS

     The carrying amount for cash approximates fair value because these instruments are demand deposits and do not present unanticipated interest rate or credit concerns. The carrying amount of Federal funds sold approximates fair value because these are overnight deposits and do not present unanticipated interest rate or credit concerns.

     CERTIFICATES OF DEPOSIT

     The carrying amount approximates fair value because these certificates have maturities of one year or less and do not present unanticipated interest rate for credit concerns.

     INVESTMENT SECURITIES

     The fair value of investment securities is estimated based on quoted market prices.

                         WESTERN INTERSTATE BANCORP
                             AND SUBSIDIARIES

            Notes to Consolidated Financial Statements, Continued


     LOANS RECEIVABLE

     The fair value of loans receivable is estimated by a method that discounts the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and maturities.

     DEPOSITS

     For passbooks, fair value is the amount reported as payable in the financial statements as such amounts are payable on demand. For certificates, fair value is estimated using the rates currently offered for deposits of similar remaining maturities.

(18) TRANSACTIONS WITH AFFILIATES, DIRECTORS AND OFFICERS

     During 1996, 1995 and 1994, in the normal course of business, the Company paid $47,985, $32,430 and $30,659, respectively, in legal fees to a law firm in which one of the Association's directors is a partner.

     For the year ended December 31, 1996, the chief executive officer has entered into a new contract which provides a bonus of 15% to 100% of the base salary based on certain financial performance achieved by the Company.

     Prior to January 1, 1996, the chief executive officer had a contract which provided for a bonus of 10% of the Company's subsidiaries' after-tax net income, less the bonus amounts for the previous year, provided after-tax net income is at least $200,000. Approximately $185,000, $103,000 and $86,000 were expensed under the new and old agreement for 1996, 1995 and 1994, respectively.

(19) COMMITMENTS AND CONTINGENCIES

     LEASE COMMITMENTS

     The Company leases space under various noncancelable operating lease agreements which expire at various dates through January 1999. Total rental expense included in the statements of operations for the years ended December 31, 1996, 1995 and 1994 is $542,028, $522,657 and
     $487,500, respectively.

     The total future minimum lease commitments under noncancelable operating leases at December 31, 1996 are as follows:

                 December 31:
                   1997            $   557,544
                   1998                466,115
                   1999                216,796
                   2000                 45,228
                   2001                 30,152
                                   -----------
                                   $ 1,315,835
                                   ===========

     LITIGATION

     The Company is involved in certain litigation which, in the opinion of management and the Company's legal counsel, will not have a material adverse effect on the Company's financial position.

                         WESTERN INTERSTATE BANCORP
                              AND SUBSIDIARIES

            Notes to Consolidated Financial Statements, Continued


     SALE OF COMMERCIAL LOANS RECEIVABLE

     Subsequent to the year end, the buyer of the Company's commercial loans receivable (described in note 3) requested the Company to repurchase two loans totaling $732,223 of the approximately $9.7 million of commercial loans sold to them in December 1996. In the opinion of management, the allowance for possible loan losses is sufficient to cover any potential exposure for losses relating to these loans.

(20) SALE TO FIRSTPLUS FINANCIAL GROUP, INC.

     On February 19, 1997, the Company entered into an "Agreement and Plan of Merger" with FIRSTPLUS Financial Group, Inc., formerly named RAC Financial Group, Inc. (the Acquiror), providing for the acquisition of 100% of outstanding shares of the Company in exchange for the right to receive pro rata common shares of the Acquiror based an two times the book value of the Company. The merger is subject to approval of state and Federal regulators and the transaction is expected to be completed soon after approval by state and Federal regulators.

     The Company has retained a Financial Advisor (the Advisor) to the Company to advise it with respect to the Agreement between the Acquiror and the Company. The Company has agreed to pay a "Business Combination Fee" equal to 1% for the aggregate purchase price to the Advisor for services rendered.

(21) (PARENT ONLY) FINANCIAL INFORMATION

     The following is condensed information as to the financial condition, results of operations and cash flows of Western Interstate Bancorp only.

                            CONDENSED BALANCE SHEETS

                                                               DECEMBER 31
                                                       -------------------------
                        ASSETS                             1996          1995
                                                       -----------    ----------
      Cash                                             $     3,548         3,053
      Investment in subsidiaries                        13,039,594    10,635,280
      Income taxes receivable                              623,777       415,705
      Deferred income taxes                                 35,389        35,389
                                                       -----------    ----------
                                                       $13,702,308    11,089,427
                                                       -----------    ----------
                                                       -----------    ----------
          LIABILITIES AND STOCKHOLDERS' EQUITY
      Liabilities:
        Notes payable                                  $ 1,723,167     1,736,106
        Accounts payable and accrued expenses              218,594       108,453
                                                       -----------    ----------
        Total liabilities                                1,941,761     1,844,559
                                                       -----------    ----------
      Stockholders' equity:
        Common stock                                     3,553,917     3,561,911
        Retained earnings, substantially restricted      8,206,630     5,682,957
                                                       -----------    ----------
        Total stockholders' equity                      11,760,547     9,244,868
                                                       -----------    ----------
                                                       $13,702,308    11,089,427
                                                       -----------    ----------
                                                       -----------    ----------

                         WESTERN INTERSTATE BANCORP
                              AND SUBSIDIARIES

            Notes to Consolidated Financial Statements, Continued




                      CONDENSED STATEMENTS OF EARNINGS

                                                     YEAR ENDED DECEMBER 31
                                             -------------------------------------
                                                1996          1995          1994
                                             ----------    ----------    ---------
Equity in earnings of subsidiaries           $3,108,696    $1,075,427    $ 832,189
Other income                                     75,273        75,248       80,628
Interest expense                               (171,170)     (160,027)    (126,546)
Offering costs                                       --      (277,870)    (150,000)
KSOP contributions                                   --            --     (370,594)
Other expenses                                 (478,908)     (274,848)    (263,625)
                                             ----------    ----------    ---------
    Earnings before benefit for income
     taxes                                    2,533,891       437,930        2,052
Benefit for income taxes                       (241,418)     (284,408)    (384,651)
                                             ----------    ----------    ---------
    Net earnings                             $2,775,309    $  722,338    $ 386,703
                                             ----------    ----------    ---------
                                             ----------    ----------    ---------

                           WESTERN INTERSTATE BANCORP
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements, Continued


                      CONDENSED STATEMENTS OF CASH FLOWS

                                                                       YEAR ENDED DECEMBER 31
                                                              ---------------------------------------
                                                                  1996           1995          1994
                                                              -----------    ----------      --------
Cash flows from operating activities:
  Net earnings                                                $ 2,775,309       722,338       386,703
  Adjustments to reconcile net earnings to net cash
   provided by (used in) operating activities:
     Equity in earnings of subsidiaries                        (3,108,696)   (1,075,427)     (832,189)
     Dividends received                                           574,000       233,000       442,587
     Increase in net other assets and liabilities                 (97,931)     (121,724)     (264,619)
                                                              -----------    ----------      --------
       Net cash provided by (used in) operating activities        142,682      (241,813)     (267,518)
                                                              -----------    ----------      --------
Cash flows from financing activities:
  Proceeds from notes payable to stockholders                     321,300       325,444       315,630
  Repayment of notes payable to stockholders                     (344,239)     (261,003)     (600,838)
  Stock issued                                                         --        24,999            --
  Stock redemption                                                (53,224)      (17,113)           --
  Proceeds from (repayment of) line of credit                      10,000      (165,000)      650,000
  Dividends paid                                                 (121,254)           --      (110,122)
  Stock purchased by ESOP                                          45,230       299,520            --
  Proceeds from stock options exercised                                --            --        50,080
                                                              -----------    ----------      --------
       Net cash (used in) provided by financing activities       (142,187)      206,847       304,750
                                                              -----------    ----------      --------
       Net increase (decrease) in cash                                495       (34,966)       37,232
  Cash and equivalents at beginning of year                         3,053        38,019           787
                                                              -----------    ----------      --------
  Cash and equivalents at end of year                         $     3,548         3,053        38,019
                                                              -----------    ----------      --------
                                                              -----------    ----------      --------

                        WESTERN INTERSTATE BANCORP
                             AND SUBSIDIARIES

                  Condensed Consolidated Balance Sheets

                                                 March 31,      December 31,
                Assets                             1997            1996
                                               ------------    ------------
Cash and cash equivalents                      $ 17,727,851    $ 12,298,155
Interest-bearing deposits with banks                245,000         245,000
Loans receivable held for sale, at lower
 of cost or market (note 3)                      27,766,040      30,106,908
Investment securities, available-for-sale
 at fair value (note 2)                          52,974,998      66,992,337
Loans receivable, net (note 3)                    9,220,122      10,504,696
Accrued interest receivable                         404,578         445,270
Leasehold improvements and equipment              1,074,281       1,051,019
Servicing rights                                  1,633,979       1,737,575
Deferred income taxes                               280,612         363,162
Real estate owned, net                              444,164         417,559
Prepaid expenses                                    193,914         226,395
Other assets                                        170,096         159,712
                                               ------------    ------------
                                               $112,135,635    $124,547,788
                                               ============    ============
   Liabilities and Stockholders' Equity

Thrift accounts (note 4)
  Passbooks                                    $ 33,881,799    $ 33,239,746
  Certificates                                   60,224,181      73,662,109
                                               ------------    ------------
                                                 94,105,980     106,901,855
Accrued interest payable                            459,680         512,342
Notes payable                                     1,355,167       1,723,167
Accounts payable and accrued expenses             2,542,931       2,947,436
Income taxes payable                                738,236         702,441
                                               ------------    ------------
  Total liabilities                              99,201,994     112,787,241
                                               ------------    ------------
Stockholders' equity:
  Common stock, no par value.  Authorized
   20,000,000 shares; issued and outstanding
   1,211,156 shares                               3,553,917       3,553,917
  Securities valuation allowance, net               (25,316)        (41,353)
  Retained earnings, substantially restricted     9,405,040       8,247,983
                                               ------------    ------------
    Total stockholders' equity                   12,933,641      11,760,547
                                               ------------    ------------
                                               $112,135,635    $124,547,788
                                               ============    ============

See accompanying notes to condensed consolidated financial statements.

                          WESTERN INTERSTATE BANCORP
                               AND SUBSIDIARIES

                 Condensed Consolidated Statement of Earnings

                                                    Three Months ended March 31
                                                    ---------------------------
                                                         1997         1996
                                                      ----------   ----------
Interest income:
  Loans, including fee discounts                      $1,487,064   $1,317,097
  Investments                                            833,376      960,508
  Cash equivalents                                       143,725      242,711
                                                      ----------   ----------
    Total interest income                              2,464,165    2,520,316
                                                      ----------   ----------
Interest expense on thrift accounts (note 4)           1,362,502    1,600,188
Interest expense on notes payable                         33,011       51,103
                                                      ----------   ----------
    Total interest expense                             1,395,513    1,651,291
                                                      ----------   ----------
    Net interest income                                1,068,652      869,025
Provision for loan losses                                125,000      101,798
                                                      ----------   ----------
    Net interest income after provision
     for loan losses                                     943,652      767,227
                                                      ----------   ----------
Noninterest income:
  Gain on sales of loans                               3,520,044    1,758,738
  Servicing fee income, net                              339,719      360,043
  Other income                                            32,667        8,121
                                                      ----------   ----------
    Total noninterest income                           3,892,430    2,126,902
                                                      ----------   ----------
Noninterest expenses:
  General and administrative                           1,225,857      878,621
  Salaries                                             1,400,981    1,172,055
  Occupancy Expenses                                     149,010      140,710
  Real estate owned expenses (income), net                65,379      (32,052)
                                                      ----------   ----------
    Total noninterest expenses                         2,841,227    2,159,334
                                                      ----------   ----------
    Earnings before income taxes                       1,994,855      734,795
Income taxes                                             837,798      309,919
                                                      ----------   ----------
    Net earnings                                      $1,157,057   $  424,876
                                                      ==========   ==========
Earnings per common share:
  Primary                                             $     0.82   $     0.35
                                                      ==========   ==========
  Fully diluted                                       $     0.82   $     0.35
                                                      ==========   ==========

See accompanying notes to condensed consolidated financial statements.

                         WESTERN INTERSTATE BANCORP
                              AND SUBSIDIARIES

                Condensed Consolidated Statements of Cash Flow

                                                                      Three months ended March 31
                                                                     ------------------------------
                                                                         1997              1996
                                                                     ------------      ------------
Cash flows from operating activities:
  Net earnings                                                       $  1,157,057      $    424,876
  Adjustments to reconcile net earnings to net cash used in
   operating activities:
    Depreciation and amortization                                         187,774           209,636
    Deferred income taxes                                                  98,587             1,022
    Provision for loan losses                                             125,000           101,798
    Provision for loss on real estate owned                                36,350             1,850
    Gain on sale of real estate owned                                          --           (41,370)
    Gain on sale of loans                                              (3,520,044)       (1,758,738)
    Loans purchased or originated for sale, net                       (39,030,727)      (18,939,162)
    Proceeds from loan sales                                           41,072,337        23,579,279
    (Increase) decrease in other assets and liabilities                  (358,583)          502,036
                                                                     ------------      ------------
       Net cash provided by (used in) operating activities               (232,249)        4,081,500
                                                                     ------------      ------------
Cash flows from investing activities:
  Net decrease in interest-bearing deposits                                    --           (95,000)
  Maturities and principal reductions of investment securities         54,041,927         3,223,326
  Purchases of investment securities available-for-sale               (40,024,588)       (1,694,064)
  Purchases of investment securities held-to-maturity                          --        (3,225,000)
  Net increase in loans receivable                                      4,915,921           648,441
  Purchases of leasehold improvements and equipment                      (107,440)         (143,164)
  Proceeds from sale of real estate owned                                      --           137,504
                                                                     ------------      ------------
       Net cash provided by (used in) investing activities             18,825,820        (1,147,957)
                                                                     ------------      ------------
Cash flows from financing activities:
  Net increase in passbook accounts                                       642,053         5,294,365
  Net increase (decrease) in certificate accounts                     (13,437,928)       (8,000,863)
  Proceeds (repayments) from borrowings on lines of credit               (495,000)          215,000
  Proceeds from notes payable to stockholders                             213,000            90,000
  Repayment of notes payable to stockholders                              (86,000)         (190,050)
  Dividends paid                                                               --          (121,254)
                                                                     ------------      ------------
       Net cash used in financing activities                          (13,163,875)       (2,712,802)
                                                                     ------------      ------------
       Net increase in cash                                             5,429,696           220,741
Cash and cash equivalents, beginning of period                         12,298,155        22,082,518
                                                                     ------------      ------------
Cash and cash equivalents, end of period                             $ 17,727,851      $ 22,303,259
                                                                     ------------      ------------
                                                                     ------------      ------------
Supplemental disclosure of cash flow information:
   Cash paid during period:
     Interest                                                        $  1,488,175      $  1,689,555
     Income taxes                                                         654,177                --
                                                                     ------------      ------------
Supplemental disclosure of non-cash information:
  -transfer to real estate owned                                     $     62,995      $     43,880
                                                                     ------------      ------------

See accompanying notes to condensed consolidated financial statements.

                         WESTERN INTERSTATE BANCORP
                              AND SUBSIDIARIES

            Notes to Condensed Consolidated Financial Statements

(1)  BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended December 31, 1996 included elsewhere herein.

RECENT ACCOUNTING DEVELOPMENTS

In June 1996, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS No. 125), "Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 125 addresses the accounting for all types of securitization transactions, securities lending and repurchase agreements, collateralized borrowing arrangements and other transactions involving the transfer of financial assets. SFAS No. 125 distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 is generally effective for transactions that occur after December 31, 1996, and it is to be applied prospectively. SFAS No. 125 requires the allocation of the total cost of mortgage loans sold to the mortgage loans sold (servicing released), interest-only and retained certificates and servicing rights, based on their relative fair values.
Under SFAS No. 125 the interest-only and retained certificates and servicing rights are assessed for impairment based upon the fair value of those rights. The pronouncement also requires the additional disclosure about the interest-only and retained certificates in securitizations and the accounting for these assets at fair value in accordance with Statement of Financial Accounting Standards No. 115. The Company adopted SFAS No. 125 on January 1, 1997 and it did not have a material impact on the Company's operations.

In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, (FASB No. 128), "Earnings Per Share." FASB No. 128 supersedes APB Opinion No. 15, (APB 15), "Earnings Per Share" and specifies the computation, presentation and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock or potential common stock. FASB No. 128 was issued to simplify the computation of EPS and to make the U.S. standard more compatible with the EPS standards of other countries and that of the International Accounting Standards Committee
(IASC). It replaces the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS.

Basic EPS, unlike primary EPS, excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS under APB No. 15.

FASB No. 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. After adoption, all prior-period EPS data presented shall be restated to conform with FASB No. 128. The Company has determined that this statement will increase the earnings per share computation under Basic EPS as compared to primary EPS.

FASB No. 129, Disclosure of Information about Capital Structure, is effective for financial statements for periods ending after December 15, 1997. It is not expected that the issuance of FASB No. 129 will require significant revision of prior disclosure since the Statement lists required disclosures that had been included in a number of previously existing separate statements and opinions.

                         WESTERN INTERSTATE BANCORP
                              AND SUBSIDIARIES

            Notes to Condensed Consolidated Financial Statements


(2)  INVESTMENT SECURITIES

The amortized cost and estimated fair values of investment securities available-for-sale are as follows:

                                                              March 31, 1997
                                           ---------------------------------------------------
                                                           Gross        Gross       Estimated
                                            Amortized   unrealized   unrealized       fair
                                               cost        gains       losses         value
                                           -----------  ----------   ----------    -----------
Federal National Mortgage Association      $32,672,744    $22,052     $ 63,229     $32,631,567
Federal Home Loan Mortgage
  Corporation                               10,304,998      4,287           --      10,309,285
Small Business Association                   7,753,573         --       51,031       7,702,542
United Savings Participation Certificates    1,122,852     51,539           --       1,174,391
Other investments                            1,164,482      5,794       13,063       1,157,213
                                           -----------    -------     --------     -----------
                                           $53,018,649    $83,672     $127,323     $52,974,998
                                           ===========    =======     ========     ===========


The Company recorded net unrealized losses of $25,316 as a separate component of stockholders' equity calculated as the gross unrealized loss on investment securities available-for-sale of $43,651, net of the tax effect of $18,335.

                          WESTERN INTERSTATE BANCORP
                              AND SUBSIDIARIES

     Notes to Condensed Consolidated Financial Statements, Continued

                                                          December 31, 1996
                                         ----------------------------------------------------
                                                         Gross        Gross       Estimated
                                           Amortized   unrealized   unrealized      fair
                                             cost        gains        losses        value
                                         ------------   ---------    ---------   ------------
Federal National Mortgage Association    $ 55,962,076   $      --    $  93,745   $ 55,868,331
Federal Home Loan Mortgage
    Corporation                               329,202       6,319           --        335,521
Small Business Association                  8,395,320          --       80,726      8,314,594
United Savings Participation Certificates   1,175,849      76,430           --      1,252,279
Other investments                           1,201,191      27,556        7,135      1,221,612
                                         ------------   ---------    ---------   ------------

                                         $ 67,063,638   $ 110,305    $ 181,606   $ 66,992,337
                                         ============   =========    =========   ============

The Association recorded net unrealized losses of $41,353 as a separate component of stockholders' equity calculated as the gross unrealized losses on investment securities available-for-sale of $71,301, net of the tax effect of $29,948.

The maturities of investment securities available-for-sale at March 31, 1997 are as follows:

                                        Amortized         Fair
                                          cost            value
                                      ------------    ------------
        Due in 1 year or less         $ 40,266,276    $ 40,217,600
        Due after 1 through 5 years      1,422,653       1,412,386
        Due after 5 through 10 years       601,686         600,844
        Due after 10 years              10,728,034      10,744,168
                                      ------------    ------------
                                      $ 53,018,649    $ 52,974,998
                                      ============    ============

                           WESTERN INTERSTATE BANCORP
                                AND SUBSIDIARIES

      Notes to Condensed Consolidated Financial Statements, Continued

(3)  LOANS RECEIVABLE

     Receivables consist of the following at March 31, 1997 and December 31, 1996:

                                         March 31,    December 31
                                           1997           1996
                                      ------------   ------------
Commercial                            $         --   $     77,955
Title I                                  6,773,022      7,569,921
Real estate - first liens                5,773,295      6,443,033
Real estate - junior liens              26,620,917     28,644,609
Conditional sales contracts                     --          4,047
Other loans                                280,748        309,348
                                      ------------   ------------
                                        39,447,982     43,048,913

Less:
  Receivables held for sale             27,766,040     30,106,908
  Unearned discounts, fees and costs     1,068,413      1,045,379
  Allowance for loan losses              1,393,407      1,391,930
                                      ------------   ------------
                                      $  9,220,122   $ 10,504,696
                                      ============   ============

Activity in the allowance for loan losses is as follows:

                                           March 31,    December 31,
                                             1997           1996
                                        -------------  -------------
        Balance, beginning of period    $  1,391,930   $  2,177,058
        Provision for loan losses            125,000        155,241
        Recoveries                            18,944        154,254
        Charge-offs                         (142,467)    (1,094,623)
                                        -------------  -------------

        Balance, end of period          $  1,393,407   $  1,391,930
                                        =============  =============

                           WESTERN INTERSTATE BANCORP
                               AND SUBSIDIARIES

      Notes to Condensed Consolidated Financial Statements, Continued

(4)  THRIFT ACCOUNTS

     Thrift accounts at March 31, 1997 and December 31, 1996 are summarized as follows:

                                                  March 31     December 31,
                                                   1997            1996
                                               -------------  -------------

        Passbook accounts                      $  33,881,799  $  33,239,746
                                               -------------  -------------

        Term certificate accounts:
           Certificates under $100,000            46,642,921     53,270,434
           Certificates of $100,000 or more       13,581,260     20,391,675
                                               -------------  -------------

               Total term certificate accounts    60,224,181     73,662,109
                                               -------------  -------------

                                               $  94,105,980  $ 106,901,855
                                               =============  =============

Interest expense on thrift accounts for the three months ended March 31, 1997 and 1996 is summarized as follows:

                                         1997           1996
                                     -----------     -----------

        Passbook accounts            $   388,879     $   418,568
        Term certificate accounts        973,623       1,181,620
                                     -----------     -----------

                                     $ 1,362,502     $ 1,600,188
                                     ===========     ===========

                                                                      APPENDIX A












                             AGREEMENT AND PLAN OF MERGER

                            DATED AS OF FEBRUARY 19, 1997




                                        AMONG


                              RAC FINANCIAL GROUP, INC.
                         WESTERN INTERSTATE ACQUISITION, INC.


                                         AND


                              WESTERN INTERSTATE BANCORP

                             AGREEMENT AND PLAN OF MERGER

SECTION                                                                                  PAGE NO.
-------                                                                                  --------
1.  Transactions on or Prior to the Closing Date..........................................  A-1
    1.1    The Merger.....................................................................  A-1
    1.2    Conversion of Stock............................................................  A-2
    1.3    Shareholders' Meeting..........................................................  A-4
2.  Closing...............................................................................  A-4
3.  Representations and Warranties of the Company.........................................  A-4
    3.1    Organization and Qualification; Subsidiaries...................................  A-4
    3.2    Capitalization.................................................................  A-5
    3.3    Financial Condition............................................................  A-5
    3.4    Tax Matters....................................................................  A-7
    3.5    Litigation and Claims; Regulatory Compliance...................................  A-7
    3.6    Properties and Assets..........................................................  A-8
    3.7    Loans, Etc. ................................................................... A-10
    3.8    Insurance...................................................................... A-10
    3.9    Contracts and Other Instruments................................................ A-11
    3.10   Employee Benefit Plans......................................................... A-12
    3.11   Officers, Directors and Employees; Compensation of and Indebtedness
             to and from Officers, Directors, Stockholders and Employees.................. A-13
    3.12   Agreement Not in Breach of Certain Instruments................................. A-13
    3.13   Approvals...................................................................... A-13
    3.14   No Undisclosed Liabilities..................................................... A-13
    3.15   Disclosure..................................................................... A-13
    3.16   Brokerage...................................................................... A-14
    3.17   Authorization of Agreement..................................................... A-14
    3.18   Proxy Statement, Etc........................................................... A-14
4.  Representations and Warranties of the Acquiror........................................ A-14
    4.1    Organization................................................................... A-14
    4.2    Authority...................................................................... A-14
    4.3    Brokerage...................................................................... A-15
    4.4    Issuance of Common Stock....................................................... A-15
    4.5    Acquiror Disclosure Documents.................................................. A-15
    4.6    Registration Statement, Etc. .................................................. A-15
    4.7    No Material Adverse Effect..................................................... A-15
    4.8    Litigation, Etc. .............................................................. A-15
    4.9    Violations of Law.............................................................. A-15
    4.10   Agreement Not in Breach of Certain Instruments................................. A-15
    4.11   Approvals...................................................................... A-15
    4.12   Certain Changes................................................................ A-16
5.  Covenants and Agreements of the Company............................................... A-16
    5.1    Articles of Incorporation and Bylaws........................................... A-16
    5.2    Existence and Rights; Loan Practices........................................... A-16
    5.3    Transactions Affecting Business and Properties of the Company.................. A-16
    5.4    Negotiations................................................................... A-17
    5.5    Access and Information Before the Closing...................................... A-17
    5.6    Current Information............................................................ A-17
    5.7    Consents....................................................................... A-18


                                      A-i

    5.8    Contracts...................................................................... A-18
    5.9    Insurance...................................................................... A-18
    5.10   No Default..................................................................... A-18
    5.11   Compliance with Laws........................................................... A-18
    5.12   Registration Statement......................................................... A-18
    5.13   Pooling........................................................................ A-18
    5.14   Amendment to Employment Agreement.............................................. A-18
    5.15   Affiliates..................................................................... A-18
    5.16   Resignations................................................................... A-19
    5.17   Annual Financial Statements.................................................... A-19
    5.18   Quarterly and Monthly Financial Statements..................................... A-19
    5.19   Supplements to Disclosure Schedules............................................ A-19
6.  Covenants and Agreements of the Acquiror.............................................. A-19
    6.1    Current Information............................................................ A-20
    6.2    Listing........................................................................ A-20
    6.3    Consents....................................................................... A-20
    6.4    Registration Statement......................................................... A-20
    6.5    Proxy Statement................................................................ A-20
    6.6    Pooling........................................................................ A-20
    6.7    Representations and Warranties................................................. A-20
    6.8    Affiliates..................................................................... A-20
7.  Conditions to Obligations of the Company.............................................. A-21
    7.1    Correctness of Representations and Warranties.................................. A-21
    7.2    Performance of Covenants and Agreements........................................ A-21
    7.3    Opinion of Counsel for Acquiror................................................ A-21
    7.4    Additional Closing Documents................................................... A-21
    7.5    No Legal Bar................................................................... A-22
    7.6    Listing........................................................................ A-22
    7.7    Shareholder Approval........................................................... A-22
    7.8    Registration Statement......................................................... A-22
    7.9    Acquiror MAE................................................................... A-22
    7.10   HSR Act........................................................................ A-22
    7.11   Tax-Free Opinion............................................................... A-22
8.  Conditions to Obligations of Acquiror................................................. A-22
    8.1    Correctness of Representations and Warranties.................................. A-23
    8.2    Performance of Covenants and Agreements........................................ A-23
    8.3    Opinion of Counsel for the Company............................................. A-23
    8.4    Additional Closing Documents................................................... A-23
    8.5    No Legal Bar................................................................... A-24
    8.6    Material Adverse Effect........................................................ A-24
    8.7    Listing........................................................................ A-24
    8.8    Pooling Letter................................................................. A-24
    8.9    Amendment to Employment Agreement.............................................. A-24
    8.10   Registration Statement......................................................... A-24
    8.11   Shareholder Approval........................................................... A-24
    8.12   Existing Stock Rights.......................................................... A-24
    8.13   Resignations................................................................... A-24
    8.14   Company Affiliate Agreements................................................... A-24
    8.15   Dissenters..................................................................... A-24
    8.16   Accountant's Letter............................................................ A-24
    8.17   HSR Act........................................................................ A-25

                                      A-ii

    8.18   Regulatory Approval............................................................ A-25
9.  Termination of Agreement.............................................................. A-25
    9.1    Events of Termination.......................................................... A-25
    9.2    Fees, Expenses and Other Payments.............................................. A-26
10. Miscellaneous Provisions.............................................................. A-27
    10.1   Construction; Venue, Etc. ..................................................... A-27
    10.2   Notices........................................................................ A-27
    10.3   Assignment..................................................................... A-28
    10.4   Amendments and Waivers......................................................... A-28
    10.5   Survival....................................................................... A-28
    10.6   Attorneys' Fees................................................................ A-28
    10.7   Binding Nature of Agreement.................................................... A-28
    10.8   Entire Agreement............................................................... A-29
    10.9   Severability................................................................... A-29
    10.10  Counterparts; Section Headings................................................. A-29
    10.11  Public Announcements........................................................... A-29
    10.12  Best Efforts; Further Assurances; Cooperation.................................. A-29
    10.13  Tail Policy.................................................................... A-29
    10.14  Employee Credit For Service.................................................... A-29

                                  SCHEDULES


Schedule 3.1(a)................................. Organization and Qualification
Schedule 3.1(b)................................................... Subsidiaries
Schedule 3.2(b).......................................... Existing Stock Rights
Schedule 3.3(c)............................................ Financial Condition
Schedule 3.4....................................................... Tax Matters
Schedule 3.5(a)..................................................... Litigation
Schedule 3.6(a)............................................ Real Property Liens
Schedule 3.6(b).................................. Defaults on Real Estate, Etc.
Schedule 3.6(c)............................................ Hazardous Materials
Schedule 3.6(d).......................................... Environmental Actions
Schedule 3.8(d)...................................................... Insurance
Schedule 3.9(a)...................................................... Contracts
Schedule 3.9(b).......................................... Defaults on Contracts
Schedule 3.9(c).............................................. Bids or Proposals
Schedule 3.10........................................... Employee Benefit Plans
Schedule 3.11(a)................................................ Officers, Etc.
Schedule 3.11(b).................................... Related Party Indebtedness
Schedule 3.14...................................................... Liabilities
Schedule 3.15....................................................... Disclosure
Schedule 3.16........................................................ Brokerage

                                   EXHIBITS

Exhibit A     -    Company Shareholders and Percentage Interest
Exhibit B     -    Capitalization
Exhibit C     -    Form of Amendment to Employment Agreement
Exhibit D     -    Form of Opinion of Counsel for Acquiror
Exhibit E     -    Form of Opinion of Counsel for Company

                         AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of February 19, 1997, by and among RAC Financial Group, Inc., a Nevada corporation (the "Acquiror"), Western Interstate Acquisition, Inc., a Nevada corporation and wholly owned subsidiary of Acquiror ("Acquisition"), and Western Interstate Bancorp, a California corporation (the "Company").

                               R E C I T A L S

    A. Acquiror and the Company desire to cause Acquisition to merge with and into the Company in accordance with articles of merger and a certificate of approval of merger, pursuant to the Nevada General Corporation Law (the "NGCL") and the California Corporations Code (the "CCC"), respectively, and upon the terms and conditions of this Agreement.

    B. For reference, "Percentage Interest" of any of the holders (the "Shareholders") of the Company's common stock, par value $.01 per share (the "Company Common Stock") means with respect to the shares of Company Common Stock (the "Common Shares") issued and outstanding at the Effective Time, a number, expressed as a percentage, obtained by dividing the number of Common Shares owned by such Shareholder immediately prior to the Effective Time, by the aggregate number of Common Shares issued and outstanding.

                                      AGREEMENT

    NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and agreements contained herein, the parties agree as follows:

    1.   TRANSACTIONS ON OR PRIOR TO THE CLOSING DATE.

         1.1  THE MERGER.

         (a) Subject to the terms and provisions of this Agreement, and in accordance with the NGCL and the CCC, at the Effective Time (as defined in SECTION 1.1(e)), Acquisition shall be merged with and into the Company (the "Merger"). The Company shall be the surviving corporation of the Merger (sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of California. At the Effective Time, the separate corporate existence of Acquisition shall cease.

         (b) At the Effective Time, the Merger shall have the effects provided for in this Agreement and in the NGCL and the CCC.

         (c) In connection with the filing of the Certificates (as defined in SECTION 1.1(e)), the Articles of Incorporation and Bylaws of the Company as respectively existing immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, unless and until amended in the manner provided by law.

         (d) Subject to SECTION 5.16, the board of directors, the committees and members of the board, and the officers of the Company serving immediately prior to the Effective Time shall be the board of directors of the Surviving Corporation, and the committees and members of the board and the officers of the Surviving Corporation.

         (e) As soon as practicable following the Closing (as defined herein), the parties to this Agreement shall effect the Merger by filing with the Secretary of State of Nevada properly executed articles of merger and with the Secretary of State of the State of California a properly executed certificate of approval of merger (together with the Nevada articles of merger, the "Certificates"). The date and time at which the Merger shall become effective is herein referred to as the "Effective Time."

         (f) If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, title to and possession of any property or right to Acquisition or the Company, as the case may be, acquired or to be acquired by reason of, or as a result of, the Merger, or (ii) otherwise to carry out the purposes of this Agreement, each of Acquisition and the Company and its respective proper officers and directors shall be deemed to have granted hereby to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to, and the possession of such property or rights in, the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are hereby fully authorized in the name of Acquisition or the Company or otherwise to take any and all such action.

         1.2  CONVERSION OF STOCK.

         (a) MERGER CONSIDERATION. At the Effective Time, by virtue of the Merger and without any action on the part of the Shareholders, each one of the Common Shares outstanding as of the Effective Time (except for Dissenting Shares (as defined in SECTION 1.2(e)) shall be converted into the right to receive such fraction of a share of common stock, par value $.01 per share (the "Common Stock"), of the Acquiror as is equal to the decimal fraction determined by dividing (i) the "Acquiror Share Number" by (ii)(A) the number of Common Shares outstanding as of the Effective Time plus (B) the number of Common Shares issuable upon exercise of all Existing Stock Rights (as defined herein) as of the Effective Time (the "Conversion Ratio"); provided that no scrip or fractional shares of Common Stock shall be issued in the Merger, but rather the total number of shares to be received by each Shareholder pursuant to this
SECTION 1.2(a) shall be rounded up to the next whole number of shares (the "Merger Consideration"). Upon the surrender by a Shareholder, other than a Dissenting Shareholder (as defined in SECTION 1.2(e)), to the Exchange Agent (as defined in SECTION 1.2(f)) of the certificates representing such Shareholder's Common Shares in accordance with SECTION 1.2(f), the Acquiror shall deliver to each such Shareholder certificates representing the number of shares equal to such Common Shareholder's PRO RATA portion (based upon such Shareholder's Percentage Interest immediately prior to the Effective Time) of the Merger Consideration. For purposes hereof, the term "Acquiror Share Number" shall mean the number determined by dividing (i) two times the December 31, 1996 "book value per share" of the Company, as determined in accordance with generally accepted accounting principles and as reflected on the 1996 Audited Statements of the Company referred to in SECTION 5.17 hereof, by (ii) the "Fair Market Value of the Common Stock." For purposes hereof, (i) the term "book value per share" (A) shall be deemed to include the aggregate exercise price which would have been payable to the Company upon exercise of all Existing Stock Rights if such Existing Stock Rights had been exercised on December 31, 1996 and (B) shall be calculated by the Company using the accounting methods, pronouncements and nuances used by the Company in prior periods (the "Prior Procedures") if any new methods, estimates, estimates, pronouncements and nuances are permissible under generally accepted accounting principles and would result in an increase in the book value per share as compared to the book value per share resulting from the use of the Prior Procedures; and (ii) the term "Fair Market Value of the Common Stock" shall mean the average closing price per share of the Common Stock on the Nasdaq National Market as reported in THE WALL STREET JOURNAL for the ten (10) trading days prior to the date that is two (2) calendar days prior to the Closing Date.

         (b) CONVERSION OF ACQUISITION COMMON STOCK. At the Effective Time, by virtue of the Merger, and without any action on the part of the holders thereof, each share of Acquisition's common stock outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

         (c) CANCELLATION OF SHARES. The Merger Consideration for which the Common Shares shall have been converted pursuant to this SECTION 1 shall be deemed to have been paid in full satisfaction of all rights pertaining to such Common Shares. At the Effective Time, the Common Shares, and all treasury shares of the Company shall be, by virtue of the Merger and without any action on the part of the holders thereof, canceled.

         (d) NO FURTHER TRANSFERS. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of the shares of capital stock of the Company that were outstanding immediately prior to the Effective Time and that are to be converted into the right to receive the Merger Consideration, as provided in this SECTION 1.2.

         (e)  DISSENTING SHARES.

              (i) Notwithstanding anything in this Agreement to the contrary, any Common Shares outstanding immediately prior to the Effective Time and which are held by shareholders of the Company who object to the Merger and comply with all of the relevant provisions of the CCC ("Dissenting Shares") shall not be converted into or represent a right to receive Common Stock hereunder, but instead shall be entitled to receive payment of the appraised value of such shares in accordance with the provisions of the CCC, unless and until the holder thereof shall have failed to perfect, or shall have waived or effectively withdrawn or lost, his or her rights to appraisal and payment under the CCC.
The Company shall give Acquiror prompt notice upon receipt by the Company of any written objection to the plan of merger set forth herein (any shareholder duly making such objection being hereinafter called a "Dissenting Shareholder"). The Company agrees that prior to the Effective Time, it will not, without the prior written consent of Acquiror, voluntarily make or agree to make any payment with respect to, or settle or offer to settle, any such objection.

              (ii) Each Dissenting Shareholder who becomes entitled, pursuant to the provisions of the CCC, to payment for his Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions) and such shares shall be canceled.

         (f) EXCHANGE OF CERTIFICATES. Promptly after the Effective Time, Acquiror shall cause KeyCorp Shareholder Services, Inc. ("Exchange Agent") to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented outstanding Common Shares, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon proper delivery of the certificates to the Exchange Agent) and instructions for use in effecting the surrender of the certificate(s). Upon surrender to the Exchange Agent of such certificates, together with such letter of transmittal duly executed, each holder of such certificates formerly representing shares of the Company's capital stock shall be entitled to receive in exchange therefor a certificate representing such holder's PRO RATA portion of the Merger Consideration, and such certificates formerly representing Common Shares shall then be canceled. Until so surrendered, each certificate (other than certificates for Dissenting Shares) which prior to the Merger represented Common Shares shall be deemed, for all purposes, and without any further act or deed on the part of the holder thereof, to evidence ownership of the whole number of shares of Common Stock which the holder thereof would be entitled to receive upon its surrender to the Exchange Agent; PROVIDED, HOWEVER, that no dividends with respect to said shares of Common Stock shall be paid until such holder shall surrender such certificate, at which time there shall be paid to the record holder of the certificates issued in the exchange therefor the amount of the dividends, without interest, which have theretofore become payable with respect to the shares of Common Stock represented thereby.

         (g)  OPTIONS.

              (i) At the Effective Time, Acquiror shall assume all of the Company's rights and obligations with respect to certain outstanding stock options held by employees and directors of the Company as set forth in SCHEDULE 3.2(b) hereto, which are outstanding and unexercised at the Effective Time (the "Existing Stock Rights"), whether or not the Existing Stock Rights are then exercisable. Immediately following such assumption, Acquiror shall substitute for such Existing Stock Rights new options (each of which shall be a non-qualified stock option) to be granted under Acquiror's option plan for employees of acquired companies (the "New Options") with vesting terms and conditions matching those contained in the Existing Stock Rights at the Effective Time to the extent such vesting terms and conditions are consistent with the terms and conditions of Acquiror's option plan for employees of acquired companies; PROVIDED, HOWEVER, that the periodic vesting schedules set forth in the grant provisions of the Existing Stock Rights, including any provisions accelerating the vesting of the Existing Stock Rights as a result of the Merger, shall be matched and the optionholders shall have a period of not less than one year following termination of their employment or other service with the Company within which to exercise the New Options. Each New Option shall thereafter evidence the right to purchase the number of shares of Common Stock equal to the product (rounded up or down as appropriate to the next whole share) of (i) the number of Common Shares covered by such Existing Stock Right immediately prior to the Effective Time, MULTIPLIED by (ii) the Conversion Ratio. The exercise price of such New Options for each share of Common Stock subject thereto shall be equal to the quotient obtained by DIVIDING (i) the per share exercise price for Common Shares subject to such Existing Stock Right immediately prior to the Effective Time by (ii) the Conversion Ratio.

              (ii) As soon as practicable after the Effective Time, Acquiror shall deliver to each holder of a New Option an appropriate written notice and option agreement setting forth Acquiror's assumption of the Existing Stock Right and substitution of the New Option in accordance with the terms of SECTION 1.2(g).

              (iii) The Company shall not grant any options, warrants or other rights to acquire capital stock or securities of the Company under any plan or otherwise after the date of this Agreement.

              (iv) As soon as practicable following execution of this Agreement, the Company shall cause each holder of Existing Stock Rights to execute and deliver to Acquiror a written agreement (each a "Treatment of Existing Stock Right Agreement"), in form reasonably satisfactory to Acquiror, pursuant to which each holder of Existing Stock Rights agrees to the treatment set forth in this SECTION 1.2(g).

              (v) Acquiror will use its best efforts to register (on Form S-8 or other comparable form) the shares of Common Stock issuable upon exercise of the New Options under the Securities Act of 1933, as amended, promptly following the Effective Time.

         1.3 SHAREHOLDERS' MEETING. The Company, acting through its board of directors, shall duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its shareholders as soon as practicable (and in any event before May 15, 1997) for the purpose of considering and taking action upon this Agreement and the Merger. The board of directors of the Company will recommend to its shareholders approval of the Merger and this Agreement at the Special Meeting, PROVIDED, HOWEVER, that such recommendation is subject to any action taken by the board of directors of the Company in the exercise of its good faith judgment as to its fiduciary duties to the shareholders of the Company, which judgment is based upon the advice of independent counsel that a failure of the board of directors to withdraw or change its recommendation might reasonably constitute a breach of its fiduciary duties to such shareholders.

    2.   CLOSING.

         (a) Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Jenkens & Gilchrist, a Professional Corporation, 1445 Ross Avenue, Suite 3200, Dallas, Texas 75202, on (i) the later of (A)
May 30, 1997 and (B) the date of satisfaction or waiver of all other conditions to the obligations of the parties hereto or (ii) such other time and place as the parties may otherwise agree (the date thereof being the "Closing Date").

         (b) Concurrent with the Closing, the Company and Acquisition shall execute and deliver to the Secretary of State of Nevada and the Secretary of State of California the Certificates, as required by the NGCL and the CCC, respectively, and the parties shall take such other and further action as may be required by law to make the Merger effective.

    3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Acquiror as follows:

         3.1  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

         (a) The Company is duly organized and validly existing as a corporation in good standing under the laws of California, with the power to own, lease and operate its properties and assets and to carry on its business in the manner in which such business is now being conducted. The Company is not a bank holding company registered under the Bank Holding Company Act of 1956, as amended, nor is the Company required to be so registered. The Company is duly qualified to transact business, and is in good standing, as a foreign corporation in each jurisdiction where the character of its activities requires such qualification (except for such failures as would not result in a material adverse effect on the business or financial condition of the Company), and each such jurisdiction of qualification is listed in SCHEDULE 3.1(a) hereto. True and complete copies of the Articles of Incorporation, or other charter documents, and Bylaws of the Company in effect on the date hereof have been delivered to Acquiror in SCHEDULE 3.1(a).

         (b) The Company does not own or control any "affiliate" (as defined under the Securities Act of 1933, as amended (the "Securities Act")) or any "Subsidiary" (as defined below) other than (i) Citizens Thrift and Loan Association (the "Association") or (ii) the Subsidiaries set forth on
SCHEDULE 3.1(b).  For purposes hereof the term

"Subsidiary" means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity, or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, any equity interest. All of the outstanding shares of capital stock and other ownership interests of the Association and each of the other Subsidiaries are owned directly by the Company, and are duly and validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of, and are not subject to, preemptive rights. Except as set forth in SCHEDULE 3.1(b), none of the shares or other ownership interests of the Association or any of the other Subsidiaries owned or held by the Company is subject to any lien, claim or encumbrance of any kind ("Lien"). No Subsidiary has outstanding any shares of capital stock or other ownership interests or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or other ownership interests, nor are there outstanding any options, warrants, rights, calls, contracts, commitments, understandings, arrangements or claims of any character by which the Company or any of its Subsidiaries is or may become bound to issue, transfer or sell, repurchase or otherwise acquire or retire any shares of capital stock or other ownership interests of any Subsidiary or any securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any such shares or ownership interests. The Association is an "industrial loan company" (as such term is defined in Division 7 of the California Financial Code), duly organized, validly existing and in good standing under the laws of California and in good standing under all laws, rules and regulations applicable to industrial loan companies in California. Each Subsidiary other than the Association is duly organized and validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, with the power to own, lease and operate its properties and assets and to carry on its business in the manner in which such business is now being conducted. The Association is an insured bank as defined in the Federal Deposit Insurance Act (the "FDIC") and is required to maintain such insurance under the California Financial Code. The Association has the necessary corporate power to own, lease and operate properties and assets and to carry on its business in the manner in which such business is now being conducted. Each Subsidiary is duly qualified to transact business, and is in good standing, as a foreign corporation in each jurisdiction where the character of such activities requires such qualification, except for such failures as would not result in a material adverse effect on the business or financial condition of the Company or any of such Subsidiaries.

         (c) The depositors of the Association may not withdraw their deposits by check or similar means for payment to third parties. The Association has not permitted any overdraft (including any intraday overdraft), or incurred any such overdraft in the Association's account at the Federal Reserve bank, on behalf of the Association or any affiliate.

         3.2  CAPITALIZATION.

         (a) EXHIBIT B attached hereto sets forth the authorized capitalization of the Company and of each Subsidiary and the number of outstanding shares of the Company and of each Subsidiary as of the date hereof. No person or entity, other than as shown on EXHIBIT A, owns of record any of the outstanding capital stock of the Company. All of the outstanding capital shares of the Company are and will be validly issued and outstanding and fully paid and nonassessable. The outstanding capital shares of the Company are not subject to and were not issued in violation of any preemptive rights. Each share of capital stock was issued in conformity with applicable law and neither any party to whom such shares of capital stock of the Company were issued nor any person claiming through any such party has any claim against the Company in respect of any such issuance. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company. The Company is not nor, to the Company's knowledge, is any shareholder of the Company party to or bound by any agreement relating to or restricting the transfer of the outstanding capital shares of the Company, except for this Agreement.

         (b) Except for the Existing Stock Rights (which are listed in detail on SCHEDULE 3.2(b)), or as otherwise set forth in SCHEDULE 3.2(b), there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments ("Rights") obligating the Company to issue or to transfer any additional outstanding shares of the Company or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of capital stock of the Company. There are no preemptive rights relating to the Company's shares of capital stock. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interest in the Company.

         3.3  FINANCIAL CONDITION.

         (a) The Company has furnished to the Acquiror: (a) its consolidated financial statements for the fiscal years ended December 31, 1995 and 1994 consisting of balance sheets as of December 31, 1995 and 1994, and the related statement of operations, statement of cash flows and statement of shareholders' equity for the fiscal year ended

December 31, 1995 and 1994, respectively (the "Audited Financial Statements"), all as audited by KPMG Peat Marwick LLP (the "Auditors"); and (b) its unaudited financial statements for the nine-month periods ended September 30, 1996 and 1995 consisting of unaudited balance sheets as of September 30, 1996 and 1995 and the related unaudited statements of operations, statements of cash flows and statements of shareholders' equity for such nine-month periods (the "Unaudited Financial Statements"). The Audited Financial Statements and Unaudited Financial Statements are referred to herein collectively as the "Financial Statements."

         (b) The Financial Statements: (i) have been prepared in accordance with the books and records of the Company; (ii) have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") throughout the periods covered and subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments that may result or may have resulted from the audit of such Unaudited Financial Statements by the Auditors and the absence of detailed notes customary for GAAP financial statements; (iii) reflect and provide adequate reserves and disclosures with respect to all liabilities of the Company, including all contingent liabilities, as of their respective dates to the extent required by GAAP; and (iv) present fairly the financial position and results of operations of the Company at and for the fiscal periods ended on such dates (subject to, in the case of the Unaudited Financial Statements, normal year-end audit adjustments that may result from the audit of such Unaudited Financial Statements by the Auditors).

         (c) Except as set forth on SCHEDULE 3.3(c), since September 30, 1996 (the "Base Date") there has not been:

           (i) any declaration, setting aside for, or payment of, a dividend or any distribution of assets of any kind whatsoever by the Company or any Subsidiary, including any distribution in redemption of, or as the purchase price for, any equity interest, or in discharge or cancellation, in whole or in part, of any indebtedness, whether in payment of principal, interest or otherwise, owing to the equity holders of the Company or any of the Subsidiaries;

          (ii) any increase in the salary or other compensation payable or to become payable to any officer, director or employee of the Company or any Subsidiary, or the declaration, payment, commitment or obligation of any kind for the payment of a bonus or other additional salary compensation or benefit, other than normal cost-of-living and normal merit increases totaling not more than 5% per annum (or 10% per annum to employees who made less than $25,000 during 1996) in the ordinary course of business consistent with past practice to employees;

         (iii) any entry into any agreement, commitment or transaction by the Company or any Subsidiary not in the ordinary and usual course of business;

          (iv) any Material Adverse Effect (as hereinafter defined);

           (v) any damage, destruction or loss, whether or not covered by insurance, having a Material Adverse Effect;

          (vi) any material alteration in the manner in which the Company or any Subsidiary keeps its books, accounts or records or in the accounting methods, principles or practices therein reflected;

         (vii) other than in the ordinary course of business and consistent with past practices and safe and sound banking practices, the incurrence of any liability or issuance of any indebtedness for borrowed money or any commitment to borrow money or any guaranty, direct or indirect, of indebtedness of others, or any prepayment of long-term debt, except for deposits taken and federal funds purchased;

        (viii) any acquisition or lease of or commitment to acquire or lease any realty, or any item of personal property in excess of $25,000;

          (ix) any change in the Articles of Incorporation or other charter document or in the Bylaws or other governing documents of the Company or any Subsidiary, or in the authorized, issued or outstanding equity capital of the Company or any Subsidiary;

           (x) any change in the operations, business or manner of conducting the business of the Company or any Subsidiary, other than changes in the ordinary and usual course of business consistent with past practice, none of which, individually or in the aggregate, has had or is expected to have a Material Adverse Effect;

          (xi) any acquisition of any capital stock or other equity securities or acquisition of any equity or ownership interest in any bank, corporation, partnership or other entity, except (A) through settlement of indebtedness, foreclosure, or the exercise of creditors' remedies or (B) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person; or

         (xii) any making, renewal or extension of, or alteration of any of the material terms of, any loan to any single borrower and his or its related interests in excess of the principal amount of $200,000.

As used in this Agreement, "Material Adverse Effect" means any change which would have a material adverse effect on the Company's results of operations or financial position taken as a whole.

         3.4 TAX MATTERS. Within the times (including extensions) and in the manner prescribed by law, the Company and each of the Subsidiaries have filed all federal, state, local and foreign returns for Taxes (as defined below) ("Returns") required to be filed in any jurisdiction (including, without limitation, informational returns) and such Returns are complete, true and correct in all material respects; all Returns filed by the Company and the Subsidiaries complied in all material respects with the tax laws, rules and regulations, as presently interpreted, applicable to such Returns; neither the Company nor any Subsidiary has waived or extended any statute of limitations relating to the assessment of any federal, state, county, local or foreign income, franchise or other taxes ("Taxes"); except as set forth in SCHEDULE 3.4 hereto, no audit or examination of any of the Returns of the Company or any Subsidiary is currently in progress or threatened or has occurred in the past. All Taxes required to be paid pursuant to such Returns have been paid on or before their respective due dates; the charges, accruals, and reserves with respect to Taxes on the respective books of the Company and each of the Subsidiaries are adequate (determined in accordance with GAAP) and are at least equal to the Company's and each Subsidiaries' liability for Taxes; all Taxes that the Company and each of the Subsidiaries are required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid; and no payment that is owed or may become due to any director, officer, employee, or agent of the Company or any of the Subsidiaries will be nondeductible to the Company or to that Subsidiary or subject to tax under
Section 280G or Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), nor will the Company or any Subsidiary be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

         3.5  LITIGATION AND CLAIMS; REGULATORY COMPLIANCE.

         (a)  LITIGATION PENDING OR THREATENED.  Except as set forth in
SCHEDULE 3.5(a), there is no action, suit, arbitration proceeding, including any grievance proceeding, or investigation pending or, to the knowledge of the Company, threatened, before any court, tribunal, panel, master or governmental agency, authority or body in which the Company or any Subsidiary is a party or to which their respective businesses or properties are subject; nor is the Company or any Subsidiary, or any officer or employee of the Company or any Subsidiary, enjoined from any action or subject to any continuing restriction that may have a Material Adverse Effect.

         (b) VIOLATION OF LAW. Neither the Company nor any Subsidiary is in violation of any provision of any law, decree, order or regulation applicable to the Company or the Subsidiaries or their respective businesses or properties, except for such violations as would not have a Material Adverse Effect. The Company and the Subsidiaries have all federal, state, local and foreign licenses, permits and other governmental authorizations required in the conduct of their businesses and the operation of their properties.

         (c) UNLAWFUL PRACTICES. None of the Company, any Subsidiary, or any officer, employee or agent of the Company or any Subsidiary or any person acting on their behalf has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, competitor or governmental employee or official or has engaged in any other practice or received or retained any such gift or similar benefit, that (i) in any case would subject the Company or any Subsidiary to (A) any damage or penalty in any criminal litigation or proceeding or (B) any material damage or penalty in any civil or governmental litigation or preceding or (ii) would be grounds for termination or modification of any material contract, license or other instrument to which the Company or any Subsidiary is a party.

         (d) REGULATORY COMPLIANCE. All reports, records, registrations, statements, notices and other documents or information required to be filed by the Company or any of the Subsidiaries during the last three (3) years with any federal or state regulatory authority including, without limitation, the California Department of Corporations, the Federal Deposit Insurance Corporation (the "FDIC"), the Board of Governors of the Federal Reserve System ("Federal Reserve") and the Internal Revenue Service ("IRS") have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete. None of the Company or any Subsidiary is now or has been, within the past five (5) years, subject to any memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action with any such regulatory bodies. None of the Company or any Subsidiary believes any such regulatory bodies have any present intent to place the Company or any Subsidiary under any administrative action.

         3.6  PROPERTIES AND ASSETS.

         (a) True and complete copies of all existing deeds, leases and title insurance policies for all real property owned or leased by the Company or any Subsidiary (collectively, the "Real Properties") and all mortgages, deeds of trust, security agreements and other documents describing encumbrances to which such property is subject have been made available to Acquiror. Each of the Company and the Subsidiaries has good and indefeasible title to all of its assets and properties including, without limitation, all personal and intangible properties reflected in the Financial Statements or acquired subsequent thereto, subject to no Liens except for: (i) those disclosed in SCHEDULE 3.6(a);
(ii) Liens for taxes not yet delinquent; (iii) Liens of landlords, carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business for sums not yet delinquent; and (iv) other Liens which do not impair the value of such assets.

         (b) Except as set forth in SCHEDULE 3.6(b), (i) neither the Company nor any Subsidiary is in default under any lease and there is no outstanding notice of termination or cancellation in connection with any lease; (ii) each of the tangible assets, including the Real Properties, of the Company is structurally sound and in good repair and operating condition, normal wear and tear excepted; and (iii) there is no pending or contemplated eminent domain or condemnation proceedings, or under any environmental law concerning the disposal of any hazardous substance, affecting any of the Real Properties. There are no outstanding options or rights in any person to acquire any of such property or assets, or any interest therein, except as is stated on SCHEDULE 3.6(b).

         (c) (i) For purposes of SECTION 3.6(c)(ii) through SECTION 3.6(c)(vii) below, the following terms shall have the following meanings:

         (A) "Hazardous Materials" shall mean (i) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C.
    Section 6901 ET SEQ.), as amended from time to time, and regulations promulgated thereunder or under the California Hazardous Waste Control Law (Cal. Health & Safety Code Section 25100 ET SEQ., the California Hazardous Substances Account Act (Cal. Health & Safety Code Section 25300 ET SEQ.) and the regulations promulgated thereunder (collectively, the "California Act and Rules"); (ii) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 ET SEQ.), as amended from time to time, and regulations promulgated thereunder or under the Texas Act and Rules; (iii) asbestos; (iv) polychlorinated biphenyls; (v) any substance the presence of which on the Real Properties is prohibited by any governmental requirements; (vi) any petroleum-based products; (vii) underground or aboveground storage tanks; (viii) wells; (ix) covered-over surface impoundments or similar areas; and (x) any other substance that by any governmental requirements requires special handling or notification of any federal, state, or local governmental entity in its collection, storage, transport, treatment, or disposal.

         (B) "Governmental Requirements" shall mean all laws, ordinances, statutes, codes, rules, regulations, orders, and decrees of the United States, the state, the county, the city, or any other political subdivision in which the Real Properties is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over Seller (collectively, the "Governmental Authority"), or the Real Properties relating to pollution, the protection of the environment, the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil), the provision of information to a Governmental Authority for purposes relating to the Governmental Authority's regulation of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substance or waste or Hazardous Materials.

         (C) "Environmental Costs" shall mean (i) costs incurred or required to be incurred or reasonably expected to be required to be incurred under any Governmental Requirement to remedy a condition or incident of on-site or off-site environmental contamination arising due to actions, events, or omissions occurring at or prior to the Closing or directly attributable to conditions existing on or prior to the Closing, or (ii) damages to property or people resulting from a condition or incident of on-site or off-site environmental contamination arising due to actions, events, or omissions occurring at or prior to the Closing or directly attributable to conditions existing at or prior to the Closing.

         (D) "Environmental Noncompliance" shall mean failure to comply on or prior to the Closing with any existing Governmental Requirement.

          (ii) Except as set forth on SCHEDULE 3.6(c), no Hazardous Materials are or have been located on, at, upon or under the Real Properties at any time during or, to the knowledge of the Company, prior to the tenancy, operation or occupancy of the Real Properties by the Company.

         (iii) Except as set forth on SCHEDULE 3.6(c) hereto, during and, to the knowledge of the Company, prior to the ownership, tenancy, operation or occupancy of the Real Properties by the Company, no Hazardous Materials have been generated, manufactured, managed, transported, disposed on-site, recycled or sent off-site from, on, at, or upon such Real Properties.

          (iv) Except as set forth on SCHEDULE 3.6(c) hereto, there are no on-site or off-site locations where Hazardous Materials generated, manufactured, managed or transported from the Real Properties have been stored, treated, recycled or disposed of.

           (v) The Company does not have any permits, licenses or authorizations from any Governmental Authority on account of any Governmental Requirement nor is the Company required by reason of any Governmental Requirement to have any such permit, license or authorization in order to operate any aspect of the Real Properties or any business conducted at the Real Properties.

          (vi) With respect to the Real Properties and/or the Company, there are no Environmental Costs, there is no Environmental Noncompliance and the Company has not received notice of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which may result in Environmental Noncompliance or Environmental Costs or which may give rise to any common law or legal liability based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or omission, discharge, release or threatened release into the environment, of any Hazardous Materials or exposure of any person to a Hazardous Material.

         (vii) No civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding has been brought or, to the best knowledge of the Company, been threatened nor, except as set forth on SCHEDULE 3.6(c), have any settlements been reached by or with any parties alleging the presence, disposal, release or threatened release of any Hazardous Materials from the use or operation of the Real Properties or alleging Environmental Noncompliance.

         (d) SCHEDULE 3.6(d) attached hereto sets forth a complete and accurate description of the following (herein "Intangible Personal Property"):

           (i) each United States and foreign patent license, patent application, trade name, trademark, trade name and trademark registration, copyright, copyright registration and application for any other of the foregoing owned or used by the Company or any Subsidiary in the conduct of their businesses;

          (ii) a description of each material license, franchise and similar agreement or arrangement to which the Company or any Subsidiary is a party either as licensee or licensor for each such item of Intangible Personal Property; and

         (iii) a description of all confidential and material inventions, processes, designs and formulae owned by, in the possession of or used in the business of the Company or any Subsidiary; and

          (iv) a description of all royalty and other similar agreements or arrangements to which the Company or any Subsidiary is a party or by which either is bound.

The Company or a Subsidiary is the owner of all right, title and interest in and to each item of such Intangible Personal Property and each other invention, process, design, formula, license, royalty arrangement, trade secret, know how and proprietary technique necessary for the conduct of the business of the Company and/or the Subsidiaries. The Company or a Subsidiary has the right and authority to use each item of Intangible Personal Property and each other invention, process, design, formula, license, royalty arrangement, trade secret, know how and proprietary technique necessary for the conduct of the business of the Company and/or the Subsidiaries; and such use does not conflict with, infringe upon or violate any patent, trademark, trade name, trademark or trade name registration, copyright, copyright registration or any pending application relating thereto of any other person, firm or corporation. There is no outstanding or, to the knowledge of the Company, threatened dispute or other disagreement with respect to any license or similar agreement used in the Company's or any Subsidiary's business. Neither the Company nor any Subsidiary has knowledge that any employee of the Company or any Subsidiary is obligated under any contract (including any license, covenant or commitment of any nature), or subject to any judgment, decree or order of any court or administrative agency (other than through a decree of divorce), that would materially interfere with the use of such employee's best efforts to promote the interests of the Company and the Subsidiaries or would conflict with their businesses as presently conducted. No prior employer of any employee of the Company or any of the Subsidiaries has any right to, or interest in, any inventions, improvements, discoveries or other information assigned to the Company or any of the Subsidiaries by such employee.

         3.7  LOANS, ETC.

         (a) The Company and each Subsidiary has properly administered all accounts for which it acts as a fiduciary, including but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither the Company, the Subsidiaries nor any director, officer or employee of the Company or any Subsidiary has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

         (b) All evidences of indebtedness and leases that are reflected as assets of the Company or any Subsidiary are legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and the availability of injunctive relief, specific performance and other equitable remedies) and are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against the Company or any Subsidiary or the present holder thereof. The credit files of the Company and the Subsidiaries contain all material information known to the Company or any Subsidiary that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectibility of the loan portfolio of the Company and the Subsidiaries (including loans that will be outstanding if any of them advances funds they are obligated to advance). The Company has disclosed all of the substandard, doubtful, loss, nonperforming or loans identified by the Company as problem loans on the internal watch list of the Company, a copy of which as of December 31, 1996, has been provided to Purchaser.

         3.8 INSURANCE. SCHEDULE 3.8 attached hereto sets forth a summary description of insurance coverage, including fidelity and bond insurance, covering the business and properties of the Company and each of the Subsidiaries, which description includes, among other things, the property covered and the insurer and the amount and period of coverage. There are no outstanding requirements or recommendations of any insurance company that issued any policy of fire or extended coverage insurance covering the properties of the Company or any of the Subsidiaries or by any Board of Fire Underwriters or other similar body exercising similar functions, or by any governmental authority exercising similar functions which require or recommend any repairs or other work to be done on or with respect to any of the properties insured in any of said policies. Except as set forth in SCHEDULE 3.8, all of such policies of insurance are on an occurrence basis and will be in full force and effect immediately after the Closing Date. Except as set forth on
SCHEDULE 3.8, there has been no claim under any fidelity bond during the last five (5) years and the Company is not aware of any facts that would form the basis of a claim under such bonds.

         3.9  CONTRACTS AND OTHER INSTRUMENTS.

         (a) SCHEDULE 3.9(a) sets forth a list of each contract, agreement, lease, license, indenture, commitment or mortgage, trust or other instrument, written or oral, including all amendments or modifications thereof, to which the Company or any Subsidiary is a party or by which any of their respective assets are bound, that relates to any of the matters listed in (i) through (xii) below:

           (i) All collective bargaining agreements involving the Company or any Subsidiary and all other agreements with employees, as a group, of the Company or any Subsidiary;

          (ii) All employment agreements, contracts or commitments, not terminable at will without contractual penalty, with or between the Company or any Subsidiary and a director, officer or employee of the Company or any Subsidiary;

         (iii) All agreements of guaranty, repurchase or indemnification, other than signature guaranties and bank items presented for collection or contractual agreements related to loans sold, each in the ordinary course of business, running from the Company or any Subsidiary to any person or entity in excess of $5,000;

          (iv) All agreements, contracts or commitments containing any covenant limiting the right of the Company or any Subsidiary to engage in any line of business or compete with any person or entity;

           (v) All agreements, contracts or commitments to which the Company or any Subsidiary is a party or by which either of them is bound evidencing or providing for loans individually or in the aggregate in excess of $200,000 or purchase of receivables or other financing individually or in the aggregate in excess of $200,000 which have been entered into since December 31, 1996;

          (vi) All agreements, contracts or commitments of the Company or any Subsidiary relating to material capital expenditures or involving material future payments, excluding real estate borrowings made in the ordinary course of business or existing leases;

         (vii) All agreements, contracts or commitments relating to the acquisition of assets or capital stock of any business enterprise other than assets acquired in the ordinary course of business of the Company or any Subsidiary;

        (viii) All agreements, contracts or commitments involving the Company or any Subsidiary relating to the syndication, sale or underwriting of conventional or government or other guaranteed mortgages, loans or mortgage loan pools or other securities other than such agreements, contracts or commitments made in the ordinary course of business;

          (ix) All agreements, contracts or commitments to which the Company or any Subsidiary is a party and that may require consent by any other person or entity in connection with the consummation of the transactions contemplated hereby either to prevent a breach or to continue the effectiveness thereof;

           (x) All letters of credit, whether direct pay or contingent, and all other commitments undertaken by the Company or any Subsidiary in excess of $25,000;

          (xi) Each lease with a third party where total annual lease payments are in excess of $25,000 to which the Company or any Subsidiary is a party; and

         (xii) Each other contract, agreement or instrument to which the Company or any Subsidiary is a party which is material to the business, results of operations or financial condition of the Company.

The contracts, agreements, leases, licenses, indentures or commitments that are required to be identified in SCHEDULE 3.9(a) are referred to as the "Contracts." True and complete copies of each of the Contracts, or where they are oral, true and complete written summaries thereof, have been delivered to the Acquiror by the Company.

         (b) Except as set forth in SCHEDULE 3.9(b) attached hereto, there has not been any breach of, nor has there occurred any default under any, Contract on the part of the Company or any Subsidiary or, to the knowledge of the Company, on the part of the other parties thereto, and no event has occurred which with the giving of notice or the lapse of time, or both would constitute a default under any Contract. Except as set forth in SCHEDULE 3.9(b), no consent of any party to any Contract is required in order to permit the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, nor will the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, result in a breach of any of the terms and provisions of, or constitute a default under, or conflict with, or result in a modification of, or give any third party the right to terminate, cancel, accelerate or increase the rate of interest payable under, any liabilities, obligations, rights or benefits under, any Contract of the Company or any Subsidiary.

         (c)  Set forth in SCHEDULE 3.9(c) attached hereto is a list of
(i) each outstanding bid or proposal for a Contract and a description of and projected dollar value of each such bid or proposal; and (ii) the aggregate dollar amount of all outstanding claims against the Company or any Subsidiary or claims, which, to the knowledge of the Company, have been threatened against the Company or a Subsidiary, under each Contract presently or heretofore in effect.

         3.10 EMPLOYEE BENEFIT PLANS. Except as listed on SCHEDULE 3.10 hereto, the Company does not maintain or sponsor or make and is not required to make contributions to any pension, profit-sharing, stock bonus, stock option, thrift or other retirement plan, medical, hospitalization, vision, dental, life, disability, vacation or other insurance or benefit plan, employee stock ownership plan, deferred compensation, stock ownership, stock purchase, performance share, bonus, benefit or other incentive plan, severance plan or other similar plan, agreement, arrangement or understanding relating to the Company or its employees (the "Employee Benefit Plans"), whether or not such plan is or is intended to be qualified under Section 401(a), 404A or any other section of the Code, including without limitation, all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to the provisions of ERISA. Except as set forth in SCHEDULE 3.10, each Employee Benefit Plan maintained or sponsored by the Company or to which the Company makes or is required to make employer contributions (collectively, the "Plans") is in full force and effect in accordance with its terms and is, and each plan administrator and fiduciary of each Plan is, in compliance with all applicable requirements of ERISA and other applicable laws, regulations and rulings. The only Plans which are "pension benefit plans" (within the meaning of Section 3(2) of ERISA), other than any such plans which are described in Section 401(a)(1) of ERISA, maintained or sponsored by the Company or to which the Company makes or is required to make employer contributions, are identified on SCHEDULE 3.10 as such (the "Pension Benefit Plans"). No Pension Benefit Plan or any trust created under one of the Pension Benefit Plans or any trustee, administrator or sponsor thereof, has engaged in a "prohibited transaction" as that term is defined in Section 4975(c)(1) of the Code, which could subject the Pension Benefit Plan, trust, trustee, administrator or sponsor thereof, or any party dealing with the Pension Benefit Plan or any such trust to the tax or penalty on prohibited transactions imposed by said Section 4975, nor to the best of the knowledge of the Company is the fiduciary (as defined in Section 3 of ERISA) of any Pension Benefit Plan or any employee benefit plan (as defined in Section 3 of ERISA) maintained by the Company acting in a manner which constitutes a breach of its fiduciary duty, as set forth in ERISA. Except as set forth in
SCHEDULE 3.10, the Pension Benefit Plans have not been terminated, nor have contributions thereto been discontinued, nor, to the Company's knowledge, have there been any "reportable events", as that term is defined in Section 4043 of ERISA, since the effective date of Section 4043 of ERISA. The Pension Benefit Plans have not incurred any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of Section 302 of ERISA, or prior thereto, and all contributions required to be made have been made. The Company does not have an existing defined benefit pension plan covering its employees. None of the Pension Benefit Plans identified on SCHEDULE 3.10 are multiemployer plans as defined in Section 3(37) of ERISA. All appropriate administrative actions and required compliance with appropriate administrative actions and required compliance with appropriate Internal Revenue Service and Department of Labor rules and regulations have been taken or are in process in a timely manner. No contributions pursuant to the Pension Benefit Plans have been made in such amounts as would violate Section 404 of the Code so as to disqualify the accompanying trust. The Company has in force sufficient bonding for every fiduciary who is required to be bonded with respect to the Pension Benefit Plans pursuant to Section 412 of ERISA. There does not exist any pending or, to the best of the knowledge of The Company, threatened litigation against any fiduciary of any Pension Benefit Plan, nor has any bonding company been called on to defend any such fiduciary. A true and complete copy of each existing Plan has been furnished to Purchaser along with the most recent favorable determination letter issued by the Internal Revenue Service with respect thereto and the two most recent annual reports (on form 550 series) required to be filed with respect thereto.

         3.11 OFFICERS, DIRECTORS AND EMPLOYEES; COMPENSATION OF AND INDEBTEDNESS TO AND FROM OFFICERS, DIRECTORS, STOCKHOLDERS AND EMPLOYEES.

         (a) SCHEDULE 3.11(a) attached hereto sets forth a true and complete list of the names of, the offices held by, and the compensation paid to, the officers, directors and employees of the Company and each of the Subsidiaries.

         (b) Except as set forth on SCHEDULE 3.11(b), neither the Company nor any Subsidiary has any financial obligation or is otherwise indebted to any person who is an officer, director, stockholder or employee of the Company or any Subsidiary, or to any spouse, child or relative of any such person or to any entity controlled directly or indirectly by such person, in any amount whatsoever other than for compensation for services rendered since the start of the current pay period of the Company and the Subsidiaries generally utilized by their employees and for business expenses, nor is any director, stockholder or employee of the Company or any Subsidiary, or any spouse, child or other relative of such person, indebted to the Company or any Subsidiary except for reimbursement of advances made in the ordinary course of business.

         3.12 AGREEMENT NOT IN BREACH OF CERTAIN INSTRUMENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or conflict with any provision of the Articles of Incorporation or Bylaws of the Company or charter and bylaws of any Subsidiary or result in a breach of any of the terms and provisions of, or constitute a violation or default (or an event that with notice or lapse of time, or both, would constitute a default) under, or conflict with, (a) any Contract or permit to which the Company or any Subsidiary is or may be bound,
(b) any judgment, decree, order or award of any court, governmental body or arbitrator to which the Company or any Subsidiary is a party, or (c) any law, rule or regulation applicable to the Company or any of the Subsidiaries.

         3.13 APPROVALS. Other than (i) the filing of any required blue sky filings, (ii) applicable regulatory approvals of the Merger (including, if necessary, approval of the transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")), and (iii) Shareholder approval of the Merger, no consent, declaration, filing or approval or authorization of, or registration with, any federal, state, municipal or local governmental or regulatory authority or any other person is required in connection with the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby by the Company or the continuation of the Company's and each Subsidiaries' business and operations after the Closing.

         3.14 NO UNDISCLOSED LIABILITIES. Except as and to the extent disclosed in SCHEDULE 3.14 and except:

         (a) as and to the extent reflected or reserved against in the Financial Statements at the date thereof; or

         (b) obligations incurred after the Base Date, in the ordinary and usual course of business in amounts and on terms consistent with past practice;

neither Company nor any Subsidiary has any Liability. "Liability" means any liability or obligation of any nature, whether direct, indirect, absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation).

         3.15 DISCLOSURE. Except as contemplated by or disclosed in this Agreement, including the Schedules and other documents delivered with such Schedules, and in SCHEDULE 3.15, there is no fact or circumstance within the knowledge of the Company that might reasonably result in any Material Adverse Effect. None of the statements or information contained in any of the representations, warranties or covenants of the Company set forth in this Agreement (including the Schedules and other certificates, agreements or other documents to be furnished hereunder) or in any other document or written statement furnished to the Acquiror by the Company contains or will contain any misstatement of a material fact or omission to state a material fact necessary to make the statements contained herein or therein not misleading.

         3.16 BROKERAGE. Except as set forth in SCHEDULE 3.16, neither the Company nor any Subsidiary has dealt with any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions which might as a result reasonably give rise to the obligation to pay a fee therefor.

         3.17 AUTHORIZATION OF AGREEMENT.

         (a) The Company has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Company, and no other proceedings on the part of the Company, other than approval by its Shareholders, are necessary.

         (b) This Agreement and all other agreements herein contemplated to be executed in connection herewith by the Company have been duly executed and delivered by or for the benefit of the Company, and of the Company, constitute binding obligations, enforceable in accordance with their respective terms against the Company. The Company is not, and immediately prior to the Closing Date each of the Company will not be, a party to, subject to or bound by any provision of the Articles of Incorporation or Bylaws of the Company, or any agreement or judgment, order, writ, prohibition, injunction or decree of any court or other governmental body that would prevent the execution and delivery of, or the consummation of the transactions contemplated by, this Agreement.

         3.18 PROXY STATEMENT, ETC. None of the information regarding the Company and the Subsidiaries supplied or to be supplied by the Company for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Acquiror for the purpose of registering the shares of Common Stock to be exchanged for Common Shares pursuant to the provisions of the Merger (the "Registration Statement"), or (ii) the proxy statement to be mailed to the Company's shareholders in connection with the Special Meeting (the "Proxy Statement") will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Special Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting.

    4. REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR. The Acquiror represents and warrants to the Company as follows:

         4.1 ORGANIZATION. Acquiror is duly organized and validly existing as a corporation in good standing under the laws of Nevada, with the corporate power to own, lease and operate its properties and assets and to carry on its business in the manner in which such business is now being conducted. The Acquiror is duly qualified to transact business, and is in good standing, as a foreign corporation where the character of its activity requires such qualification.

         4.2 AUTHORITY. The Acquiror has the requisite corporate power, and prior to the Closing Date will have taken all corporate action, necessary to execute, deliver and perform this Agreement. This Agreement and all other agreements herein contemplated to be executed by the Acquiror have been (or upon execution will have been) duly executed and delivered by the Acquiror have been effectively authorized by all necessary corporate action on the part of the Acquiror and constitute (or upon execution will constitute) legal, valid and binding obligations of the Acquiror, enforceable against the Acquiror in accordance with their respective terms.

         4.3 BROKERAGE. Neither the Acquiror nor any affiliate, director, officer or employee of the Acquiror has dealt with any finder or broker, in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions.

         4.4 ISSUANCE OF COMMON STOCK. The issuance, sale and delivery of the shares of Common Stock pursuant to the Merger, in accordance with this Agreement, have been, or will be on or prior to the Closing Date, duly authorized by all necessary corporate action on the part of the Acquiror, and such shares when so issued and sold, in accordance with the provisions of this Agreement, will be duly and validly issued, fully paid and nonassessable.

         4.5 ACQUIROR DISCLOSURE DOCUMENTS. Acquiror has furnished to the Company its Annual Report on Form 10-K and its Annual Report to Shareholders for the fiscal year ended September 30, 1996, its Proxy Statement for the 1997 Annual Meeting of Shareholders, and its Quarterly Report on Form 10-Q for the period ending December 31, 1996,(such documents are collectively referred to herein as the "Disclosure Documents"). Each of such Disclosure Documents, at the time it was filed, complied in all material respects with all applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and of the forms, rules and regulations of the SEC promulgated thereunder, and did not contain at the time filed any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.6 REGISTRATION STATEMENT, ETC. None of the information regarding Acquiror and its subsidiaries supplied or to be supplied by Acquiror for inclusion in the Registration Statement or any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents which Acquiror is responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

    4.7 NO MATERIAL ADVERSE EFFECT. Since September 30, 1996, there has been no change which would have a material adverse effect on Acquiror's (on a consolidated basis) results of operations or financial position (an "Acquiror MAE").

    4.8 LITIGATION, ETC. Except as disclosed in the Disclosure Documents, there is no action, suit, arbitration, proceeding, including any grievance proceeding, or investigation pending or, to the knowledge of Acquiror, threatened, before any court, tribunal, panel, master or governmental agency, authority or body in which Acquiror or any of its subsidiaries is a party or to which their respective businesses or properties are subject, except for such actions, suits or proceedings as would not have an Acquiror MAE. There has not been any legal proceeding instituted or, to Acquiror's knowledge, threatened against Acquiror or any of its subsidiaries seeking to prohibit the consummation of the transactions contemplated by this Agreement.

    4.9 VIOLATIONS OF LAW. Neither Acquiror nor any of its subsidiaries is in violation of any provision of any law, decree, order or regulation applicable to Acquiror and its subsidiaries, except for such violations as would not have an Acquiror MAE.

    4.10 AGREEMENT NOT IN BREACH OF CERTAIN INSTRUMENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or conflict with any provision of the Articles of Incorporation or Bylaws of the Acquiror or Acquisition or result in a breach of any of the terms and provisions of, or constitute a violation or default (or an event that with notice or lapse of time, or both, would constitute a default) under of conflict with (a) any of the documents filed as "material contracts" pursuant to Item 601(a)(10) of Regulation S-K in any of the Disclosure Documents, (b) any judgment, decree, order or award of any court, governmental body or arbitrator to which Acquiror or any of its subsidiaries is a party, or
(c) any material law, rule or regulation applicable to Acquiror or any of its subsidiaries.

    4.11 APPROVALS. Other than (i) the filing of any required blue sky filings, (ii) applicable regulatory approvals of the Merger (including, if necessary, approval of the transaction under the HSR Act), (iii) Shareholder approval of the Merger and (iv) the filing and effectiveness of the Registration Statement, no consent, declaration, filing or approval or authorization or, or registration with, any federal, state, municipal or local governmental or regulatory authority or any other person is required in connection with the execution and delivery of this Agreement by Acquiror and Acquisition or the consummation of the transactions contemplated hereby by Acquisition or Acquiror.

    4.12 CERTAIN CHANGES. Except as disclosed in the Disclosure Documents, since September 30, 1996, there has not been any material alteration in the manner in which the Acquiror or any of its subsidiaries keeps its books, accounts or records or in the accounting methods, principles or practices therein reflected.

    5. COVENANTS AND AGREEMENTS OF THE COMPANY. The Company covenants and agrees that it will comply with each of the covenants and agreements set forth in this SECTION 5.

         5.1 ARTICLES OF INCORPORATION AND BYLAWS. Except as specifically required by this Agreement, the Company will not, and will not allow any of the Subsidiaries to, without the prior written consent of the Acquiror, take any of the following actions or agree to take any of such actions:

         (a) amend or otherwise change its Articles of Incorporation and Bylaws or any instrument similar in purpose and intent to them;

         (b) other than pursuant to the exercise or conversion of Existing Stock Rights, issue any equity interests in the Company or such Subsidiary;

         (c) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional equity interests in the Company's or such Subsidiary's capital stock may be authorized, issued or transferred from treasury;

         (d) take any action that would make any of the representations and warranties made by the Company in this Agreement untrue or incorrect; or

         (e)  agree to do any of the acts listed above.

         5.2 EXISTENCE AND RIGHTS; LOAN PRACTICES. Except as specifically required by this Agreement, between the date hereof and the Closing Date, the Company will take all necessary actions to keep in full force and effect the existence and good standing of the Company and each of the Subsidiaries and will cause the operations of the Company and the Subsidiaries to be conducted only according to their ordinary and usual course. Neither the Company nor any Subsidiary shall do, nor permit to be done, anything that is represented or warranted not to have occurred since the date of the Financial Statements as represented in SECTION 3.3(c) hereof. The Company shall and shall cause each of the Subsidiaries to: extend credit in accordance with existing lending policies, except that neither the Company nor any Subsidiary shall, without the prior written consent of Acquiror (A) make any extensions of credit aggregating in excess of $200,000 to a person or entity that is not a borrower as of the date hereof, except for loans which CIT Group/Consumer Finance, Inc. has committed to purchase prior to their approval by the Association, or (B) engage in any loan transaction or series of contemporaneous loan transactions involving an aggregate of more than $200,000 with any borrower who has aggregate extensions of credit in excess of $200,000 as of the date hereof; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of the Company and each Subsidiary the non-compliance with which might reasonably be expected to have a Material Adverse Effect.

         5.3 TRANSACTIONS AFFECTING BUSINESS AND PROPERTIES OF THE COMPANY. Except as specifically required by this Agreement, between the date hereof and the Closing Date, neither the Company nor any Subsidiary will authorize or incur any long-term debt (other than deposit liabilities and liabilities under the existing investor note program of the Company, provided that each note issued under such program shall be pre-payable at any time by the Company without penalty); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $50,000 except banking transactions and treasury investments in debt securities, each in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof, and except for agreements and commitments related to the implementation by the Association of a wide area network that will be compatible with Acquiror's systems (and not to exceed $200,000 for such implementation); make any investments except investments made in the ordinary course of business, in accordance with past practice; amend or terminate any Employee Benefit Plan except as required by law; make any contributions to any Employee Benefit Plan except as required by the terms of such Employee Benefit Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices (including bonus plans); sell or otherwise dispose of any shares of the capital stock of any Subsidiary; or sell or dispose of any of its assets or properties other than in the ordinary course of business.

         5.4 NEGOTIATIONS. During the term of this Agreement, the Company agrees not to, and shall cause the Company's officers, directors and affiliates (as such term is defined in the regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and its representative, Carpenter & Co., not to, take any action, which could impede, or adversely effect the likelihood of, the consummation of the transactions contemplated by this Agreement, or otherwise directly or indirectly make, solicit, initiate, participate in or otherwise encourage the submission of any proposal or offer from any person (including, without limitation, any of the managers, officers, or employees of the Company or any of its Subsidiaries) relating to any liquidation, dissolution, recapitalization, reorganization, merger, consolidation or the acquisition of all or a material portion of the assets of, or any equity interest in, the Company or any of its Subsidiaries or any other similar transaction or business combination involving the Company or any of its Subsidiaries, other than the Merger (an "Alternative Transaction") and shall not, and shall cause the Company's officers, directors and affiliates and its representative, Carpenter & Co., not to, directly or indirectly, participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, or assist or participate in, facilitate or encourage, any effort or attempt to effect or seek to effect, any Alternative Transaction with or involving any person other than Acquiror or an affiliate of Acquiror; PROVIDED, HOWEVER, that the actions prohibited above shall be subject to any action taken by the Board of Directors of the Company in the exercise of its good faith judgment as to its fiduciary duties to the stockholders of the Company, which judgment is based upon the advice of independent counsel that a failure of the Board of Directors to take such action might reasonably constitute a breach of its fiduciary duties to the shareholders of the Company. The Company shall immediately cease and cause to be terminated any existing activities, discussion or negotiations with any third parties which may have been conducted on or prior to the date hereof with respect to an Alternative Transaction and shall direct and use reasonable efforts to cause its officers, advisors and representatives not to engage in any such activities, discussions or negotiations. The Company shall notify Acquiror promptly in writing if the Company becomes aware that any inquiries or proposals are received by, any information is rejected from, or any negotiations or discussions are sought to be initiated with the Company in respect of an Alternative Transaction.

         5.5 ACCESS AND INFORMATION BEFORE THE CLOSING. Between the date hereof and the Closing Date, the Company and the Subsidiaries will afford to the Acquiror and the Acquiror's counsel, accountants and other representatives reasonable access, upon reasonable notice, to all of the properties, books, contracts and records of the Company and the Subsidiaries and will furnish the Acquiror and the Acquiror's counsel, accountants and other representatives with all information, including copies of books, contracts and records, concerning the affairs of the Company and the Subsidiaries, which Acquiror may reasonably request.

         5.6 CURRENT INFORMATION. The Company will advise the Acquiror in writing as promptly as possible of:

         (a) the occurrence of any event that renders any of the representations or warranties of the Company set forth herein materially inaccurate;

         (b) the awareness of the Company that any representation or warranty of the Company set forth herein was not accurate in all material respects when made; and

         (c) the failure of the Company to comply with or accomplish any of the covenants or agreements set forth herein in any material respect.

The Company will also provide the Acquiror promptly on becoming available copies of all material operating and financial reports prepared by or for the normal conduct of business of the Company.

         5.7 CONSENTS. Subject to SECTION 5.4, the Company agrees to use its best efforts to take, or cause to be taken, all action, and to do or cause to be done all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, and shall refrain from any action that would materially impair the likelihood of the consummation of the transactions contemplated by this Agreement. In particular, the Company shall use its best efforts to obtain as soon as practicable, and, in any event, prior to the Closing Date, all consents, authorizations, orders and approvals required in connection with, and waivers of violations, breaches and defaults that may be caused by, the consummation of the transactions contemplated by this Agreement, and to make all declarations, filings and registrations, required to be obtained or made by it pursuant to any law, regulation, order, agreement or instrument prior to consummating the transactions contemplated hereby, whether any such consent, waiver, authorization or approval, or such declaration, filing or registration, is to be obtained from or made with private parties or governmental or regulatory authorities. Subject to SECTION 5.4, the Company hereby agrees not to take any action that may materially and adversely affect the obtaining of any such consent, waiver, authorization or approval.

         5.8 CONTRACTS. Between the date hereof and the Closing Date, the Company will not and will not allow any Subsidiary to, without the prior written consent of the Acquiror, amend or allow to be amended in any material respect or consent to the termination of any Contract.

         5.9 INSURANCE. Between the date hereof and the Closing Date, the Company and each of the Subsidiaries shall continue in force its existing insurance policies or replace them with new policies providing substantially the same coverage and rates.

         5.10 NO DEFAULT. Neither the Company nor any Subsidiary shall do any act or omit to do any act, or permit any act or omission to act which will cause a breach of any contract, agreement or commitment of the Company or any Subsidiary which could have a Material Adverse Effect and the Company and the Subsidiaries shall maintain in full force and effect all permits, licenses and authorizations which are material to the condition (financial and otherwise), assets, liabilities, properties, business and results of operations of the Company and the Subsidiaries.

         5.11 COMPLIANCE WITH LAWS. The Company and its Subsidiaries shall duly comply with all laws applicable to them and their properties, business, operations and employees, except to the extent that any such noncompliance would not have a Material Adverse Effect.

         5.12 REGISTRATION STATEMENT. The Company will furnish or cause to be furnished to Acquiror all the information concerning the Company and the Subsidiaries required for inclusion in the Registration Statement, or any statement or application made by Acquiror to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of the Auditors to use such opinion in such Registration Statement.

         5.13 POOLING. Neither the Company nor any Subsidiary shall take any action which with respect to the Company would disqualify the Merger as a "pooling of interests" for accounting purposes.

         5.14 AMENDMENT TO EMPLOYMENT AGREEMENT. The Company shall cause Mike McGuire to enter into an amendment (the "Amendment to Employment Agreement") to his existing Employment Agreement with the Association, effective as of the Closing Date, substantially on the terms set forth in EXHIBIT C hereto. Prior to the Effective Time, no amendment to Mr. McGuire's Employment Agreement shall be made or effected, except for the Amendment to Employment Agreement.

         5.15 AFFILIATES. Prior to the Effective Time, the Company shall deliver to Acquiror a letter identifying all persons who are, at the time the Merger is submitted to a vote to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall cause each person who is identified as an "affiliate" in such letter to deliver to Acquiror on or prior to the Effective Time a written statement, in form satisfactory to Acquiror and the Company (each a "Company Affiliate Agreement"), that such person will not offer to sell, transfer or otherwise dispose of any of the shares of Common Stock issued to such person pursuant to the Merger (or any other shares of Common Stock held by such "affiliate"), except in accordance with the applicable provisions of the Securities Act and the rules and regulations thereunder. Acquiror shall be entitled to place legends on any certificates of Common Stock issued to such affiliates to restrict transfer of such shares as set forth above. Each such Company Affiliate Agreement shall also contain, among other things, an agreement of such "affiliate" to refrain from selling the shares of Common Stock issued to such "affiliate" in the Merger (or any other shares of Common Stock held by such "affiliate") until such time as a post-Merger financial statement covering 30 days or more of post-Merger combined results of operations have been published as provided in SEC Release Nos. AS-130 and 135 (the "Post-Merger Statement"). Acquiror agrees to use its best efforts to cause the Post-Merger Statement to be published as soon as possible following the end of the first fiscal quarter of Acquiror containing 30 days of post-Merger combined results of operations.

         5.16 RESIGNATIONS. Prior to the Effective Time, the Company and the Subsidiaries shall cause each of their respective directors to execute and deliver to Acquiror his or her resignation from all directorships with the Company, effective as of the Effective Time (the "Resignations").

         5.17 ANNUAL FINANCIAL STATEMENTS. As soon as available, the Company shall deliver to Acquiror its consolidated financial statements for the fiscal year ended December 31, 1996 consisting of a balance sheet as of December 31, 1996 and the related statement of operations, statement of cash flows and statement of shareholders' equity for the fiscal year ended December 31, 1996 (the "1996 Audited Statements"), as audited by the Auditors. Such delivery shall constitute an additional representation and warranty of the Company that the 1996 Audited Statements: (i) have been prepared in accordance with the books and records of the Company; (ii) have been prepared in accordance with GAAP throughout the periods covered; (iii) reflect and provide adequate reserves and disclosures with respect to all liabilities of the Company, including all contingent liabilities, as of their respective dates to the extent required by GAAP; and (iv) present fairly the financial position and results of operations of the Company at and for the fiscal periods ended on such dates. Such 1996 Audited Statements shall have fully accrued for, and shall reflect as such, (i) all bonuses payable to employees of the Company or any Subsidiary that are payable based upon the financial condition of results of operations of the Company or any Subsidiary for 1996, (ii) all amounts reasonably estimated to be due and/or payable as a result of any matter disclosed on SCHEDULE 3.4, and
(iii) any fees listed in SCHEDULE 3.16, except for an aggregate of $225,000 (which, if proper, may be accrued in 1997). The report of the Auditors in such 1996 Audited Statements shall be unqualified and such 1996 Audited Statements shall reflect shareholders' equity of at least $10,000,000.

         5.18 QUARTERLY AND MONTHLY FINANCIAL STATEMENTS. Prior to the Effective Time, the Company shall deliver to Acquiror, as soon as possible but in no event later than 45 days after the end of each fiscal quarter, a consolidated balance sheet as of the last day of such fiscal period and the consolidated statements of income, shareholders' equity and cash flows of the Company and its subsidiaries for the fiscal period then ended prepared in accordance with generally accepted accounting principles. The Company shall also deliver to Acquiror, as soon as available but in no event later than 30 days after the end of each month, monthly statements of income and financial position for any periods after the date hereof.

         5.19 SUPPLEMENTS TO DISCLOSURE SCHEDULES. From time to time prior to the Effective time, the Company will promptly supplement or amend the Disclosure Schedules which it has delivered pursuant to this Agreement with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any such Disclosure Schedules or which is necessary to correct any information in any such disclosure letter which has been rendered inaccurate thereby. Subject to
SECTION 9.1, no supplement or amendment to any such Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in SECTION 8.1 of this Agreement.

         5.20 COVENANTS NOT TO COMPETE. Prior to the Closing, the Company shall cause each one of its nonemployee directors to execute and deliver to Acquiror a written agreement (the "Directors Agreements"), effective as of the Effective Time, wherein each such nonemplyee director agrees not to compete with Acquiror or its affiliates in the California cities of Anaheim, Irvine and Tustin for a period of two (2) years following the Effective Time. The Director Agreements shall provide for a payment to each such nonemployee director of $45,000 (with one-half being payable on the Closing Date and one-half being payable on the first anniversary of the Closing Date) and shall contain such other terms as are mutually satisfactory to each of such nonemployee directors and Acquiror.

    6. COVENANTS AND AGREEMENTS OF THE ACQUIROR. The Acquiror covenants and agrees that it will comply with each of the covenants and agreements set forth in this SECTION 6.

         6.1 CURRENT INFORMATION. The Acquiror will advise the Company in writing as promptly as possible, but in any event prior to the Closing, of:

         (a) the occurrence of any event that renders any of the representations or warranties of the Acquiror set forth herein materially inaccurate;

         (b) the awareness of the Acquiror that any representation or warranty of the Acquiror, set forth herein was not accurate in all material respects when made; and

         (c) the failure of the Acquiror to comply with or accomplish any of the covenants or agreements set forth herein in any material respect.

         6.2 LISTING. Acquiror shall file an application with the Nasdaq National Market to list the shares of Common Stock to be issued hereunder and shall use its best efforts to cause such application to be approved prior to the Closing Date and to comply in all material respects with the requirements of the Nasdaq National Market.

         6.3 CONSENTS. Acquiror agrees to use its best efforts to take, or cause to be taken, all action, and to do or cause to be done all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, and shall refrain from any action that would materially impair the likelihood of the consummation of the sale of the Interests hereunder and the transactions contemplated by this Agreement. In particular, the Acquiror shall use its best efforts to obtain as soon as practicable, and, in any event, prior to the Closing Date, all consents, authorizations, orders and approvals required in connection with, and waivers of violations, breaches and defaults that may be caused by, the consummation of the Merger hereunder and the other transactions contemplated by this Agreement, and to make all declarations, filings and registrations, required to be obtained or made by it pursuant to any law, regulation, order, agreement or instrument prior to consummating the transactions contemplated hereby, whether any such consent, waiver, authorization or approval, or such declaration, filing or registration, is to be obtained from or made with private parties or governmental or regulatory authorities. Acquiror hereby agrees not to take any action that may materially and adversely affect the obtaining of any such consent, waiver, authorization or approval.

         6.4 REGISTRATION STATEMENT. Acquiror shall prepare and file with the SEC as soon as is reasonably practicable a Registration Statement on Form S-4 relating to the shares of Common Stock to be issued in the Merger and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Acquiror also shall take any action required to be taken under state blue sky or securities laws in connection with the issuance of the Common Stock pursuant to the Merger. Acquiror and the Company will furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable for the Registration Statement, filings under the blue sky laws, and any other statement or application made by or on behalf of Acquiror or the Company to any governmental body in connection with the Merger and the other transactions contemplated by this Agreement.

         6.5 PROXY STATEMENT. Acquiror will furnish the Company all the information concerning Acquiror required for inclusion in the Proxy Statement to be sent to the shareholders of the Company, or in any statement or application made by the Company to any governmental body in connection with the transactions contemplated by this Agreement.

         6.6 POOLING. Neither Acquiror nor any of its subsidiaries shall take any action which with respect to Acquiror would disqualify the Merger as a "pooling of interests" for accounting purposes.

         6.7 REPRESENTATIONS AND WARRANTIES. Except as specifically required by this Agreement, Acquiror will not, and will not allow Acquisition to, without the prior written consent of the Company take any action that would make any of the representations and warranties made by Acquiror in this Agreement untrue or incorrect.

         6.8 AFFILIATES. At the Closing, Acquiror shall deliver to the Company a letter identifying all persons who are, at the time of the Closing Date, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. Acquiror shall cause each person who is identified as an "affiliate" in such letter to deliver to the Company on or prior to the Effective Time a written statement, in form satisfactory to Acquiror and the Company (each an "Acquiror Affiliate

Agreement"), that such person will not offer to sell, transfer or otherwise dispose of any of the shares of Common Stock held by such person, except in accordance with the applicable provisions of the Securities Act and the rules and regulations thereunder. Acquiror shall be entitled to place legends on any certificates of Common Stock issued to such affiliates to restrict transfer of such shares as set forth above. Each such Acquiror Affiliate Agreement shall also contain, among other things, an agreement of such "affiliate" to refrain from selling any of such "affiliate's" shares of Common Stock until the publication of the Post-Merger Statement.

    7. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger hereunder and to make the deliveries contemplated at the Closing shall, in addition to the conditions set forth elsewhere herein, be subject to satisfactory completion on or prior to the Closing Date of each of the following conditions:

         7.1  CORRECTNESS OF REPRESENTATIONS AND WARRANTIES.  Subject to
SECTION 9.1(b), each of the representations and warranties of the Acquiror contained in this Agreement shall have been true and correct on the date hereof and shall be true and correct on the Closing Date with the same effect as if made on the Closing Date, and the Acquiror shall have executed and delivered to the Company at Closing a certificate to that effect.

         7.2  PERFORMANCE OF COVENANTS AND AGREEMENTS.  Subject to
SECTION 9.1(b), all of the covenants and agreements of the Acquiror contained in this Agreement and required to be performed by the Acquiror before the Closing Date shall have been performed in all respects, and the Acquiror shall have executed and delivered to the Company at Closing a certificate to that effect.

         7.3 OPINION OF COUNSEL FOR ACQUIROR. The Company shall have received an opinion of counsel from Jenkens & Gilchrist, a Professional Corporation, counsel for the Acquiror, in form and substance reasonably satisfactory to the Company and dated the Closing Date, substantially in the form of EXHIBIT D hereto. In rendering such opinion, counsel may rely upon certificates of public officials and upon certificates of officers of the Acquiror as to factual matters and on opinions of other counsel of good standing whom such counsel believes to be reliable as to matters with respect to which the Nevada General Corporation Law or the laws of California are applicable, provided that all such certificates and opinions of other counsel shall be delivered to the Company along with such counsel's opinion.

         7.4 ADDITIONAL CLOSING DOCUMENTS. At the Closing, Acquiror shall execute and acknowledge (where appropriate) and deliver to the Company such documents and certificates necessary to carry out the terms and provisions of this Agreement, including without limitation, the following:

           (i) True, correct and complete copies of Acquiror's Articles of Incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Nevada.

          (ii) True, correct and complete copies of the Articles of Incorporation and all amendments thereto, of Acquisition, duly certified as of a recent date by the Secretary of State of the State of Nevada.

         (iii) Good standing and existence certificates for Acquiror and Acquisition, each dated as of the recent date, issued by the appropriate state officials, duly certifying as to the existence and good standing of Acquiror and Acquisition in the State of Nevada.

          (iv) A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of Acquiror pursuant to which such officer shall certify (a) the due adoption by the Board of Directors of Acquiror of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (b) the incumbency and true signatures of those officers of Acquiror duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Acquiror, and (c) that the copy of the Bylaws of Acquiror attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy.

           (v) A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of Acquisition, pursuant to which such officer shall certify (a) the due adoption by the Board of Directors of

Acquisition of corporate resolutions attached to such certificate authorizing the execution and delivery of the Agreement and the taking of all actions contemplated thereby; (b) the due adoption by the sole shareholder of the Acquisition of resolutions authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; and (c) the incumbency and true signatures of those officers of Acquisition duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver the Agreement and the taking of all actions contemplated thereby on behalf of Acquisition; and (d) that the copy of the bylaws of Acquisition attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy.

          (vi) All consents required to be obtained by Acquiror or Acquisition from third parties to consummate the transactions contemplated by this Agreement.

        (viii) All other documents required to be delivered to the Company by Acquiror under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by the Company or its counsel.

         7.5  NO LEGAL BAR.

         (a) There shall not have been instituted or threatened any legal proceeding seeking to prohibit the consummation of the transactions contemplated by this Agreement or to obtain substantial damages with respect thereto.

         (b) None of the parties hereto shall be prohibited by any law, order, writ, injunction or decree of any governmental body of competent jurisdiction from consummating the transactions contemplated by this Agreement, and no action or proceeding shall then be pending that questions the validity of this Agreement, any of the transactions contemplated hereby or any action that has been taken by any of the parties or any corporate entity, in connection herewith, or in connection with any of the transactions contemplated hereby.

         7.6 LISTING. The Nasdaq National Market shall have approved the listing, subject to official notice of issuance, of the shares of Common Stock to be issued hereunder.

         7.7 SHAREHOLDER APPROVAL. This Agreement shall have been approved by the shareholders of the Company in accordance with the applicable requirements of the CCC and of the Articles of Incorporation and Bylaws of the Company.

         7.8 REGISTRATION STATEMENT. The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Acquiror shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

         7.9 ACQUIROR MAE. Since September 30, 1996, there shall have been no Acquiror MAE.

         7.10 HSR ACT. If filing under the HSR Act is required to be made prior to consummation of the Merger, early termination shall have been granted or applicable waiting periods shall have expired under the HSR Act.

         7.11 TAX-FREE OPINION. The Company shall have received an opinion from KPMG Peat Marwick LLP or Company counsel to the effect that the Merger will be treated as a "tax-free" reorganization within Section 368 of the Internal Revenue Code of 1986, as amended.

    8.   CONDITIONS TO OBLIGATIONS OF ACQUIROR.  The obligations of the
Acquiror to consummate the Merger hereunder and to make the deliveries contemplated at the Closing shall, in addition to conditions set forth elsewhere herein, be subject to the satisfactory completion on or prior to the Closing Date of each of the following conditions, any of which may be waived by the
Acquiror:

         8.1  CORRECTNESS OF REPRESENTATIONS AND WARRANTIES.  Subject to
SECTION 9.1(a), each of the representations and warranties of the Company contained in this Agreement shall have been true and correct on the date hereof and shall be true and correct in all respects on the Closing Date with the same effect as if made on the Closing Date, and the Company shall have executed and delivered to the Acquiror at Closing a certificate of an officer of the Company to that effect.

         8.2  PERFORMANCE OF COVENANTS AND AGREEMENTS.  Subject to
SECTION 9.1(a), all of the covenants and agreements of the Company contained in this Agreement and required to be performed on or before the Closing Date shall have been performed in all respects, and the Company and shall have delivered to the Acquiror at Closing a certificate of an officer of the Company to that effect.

         8.3 OPINION OF COUNSEL FOR THE COMPANY. The Acquiror shall have received an opinion of counsel from King, Purtich, Holmes, Paterno & Berliner, counsel for the Company, in form and substance reasonably satisfactory to the Acquiror and dated the Closing Date, and substantially in the form of EXHIBIT E hereto. In rendering such opinion, counsel may rely upon certificates of public officials and upon certificates of officers of the Company as to factual matters and on opinions of other counsel of good standing, whom such counsel believes to be reliable, provided that all such certificates and opinions of other counsel shall be delivered to the Acquiror along with such counsel's opinion.

         8.4 ADDITIONAL CLOSING DOCUMENTS. At the Closing, the Company shall execute and acknowledge (where appropriate) and deliver to Acquiror such documents and certificates necessary to carry out the terms and provisions of this Agreement, including without limitation, the following (all of such actions constituting conditions precedent to Acquiror's obligations to close hereunder):

           (i) True, correct and complete copies of the Articles of Incorporation of the Company and each of the Subsidiaries and all amendments thereto, each duly certified as of a recent date by the California Secretary of State, and true, correct and complete copies of the Bylaws of the Company and each of the Subsidiaries and all amendments thereto.

          (ii) Certificates of existence, each dated as of a recent date, issued by the California Secretary of State, duly certifying as to the existence of the Company and each of the Subsidiaries under the laws of the State of California.

         (iii) Certificates of good standing, each dated as of a recent date, issued by the California Franchise Tax Board, duly certifying as to the good standing of the Company and each of the Subsidiaries in the State of California.

          (iv) A certificate, dated as of a recent date, issued by the Federal Deposit Insurance Corporation (the "FDIC"), duly certifying that the deposits of the Association are insured by the FDIC pursuant to the FDIA.

           (v) A certificate, dated as of the Closing Date, executed by the President or other appropriate executive officer of the Company, pursuant to which such officer shall certify (a) the due adoption by the Board of Directors of the Company of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (b) the due adoption by the shareholders of the Company of resolutions authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; and (c) the incumbency and true signatures of those officers of the Company duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of the Company.

          (vi) All consents required to be obtained by the Company or any Subsidiary from third parties to consummate the transactions contemplated by this Agreement.

         (vii) All other documents required to be delivered to Acquiror by the Company under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by Acquiror or its counsel.

         8.5  NO LEGAL BAR.

         (a) There shall not have been instituted or threatened any legal proceeding seeking to prohibit the consummation of the transactions contemplated by this Agreement or to obtain substantial damages with respect thereto.

         (b) None of the parties hereto shall be prohibited by any law, order, writ, injunction or decree of any governmental body of competent jurisdiction from consummating the transactions contemplated by this Agreement and no action or proceeding shall then be pending that questions the validity of this Agreement, any of the transactions contemplated hereby or any action that has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.

         8.6 MATERIAL ADVERSE EFFECT. Since the Base Date, there shall have been no Material Adverse Effect.

         8.7 LISTING. The Nasdaq National Market shall have approved the listing, subject to official notice of issuance, of the shares of Common Stock to be issued hereunder.

         8.8 POOLING LETTER. Acquiror shall have received a letter from Ernst & Young LLP, in form reasonably acceptable to Acquiror, to the effect that the transactions contemplated by this Agreement will be accounted for as a "pooling of interests" under GAAP.

         8.9 AMENDMENT TO EMPLOYMENT AGREEMENT. Mike McGuire shall have entered into the Amendment to Employment Agreement.

         8.10 REGISTRATION STATEMENT. The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Acquiror shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

         8.11 SHAREHOLDER APPROVAL. This Agreement shall have been approved by the shareholders of the Company in accordance with the applicable requirements of the CCC and of the Articles of Incorporation and Bylaws of the Company.

         8.12 EXISTING STOCK RIGHTS. Acquiror shall have received duly executed copies of the Treatment of Existing Stock Right Agreements.

         8.13 RESIGNATIONS. Acquiror shall have received duly executed copies of the Resignations.

         8.14 COMPANY AFFILIATE AGREEMENTS. Acquiror shall have received duly executed copies of the Company Affiliate Agreements.

         8.15 DISSENTERS. Holders of no more than 9.9% of the outstanding Common Shares shall have elected to exercise appraisal rights pursuant to the CCC.

         8.16 ACCOUNTANT'S LETTER. Acquiror shall have received from KPMG Peat Marwick LLP a letter dated the effective date of the Registration Statement under the Securities Act, with respect to certain financial and statistical information concerning the Company included or incorporated by reference in the Registration Statement, in form and substance customary in transactions of the nature of the Merger.

         8.17 HSR ACT. If filing under the HSR Act is required to be made prior to consummation of the Merger, early termination shall have been granted or applicable waiting periods shall have expired under the HSR Act.

         8.18 REGULATORY APPROVAL. Acquiror shall have received approval of the Merger and the "change in control" of the Association contemplated hereby from all applicable regulatory agencies, including without limitation the FDIC and the California Department of Corporations.

         8.19 DIRECTOR AGREEMENTS. The Director Agreements shall have been duly executed and delivered to Acquiror.

    9.   TERMINATION OF AGREEMENT.

         9.1 EVENTS OF TERMINATION. This Agreement may be, by written notice given prior to the Closing Date in the manner hereinafter provided, terminated and the transactions contemplated hereby shall be abandoned (and, subject to SECTION 9.2, this Agreement shall be of no further force or effect between the parties hereto, except as to liabilities for misrepresentations, breaches or defaults in connection with any warranty, representation, covenant, duty or obligation given, occurring or arising prior to the date of termination and abandonment):

         (a) MISREPRESENTATION, BREACH OR FAILURE BY THE COMPANY. By the Acquiror, at Acquiror's election, if any of the conditions precedent to its obligation to close stated in SECTION 8 have not been fulfilled or waived by the scheduled Closing Date, or if there has been any misrepresentation or breach of or failure to satisfy timely on the part of the Company any condition or any warranty, representation or agreement contained herein, if such breach or failure is not cured within ten (10) days after receipt of notice from the Acquiror. Notwithstanding the foregoing, the Acquiror shall not be entitled to terminate the Agreement by reason of (i) any misrepresentation or breach of, or failure to cure any misrepresentation or breach of, any warranty or representation made by the Company or (ii) any breach of, or failure to comply with, any covenant or agreement of the Company contained in this Agreement, if Company has provided Acquiror with written notice of such breach or failure prior to the Closing, has used its best efforts to cure such breach or failure promptly and in any event within any cure period provided hereunder and Acquiror has not elected to terminate this Agreement within 15 days of the later to occur of (A) receipt by Acquiror of notice of such breach or failure and (B) the end of any applicable cure period respecting such breach or failure.

         (b) MISREPRESENTATION, BREACH OR FAILURE BY THE ACQUIROR. By the Company, at the Company's election, if any of the conditions precedent to its obligations to close stated in SECTION 7 have not been fulfilled or waived by the scheduled Closing Date, or if there has been any misrepresentation or breach of or failure to satisfy timely on the part of the Acquiror any condition or any warranty, representation or agreement contained herein, if such breach or failure is not cured within ten (10) business days of receipt of notice from the Company. Notwithstanding the foregoing, the Company shall not be entitled to terminate the Agreement by reason of (i) any misrepresentation or breach of, or failure to cure any misrepresentation or breach of, any warranty or representation made by the Acquiror or (ii) any breach of, or failure to comply with, any covenant or agreement of the Acquiror contained in this Agreement, if Acquiror has provided the Company with written notice of such breach or failure prior to the Closing, has used its best efforts to cure such breach or failure promptly and in any event within any cure period provided hereunder and the Company has not elected to terminate this Agreement within 15 days of the later to occur of (A) receipt by the Company of notice of such breach or failure and
(B) the end of any applicable cure period respecting such breach or failure.

         (c) EXPIRATION OF TIME. By either the Company, on the one hand, or the Acquiror, on the other hand, if the Closing shall not have taken place by September 30, 1997; provided, however, that neither the Company nor the Acquiror shall be entitled to terminate this Agreement pursuant to this SECTION 9.1(c) if such party is in material breach of this Agreement at such time.

         (d) LACK OF SHAREHOLDER APPROVAL. By either Acquiror or the Company if, at the Special Meeting (including any adjournments thereof), this Agreement and the Merger shall fail to be approved and adopted by the Company's shareholders in accordance with the CCC and the Company's Articles of Incorporation.

         (e) LACK OF SHAREHOLDER MEETING. By Acquiror, if the Special Meeting has not been held and the Merger approved by the Company's shareholders by May 15, 1997, unless delayed by circumstances beyond the reasonable control of the Company.

         (f) FIDUCIARY DUTY. By the Company, if the Company, based upon the fiduciary obligation of the Board of Directors under applicable law, after taking into account in good faith the advice of independent counsel with respect thereto, enters into an Alternative Transaction.

         (g) WITHDRAWAL OF RECOMMENDATION, ETC. By Acquiror, if (i) the Board of Directors of the Company fails to recommend prior to the Special Meeting or withdraws, modifies or changes its recommendations of this Agreement or the Merger (other than pursuant to a termination of this Agreement as otherwise permitted hereunder) in a manner adverse to Acquiror or shall have resolved to do any of the foregoing; (ii) if the Board of Directors of the Company shall have recommended to the Shareholders of the Company an Alternative Transaction or shall have resolved to do so; (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of the Company is commenced, and the Board of Directors of the Company recommends that Shareholders tender their shares in such tender or exchange offer; or (iv) any person shall have acquired after the date of this Agreement beneficial ownerships or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 20% of the then outstanding shares of the Company or shares representing 20% or more of the outstanding voting power of the Company.

         9.2  FEES, EXPENSES AND OTHER PAYMENTS.

         (a) Subject to SECTION 9.2(c) and (d), all Expenses (as defined in paragraph (b) of this SECTION 9.2) incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such Expenses.

         (b) "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

         (c)  The parties agree that:

              (i) The Company shall pay to Acquiror in same day funds the aggregate amount of all Expenses incurred by Acquiror and its affiliates in connection with this Agreement and the transactions contemplated hereby (including fees and expenses of counsel, accountants, and financial advisors incurred by Acquiror) (the "Acquiror Expense Reimbursement") if any of the following events shall have occurred and there shall be no material breach of this Agreement continuing by Acquiror: Acquiror shall have terminated this Agreement in accordance with the terms of SECTION 9.1(a), SECTION 9.1(d),
SECTION 9.1(e), SECTION 9.1(f) OR SECTION 9.1(g); provided, however, that the Acquiror Expense Reimbursement shall be payable by the Company upon a termination by Acquiror pursuant to SECTION 9.1(a) only if Acquiror terminated due to a breach of this Agreement by the Company of a representation, warranty or covenant of the Company contained herein or due to a failure of any of the conditions set forth in SECTION 8.3, SECTION 8.4, SECTION 8.9, SECTION 8.11,
SECTION 8.12, SECTION 8.13, SECTION 8.14, SECTION 8.15,  SECTION 8.16, or
SECTION 8.19 (other than by reason of the failure of the Acquiror to reasonably approve the terms of the Director Agreements).

              (ii) Acquiror shall pay to the Company in same day funds the aggregate amount of all Expenses incurred by the Company and its affiliates in connection with this Agreement and the transactions contemplated hereby (including fees and expenses of counsel, accountants and financial advisors incurred by the Company) (the "Company Expense Reimbursement") if any of the following events shall have occurred and there shall be no material breach of this Agreement continuing by the Company: the Company shall have terminated this Agreement (A) due to the failure of Acquiror to receive approval of the Merger from the FDIC and/or the California Department of Corporations on or before September 30, 1997 or (B) in accordance with SECTION 9.1(b); provided, however, that the Company Expense Reimbursement shall be payable by Acquiror pursuant to
SECTION 9.1(b) only if the Company terminated due to a breach of this Agreement by Acquiror of a representation, warranty or covenant of Acquiror contained herein or due to a failure of any of the conditions set forth in SECTION 7.3, SECTION 7.4 OR SECTION 7.6.

              (iii) The Company shall pay to Acquiror in same day funds a fee of $1,500,000 (the "Termination Fee") upon demand and with the Acquiror Expense Reimbursement, if (A) this Agreement shall have been terminated; (B) there shall be no material breach of this Agreement by Acquiror continuing at the time of such termination; (C) any of the following events shall have occurred: (I) the Company shall have willfully breached the representations warranties, covenants or conditions contained in this Agreement or the other agreements executed in connection herewith; or (II) such termination was by Acquiror pursuant to SECTION 9.1(d), SECTION 9.1(f), or SECTION 9.1(g); or
(III) such termination was by the Company pursuant to SECTION 9.1(e) or due to a failure of the condition set forth in SECTION 7.11 hereof; and (D)(I) the Company shall have entered into an agreement with respect to an Alternative Transaction on or prior to June 1, 1998; or (II) the stockholders of the Company shall fail to approve the Merger and the transactions contemplated hereby and shall approve an Alternative Transaction on or prior to June 1, 1998; or (III) on or prior to June 1, 1998, the Company's stockholders shall receive a proposal for an Alternative Transaction and such proposal shall result in a party unaffiliated with Acquiror acquiring securities of the Company representing in excess of a majority of the voting power of the Company's then outstanding voting securities.

         (d) Any payment required to be made pursuant to SECTION 9.2(c) of this Agreement shall be made as promptly as practicable but not later than 5 business days after such payment becomes due and shall be made by wire transfer of immediately available funds to an account designated by Acquiror.

    10.  MISCELLANEOUS PROVISIONS.

         10.1 CONSTRUCTION; VENUE, ETC.

         (a) THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

         (b) THIS AGREEMENT SHALL BE DEEMED TO HAVE BEEN MADE AND TO BE PERFORMABLE IN DALLAS, DALLAS COUNTY, TEXAS. ANY ACTION OR PROCEEDING AGAINST THE COMPANY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT OR AGREEMENT EVIDENCING OR RELATING TO THE RIGHTS OR OBLIGATIONS OR ANY PARTY THEREOF MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT IN CLARK COUNTY, NEVADA. THE COMPANY HEREBY IRREVOCABLY (A) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND (B) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. THE COMPANY AGREES THAT SERVICE OF PROCESS UPON IT MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS SPECIFIED OR DETERMINED IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT. NOTHING IN THIS AGREEMENT OR ANY OTHER INSTRUMENT OR AGREEMENT EVIDENCING OR RELATING TO THE OBLIGATIONS OR ANY PARTY THEREOF SHALL AFFECT THE RIGHT OF ACQUIROR OR ACQUISITION TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF ACQUIROR OR ACQUISITION TO BRING ANY ACTION OR PROCEEDING AGAINST THE COMPANY OR WITH RESPECT TO ANY OF ITS PROPERTY IN COURTS IN OTHER JURISDICTIONS. ANY ACTION OR PROCEEDING BY THE COMPANY AGAINST ACQUIROR OR ACQUISITION SHALL BE BROUGHT ONLY IN A COURT LOCATED IN CLARK COUNTY, NEVADA.

         10.2 NOTICES. All notices and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when delivered to the party to whom addressed or when sent by telecopy, telegram, telex or wire (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

    If to the Acquiror: RAC Financial Group, Inc.
                        1250 West Mockingbird Lane
                        Dallas, Texas  75247
                        Attn: Chief Financial Officer
                        Facsimile: (214) 583-4901

    With copies to:     Jenkens & Gilchrist, a Professional Corporation
                        1445 Ross Avenue
                        Suite 3200
                        Dallas, Texas  75202
                        Attn: Ronald J. Frappier, Esq.
                        Facsimile:  214-855-4300

    If to the Company:  Western Interstate Bancorp.
                        5000 Birch, West Tower
                        Suite 2500
                        Newport Beach, California  92660
                        Attn: Mr. Mike McGuire
                        Facsimile: (310) 282-8903

    With copies to:     King, Purtich, Holmes, Paterno & Berliner
                        2181 Avenue of the Stars
                        Twenty-Second Floor
                        Los Angeles, California 90067
                        Attn:  Keith T. Holmes
                        Facsimile: (310) 282-8903

         10.3 ASSIGNMENT. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any party without the consent of the other parties. Nothing contained herein, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest and permitted assignees any rights or remedies under or by reason of this Agreement unless so stated herein to the contrary.

         10.4 AMENDMENTS AND WAIVERS. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion. This Agreement and all Exhibits and Schedules hereto may be modified only by a written instrument duly executed by the parties hereto.

         10.5 SURVIVAL. The representations and warranties set forth herein shall not survive the Closing; provided, however, that nothing herein shall prejudice the right of Acquiror or Acquisition to maintain an action or claim for fraud or intentional misrepresentation.

         10.6 ATTORNEYS' FEES. In the event that any action or proceeding, including arbitration, is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the parties to such action, proceeding or arbitration may receive as part of any award, judgment, decision or other resolution of such action, proceeding or arbitration their costs and reasonable attorneys' fees as determined by the person or body making such award, judgment, decision or resolution. Should any claim hereunder be settled short of the commencement of any such action or proceeding, including arbitration, the parties in such settlement shall be entitled to include as part of the damages alleged to have been incurred reasonable costs of attorneys or other professionals in investigation or counseling on such claim.

         10.7 BINDING NATURE OF AGREEMENT. The Agreement includes each of the Schedules and Exhibits that are referred to herein or attached hereto, all of which are incorporated by reference herein. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, heirs, legal representatives, successors and assigns. The provisions of SECTION 6.8 will inure to the benefit of and shall be enforceable by the directors, affiliates and officers of the Company, each of whom is a beneficiary of such Section. There are no other third-party beneficiaries of this Agreement.

         10.8 ENTIRE AGREEMENT. Except for the confidentiality agreement, dated November 22, 1996, executed by the parties hereto, this Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter hereof.

         10.9 SEVERABILITY. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

         10.10 COUNTERPARTS; SECTION HEADINGS. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

         10.11 PUBLIC ANNOUNCEMENTS. The Acquiror and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to an agreement among the Company and the Acquiror as to the content of any such press release, except as may be required by law or the Nasdaq National Market.

         10.12 BEST EFFORTS; FURTHER ASSURANCES; COOPERATION. Subject to the other provisions of this Agreement, the parties hereto shall each use their reasonable, good faith efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Merger and the other transactions contemplated herein to be effected as promptly as is practicable, and in any event on or prior to September 30, 1997, in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

              (a) Acquiror and the Company shall promptly make their respective filings and submissions and shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to obtain any required approval of any other federal, state or local governmental agency or regulatory body with jurisdiction over the transactions contemplated by this Agreement.

              (b) In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of the Merger or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

              (c) Without the prior written consent of Acquiror, the Company will not terminate any employee if such termination would result in the payment of any amounts pursuant to "change in control" provisions of any employment agreement or arrangement.

         10.13 TAIL POLICY. Notwithstanding anything herein to the contrary, the Company may provide for officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering the officers and directors of the Company. Such policy shall provide for a term not to exceed three (3) years from the Effective Time and shall be at competitive rates.

         10.14 EMPLOYEE CREDIT FOR SERVICE. Acquiror covenants and agrees with the Company that the employee benefit plans of Acquiror under which the employees of the Company are covered following the Effective Time shall give appropriate credit to such employees for service completed prior to the Effective Time with the Company under the Employee Benefit Plans. The provisions of this SECTION 10.14 shall inure solely to the benefit of the Company, and no third party (including, without limitation, any employee of the Company) shall be permitted to rely hereon as a third party beneficiary or otherwise.

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement and Plan of Merger as of the date first written above.

                                            ACQUIROR:

                                            RAC FINANCIAL GROUP, INC.


                                            By:    /s/  ERIC C. GREEN
                                               ------------------------------
                                            Name:  Eric C. Green
                                            Title: Chief Financial Officer


                                            ACQUISITION:

                                            WESTERN INTERSTATE
                                              ACQUISITION, INC.


                                            By:    /s/  ERIC C. GREEN
                                               ------------------------------
                                            Name:  Eric C. Green
                                            Title: President


                                            THE COMPANY:

                                            WESTERN INTERSTATE BANCORP


                                            By:     /s/ JAMES T. CAPRETZ
                                               ------------------------------
                                            Name:  James T. Capretz
                                            Title: Chairman and Chief
                                                     Executive Officer

                         AMENDMENT AND RESTATEMENT OF
                              FIRST AMENDMENT TO
                         AGREEMENT AND PLAN OF MERGER

           AMONG FIRSTPLUS FINANCIAL GROUP, INC., FORMERLY KNOWN AS
       RAC FINANCIAL GROUP, INC., WESTERN INTERSTATE ACQUISITION, INC.,
                         AND WESTERN INTERSTATE BANCORP

    THIS AMENDMENT AND RESTATEMENT OF FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated as of July 1, 1997, is entered into by and among FIRSTPLUS Financial Group, Inc., formerly known as RAC Financial Group, Inc. (the "Acquiror"), Western Interstate Acquisition, Inc. ("Acquisition") and Western Interstate Bancorp (the "Company").

    WHEREAS, the undersigned parties have entered into that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 19, 1997, as amended by a First Amendment thereto dated April 21, 1997 (the "First Amendment"); and

    WHEREAS, the parties desire to amend and restate the First Amendment.

    NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the undersigned parties hereby agree as follows.

    1. Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Merger Agreement.

    2. The parties hereto agree that in each place in the Merger Agreement, as amended by the First Amendment, where it requires that the Company hold the Special Meeting and/or that the shareholders of the Company approve the Merger by May 30, 1997, such date of May 30, 1997 is hereby amended to be August 15, 1997.

    3. Except as modified by this Amendment, the Merger Agreement shall continue in full force and effect.


            [THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

    IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first written above.

                                            ACQUIROR:

                                            FIRSTPLUS FINANCIAL GROUP, INC.


                                            By: /s/  ERIC C. GREEN
                                               ------------------------------
                                            Name:  Eric C. Green
                                            Title: Chief Financial Officer


                                            ACQUISITION:

                                            WESTERN INTERSTATE
                                              ACQUISITION, INC.


                                            By: /s/  ERIC C. GREEN
                                               ------------------------------
                                            Name:  Eric C. Green
                                            Title: President


                                            THE COMPANY:

                                            WESTERN INTERSTATE BANCORP


                                            By: /s/  JAMES T. CAPRETZ
                                               ------------------------------
                                            Name:  James T. Capretz
                                            Title: Chairman and Chief
                                                     Executive Officer

                              SECOND AMENDMENT
                                      TO
                        AGREEMENT AND PLAN OF MERGER

        AMONG FIRSTPLUS FINANCIAL GROUP, INC., FORMERLY KNOWN AS
     RAC FINANCIAL GROUP, INC., WESTERN INTERSTATE ACQUISITION, INC.,
                       AND WESTERN INTERSTATE BANCORP

    THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated as of July 18, 1997, is entered into by and among FIRSTPLUS Financial Group, Inc., formerly known as RAC Financial Group, Inc. (the "Acquiror"), Western Interstate Acquisition, Inc. ("Acquisition") and Western Interstate Bancorp (the "Company").

    WHEREAS, the undersigned parties have entered into that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 19, 1997, as amended by an Amendment and Restatement to First Amendment thereto dated July 1, 1997 (the "First Amendment"); and

    WHEREAS, the parties desire to further amend the Merger Agreement.

    NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the undersigned parties hereby agree as follows.

    1. Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Merger Agreement.

    2. The parties hereto agree that the term "Fair Market Value of the Common Stock" as defined in Section 1.2(a) of the Merger Agreement is hereby amended to read in its entirety as follows:

    "Fair Market Value of the Common Stock" shall mean the average closing price per share of the Common Stock on the Nasdaq National Market as reported in THE WALL STREET JOURNAL for the ten (10) trading days prior to the date that is two (2) calendar days prior to the Closing Date; provided, that in no instance shall the Fair Market Value of the Common Stock be less than $30.60 and in no instance shall it be greater than $37.40.

    3. The parties hereto agree that in each place in the Merger Agreement, as amended by the First Amendment, where it requires that the Company hold the Special Meeting and/or that the shareholders of the Company approve the Merger by August 15, 1997, such date of August 15, 1997 is hereby amended to be September 30, 1997.

    4. Except as modified by this Amendment, the Merger Agreement shall continue in full force and effect. This Amendment supercedes the First Amendment.

             [THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

    IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first written above.

                                            ACQUIROR:

                                            FIRSTPLUS FINANCIAL GROUP, INC.


                                            By: /s/  ERIC C. GREEN
                                               ------------------------------
                                            Name:  Eric C. Green
                                            Title: Chief Financial Officer


                                            ACQUISITION:

                                            WESTERN INTERSTATE
                                              ACQUISITION, INC.


                                            By: /s/  ERIC C. GREEN
                                               ------------------------------
                                            Name:  Eric C. Green
                                            Title: President


                                            THE COMPANY:

                                            WESTERN INTERSTATE BANCORP


                                            By: /s/  JAMES T. CAPRETZ
                                               ------------------------------
                                            Name:  James T. Capretz
                                            Title: Chairman and Chief
                                                     Executive Officer

                                                                      APPENDIX B

CARPENTER & COMPANY



     March 26, 1997




     Board of Directors
     Western Interstate Bancorp
     18302 Irvine Blvd. Suite 300
     Tustin, CA  62680

     Members of the Board:

     We understand that Western Interstate Bancorp (the "Company") has entered into a Plan of Acquisition and Merger Agreement dated as of February 19, 1997 ("the Agreement") with FirstPlus Financial Group (formerly RAC Financial Group, Inc, and hereinafter referred to as "FirstPlus") pursuant to which FirstPlus will acquire all the shares of common stock of the Company (the "Merger") in exchange for common shares of FirstPlus valued at approximately $24,862,000, as set forth in the Agreement ("the Consideration"). You have asked for our opinion as to whether the Consideration to be received by shareholders of the Company, as described in the Agreement, taken as a whole is fair from a financial point of view to such shareholders, as of the date hereof.

     In connection with our opinion, we have among other activities: (a) reviewed certain publicly available financial and other data with respect to the Company and FirstPlus, including the consolidated financial statements for recent years and for interim periods to December 31, 1996, and certain other relevant financial and operating data relating to the Company made available to us from published sources and from the internal records of the Company; (b) reviewed the terms of the Agreement; (c) reviewed certain historical market prices and trading volume of common stock of California thrift and loan and banking companies; (d) compared the Company and FirstPlus Financial from a financial point of view with certain other companies in the industry which we deemed to be relevant; (e) considered the financial terms, to the extent publicly available, of selected recent transactions which we deem to be comparable, in whole or in part, to the Merger; (f) reviewed and discussed with representatives of the management of the Company certain information of a business and financial nature regarding the Company, including financial forecasts and related assumptions of the Company; (g) made inquiries and held discussions on the Merger and the Agreement and other matters relating thereto with the Company's counsel; and (h) performed such other analyses and examinations as we have deemed appropriate.

     FAIRNESS OPINION                                             MARCH 26, 1997
     WESTERN INTERSTATE BANCORP                                           PAGE 2


     In connection with our review, we have not independently verified any of the foregoing information with respect to the Company or FirstPlus. We have relied on all such information provided by the Company and have assumed that all such information is complete and accurate in all material respects. We have assumed that there have been no material changes in the Company's or FirstPlus's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel to the Company as to all legal matters with respect to the Company, the Merger, and the Agreement. In addition, we have not made an independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company or FirstPlus, nor have we been furnished with any such appraisals. Further, our opinion is based upon economic, monetary, and market conditions existing as of the date hereof.

     Based upon the foregoing, and in reliance thereon, it is our opinion that, as of today's date, the Consideration is fair to the shareholders of the Company from a financial point of view.

     This opinion is furnished pursuant to our engagement letter dated January 3, 1997, and is solely for the benefit of the Board of Directors and stockholders of the Company. In furnishing this opinion, we do not admit that we are an expert with respect to any registration statement or other securities filing within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder. Nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Our opinion is directed to the Board of the Company, covers only the fairness of the consideration to be received by holders of the Company's common stock from a financial point of view as of the date hereof and does not constitute a recommendation to any holder of Company Common Stock as to how such shareholder should vote concerning the Merger. Except as provided in the engagement letter, this opinion may not be used or referred to by the Company or quoted or disclosed to any person in any manner without our prior written consent.


     Very truly yours,

     SEAPOWER CARPENTER CAPITAL, INC.,
     DBA CARPENTER & COMPANY




     By:  /s/ John Fleming
         -------------------------

                                                                     APPENDIX C

             CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE

SECTION 1300. RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

         (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or
(B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

         (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

         (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with
Section 1301.

         (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record. LEG.H. 1975 ch. 682, 1976 ch. 641, effective January 1, 1977, 1982 ch. 36, effective
February 17, 1982, 1990 ch. 1018, 1993 ch. 543.

    1993 NOTES: Nothing in this act shall be construed to modify or alter the prohibition contained in Sections 15503 and 15616 of the Corporations Code or
Section 1648 of the Insurance Code, or modify or alter any similar prohibition relating to the operation of a business in limited partnership form.
Stats. 1993 ch. 543 Section 24.

    Nothing in this act shall be construed to modify or impair any rights of limited partners under the Thompson-Killea Limited Partners Protection Act of 1992 (chapter 1183 of the Statutes of 1992). Stats. 1993 ch. 543 Section 25.

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

SECTION 1301.  DEMAND FOR PURCHASE.

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of
Section 1300, unless they lose their status as dissenting shares under
Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price. LEG.H. 1975 ch. 682, 1976 ch. 641, effective January 1, 1977, 1980 chs.501,
1155.

SECTION 1302.  ENDORSEMENT OF SHARES.

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares. LEG.H. 1975 ch. 682, effective January 1, 1997, 1986 ch. 766.

SECTION 1303.  AGREED PRICE--TIME FOR PAYMENT.

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement. LEG.H. 1975 ch. 682, effective
January 1, 1977, 1980 ch. 501, 1986 ch. 766.

SECTION 1304.  DISSENTER'S ACTION TO ENFORCE PAYMENT.

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares. LEG.H. 1975 ch. 682, effective January 1, 1977.

SECTION 1305.  APPRAISER'S REPORT--PAYMENT--COSTS.

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301).  LEG.H. 1975 ch. 682, 1976 ch. 641, effective January 1, 1977,
1977 ch. 235, 1986 ch. 766.

SECTION 1306.  DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5. LEG.H. 1975 ch. 682, effective January 1, 1977.

SECTION 1307.  DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor. LEG.H. 1975 ch. 682, effective January 1, 1977.

SECTION 1308.  CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto. LEG.H. 1975 ch. 682, effective January 1, 1977.

SECTION 1309.  TERMINATION OF DISSENTING SHAREHOLDER STATUS.

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares. LEG.H. 1975 ch. 682, effective January 1, 1977.

SECTION 1310.  SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under
Section 1304 and 1305 shall be suspended until final determination of such litigation. LEG.H. 1975 ch. 682, effective January 1, 1977.

SECTION 1311.  EXEMPT SHARES.

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger. LEG.H. 1975 ch. 682, effective January 1, 1977, 1988 ch. 919.

SECTION 1312.  ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter, but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled. LEG.H. 1975 ch. 682, 1976 ch. 641, effective January 1, 1977, 1988 ch. 919.